Exhibit 10.2

Execution Version

JOINDER AND FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

JOINDER AND FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of January 4, 2024, by and among ARCADIUM LITHIUM PLC, a public limited company incorporated under the laws of the Bailiwick of Jersey with registration number 148645 (“Arcadium”), ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED, a private limited company incorporated in Ireland with registration number 753140 (“IntermediateCo”), ARCADIUM LITHIUM FINANCING IRL LIMITED, a private limited company incorporated in Ireland with registration number 753159 (“FinCo”), LIVENT CORPORATION, a Delaware corporation (“Livent”), LIVENT USA CORP. (f/k/a FMC Lithium USA Corp.), a Delaware corporation (“Lithium Opco,” together with Arcadium, IntermediateCo, FinCo and Livent, collectively, the “Borrowers” and, each, a “Borrower”), the Guarantors (as defined below), the lenders and issuing banks listed on the signature pages hereof under the heading “Lenders” (the “Consenting Lenders”), and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, Livent, Lithium Opco, the guarantors party thereto from time to time (the “Guarantors”), the lenders party thereto from time to time (such lenders, the “Existing Lenders” and, any Existing Lender that is not a Consenting Lender, a “Non-Consenting Lender”) and the Administrative Agent are party to that certain Amended and Restated Credit Agreement, dated as of September 1, 2022 (the “Existing Credit Agreement”);

WHEREAS, on May 10, 2023, Livent entered into a Transaction Agreement, which was subsequently amended by the Amendment to Transaction Agreement, dated as of August 2, 2023, and the Second Amendment to Transaction Agreement, dated as of November 5, 2023, with Allkem Limited (ACN 112 589 910), an Australian public company limited by shares (“Allkem”), and Arcadium (the “Transaction Agreement”), providing for a combination of Livent and Allkem in a merger of equals transaction (the “Merger”);

WHEREAS, the Merger became effective on the date hereof, and as a result of the Merger, each of Livent and Allkem became a wholly owned Subsidiary of Arcadium, former Livent stockholders became holders of ordinary shares, par value $1.00 per share, of Arcadium and former Allkem shareholders became holders of Arcadium shares or a CHESS Depositary Instrument quoted on the Australian Securities Exchange representing a beneficial ownership interest (but not legal title) in one ordinary share of Arcadium, and former Allkem shareholders are expected to own approximately 56% of Arcadium and former Livent stockholders are expected to own approximately 44% of Arcadium;

WHEREAS, the consummation of the Merger would result in an Event of Default pursuant to Section 7.01(k) of the Existing Credit Agreement (the “Change of Control”);

WHEREAS, the Livent and Lithium Opco have requested a waiver and consent relating to the Change of Control;

WHEREAS, in connection with the Merger, Livent and Lithium Opco have requested, among other things, that the Consenting Lenders make certain changes to the Existing Credit Agreement (the Existing Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”) as contained herein and amend and restate the Existing Credit Agreement in whole, without constituting a novation, including to, among other things, (i) add Arcadium, IntermediateCo and FinCo as Borrowers (the “Joinder Parties” and together with the existing Borrowers and Guarantors, collectively, the “Loan Parties”) and (ii) assign certain of Livent’s rights and obligations under the Existing Credit Agreement, including under Section 9.17 of the Existing Credit Agreement, to Arcadium;

WHEREAS, in connection with the Merger, it is intended that Allkem execute a Joinder Agreement within 30 days of the “Amendment Effective Date” (as defined in Section 7 of this Amendment), pursuant to which it shall become an “Australian Guarantor” and “Loan Party” each as defined in, and for the purposes of, the Amended Credit Agreement;

WHEREAS, pursuant to Section 9.01 and Section 9.06 of the Existing Credit Agreement, the written consent of each Existing Lender will be required to permit the assignment of the rights and obligations of Livent to Arcadium; and

WHEREAS, Arcadium, IntermediateCo and FinCo desire to join the Amended Credit Agreement as Borrowers, in each case, pursuant to this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.         Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Amended Credit Agreement.

Section 2.         Waiver of Event of Default and Consent to Change of Control. Effective as of the Amendment Effective Date, the Consenting Lenders, constituting the Required Lenders under the Existing Credit Agreement, hereby (a) waive any Event of Default arising under Section 7.01(k) of the Existing Credit Agreement as it relates to the Change of Control and any Default or Event of Default arising from or as a result of any failure to deliver any notice to the Administrative Agent or the Existing Lenders of the Change of Control and (b) notwithstanding any other term, provision or condition of the Existing Credit Agreement, consent to the consummation of the Merger and the Change of Control. Without limiting the generality of Section 7.01(k) of the Existing Credit Agreement, the waiver and consent set forth in this Section 2 shall be limited precisely as written and in the manner and to the extent described in this Section 2 and nothing in this waiver and consent shall be deemed to constitute a waiver of compliance by any Loan Party with respect to any other term, provision or condition of the Existing Credit Agreement that is not related to, arising out of, or resulting from, the Change of Control, or prejudice any right or remedy that the Administrative Agent or any Existing Lender may now have or may have in the future under or in connection with the Existing Credit Agreement.

Section 3.         Joinder and Assignment. The Joinder Parties and the Administrative Agent, for the benefit of the Consenting Lenders, hereby agree as follows:

(a)          Each of the Joinder Parties hereby acknowledges, agrees and confirms that, by its execution of this Amendment, such Joinder Party will become a Loan Party under the Amended Credit Agreement and a “Guarantor” for all purposes of the Amended Credit Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Amended Credit Agreement. Each Joinder Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Amended Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article V of the Amended Credit Agreement, (b) all of the covenants set forth in Articles VI of the Amended Credit Agreement and (c) all of the guarantee obligations set forth in Article X of the Amended Credit Agreement. Without limiting the generality of the foregoing terms of this Section 2, each Joinder Party hereby guarantees, jointly and severally with the other Guarantors, to the Administrative Agent and the Consenting Lenders, as provided in Article X of the Amended Credit Agreement, the prompt payment and performance of the Guarantied Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guarantied Obligations are not paid or performed in full when due (whether at stated maturity, by acceleration or otherwise), such Joinder Party will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantied Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

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(b)         Each of Arcadium, IntermediateCo and FinCo is, simultaneously with the execution of this Amendment, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Amended Credit Agreement, including but not limited to (i) the Second Amended and Restated Security Agreement and (ii) a Perfection Certificate Supplement.

(c)         The addresses of each Joinder Party for purposes of Section 9.02 of the Credit Agreement are as follows:

Joinder Party	Address
Arcadium	1818 Market Street, Suite 2550, 25th Fl. Philadelphia, PA 19103
IntermediateCo	Suite 12, Gateway Hub, Shannon Airport House, Shannon, Co. Clare V14 E370
FinCo	Suite 12, Gateway Hub, Shannon Airport House, Shannon, Co. Clare V14 E370

(d)         Livent hereby assigns, and Arcadium hereby assumes, all of Livent’s obligations under Section 9.17 of the Existing Credit Agreement. The Consenting Lenders, constituting (after the application of Section 5 below) all of the lenders under the Existing Credit Agreement, hereby consents to the assignment and assumption set forth in the immediately preceding sentence.

Section 4.            Amendments.

(a)          Effective as of the Amendment Effective Date, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) as set forth on the pages attached hereto as Annex A;

(b)         Exhibits A through G shall be amended as attached as Annex B hereto; and

(c)         Schedules 5.02, 5.13, 5.22, 6.03(o), 6.04(a)(ii), 6.04(b)(iii), 6.04(d)(ii), 6.04(d)(vi) and 6.04(o) shall be amended as attached as Annex C hereto.

Section 5.            Commitments.

(a)          Effective as of the Amendment Effective Date, in accordance with Section 3.06 of the Existing Credit Agreement, each Non-Consenting Lender shall be deemed to have assigned and delegated its Commitments (together with its pro rata portion of the Revolving Loans and participations in Letters of Credit in respect thereof), together with all of its other interests, rights and obligations under the Loan Documents in respect thereof, and each Consenting Lender with respect to which the amount set forth opposite its name on Schedule I hereto exceeds the amount of Commitments held by such Consenting Lender immediately prior to the Amendment Effective Date (each such Lender, an “Assuming Lender”) shall be deemed to have assumed and accepted the proportionate part of the Commitments (together with the pro rata portion of the Revolving Loans and participations in Letters of Credit in respect thereof) of the Non-Consenting Lenders (the amount of Revolving Loans and participations in Letters of Credit so assumed by such Assuming Lender, such Assuming Lender’s “Assumed Amount”) to the extent as shall be necessary in order that, after giving effect to all such assignments and delegations upon the Amendment Effective Date, each Consenting Lender shall hold Commitments in an aggregate principal amount that is equal to the respective amount set forth opposite its name on Schedule I hereto and the pro rata portion of the Revolving Loans and participations in Letters of Credit with respect to such Commitments, which Schedule I shall reflect all of the Commitments under the Amended Credit Agreement. On the Amendment Effective Date, (i) each Assuming Lender shall pay to the Administrative Agent an amount sufficient to purchase its Assumed Amount at par, (ii) each of Livent and Lithium Opco pay to the Administrative Agent all interest, fees and other amounts then due and owing to each Non-Consenting Lender under the Existing Credit Agreement to and including the Amendment Effective Date, including payments due to such Non-Consenting Lender under Section 2.10 of the Existing Credit Agreement, costs incurred under Section 3.03 or 9.15 of the Existing Credit Agreement and payments owing under Section 9.04(c) of the Existing Credit Agreement, (iii) the Administrative Agent shall pay the amounts received pursuant to clauses (i) and (ii) above to the Non-Consenting Lenders, (iv) each Non-Consenting Lender shall no longer be a Lender under the Loan Documents and (v) each Assuming Lender shall become a Lender under the Loan Documents with respect to its Assumed Amount.

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(b)          Each of Livent, the Administrative Agent and each Issuing Bank confirm, by its signature hereto, that each Assuming Lender is an Eligible Assignee and is acceptable to it. Each party hereto agrees that this Amendment constitutes an Assignment and Acceptance for all purposes of Section 3.06 of the Existing Credit Agreement.

Section 6.          Representations and Warranties. Each of the Loan Parties hereby represents and warrants to the Consenting Lenders on the date hereof that:

(a)          The execution, delivery and performance by each Loan Party of this Amendment and the consummation of the transactions contemplated hereby:

(i)        are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)       have been duly authorized by all necessary action, including the consent of shareholders, partners, directors and members where required;

(iii)      do not and will not (A) contravene such Loan Party’s or any other Restricted Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party or any other Restricted Subsidiary (including the Margin Regulations), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party or any other Restricted Subsidiary, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Loan Party or any other Restricted Subsidiary, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any other Restricted Subsidiary; and

(iv)      do not require the consent of, authorization by, approval of, notice to, permit from or filing or registration with, any Governmental Authority or any other Person, other than those that have been or will be, prior to the Amendment Effective Date, obtained or made, and each of which on the Amendment Effective Date will be in full force and effect.

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(b)          This Amendment has been duly executed and delivered by each Loan Party. This Amendment is the legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms.

(c)          Immediately prior to and after giving effect to the terms, conditions, and provisions of this Amendment, no Default or Event of Default exists.

(d)          Immediately prior to and after giving effect to the terms, conditions and provisions of this Amendment, the representations and warranties contained in the Loan Documents are correct in all material respects (except any representations and warranties that are qualified by materiality, which shall be true and correct in all respects) with the same effect as though made on and as of date hereof, other than any such representations or warranties that, by their terms, refer to an earlier date, such representations and warranties are true and correct as of such earlier date.

Section 7.         Conditions to Effectiveness of this Amendment. The effectiveness of this Amendment is subject to the satisfaction (or waiver in writing by the Administrative Agent (at the direction of the Required Lenders)) of the following conditions precedent (the date on which such conditions are satisfied or waived being referred to herein as the “Amendment Effective Date”):

(a)          The Merger shall have been consummated substantially concurrently with or prior to the effectiveness of this Amendment, in all material respects in accordance with the terms of the Transaction Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that individually or in the aggregate are materially adverse to the Consenting Lenders or the Administrative Agent without the prior consent of the Required Lenders (which consent shall not be unreasonably withheld, delayed or conditioned);

(b)          Immediately prior to and after giving effect to the terms, conditions, and provisions of this Amendment, no Default or Event of Default exists;

(c)          The representations and warranties contained in this Amendment and the other Loan Documents are correct in all material respects (except any representations and warranties that are qualified by materiality, which shall be true and correct in all respects) with the same effect as though made on and as of the Amendment Effective Date, other than any such representations or warranties that, by their terms, refer to an earlier date, such representations and warranties are true and correct as of such earlier date;

(d)          Each of the following documents shall have been received by the Administrative Agent:

(i)          This Amendment, duly executed and delivered by each of the Borrowers, the Guarantors, the Consenting Lenders (which together constitute the Required Lenders and, after application of Section 5 above, constitute all of the lenders, under the Existing Credit Agreement) and the Issuing Banks;

(ii)         Upon request of any Consenting Lender, the Revolving Loan Notes payable by any Borrower to the order of each such Consenting Lender;

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(iii)        Certified copies of (A) the Constituent Documents of each Loan Party, (B) the resolutions of the board of directors (or equivalent governing body) of each Loan Party authorizing the execution, delivery and performance of each of the Loan Documents to which it is a party, (C) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents and (D) (where such concept is legally relevant) a long-form good standing certificate (or its equivalent, if any) for each such Loan Party from its jurisdiction of organization or incorporation;

(iv)        A certificate of the secretary, an assistant secretary or a director (or equivalent officer) of each Loan Party certifying the names and true signatures of the officers of each Loan Party authorized to sign this Amendment, the Loan Guaranty, the Notes, the pledge agreements and the other documents to be delivered hereunder;

(v)         A favorable opinion of (a) Morgan, Lewis & Bockius LLP and Ogier (Jersey) LLP, counsel to the Loan Parties, and (b) A&L Goodbody LLP, local counsel to the Administrative Agent, in each case, in form and substance reasonably acceptable to the Administrative Agent and Consenting Lenders and covering such customary matters relating hereto as any Consenting Lender, through the Administrative Agent, may reasonably request;

(vi)        A certificate of an officer or any authorized person of Arcadium to the effect that (A) the representations and warranties contained in this Amendment and the other Loan Documents are correct (other than any such representations or warranties which, by their terms, refer to a prior date) and (B) no event has occurred and is continuing which constitutes a Default or Event of Default;

(vii)       That certain Second Amended and Restated Security Agreement, dated as of the date hereof, duly executed and delivered by each Loan Party and the Administrative Agent;

(viii)      A completed Perfection Certificate duly executed and delivered by each Loan Party together with all attachments contemplated thereby;

(ix)         A pledge agreement governed by Irish law, duly executed and delivered by Arcadium, with respect to its shares in IntermediateCo in favor of the Administrative Agent;

(x)          Solely in respect of IntermediateCo and FinCo, a certificate certifying that entry into the Loan Documents to which it is or will be a party will not breach sections 82 or 239 of the Irish Companies Act 2014; and

(xi)         the results of recent customary lien searches, which shall reveal no Liens on any of the assets of any Loan Party except for Liens permitted by Section 6.04(b) of the Amended Credit Agreement;

(e)          Each document (including any UCC or equivalent filings) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Lenders, a perfected Lien on the Collateral described therein (but only to the extent required therein), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.04(b) of the Amended Credit Agreement), shall be in proper form for filing, registration or recordation;

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(f)          Confirmation that the Borrowers have paid all fees required to be paid on or before the Amendment Effective Date and all expenses of the Administrative Agent, the Australian Security Trustee and the Consenting Lenders (including the fees and expenses of counsel to the Administrative Agent) for which invoices have been presented at least one (1) Business Day prior to the Amendment Effective Date;

(g)         Such certificates, documents, agreements and information respecting any Borrowers as any Consenting Lender through the Administrative Agent may reasonably request at least three (3) Business Days prior to the Amendment Effective Date, all documentation and other information relating to the Loan Parties required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and to the extent applicable to any Borrower that constitutes a “legal entity customer” under 31 C.F.R. § 1010.230, a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230, in each case, as reasonably requested by any of the Administrative Agent and the Consenting Lenders at least ten (10) Business Days prior to the Amendment Effective Date, and a properly completed and signed IRS Form W-9 for each Loan Party; and

(h)         All material governmental and third-party consents or approvals necessary in connection with this Amendment or material to the continuing operations of the Borrowers and their respective Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any governmental authority having appropriate jurisdiction which would restrain or prevent or otherwise impose materially adverse conditions thereon or the financing thereof.

Section 8.            Post-Closing Covenant.

(a)          On the date of the transfer of the shares in Finco from Livent to IntermediateCo and in any event, within 10 Business Days of the Amendment Effective Date:

(i)         IntermediateCo shall enter into a pledge agreement governed by Irish law, duly executed and delivered by IntermediateCo, with respect to its shares in FinCo in favor of the Administrative Agent (the “FinCo Pledge”) and shall arrange for any deliverables and notices required to be provided thereunder to be delivered to the Administrative Agent; and

(ii)        A&L Goodbody LLP, local counsel to the Administrative Agent, shall deliver a favorable opinion in respect of the FinCo Pledge in form and substance reasonably acceptable to the Administrative Agent and Consenting Lenders and covering such customary matters relating hereto as any Consenting Lender, through the Administrative Agent, may reasonably request;

(b)          Within thirty (30) days of the Amendment Effective Date, each Borrower shall cause Allkem to execute a joinder agreement in the form set out in Exhibit E of the Amended Credit Agreement (the “Allkem Joinder Agreement”). The effectiveness of the joinder contemplated by the Allkem Joinder Agreement is subject to the satisfaction (or waiver in writing by the Administrative Agent (at the direction of the Required Lenders)) of the following conditions precedent (which shall be satisfied or waived within 30 days of the Amendment Effective Date unless otherwise agreed by the Administrative Agent (at the direction of the Required Lenders)):

(i)         The Allkem Joinder Agreement, duly executed and delivered by Allkem and the Administrative Agent;

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(ii)           A security trust deed poll duly executed by the Australian Security Trustee;

(iii)          A pledge agreement governed by Australian law, duly executed and delivered by Arcadium, with respect to its shares in Allkem in favor of the Australian Security Trustee (the “Allkem Pledge Agreement”);

(iv)          Each of the following documents shall have been received by the Administrative Agent:

(1)        Certified copies of (A) the Constituent Documents of Arcadium, (B) the resolutions of the board of directors (or equivalent governing body) of Arcadium authorizing the execution, delivery and performance of the Allkem Pledge Agreement, (C) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to Allkem Pledge Agreement and (D) (where such concept is legally relevant) a long-form good standing certificate (or its equivalent, if any) for Arcadium from its jurisdiction of organization or incorporation, or in the case of (A) and (D) above, a certificate confirming that there has been no change to such documents since the most recent date Borrowers delivered such documents to the Administrative Agent;

(2)        Certificate of a director of Allkem certifying the names and true signatures of the officers of Allkem authorized to sign the Allkem Joinder Agreement and the other documents to be delivered hereunder attaching (A) the Constituent Documents of Allkem, (B) extracts of resolutions of the board of directors of Allkem authorizing the execution, delivery and performance of the Allkem Joinder Agreement, (C) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Allkem Joinder Agreement and certifying that (D) the representations and warranties contained in the Allkem Joinder Agreement and the other Loan Documents are correct (other than any such representations or warranties which, by their terms, refer to a prior date), (E) no event has occurred and is continuing which constitutes a Default or Event of Default, (F) it has complied with the provisions of Chapter 2E or Part 2J.3 of the Australian Corporations Act in connection with its entry into and performance of any of its obligations under the Loan Documents to which it is (or will become) a party, including confirmation that it has conducted any necessary financial assistance whitewash, and (G) it is solvent for the purposes of section 95A of the Australian Corporations Act and there are no grounds for suspecting that it will not continue to be so after executing and complying with its obligations under the Loan Documents to which it is (or will become) a party;

(3)        A favorable opinion of Ogier (Jersey) LLP, local counsel to Arcadium, and Allens, local counsel to Allkem, in each case, in form and substance reasonably acceptable to the Administrative Agent and Consenting Lenders and covering such customary matters relating to the Allkem Joinder Agreement and Allkem Pledge Agreement (as applicable) as any Consenting Lender, through the Administrative Agent, may reasonably request;

(4)        An Australian PPSR financing statement in relation to the Allkem Pledge Agreement has been registered; and

(5)        The results of recent customary lien searches, which shall reveal no Liens on the shares in Allkem or any of the assets of Allkem except for Liens permitted by Section 6.04(b) of the Amended Credit Agreement.

(v)          The Australian Security Trustee shall have received the original certificates and related blank transfer forms representing the shares in Allkem pledged pursuant to the Australian law pledge agreement.

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(c)          Within ten (10) Business Days (as defined in the Amended Credit Agreement) of the Amendment Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Joinder Parties shall deliver (A) the certificates representing the shares of Stock pledged pursuant to the Security Agreement, together with an undated stock power (or equivalent) for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (B) to the extent required to be delivered pursuant to the Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(d)          Within thirty (30) days of the Amendment Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Joinder Parties shall deliver evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 6.03(e) of the Amended Credit Agreement and Section 4.10 of the Security Agreement;

(e)          Within sixty (60) days of the Amendment Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Joinder Parties shall deliver Account Control Agreements (as defined in the Security Agreement) with respect to Deposit Accounts, Securities Accounts and Commodities Accounts (each as defined in the Security Agreement) of each Joinder Party other than Excluded Accounts (as defined in the Security Agreement); and

(f)           Within thirty (30) days of the Amendment Effective Date:

(i)            Arcadium shall have engaged the services of the Australian Security Trustee (the “Australian Security Trustee Engagement”); and

(ii)           to effectuate the Australian Security Trustee Engagement:

(1)          Arcadium shall have delivered to the Administrative Agent a duly executed joinder agreement to the Amended Credit Agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which the Australian Security Trustee shall have joined the Amended Credit Agreement;

(2)          Arcadium shall have entered into a fee letter (the “Security Trustee Fee Letter”) between the Administrative Agent and the Australian Security Trustee with respect to the payment of reasonably customary fees of such Australian Security Trustee;

(3)          Arcadium and the Administrative Agent shall have entered into an amendment to the Fee Letter with respect to a reduction of the Administrative Agent’s annual agency fee corresponding to the new annual trustee fee to be included in the Security Trustee Fee Letter reasonably acceptable to the Administrative Agent; and

(4)          Arcadium and the Administrative Agent shall have entered into an amendment to the Amended Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Australian Security Trustee necessary to effectuate the guarantee, collateral and security arrangements for the benefit of the Lenders.

Section 9.           Effect on Loan Documents.

(a)          On and after the effectiveness of this Amendment, each reference in the Existing Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Amended Credit Agreement and each reference in any other Loan Document to “the Credit Agreement” shall mean and be a reference to the Amended Credit Agreement.

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(b)         Except as specifically amended hereby, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender, Existing Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Administrative Agent, the Lenders or the Existing Lenders under the Loan Documents, except as provided herein.

(d)         The Borrowers and the other parties hereto acknowledge and agree that, on and after the Amendment Effective Date, this Amendment shall constitute a Loan Document for all purposes of the Amended Credit Agreement.

Section 10.      Applicable Law; Waiver of Right to Trial by Jury; Jurisdiction. THIS AMENDMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AMENDMENT, THE EXECUTION OR PERFORMANCE OF THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW. The jurisdiction and waiver of right to trial by jury provisions in Sections 9.12 and 9.13 of the Amended Credit Agreement are incorporated herein by reference, mutatis mutandis.

Section 11.        Miscellaneous.

(a)         This Amendment shall be binding upon and inure to the benefit of the Loan Parties and their respective successors and permitted assigns, and upon the Administrative Agent, the Australian Security Trustee and the Lenders and their respective successors and permitted assigns.

(b)         The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

(c)         This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the purposes of the foregoing, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

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(d)         Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment.

Section 12.      Reaffirmation. Each of the Loan Parties signatory hereto as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Loan Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (b) to the extent such Loan Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each of the Loan Parties signatory hereto hereby consents to this Amendment and acknowledges that each of the Loan Documents (as amended herby) remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Australian Security Trustee or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

LIVENT CORPORATION, as Borrower

By:	/s/ Gilberto Antoniazzi
Name:	Gilberto Antoniazzi
Title:	Vice President and Chief Financial Officer

LIVENT USA Corp., as Borrower

By:	/s/ Gilberto Antoniazzi
Name:	Gilberto Antoniazzi
Title:	Vice President and Chief Financial Officer

ARCADIUM LITHIUM PLC, as Borrower

By:	/s/ Gilberto Antoniazzi
Name:	Gilberto Antoniazzi
Title:	Chief Financial Officer

ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED, as Borrower

By:	/s/ Gilberto Antoniazzi
Name:	Gilberto Antoniazzi
Title:	Director

ARCADIUM LITHIUM FINANCING IRL LIMITED, as Borrower

By:	/s/ Gilberto Antoniazzi
Name:	Gilberto Antoniazzi
Title:	Director

[Signature Page to First Amendment to Credit Agreement]

LIVENT ASIA-PACIFIC, INC., as Guarantor

By:	/s/ Marina Zivik
Name:	Marina Zivik
Title:	President

LIVENT OVERSEAS LTD., as Guarantor

By:	/s/ Marina Zivik
Name:	Marina Zivik
Title:	President

LIVENT QUEBEC HOLDINGS LLC, as Guarantor

By:	/s/ Gilberto Antoniazzi
Name:	Gilberto Antoniazzi
Title:	Vice President and Chief Financial Officer

LIVENT LITHIUM LLC, as Guarantor

By:	/s/ Walter Czarnecki
Name:	Walter Czarnecki
Title:	President

[Signature Page to First Amendment to Credit Agreement]

CITIBANK, N.A., as Administrative Agent, a Lender and an Issuing Bank

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[Signature Page to First Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Bettina Buss
	Name:	Bettina Buss
	Title:	Director

[Signature Page to First Amendment to Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as a Lender and an Issuing Bank

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

By:	/s/ Cassandra Droogan
	Name:	Cassandra Droogan
	Title:	Authorized Signatory

[Signature Page to First Amendment to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender and an Issuing Bank

By:	/s/ Jun Ashley
	Name:	Jun Ashley
	Title:	Director

[Signature Page to First Amendment to Credit Agreement]

Citizens Bank, N.A., as a Lender

By:	/s/ Timothy Whalen
	Name:	Timothy Whalen
	Title:	Vice President

[Signature Page to First Amendment to Credit Agreement]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Priyankush Goswami
	Name:	Priyankush Goswami
	Title:	Authorized Signatory

[Signature Page to First Amendment to Credit Agreement]

ING CAPITAL LLC, as a Lender

By:	/s/ Remco Meeuwis
	Name:	Remco Meeuwis
	Title:	Director

By:	/s/ Brian Gorski
	Name:	Brian Gorski
	Title:	Director

[Signature Page to First Amendment to Credit Agreement]

SANTANDER BANK, NA as a Lender

By:	/s/ Felix Nebrat
	Name:	Felix Nebrat
	Title:	SVP, Underwriting

[Signature Page to First Amendment to Credit Agreement]

SCHEDULE I

Commitments

Lender	Revolving Loan Commitment	Letters of Credit Commitment
Citibank, N.A.	$75,000,000	$12,500,000
Bank of America, N.A.	$75,000,000	$12,500,000
Credit Suisse AG, New York Branch	$75,000,000	$12,500,000
Sumitomo Mitsui Banking Corporation	$75,000,000	$12,500,000
Citizens Bank, N.A.	$60,000,000	N/A
Goldman Sachs Bank USA	$60,000,000	N/A
ING Capital LLC	$40,000,000	N/A
Santander Bank, N.A.	$40,000,000	N/A
TOTAL	$500,000,000	$50,000,000

ANNEX A

[See Attached]

Annex A

~~Execution~~Final Version

$500,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of ~~September 1~~January 4, 202~~2~~4

among

Arcadium Lithium plc

Arcadium Lithium Intermediate IRL Limited

Arcadium Lithium Financing IRL Limited
Livent Corporation

and

LIVENT USA Corp.

 as Borrowers

The Guarantors Party Hereto from Time to Time

 as Guarantors

The Lenders and Issuing Banks Party Hereto

and

Citibank, N.A.,

 as Administrative Agent~~,~~

* * *

Citibank, N.A.,

BofA Securities, Inc.,

 Credit Suisse Loan Funding LLC
 and
 Sumitomo Mitsui Banking Corporation,
as Joint Lead Arrangers and as Joint Bookrunners,

Bank Of America, N.A.,

 Credit Suisse Loan Funding LLC,
 and
 Sumitomo Mitsui Banking Corporation,

 as Co-Syndication Agents,

and

 Citizens Bank, N.A.,
 and
 Goldman Sachs Bank USA,

as Co-Documentation Agents

TABLE OF CONTENTS

Page

~~Article~~ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	~~1~~2
Section 1.01.	Certain Defined Terms	~~1~~2
Section 1.02.	Computation of Time Periods	~~42~~49
Section 1.03.	Accounting Terms and Principles	~~43~~49
Section 1.04.	Certain Terms	~~43~~50
Section 1.05.	Times of Day	~~44~~51
Section 1.06.	Timing of Payment or Performance	~~44~~51
Section 1.07.	Interpretive Provisions Relating to Divisions	~~44~~51
Section 1.08.	Jersey terms	51
Section 1.09.	Jersey Customary law waivers	51
Section 1.10.	Australian Banking Code of Practice	52
Section 1.11.	Australian Terms	52
~~Article~~ARTICLE II	AMOUNTS AND TERMS OF THE LOANS	~~44~~52
Section 2.01.	The Revolving Loans	~~44~~52
Section 2.02.	The Letters of Credit	~~45~~53
Section 2.03.	Fees	~~46~~53
Section 2.04.	Reductions and Increases of the Commitments and Term Loan Tranches	~~47~~54
Section 2.05.	Repayment	~~52~~59
Section 2.06.	Interest	~~54~~60
Section 2.07.	Interest Rate Determinations	~~54~~61
Section 2.08.	Prepayments	~~55~~62
Section 2.09.	Payments and Computations	~~56~~62
Section 2.10.	Taxes	~~58~~64
Section 2.11.	Sharing of Payments, Etc.	~~61~~67
Section 2.12.	Conversion or Continuation of Revolving Loans	~~62~~68
Section 2.13.	Defaulting Lender	~~63~~68
Section 2.14.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~65~~70
Section 2.15.	Joint and Several Liability of the Borrowers	~~66~~71
Section 2.16.	Benchmark Replacement Setting	~~66~~72

~~Article~~ARTICLE III	MAKING THE LOANS AND ISSUING THE LETTERS OF CREDIT	~~69~~74
Section 3.01.	Making the Revolving Loans	~~69~~74
Section 3.02.	Issuance of Letters of Credit	~~70~~75
Section 3.03.	Increased Costs	~~74~~78
Section 3.04.	Illegality	~~76~~80
Section 3.05.	Reasonable Efforts to Mitigate	~~77~~81
Section 3.06.	Right to Replace Affected Person or Lender	~~77~~81
Section 3.07.	Use of Proceeds	~~78~~81
~~Article~~ARTICLE IV	CONDITIONS	~~78~~81
Section 4.01.	~~Conditions Precedent to Effective Date~~	~~78~~[Reserved 81
Section 4.02.	Conditions Precedent to Each Borrowing and Letter of Credit Issuance	~~80~~84
~~Article~~ARTICLE V	REPRESENTATIONS AND WARRANTIES	~~80~~84
Section 5.01.	Corporate Existence; Compliance with Law; No Default	84
Section 5.02.	Corporate Power; Authorization; Enforceable Obligations	~~81~~84
Section 5.03.	Financial Statements	~~82~~85
Section 5.04.	Material Adverse Change	~~82~~85
Section 5.05.	Litigation	~~82~~85
Section 5.06.	Taxes	~~82~~85
Section 5.07.	Full Disclosure	~~82~~86
Section 5.08.	Margin Regulations and Investment Company Act	~~82~~86
Section 5.09.	ERISA	~~82~~86
Section 5.10.	Environmental Matters	~~83~~86
Section 5.11.	Ownership of Properties; Liens	~~84~~87
Section 5.12.	Insurance	~~84~~87
Section 5.13.	Corporate Structure	~~84~~87
Section 5.14.	Labor Matters	~~84~~88
Section 5.15.	Solvency	~~84~~88
Section 5.16.	Status of Loan as Senior Indebtedness	~~85~~88
Section 5.17.	No Default or Event of Default	~~85~~88
Section 5.18.	Sanctions	~~85~~88
Section 5.19.	Anti-Corruption Laws; Anti-Money Laundering Laws; USA PATRIOT Act	~~85~~88
Section 5.20.	Security Interest in Collateral	~~85~~89

Section 5.21.	Not an Affected Financial Institution	~~86~~89
Section 5.22.	Material Agreements	~~86~~89
Section 5.23.	Centre of main interests and establishments	89
Section 5.24.	Australian Representations	89
~~Article~~ARTICLE VI	COVENANTS OF THE COMPANY	~~86~~90
Section 6.01.	Financial Covenants	~~86~~90
Section 6.02.	Reporting Covenants	~~86~~90
Section 6.03.	Affirmative Covenants	~~89~~92
Section 6.04.	Negative Covenants	~~93~~97
~~Article~~ARTICLE VII	EVENTS OF DEFAULT	10~~5~~7
Section 7.01.	Events of Default	10~~5~~7
Section 7.02.	Actions in Respect of the Letters of Credit Upon Event of Default; L/C Cash Collateral Account; Investing of Amounts in the L/C Cash Collateral Account; Release	10~~7~~9
~~Article~~ARTICLE VIII	THE ADMINISTRATIVE AGENT	~~110~~112
Section 8.01.	Authorization and Action	~~110~~112
Section 8.02.	Reliance, Etc.	~~110~~112
Section 8.03.	The Administrative Agent and their Affiliates as Lenders	~~110~~113
Section 8.04.	Lender Credit Decision	~~111~~113
Section 8.05.	Indemnification	~~111~~113
Section 8.06.	Successor Administrative Agent	~~111~~113
Section 8.07.	No Other Duties, Etc.	~~112~~114
Section 8.08.	Certain ERISA Matters	~~112~~114
Section 8.09.	Incorrect Payment	~~113~~115
Section 8.10.	Australian Security Trustee	117
~~Article~~ARTICLE IX	MISCELLANEOUS	11~~6~~8
Section 9.01.	Amendments, Etc.	11~~6~~8
Section 9.02.	Notices, Etc.	12~~8~~0
Section 9.03.	No Waiver; Remedies	~~121~~123
Section 9.04.	Costs and Expenses	~~121~~123
Section 9.05.	Rights of Set-off; Payments Set Aside	~~122~~125
Section 9.06.	Binding Effect	12~~3~~5
Section 9.07.	Assignments and Participations	12~~3~~5
Section 9.08.	No Liability of the Issuing Banks	12~~8~~9

Section 9.09.	Governing Law	13~~8~~0
Section 9.10.	Execution in Counterparts	13~~9~~0
Section 9.11.	Confidentiality	13~~9~~0
Section 9.12.	Submission to Jurisdiction; Service of Process	~~130~~131
Section 9.13.	WAIVER OF JURY TRIAL	~~130~~132
Section 9.14.	Judgment Currency	~~130~~132
Section 9.15.	European Monetary Union	~~131~~132
Section 9.16.	USA PATRIOT Act	~~131~~133
Section 9.17.	Appointment of ~~Livent~~Arcadium as Representative	~~131~~133
Section 9.18.	Entire Agreement	~~132~~133
Section 9.19.	No Fiduciary Duty	~~132~~133
Section 9.20.	Appointment for Perfection	~~132~~134
Section 9.21.	MIRE Events	~~133~~134
Section 9.22.	Acknowledgement Regarding any Supported QFCs	~~133~~134
Section 9.23.	Amendment and Restatement	~~134~~135
Section 9.24.	Jersey Regulation	135
Section 9.25.	Force Majeure	135
~~Article~~ARTICLE X	LOAN GUARANTY	13~~4~~5
Section 10.01.	Loan Guaranty	13~~4~~5
Section 10.02.	Authorization; Other Agreements	13~~5~~6
Section 10.03.	Loan Guaranty Absolute and Unconditional	13~~6~~7
Section 10.04.	Waivers	13~~7~~8
Section 10.05.	Reliance	13~~7~~8
Section 10.06.	Waiver of Subrogation and Contribution Rights	13~~7~~8
Section 10.07.	Subordination	13~~7~~8
Section 10.08.	Default; Remedies	13~~8~~9
Section 10.09.	Irrevocability	13~~8~~9
Section 10.10.	Setoff	13~~8~~9
Section 10.11.	No Marshaling	13~~4~~0
Section 10.12.	Enforcement; Amendments; Waivers	13~~4~~0
Section 10.13.	Keepwell	14~~9~~0
Section 10.14.	Irish Guarantee Limitation	140
Section 10.15.	Jersey Customary law waivers	140

SCHEDULES AND EXHIBITS

SCHEDULES

Schedule I	-	Commitments
Schedule 5.02	-	Consents
Schedule 5.13	-	Subsidiaries
Schedule 5.22	-	Material Agreements
Schedule 6.03(o)	-	Post-Closing Deliverables
Schedule 6.04(a)(ii)	-	Existing Debt
Schedule 6.04(b)(iii)	-	Existing Liens
Schedule 6.04(d)(ii)	-	Existing Investments

EXHIBITS

Exhibit A	-	Form of Revolving Loan Note
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Notice of Conversion or Continuation
Exhibit C-1	-	Form of Assignment and Acceptance
Exhibit C-2	-	Form of Participation Agreement
Exhibit C-3	-	Form of New Commitment Acceptance
Exhibit D-1	-	Form of Perfection Certificate
Exhibit D-2	-	Form of Perfection Certificate Supplement
Exhibit E	-	Form of Joinder Agreement
Exhibit F	-	Form of Amended and Restated Security Agreement
Exhibit G	-	Form of Compliance Certificate
i

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of ~~September 1~~January 4, 202~~2~~4, among ARCADIUM LITHIUM PLC, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“Arcadium”), Arcadium Lithium Intermediate IRL Limited, a private limited company incorporated in Ireland (“IntermediateCo”), Arcadium Lithium Financing IRL Limited, a private limited company incorporated in Ireland (“Finco”), LIVENT Corporation, a Delaware corporation (“Livent”), LIVENT USA CORP., a Delaware corporation (“Lithium Opco”, together with Arcadium, IntermediateCo, Finco and Livent, collectively, the “Borrowers” and, each, a “Borrower”), the Guarantors (as defined below) party hereto from time to time, the lenders and issuing banks listed on the signature pages hereof under the heading “Lenders” (the “Lenders”) and the other Lenders party hereto from time to time, and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder.

WHEREAS, the Borrowers, the Guarantors, the lenders from time to time party thereto and the Administrative Agent are party to that certain Amended and Restated Credit Agreement, dated as of September ~~28, 2018 (as amended by the First Amendment to Credit Agreement, dated as of May 6, 2020, the Second Amendment to Credit Agreement, dated as of August 3, 2020, the Third Amendment to Credit Agreement, dated as of November 5, 2021, and the Fourth Amendment to Credit Agreement, dated as of December 28, 2021,~~ 1, 2022 (the “Existing Credit Agreement”); ~~and~~

WHEREAS, on May 10, 2023, Livent entered into a Transaction Agreement, which was subsequently amended by the Amendment to Transaction Agreement, dated as of August 2, 2023, and the Second Amendment to Transaction Agreement, dated as of November 5, 2023, with Allkem Limited (ACN 112 589 910), an Australian public company limited by shares (“Allkem”), and Arcadium (the “Transaction Agreement”), providing for a combination of Livent and Allkem in a merger of equals transaction (the “Merger”);

WHEREAS, the Merger became effective on the date hereof, and as a result of the Merger, each of Livent and Allkem became a wholly owned Subsidiary of Arcadium, former Livent stockholders became holders of ordinary shares, par value $1.00 per share, of Arcadium and former Allkem shareholders became holders of Arcadium shares or a CHESS Depositary Instrument quoted on the Australian Securities Exchange representing a beneficial ownership interest (but not legal title) in one ordinary share of Arcadium and former Allkem shareholders are expected to own approximately 56% of Arcadium and former Livent stockholders are expected to own approximately 44% of Arcadium;

WHEREAS, ~~the Borrowers~~in connection with the Merger, Livent and Lithium Opco have requested, among other things, that the Lenders make certain changes to the Existing Credit Agreement as contained herein and amend and restate the Existing Credit Agreement in whole, without constituting a novation~~.~~, including to add Arcadium, IntermediateCo and FinCo as Borrowers;

WHEREAS, in connection with the Merger, it is intended that Allkem execute a Joinder Agreement within 30 days of the Effective Date, pursuant to which it shall become an Australian Guarantor and Loan Party;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety without constituting a novation, effective on the Effective Date, as follows:

ARTICLE I~~Article I~~
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.       ~~Section 1.01.~~ Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptance” means an Assignment and Acceptance or a New Commitment Acceptance.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Borrower or a Restricted Subsidiary); provided, that the applicable Borrower or Restricted Subsidiary is the surviving entity.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Account” means, in respect of any Currency, such account as the Administrative Agent shall designate in a notice to ~~Livent~~Arcadium and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” has the meaning specified in Sections 3.03(e), 3.04 and 3.06.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Allkem” has the meaning specified in the recitals to this Agreement.

“Alternate Currency” means any lawful currency other than Dollars or Euros (approved by the Administrative Agent and each Lender) which is freely transferable into Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

“Anti-Money Laundering Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or its Subsidiaries from time to time concerning or relating to money laundering, including the Patriot Act and the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and the Criminal Code Amendment (Bribery of Foreign Public Officials) Act 1999 (Cth) of Australia.

“Applicable Lending Office” means, with respect to each Lender, and for each Type and Currency of Loan, such Lender’s Domestic Lending Office in the case of a Base Rate Loan or a SOFR Loan and such Lender’s EURIBOR Lending Office in the case of a EURIBOR Loan.

“Applicable Margin” means, as of any date, the applicable margin set forth under the Adjusted Term SOFR/EURIBOR or Base Rate column set forth below, as applicable, based upon ~~Livent’s~~Arcadium’s First Lien Leverage Ratio as of the most recent determination date; provided, that until the delivery to the Administrative Agent, pursuant to Section 6.02(a), of ~~Livent’s~~Arcadium’s annual or quarterly consolidated financial statements and compliance certificate for ~~Livent’s~~Arcadium’s first Fiscal Quarter ending after the Effective Date, the “Applicable Margin” shall be the applicable rate per annum set forth below in Pricing Level I:

Pricing Level	First Lien Leverage Ratio	Applicable Margin
		Adjusted Term SOFR LOANS/EURIBOR LOANS	Base Rate Loans
I	≤ 1.00 to 1.00	1.75%	0.75%
II	> 1.00 to 1.00 but ≤ 2.00 to 1.00	2.00%	1.00%
III	> 2.00 to 1.00 but ≤ 3.00 to 1.00	2.25%	1.25%
IV	> 3.00 to 1.00	2.50%	1.50%

For purposes of the foregoing, the Applicable Margin shall be determined as of the end of each Fiscal Quarter of ~~Livent~~Arcadium based upon ~~Livent’s~~Arcadium’s annual or quarterly consolidated financial statements and compliance certificate delivered pursuant to Section 6.02(a) each change in the Applicable Margin resulting from a change in the First Lien Leverage Ratio shall be effective three (3) Business Days after the Administrative Agent has received the annual or quarterly consolidated financial statements and compliance certificate delivered pursuant to Section 6.02(a) and shall apply during the period commencing on and including the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, that the First Lien Leverage Ratio shall be deemed to be in Pricing Level IV if ~~Livent~~Arcadium fails to deliver the annual or quarterly consolidated financial statements or compliance certificate required to be delivered by it pursuant to Section 6.02(a) during the period commencing three (3) Business Days from the expiration of the time for delivery thereof until three (3) Business Days after such consolidated financial statements are delivered.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arcadium’s Accountants” means KPMG LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.

“Arcadium’s Business” means Arcadium’s business of developing, manufacturing and/or selling, and providing research and development, marketing and/or other services and support for, lithium products and related organic and inorganic materials and any business reasonably related, incidental, complementary or ancillary thereto, as further detailed in the Disclosure Documents.

“Arrangers” means Citibank, BofA Securities, Inc., Credit Suisse Loan Funding LLC and Sumitomo Mitsui Banking Corporation, in their respective capacities as joint lead arrangers.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C-1 hereto.

“Australia” means the Commonwealth of Australia (or the state or territories thereof).

“Australian Corporations Act” means the Corporations Act 2001 (Cth) of Australia.

“Australian GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) of Australia.

“Australian GST Group” has the meaning given in the Australian GST Act.

“Australian Guarantor” means a Guarantor incorporated in Australia (or the state or territories thereof).

“Australian ITFA” means any agreement whereby a member of an Australian GST Group (under the laws of Australia) may be required to pay an amount or be entitled to receive an amount calculated by reference to an Indirect Tax Amount (having the meaning given to it in section 444-90 of Schedule 1 of the Taxation Administration Act 1953 (Australia)).

“Australian ITSA” means an agreement between the members of an Australian GST Group which takes effect as an indirect tax sharing agreement under section 444-90 of Schedule 1 of the Taxation Administration Act 1953 (Cth) of Australia and complies with the Taxation Administration Act 1953 (Cth) of Australia and the Australian GST Act as well as any applicable law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Taxation Administration Act 1953 (Cth) of Australia.

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Australian PPSR” means the personal property securities register established under the Australian PPSA.

“Australian Security Document” means the Australian Security Trust Deed and any security documents governed by the laws of Australia hereafter delivered to the Australian Security Trustee granting a Lien on any property as security for all or any part of the Secured Obligations.

“Australian Security Trustee” means any Person that becomes a party to this Agreement as the “Australian Security Trustee” pursuant to a joinder agreement, in form and substance reasonably acceptable to the Administrative Agent.

“Australian Security Trust Deed” means the security trust deed poll entered into by the Australian Security Trustee.

“Australian Tax Agreements” means the Australian ITFA, the Australian ITSA, the Australian Tax Funding Agreement and the Australian Tax Sharing Agreement.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) of Australia or the Income Tax Assessment Act 1997 (Cth) of Australia as applicable.

“Australian Tax Consolidated Group” means a consolidated group or a multiple entry consolidated group as defined in, and for the purposes of, Part 3-90 of the Australian Tax Act.

“Australian Tax Funding Agreement” means any tax funding agreement between members of an Australian Tax Consolidated Group which includes (a) reasonably appropriate arrangements for the funding of tax payments by the Head Company (as defined in the Australian Tax Act) having regard to the position of each member of the Australian Tax Consolidated Group; and (b) an undertaking from each member of the Australian Tax Consolidated Group to compensate each other member adequately for loss of tax attributes (including tax losses and tax offsets) as a result of being a member of the Australian Tax Consolidated Group.

“Australian Tax Sharing Agreement” means any tax sharing agreement for Australian tax consolidation purposes that satisfies the requirements of section 721-25 of the Australian Tax Act for being a valid tax sharing agreement with respect to the members of an Australian Tax Consolidated Group.

“Available Amount Basket” means, at any date (the “Reference Date”), an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:

(a)       $~~25.0~~337 million, plus

(b)       50% of Livent’s and its Restricted Subsidiaries Consolidated net income (determined in accordance with GAAP) (or if Consolidated net income (determined in accordance with GAAP) is negative, 100% of such deficit) determined for the Fiscal Quarter ending on December 31, 2023, plus

(c)       ~~(b)~~ 50% of ~~Livent’s~~Arcadium’s and its Restricted Subsidiaries Consolidated net income (determined in accordance with GAAP) (or if Consolidated net income (determined in accordance with GAAP) is negative, 100% of such deficit) determined for the period (taken as one accounting period) commencing with the Fiscal Quarter ending on ~~December~~March 31, ~~2018~~2024, plus

(d)       ~~(c)~~ the cumulative amount of cash and the fair market value of returns (including dividends, interest, distributions, interest payments, returns of principal, repayments, income and similar amounts) received by ~~Livent~~Arcadium or any Restricted Subsidiary in respect of any Investments made using the Available Amount Basket during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date, provided, that in no event shall the amount added to the Available Amount Basket pursuant to this clause (c) exceed the original amount of the applicable Investment made using the Available Amount Basket; plus

(e)       ~~(d)~~ in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary of the amount of all Investments in such Unrestricted Subsidiary made using the Available Amount Basket during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date, provided, that in no event shall the amount added to the Available Amount Basket pursuant to this clause (d) exceed the lesser of (i) the original amount of the applicable Investment made using the Available Amount Basket, and (ii) the fair market value at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, minus

(f)       ~~(e)~~ an amount equal to the sum of (i) Investments made in respect of the Available Amount Basket, plus (ii) Restricted Payments made in respect of the Available Amount Basket, in each case, after the Effective Date and prior to such time or contemporaneously therewith.

“Available LC Amount” means, at any time, with respect to any Letter of Credit, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), provided, that if any Letter of Credit provides for future increases in the maximum amount available to be drawn under such Letter of Credit, then the “Available LC Amount” of such Letter of Credit shall mean, at any time, the maximum amount available to be drawn under such Letter of Credit after taking into account all increases in the availability thereunder.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a)       the rate of interest announced publicly by Citibank in New York, New York, from time to time, as its “base rate”;

(b)       the Federal Funds Rate plus 1/2 of 1%; and

(c)       Adjusted Term SOFR for a one-month tenor in effect on such day (including the interest rate floors set forth therein) plus 1%;

provided that the Base Rate shall not be less than the Floor.

“Base Rate Loan” means a Loan denominated in Dollars which bears interest as provided in Section 2.06(a)(i).

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially (i) with respect to any amounts denominated in Dollars, the Term SOFR Reference Rate and (ii) with respect to any amounts denominated in Euros, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, EURIBOR or the then-current Benchmark for the applicable

Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current

Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark

Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“BHC Act Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with 12 U.S.C. 1841(k)) of a party.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of a SOFR Borrowing or a EURIBOR Borrowing, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01(a).

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, and~~,~~ if the applicable Business Day relates to any EURIBOR Loans, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital or finance lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Collateralize” means, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars or Alternate Currency specified by the Administrative Agent, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateral” has the corresponding meaning).

“Cash Equivalents” means:

(a)       direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or by any foreign government, the securities of which foreign government are rated at least A by S&P or A2 by Moody’s, in each case maturing within one year from the date of acquisition thereof;

(b)       investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)       investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or international commercial bank, in each case, which has a combined capital and surplus and undivided profits of not less than $500 million and an investment grade rating;

(d)       fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)       money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5 billion;

(f)       marketable direct obligations issued by any state of the United States, foreign government or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; and

(g)       other short-term investments made by Restricted Subsidiaries that are not Domestic Subsidiaries in accordance with normal investment practices for cash management in the relevant jurisdiction in investments of a credit quality and tenor comparable, in each case, in such Restricted Subsidiary’s ordinary course of business, to the foregoing.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, any Borrower and one or more Restricted Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts with such institution by the Borrower and such Restricted Subsidiaries for cash management purposes and treasury operations in the ordinary course of business.

“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code, any shares of which are treated as owned directly or indirectly, within the meaning of Section 951(b) of the Code, by a “United States shareholder,” as defined in meaning of Section 951(b) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or Australia or foreign regulatory authorities in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (a) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the issued and outstanding Voting Stock of ~~Livent~~Arcadium, (b) ~~Livent~~Arcadium shall fail to own directly or indirectly 100% of the issued and outstanding Stock of IntermediateCo, Finco, Livent, or Lithium Opco, (c) Arcadium shall fail to own directly 100% of the issued and outstanding Stock of ~~Lithium Opco~~Allkem or (~~c~~d) during any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of ~~Livent~~Arcadium (together with any new directors whose election by the board of directors of ~~Livent~~Arcadium or whose nomination for election by the ~~stock~~shareholders of ~~Livent~~Arcadium was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Citibank” means Citibank, N.A., a national banking association, and its successors.

“Code” means the Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.

“Collateral” has the meaning given to “Collateral” in the Security Agreement.

“Collateral Documents” means collectively, the Security Agreement, any Irish Security Document, any Australian Security Document, each Mortgage, each Intellectual Property Security Agreement (as defined in the Security Agreement), all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Borrower or any other Loan Party creating (or purporting to create) a Lien upon Collateral in favor of the Administrative Agent or the Australian Security Trustee, as applicable, and any supplement or amendment to any of the foregoing delivered to any Administrative Agent or the Australian Security Trustee, as applicable, pursuant to the terms hereof or any other Loan Document.

“Commitment” means, as to any Lender, (a) the Dollar amount set forth opposite its name on Schedule I hereto (it being understood that such Commitment shall also constitute a Commitment with respect to Euros based on the then applicable Dollar Equivalent) or (b) if such Lender has entered into one or more Acceptances, the amount set forth for such Lender in the Register, in each case as the same may be increased or reduced as expressly provided herein (including pursuant to Sections 2.04, 3.06 and 9.07).

“Commitment Fee” means, as of any date, the commitment fee set forth below, based upon ~~Livent’s~~Arcadium’s First Lien Leverage Ratio as of the most recent determination date; provided, that until the delivery to the Administrative Agent, pursuant to Section 6.02(a), of ~~Livent’s~~Arcadium’s annual or quarterly consolidated financial statements and related compliance certificate for ~~Livent’s~~Arcadium’s first Fiscal Quarter ending after the Effective Date, the “Commitment Fee” shall be the applicable rate per annum set forth below in Pricing Level I:

Pricing Level	First Lien Leverage Ratio	Commitment Fee
I	≤ 1.00 to 1.00	0.25%
II	> 1.00 to 1.00 but ≤ 2.00 to 1.00	0.30%

III	> 2.00 to 1.00 but ≤ 3.00 to 1.00	0.35%
IV	> 3.00 to 1.00	0.40%

For purposes of the foregoing, (a) the Commitment Fee shall be determined as of the end of each Fiscal Quarter of ~~Livent~~Arcadium based upon ~~Livent’s~~Arcadium’s annual or quarterly consolidated financial statements and compliance certificate delivered pursuant to Section 6.02(a) and each change in the Commitment Fee resulting from a change in the First Lien Leverage Ratio shall be effective three (3) Business Days after the Administrative Agent has received the annual or quarterly consolidated financial statements and compliance certificate delivered pursuant to Section 6.02(a) and shall apply during the period commencing on and including the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided, that the First Lien Leverage Ratio shall be deemed to be in Pricing Level IV if ~~Livent~~Arcadium fails to deliver the annual or quarterly consolidated financial statements or compliance certificate required to be delivered by it pursuant to Section 6.02(a) during the period commencing three (3) Business Days from the expiration of the time for delivery thereof until three (3) Business Days after such consolidated financial statements are delivered.

“Compliance Certificate” has the meaning specified in Section 6.02(a)(iii).

“Confidential Information” has the meaning specified in Section 9.11.

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate” (if applicable), the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 9.04(c) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by Consolidated net income (determined in accordance with GAAP) (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts of each Borrower and its Subsidiaries (or Restricted Subsidiaries where applicable) in accordance with GAAP.

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation and/or organization, certificate of incorporation (including any certificates of incorporation on change of name) or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, constitution, operating agreement, memorandum, trust deed and articles of association (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any greenhouse gas, petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls, and any Per- and Polyfluoroalkyl Substances (PFAS).

“Continuation”, “Continue” and “Continued” each refer to a continuation of SOFR Loans or EURIBOR Loans for an additional Interest Period pursuant to Section 2.12.

“Contractual Obligation” means, as to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its tangible or intangible property is bound.

~~“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 47.3(b), or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).~~

~~“Covered Party” has the meaning specified in Section 9.22(a).~~

“Conversion”, “Convert” and “Converted” each refer to a conversion of Revolving Loans of one Type into Revolving Loans of the other Type pursuant to Section 2.12.

“Convertible Indebtedness” means Indebtedness of ~~Livent~~Arcadium (which may be guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible into common equity of ~~Livent~~Arcadium (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such common equity) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common equity of ~~Livent~~Arcadium or cash (in an amount determined by reference to the price of such common equity).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with 12 C.F.R. § 47.3(b), or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 9.22(a).

“Currency” means Dollars, Euros or any Alternate Currency.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)          Liens for taxes, assessments, governmental charges, claims or levies in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(b)          Liens of landlords, liens in favor of utilities and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law or contract which were incurred in the ordinary course of business and (i) which secure amounts not yet due or (ii)(A) which do not in the aggregate materially detract from the value of such property (other than immaterial property) or materially impair the use thereof in the operation of the business of any Person or (B) which Liens (or the amounts secured thereby) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(c)          Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of trade contracts, bids, tenders, statutory and regulatory obligations, sales, contracts (other than for the repayment of borrowed money), performance bonds, bid bonds, appeal bonds, leases, government contracts or customs bonds and other similar obligations incurred in the ordinary course of business;

(d)          encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)          encumbrances, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Person;

(f)           encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted at such real property;

(g)          financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(h)          Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of

Default, provided, that no cash or property is deposited or delivered to secure any such judgment or award;

(i)           Liens encumbering goods under production and arising from progress or partial payments by any Borrower or any of its respective Restricted Subsidiaries relating to the underlying goods;

(j)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower or any of its respective Restricted Subsidiaries in the ordinary course of business;

(k)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(l)           Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

(m)         Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(n)          broker’s Liens, bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by each Borrower or any of its Restricted Subsidiaries, in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including any such Liens or rights of setoff securing amounts owing in the ordinary course of business to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(o)          licenses, sub-licenses and other similar encumbrances incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of either Borrower or any Restricted Subsidiary;

(p)          Liens on cash or Cash Equivalents constituting earnest money deposits made by any Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement for a Permitted Acquisition;

(q)          non-exclusive licenses of intellectual property granted by the Borrowers or any of their respective Restricted Subsidiaries in the ordinary course of business that do not interfere in any material respect with the ordinary conduct of the businesses of the Borrowers or any of their respective Restricted Subsidiaries; and

(r)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.06(b).

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means at any time, subject to Section 2.13(e), (a) any Lender that has failed to comply with its obligations under this Agreement to make a Loan, make a payment to any Issuing Bank in respect of a Letter of Credit, or pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder (each a “Funding Obligation”) within two (2) Business Days of the date such Funding Obligation was required to be funded hereunder unless such Lender notifies the Administrative Agent and ~~Livent~~Arcadium in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) any Lender that has notified the Administrative Agent, ~~Livent~~Arcadium or the Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its Funding Obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) any Lender that has defaulted on its funding obligations under any other loan agreements or credit agreements generally, (d) any Lender that has, for three or more Business Days after written request of the Administrative Agent or ~~Livent~~Arcadium, failed to confirm in writing to the Administrative Agent and ~~Livent~~Arcadium that it will comply with its prospective funding obligations hereunder (provided, that such Lender will cease to be a Defaulting Lender pursuant to this clause (d) upon the Administrative Agent’s and ~~Livent’s~~Arcadium’s receipt of such written confirmation), (e) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company or (f) any Lender that has, or has a Parent Company that has, become the subject of a Bail-In Action (provided, in each case, that neither the reallocation of Funding Obligations provided for in Section 2.13 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Notwithstanding anything to the contrary above, any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (e) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.13(e)) upon notification of such determination by the Administrative Agent to ~~Livent~~Arcadium, the Issuing Banks and the Lenders.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by any Borrower or any of its respective Restricted Subsidiaries in connection with a Disposition made pursuant to Section 6.04(e)(xii) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a responsible officer of ~~Livent~~Arcadium setting forth the basis of such fair market value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 6.04(e)(xii) upon such Borrower or such Restricted Subsidiary converting the same to cash or Cash Equivalents following the closing of the applicable Disposition).

“Disclosure Documents” means (a) for any annual or quarterly financial period ending on or before December 31, 2023, Livent’s (i) annual report on Form 10-K for December 31, 202~~1~~2, (ii) quarterly report on Form 10-Q for March 31, 202~~2~~3, ~~and~~ (iii) quarterly report on Form 10-Q for June 30, 202~~2~~3, and (iv) quarterly report on Form 10-Q for September 30, 2023, in each case, together with any amendments thereto filed by Livent with the SEC or (b) for any annual or quarterly financial periods ending on or after March 31, 2024, Arcadium’s annual report on Form 10-K or quarterly reports on Form 10-Q, together with any amendments thereto filed by Arcadium with the SEC.

“Disposition” means the sale, transfer, license, lease or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by any Borrower or any of its respective Restricted Subsidiaries in the ordinary course of its business; provided, that Credit Suisse Loan Funding LLC nor any of its Affiliates shall be required to provide Documentary Letters of Credit.

“Dollar Equivalent” means, with respect to any amount denominated in an Alternate Currency, the amount of Dollars that would be required to purchase such amount of such Alternate Currency, based upon the rate at which such Alternate Currency may be exchanged for Dollars (a) in the case of an amount denominated in any Alternate Currency other than Euros, in the London foreign exchange market at approximately 11:00 A.M. London time or (b) in the case of an amount denominated in Euros, in the London foreign exchange market at approximately 10:00 A.M. London time or, at the request of ~~Livent~~Arcadium, 11:00 A.M., Brussels time, in each case for delivery two (2) Business Days thereafter; provided, that, solely for purposes of calculating the amount of any fronting fee payable to any Issuing Bank pursuant to Section 2.03(b)(ii) that is otherwise calculated in Euros or the amount of any Reimbursement Obligations owing to any Issuing Bank pursuant to Section 3.02(g) or 3.02(h) in respect of any Letter of Credit denominated in Euros, “Dollar Equivalent” shall be the amount of Dollars that would be required to purchase such amount of Euros, based upon the rate determined by such Issuing Bank through its principal foreign exchange trading office at approximately 11:00 A.M. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“Dollar Revolving Loan” has the meaning specified in Section 2.01(a).

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its administrative questionnaire delivered to the Administrative Agent or in the Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to ~~Livent~~Arcadium and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of any Borrower organized under the laws of any state of the United States of America or the District of Columbia or any entity disregarded for U.S. tax purposes wholly owned by any Borrower or a Domestic Subsidiary.

“EBITDA” means, with respect to ~~Livent~~Arcadium and its Restricted Subsidiaries, for any period,

(a)              Consolidated net income (determined in accordance with GAAP) for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated net income (determined in accordance with GAAP) for such period, the sum of:

(i)               the aggregate amount of interest expense for such period;

(ii)              the aggregate amount of income and franchise tax expense for such period;

(iii)             all amounts attributable to depreciation and amortization for such period;

(iv)             all other non-cash charges and non-cash losses for such period;

(v)              all Non-Recurring Items for such period;

(vi)             all fees, expenses and charges incurred in connection with or arising as a result of any proposed or actual acquisitions, investments, asset sales or divestitures; and minus, without duplication and to the extent added to revenues in determining Consolidated net income (determined in accordance with GAAP) for such period,

(b)              the sum of:

(i)               all non-recurring non-cash gains during such period;

(ii)              the amount of cash used during such period to the extent charged against Consolidated net income (determined in accordance with GAAP) in a different period (excluding any item under clause (a)(vi) above); and

(iii)             the amount of cash used during such period relating to a Non-Recurring Item, all as determined on a consolidated basis with respect to ~~Livent~~Arcadium and its Restricted Subsidiaries in accordance with GAAP.

For the purposes of calculating EBITDA for any period, if during such period ~~Livent~~Arcadium or any of its Restricted Subsidiaries shall have made a material Acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such material Acquisition occurred on the first day of such period.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” ~~has the meaning specified in Section 4.01~~means the “Amendment Effective Date” as defined in the First Amendment.

“Eligible Assignee” means a Lender and any Affiliate of such Lender or any other Person approved in writing by the Administrative Agent, the Issuing Banks (to the extent an assignment relates to Revolving Loans and related Commitments) and ~~Livent~~Arcadium (in the case of ~~Livent~~Arcadium, such approval not to be unreasonably withheld, delayed or conditioned); provided, that none of the following shall be an Eligible Assignee: (a) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (b) any Borrower or any Affiliates of such Borrower or a) any Defaulting Lender.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Law” means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or hazardous materials, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act and Regulation (EC) No. 1907/2006 – Registration, Evaluation, Authorization and Restrictions of Chemicals.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) who for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or is treated as a “single employer” within the meaning of Section 414(b) or 414(c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means, with respect to any Person, (a) the occurrence of a reportable event, within the meaning of Section 4043(b) or (c) of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the thirty (30) day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA with respect to a termination described in Section 4041(c)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the complete or partial withdrawal by such Person or any of its ERISA Affiliates from a Plan or Multiemployer Plan subject to Section 4063 of ERISA Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make any payment or contribution to a Plan required under the minimum funding standards of ERISA; (f) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA; or (h) any other event or condition with respect to a Plan that could result in the liability of any Borrower or ERISA Affiliate.

“Erroneous Payment” has the meaning specified in Section 8.09(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 8.09(d)(i).

“Erroneous Payment Impacted Class” has the meaning specified in Section 8.09(d)(i).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 8.09(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 8.09(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means, for any Interest Period, the rate per annum appearing on the applicable Bloomberg screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the Euro interbank market, the “Screen Rate”) as the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over administration of that rate) for deposits in Euros at approximately 11:00 A.M. (Brussels time) on the second TARGET Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period; provided that if EURIBOR as so determined shall ever be less than the Floor, then EURIBOR shall be deemed to be the Floor; provided further, that if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency, then EURIBOR shall be the Interpolated Rate at such time.

“EURIBOR Lending Office” means, with respect to any Lender, the office of such Lender specified as its “EURIBOR Lending Office” in its administrative questionnaire delivered to the Administrative Agent or in the Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“EURIBOR Loan” means a Loan denominated in Euros which bears interest as provided in Section 2.06(a)(iii).

“EURIBOR Reserve Percentage” of any Lender for any Interest Period for any EURIBOR Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Euro” means the single currency of Participating Member States of the European Union.

“Euro Revolving Loan” has the meaning specified in Section 2.01(a).

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Events of Default” has the meaning specified in Section 7.01.

“Excluded Domestic Holdco” means a Domestic Subsidiary that has no material assets other than Stock (and, if applicable, Stock and Indebtedness) of one or more Excluded Foreign Subsidiaries described in clause (a) of the definition of “Excluded Foreign Subsidiary.”

“Excluded Foreign Subsidiary” means a Foreign Subsidiary which is (a) a CFC that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Stock to secure, any Indebtedness (other than the Loans) of a Loan Party or any other Subsidiary of ~~Livent~~Arcadium which is a United States person within the meaning of Section 7701(a)(30) of the Code, or (b) a Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a); provided that, for purposes of this definition only, in no event shall any Borrower or Allkem be an Excluded Foreign Subsidiary.

“Excluded Hedging Contract” means, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means each Excluded Domestic Holdco and each Excluded Foreign Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized or incorporated under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by ~~Livent~~Arcadium under Section 3.06) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA~~.~~ and (e) any withholding Taxes imposed by Ireland, if on the date on which the payment falls due, the payment could have been made to the Administrative Agent or the Lender without a withholding on account of Taxes imposed by Ireland if the Lender had been an Irish Qualifying Lender, but on that date the Lender is not or has ceased to be an Irish Qualifying Lender other than as a result of any change in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority or the relevant Lender is an Irish Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without a withholding on account of Taxes imposed by Ireland had that Lender complied with any procedural formalities necessary for that Borrower to make that payment without a withholding on account of Taxes imposed by Ireland.

“Existing Credit Agreement” has the meaning assigned to such term in the preliminary statements to this Agreement.

“Existing Obligations” has the meaning assigned to such term in Section 9.23.

“Facility” means the Commitments and the provisions herein relating to the Revolving Loans and Letters of Credit.

“Factoring or Receivables Transaction” means (a) any transaction or series of transactions that may be entered into by any Person pursuant to which such Person may directly or indirectly sell, convey or otherwise transfer Receivables to any buyer, purchaser or lender of interests in Receivables, including any factoring agreement, discounting arrangement or similar transaction, and (b) any transaction or series of transactions that may be entered into by any Person pursuant to which such Person may directly or indirectly sell, convey or otherwise transfer Receivables to another Person, or may grant a security interest in, any Receivables of such Person, and any assets related thereto including all collateral securing such Receivables, proceeds of such Receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that the Federal Funds Rate shall not be less than zero.

~~“Fee Letter” means that certain Fee Letter in respect of the Facility, dated as of August 1, 2022, between Livent and Citigroup Global Markets Inc.~~

“Final Maturity Date” means ~~the date that is five (5) years after the Effective Date~~September 1, 2027 (or if such day is not a Business Day, the immediately preceding Business Day).

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g) and (h) of the definition of “Indebtedness”;

provided, however, that (a) in the case of clause (c), such obligations shall be included in this definition of Financial Covenant Debt only to the extent such obligations are in respect of unreimbursed drawings under letters of credit, and (b) any obligations supported by a Letter of Credit shall not, to the extent so supported, be included in this definition of Financial Covenant Debt.

“First Amendment” means that certain Joinder and First Amendment to Amended and Restated Credit Agreement, dated as of January 4, 2024, by and among the Borrowers, the Guarantors, the lenders and issuing banks listed on the signature pages thereof and the Administrative Agent.

“First Lien Leverage Ratio” means, with respect to ~~Livent~~Arcadium and its Restricted Subsidiaries on a Consolidated basis as of any date, the ratio of (a) Financial Covenant Debt as of such date that is secured by a Lien on any asset or property of ~~Livent~~Arcadium or its Restricted Subsidiaries on a pari passu or senior basis with the Loans and the Commitments, minus the amount of cash and Cash Equivalents that are or would be included on a balance sheet of ~~Livent~~Arcadium and its Restricted Subsidiaries as of such date to the extent such cash and Cash Equivalents is not or would not be listed as “restricted” on such balance sheet in accordance with GAAP to (b) EBITDA for the last four Fiscal Quarters ending on or before such date.

“Fiscal Quarter” means each of the three- (3) month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve- (12) month period ending on December 31.

“Flood Insurance” means, for any Material Real Property (including any personal property Collateral located on such Material Real Property) located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Administrative Agent, in either case, that (a) meets the requirements of FEMA and any other applicable federal agencies, (b) includes a deductible not to exceed $50,000 and (c) has a coverage amount equal to the lesser of (i) the insurable value of the buildings and any personal property Collateral located on the Material Real Property as determined by the Administrative Agent or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Flood Insurance Requirements” means, with respect to any Mortgages, Administrative Agent shall have received: (i) evidence as to whether the applicable Material Real Property is located in a Special Flood Hazard Area pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and (ii) if such Material Real Property is located in a Special Flood Hazard Area, (A) evidence as to whether the community in which such Material Real Property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from Administrative Agent as to the fact that such Material Real Property is located in a Special Flood Hazard Area and as to whether the community in which such Material Real Property is located is participating in the National Flood Insurance Program and (C) copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Administrative Agent and naming Administrative

Agent as sole loss payee on behalf of the Secured Parties in the amounts required by an applicable Requirement of Law.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of an Alternate Currency that could be purchased with such amount of Dollars using the reciprocal of foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of ~~Livent~~Arcadium that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, except that, with respect to the determination of compliance by the Borrowers with the covenants set forth in Section 6.01, “GAAP” shall mean such principles in the United States of America as in effect as of the date of, and used in, the preparation of the audited combined financial statements of ~~Livent~~Arcadium referred to in Section 5.03.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, including any central bank and any supra-national bodies (such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 9.07(a).

“Guarantee” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guarantee is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments outside of the ordinary course of business, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guarantee shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Guarantied Obligations” has the meaning specified in Section 10.01(a).

“Guarantor” means (a) each of ~~Livent’s~~Arcadium’s Wholly-Owned Subsidiaries which is a Material Domestic Subsidiary (other than ~~Lithium Opco) and (b)~~any Wholly-Owned Subsidiary that is also a Borrower) and a Restricted Subsidiary, (b) upon satisfaction of the Post-Closing Covenant set forth in Section 8 of the First Amendment, Allkem, and (c) each Borrower (other than as to its direct obligations); provided, that subject to any administrative requirements of the Administrative Agent and the Lenders (including with respect to any “know your client” or similar requirements), ~~Livent~~Arcadium may elect to add additional ~~Domestic~~ Subsidiaries as Guarantors so long as each such added Guarantor complies with Section 6.03(m) of this Agreement as if it were a newly acquired Wholly-Owned Subsidiary ~~that is a Material Domestic Subsidiary~~ at the time of such designation.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Hedging Obligation” means, with respect to any Person any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder. Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction, any Permitted Warrant Transaction, and any obligations thereunder, in each case, shall not constitute Hedging Obligations.

“Immaterial ~~Domestic~~ Subsidiary” means, as of any date, any ~~Domestic~~ Subsidiary of ~~Livent~~Arcadium (a) having total assets of less than 5.0% of Consolidated Total Assets of ~~Livent~~Arcadium and its Restricted Subsidiaries, and (b) the contribution to EBITDA of which does not exceed 5.0% of EBITDA of ~~Livent~~Arcadium and its Restricted Subsidiaries, in each case, as of the last day of the most recent Fiscal Year for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.02(a)(ii); provided, that (i) the Consolidated Total Assets of all Immaterial ~~Domestic~~ Subsidiaries shall not exceed 7.5% of Consolidated Total Assets of ~~Livent~~Arcadium and its Material ~~Domestic~~ Subsidiaries at any time, and (ii) the contribution to EBITDA of all Immaterial ~~Domestic~~ Subsidiaries shall not exceed 7.5% of EBITDA of ~~Livent~~Arcadium and its Material ~~Domestic~~ Subsidiaries at any time.

“Increase Date” has the meaning specified in Section 2.04(b)(ii).

“Increase Notice” has the meaning specified in Section 2.04(b)(ii).

“Increase Notice Date” has the meaning specified in Section 2.04(b)(ii).

“Increasing Lender” means, in connection with any increase in the aggregate amount of the Commitments pursuant to Section 2.04(b), a Lender whose Commitment is increased pursuant to Section 2.04(b)(vi).

“Incremental Term Loan Amendment” has the meaning specified in Section 2.04(c)(vii).

“Incremental Term Loan Commitments” has the meaning specified in Section 2.04(c)(i).

“Incremental Term Loan Facility” has the meaning specified in Section 2.04(c)(i).

“Incremental Term Loan Facility Date” has the meaning specified in Section 2.04(c)(ii).

“Incremental Term Loan Facility Notice” has the meaning specified in Section 2.04(c)(ii).

“Incremental Term Loan Facility Notice Date” has the meaning specified in Section 2.04(c)(ii).

“Indebtedness” of any Person means, as of any date of determination, without duplication,

(a)              indebtedness of such Person for borrowed money;

(b)              all obligations of such Person evidenced by notes, bonds (other than surety and performance bonds, which are covered in clause (c) below), debentures or similar instruments or that bear interest;

(c)              all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured;

(d)              all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue;

(e)              all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(f)               all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases;

(g)              all Guarantees of such Person;

(h)              all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends;

(i)               all net obligations payable by such Person in respect of Hedging Contracts of such Person; and

(j)               all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Coverage Ratio” means, with respect to ~~Livent~~Arcadium and its Restricted Subsidiaries on a Consolidated basis for any period, the ratio of EBITDA for such period to Net Consolidated Interest Expense for such period.

“Interest Income” means, with respect to any Person, on a Consolidated basis for any period, total interest income for such period on a Consolidated basis in conformity with GAAP.

“Interest Period” means, with respect to each SOFR Loan and EURIBOR Loan, the period commencing on the date of such SOFR Loan and EURIBOR Loan and ending one, three or six calendar months thereafter (in each case, subject to the availability for the interest rate applicable to the relevant Currency), as any Borrower (on its own behalf and on behalf of the other Borrower) may, upon notice received by the Administrative Agent not later than 11:00 A.M. on the third U.S. Government Securities Business Day or the third Business Day, as applicable, prior to the first day of such Interest Period, select; provided, that:

(a)              the Borrowers may not select any Interest Period that ends after the Final Maturity Date;

(b)              Interest Periods commencing on the same date for Revolving Loans comprising part of the same Borrowing shall be of the same duration;

(c)              whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a SOFR Loan or a EURIBOR Loan, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d)              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(e)               no tenor that has been removed from this definition pursuant to Section 2.16(d) shall be available for specification in such Notice of Revolving Loan Borrowing or Notice of Conversion or Continuation.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available in the relevant currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available in the relevant currency) that exceeds the Impacted Interest Period, in each case, at such time; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any security issued by, i) a beneficial interest in any security issued by, or ii) any other equity ownership interest in, any other Person, b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and d) any Guarantees incurred by such Person in respect of Indebtedness of any other Person.

“Ipso Facto Event” means an Australian Guarantor is the subject of:

(a)              an announcement, application, compromise, arrangement, managing controller, or administration as described in section 415D(1), 434J(1) or 451E(1) of the Australian Corporations Act; or

(b)              any process which under any law with a similar purpose may give rise to a stay on, or prevention of, the exercise of contractual rights.

“Irish Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of the Loan Documents that is:

(a)                              a bank within the meaning of Section 246 of the Irish Taxes Act which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Irish Taxes Act; or

(b)                           a body corporate:

(i)                                which, by virtue of the law of a Relevant Territory, is resident in the Relevant Territory for the purposes of tax and that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory; or

(ii)                               where interest payable in respect of an advance:

(A)              is exempted from the charge to income tax under a double taxation agreement having force of law under the procedures set out in section 826(1) of the Irish Taxes Act; or

(B)               would be exempted from the charge to Irish income tax under an Irish Treaty entered into on or before the payment date of that interest if that Irish Treaty had the force of law under the provisions set out in section 826(1) of the Irish Taxes Act at that date;

(iii)                              which is a United States of America (“U.S.”) company which is incorporated in the U.S. and is taxed in the U.S. on its worldwide income; or

(iv)                              which is a U.S. limited liability company provided the ultimate recipients of the interest would, if they were themselves Lenders, be Irish Qualifying Lenders within paragraph (b)(i) or (b)(ii) or (b)(iii) of this definition and the business conducted through the LLC is so structured for non-tax commercial reasons and not for tax avoidance purposes; except where, in respect of each of sub-paragraphs (i) to (iv), interest payable to that body corporate in respect of the Loan Documents is paid in connection with a trade or business which is carried on in Ireland by that body corporate (or in the case of (iv) by the ultimate recipients of the interest) through a branch or agency; or

(c)           an Irish Treaty Lender; or

(d)              a body corporate which advances money in the ordinary course of a trade which includes the lending of money in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of that body corporate and such body corporate has complied with the notification requirements under section 246(5)(a) of the Irish Taxes Act; or

(e)               a qualifying company (within the meaning of section 110 of the Irish Taxes Act); or

(f)               an investment undertaking (within the meaning of section 739B of the Irish Taxes Act).

“Irish Security Documents” means each Irish Share Charge and each other Irish law governed mortgage, charge, assignment, pledge agreement or security agreement entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document), each as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Irish Share Charge” means an Irish law charge over shares, appropriately completed, to be entered into among Arcadium and the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Irish Taxes Act” means the Taxes Consolidation Act 1997, of Ireland.

“Irish Treaty Lender” means a Lender, other than a Lender falling within paragraph (b) of the definition of “Irish Qualifying Lender” which, subject to the completion of all necessary procedural formalities:

(g)              treated as a resident of an Irish Treaty State for the purposes of an Irish Treaty;

(h)              does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in this Agreement is effectively connected; and

(i)               fulfils any other conditions which must be fulfilled under the Irish Treaty by residents of that Irish Treaty State for such residents to obtain full exemption from tax imposed by Ireland on interest payable under a Loan Document.

“Irish Treaty State” means a jurisdiction which has a double taxation agreement with Ireland (an “Irish Treaty”) which is in effect and makes provision for full exemption from tax imposed by Ireland on interest.

“IRS” means the United States Internal Revenue Service.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of or increase the maximum amount (including by deleting or reducing any scheduled decrease in such maximum amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuing Bank” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuing Bank” or (b) hereafter becomes an Issuing Bank with the approval of the Administrative Agent and ~~Livent~~Arcadium by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and ~~Livent~~Arcadium to be bound by the terms hereof applicable to Issuing Banks.

“Joinder Agreement” has the meaning specified in Section 6.03(m)(i).

“JV Investment” has the meaning specified in Section 6.04(d)(xi).

“JV Investment Basket” has the meaning specified in Section 6.04(d)(xi).

“L/C Cash Collateral Account” has the meaning specified in Section 7.02(b).

“L/C Cash Collateral Account Collateral” has the meaning specified in Section 7.02(b).

“L/C Cash Collateral Account Investments” has the meaning specified in Section 7.02(c).

“L/C Cash Collateral Account Obligations” has the meaning specified in Section 7.02(e)(i).

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender Insolvency Event” ~~shall~~ means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company. Notwithstanding anything to the contrary above, a Lender will not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Stock in such Lender or its Parent Company by any Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lenders” means the Lenders listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 9.07 and shall include the Issuing Banks.

“Letter of Credit” has the meaning specified in Section 2.02.

“Letter of Credit Commitment” means, as to any Issuing Bank, (a) the Dollar amount set forth opposite its name on Schedule I hereto or (b) such other amount as agreed to by the Issuing Bank and ~~Livent~~Arcadium.

“Letter of Credit Loan” means a payment by an Issuing Bank of a drawing under any Letter of Credit pursuant to Section 3.02 or, without duplication, a payment by a Lender in respect thereof pursuant to Section 3.02.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrowers to all Issuing Banks with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations in respect of the Letters of Credit at such time and (b) Available LC Amount at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 3.02(d).

“Letter of Credit Request” has the meaning specified in Section 3.02(b).

“Letter of Credit Sub-Facility” has the meaning specified in Section 2.02.

“Letter of Credit Sublimit” has the meaning specified in Section 2.02.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), intellectual property license, security interest (and which includes a “security interest” as defined in sections 12(1) and (2) of the Australian PPSA), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Lithium Opco” has the meaning specified in the introductory paragraph to this Agreement.

“Livent” has the meaning specified in the introductory paragraph to this Agreement.

~~“Livent’s Accountants” means KPMG LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent.~~

~~“Livent’s Business” means Livent’s business of developing, manufacturing and/or selling, and providing research and development, marketing and/or other services and support for, lithium products and related organic and inorganic materials and any business reasonably related, incidental, complementary or ancillary thereto, as further detailed in the Disclosure Documents.~~

“Loan Documents” means this Agreement, each Note, each Letter of Credit, the Collateral Documents, the Perfection Certificate, any Perfection Certificate Supplement, the First Amendment and each amendment, certificate, agreement, instrument or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing, including all other pledges, guarantees, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and another other waiver, amendment or other modification to any Loan Document.

“Loan Guaranty” means Article X (Loan Guaranty) of this Agreement.

“Loan Parties” means each Borrower and each Guarantor and their respective successors and assigns.

“Loans” means all Revolving Loans and all Letter of Credit Loans.

“Local Time” means, with respect to any Loan denominated, or any payment to be made, in Dollars, New York City time, and with respect to any Loan denominated, or any payment to be made, in an Alternate Currency, the local time in the Principal Financial Center for such Alternate Currency.

“Margin Regulations” means, collectively, Regulations T, U and X, as from time to time in effect, and any regulation replacing the same, of the Board of Governors of the Federal Reserve System, or any successor thereto.

“Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations or properties of ~~Livent~~Arcadium and its Restricted Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the ability of the Loan Parties to repay the Obligations or to perform their respective obligations under the Loan Documents or (d) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Contract” means (a) Agreement, dated as of February 21, 1991, as amended, among the Province of Catamarca, Argentina, FMC Corporation and Minera del Altiplano S.A., as such agreement may be further amended, restated, amended and restated or otherwise modified from time to time, ~~and~~ (b) Mining Lease 74/244, granted as of December 24, 2009, of Galaxy Lithium Australia Pty Ltd (ACN 130 182 099), and (c) all contracts or agreements the loss of which could reasonably be expected to result in a Material Adverse Effect on any Borrower or any of its respective Restricted Subsidiaries.

“Material Domestic Subsidiary” means any Domestic Subsidiary of ~~Livent~~Arcadium that is not an Immaterial ~~Domestic~~ Subsidiary.

“Material Real Property” means (a) the North Carolina Facility, and (b) any parcel of Real Property owned in fee by any Loan Party and acquired after the Effective Date by such Loan Party having a fair market value in excess of $10 million.

“Material Subsidiary” means any Restricted Subsidiary of Arcadium that is not an Immaterial Subsidiary.

“Merger” has the meaning specified in the recitals to this Agreement.

~~“Mine OpCo” means (a) Minera del Altiplano S.A., a corporation formed under the laws of Argentina, which is involved in lithium mining and processing in Argentina and (b) any Subsidiary of Livent to which the assets of such Person are transferred at any point.~~

~~“Mine OpCo Group Member” means (a) Mine OpCo, (b) any other Restricted Subsidiary that owns substantially all or a material portion of the assets of Mine OpCo owned on the Effective Date and (c) any direct or indirect parent or holding company of Mine OpCo or such other Restricted Subsidiary (other than Livent).~~

“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to its business.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by any Loan Party in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on Material Real Property in form and substance reasonably satisfactory to the Administrative Agent and any other mortgage executed and delivered pursuant to Section 6.03(m), in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Mortgage Requirements” means, with respect to any Material Real Property, (i) provision of (a) a policy or policies of title insurance together with customary endorsements requested by Administrative Agent issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a first priority Lien on the Material Real Property described therein free of any other Liens other than those permitted by this Agreement, (b) a Mortgage executed by the applicable Loan Party in recordable form and otherwise in form and substance reasonably acceptable to ~~Livent~~Arcadium and the Administrative Agent, (c) a UCC fixture filing and (d) an ALTA survey which shall include all endorsements and certifications requested by Administrative Agent, (ii) recording of such Mortgage in the land records of the county in which such Material Real Property to be so encumbered is located and the filing of the UCC fixture filing, (iii) the Flood Insurance Requirements and (iv) a local counsel opinion as to the enforceability of such Mortgage in the state in which the Material Real Property described in such Mortgage is located in form and substance reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that, among other things, mandates the purchase of flood insurance to cover real property improvements and contents located in Special Flood Hazard Areas in participating communities and may provide protection to property owners through a federal insurance program.

“Net Consolidated Interest Expense” means, for any Person for any period, Consolidated interest expense for such period less the sum of (a) amortization of debt discount and premium for such period and (b) Interest Income for such period.

“New Commitment Acceptance” means a New Commitment Acceptance executed and delivered by a New Lender, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C-3 hereto.

“New Lender” means, for purposes of Sections 2.04(b), 2.04(c), and 9.07(c), an Eligible Assignee, approved by the Administrative Agent and the Issuing Banks (which approval shall not be unreasonably withheld), that ~~Livent~~Arcadium has requested to become a Lender hereunder pursuant to said Section 2.04(b) or 2.04(c), as applicable.

“North Carolina Facility” means those parcels of real property located in Gaston County, North Carolina, and owned by Lithium Opco in fee simple as listed on Schedule 5(a) of the Perfection Certificate executed and delivered by the Loan Parties as of the Effective Date.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Recurring Items” means, to the extent reflected in the determination of Consolidated net income (determined in accordance with GAAP) for any period, provisions for restructuring, discontinued operations, special reserves or other similar charges, including write-downs or write-offs of assets (other than write-downs resulting from foreign currency translations).

“Note” means a Revolving Loan Note.

“Notice of Borrowing” has the meaning specified in Section 3.01(a).

“Obligations” means principal of and interest on the Loans made by each Lender to, and the Notes held by each Lender of, each Borrower (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all accrued and unpaid fees and all expenses (including fees and expenses accruing during the pendency of any bankruptcy, insolvency, reorganization or other similar proceeding, regardless of whether allowed or allowable in such proceeding), reimbursements, indemnities and all other advances to, debts, liabilities and obligations of the Loan Parties, including any obligations owed pursuant to a Loan Guaranty by a Loan Party, to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising, and any Erroneous Payment Subrogation Rights.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, that is the direct or indirect parent of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the Stock of such Lender.

“Participant” has the meaning specified in Section 9.07(f).

“Participant Register” has the meaning specified in Section 9.07(f).

“Participating Member State” means each state so described in any EMU Legislation.

“Participation Agreement” means a loan participation agreement in substantially the form of Exhibit C-2 hereto.

“Patriot Act” has the meaning specified in Section 9.16.

"Payment Recipient" has the meaning assigned to such term in Section 8.09(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

~~“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.~~

“Perfection Certificate” means that certain perfection certificate in the form of Exhibit D-1 to be executed and delivered by the Loan Parties, as it may be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Perfection Certificate Supplement” means a perfection certificate supplement in the form of Exhibit D-2 to be executed and delivered by the Loan Parties, or any other form approved by the Administrative Agent

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Acquisition in which each of the following conditions is satisfied:

(a)                the Person or business which is the subject of such Acquisition is in a similar or complementary line of business as those of ~~Livent~~Arcadium and its Restricted Subsidiaries on the Effective Date or in a business reasonably related, incidental or ancillary thereto;

(b)               all governmental, corporate and material third-party approvals and consents necessary in connection with such Acquisition shall have been obtained and be in full force and effect;

(c)                if acquiring a Person, unless such Person is contemporaneously merged with and into ~~Lithium OpCo~~Arcadium or a Restricted Subsidiary of ~~Livent~~Arcadium, such Person becomes a Wholly-Owned Subsidiary of ~~Livent~~Arcadium and, simultaneously with such

Acquisition, a Loan Party to the extent required by Section 6.03(m), with such Person’s Stock being pledged as Collateral to the extent required by Section 6.03(m);

(d)               such Acquisition shall be consummated in accordance with the terms of the purchase or acquisition agreement executed in connection therewith and with all other material agreements, instruments and documents implementing such Acquisition and in compliance with applicable law and regulatory approvals;

(e)                no Default or Event of Default shall have occurred and be continuing or would result therefrom and all representations and warranties contained in the Loan Documents shall be true and correct in all material respects on the date of the consummation of such Acquisition, except to the extent that any such representation or warranty specifically refers to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(f)                after giving effect to such Acquisition (including the incurrence, assumption or acquisition of any Indebtedness in connection therewith), ~~Livent~~Arcadium shall be in pro forma compliance (as if such Acquisition had been consummated at the beginning of such period) with Section 6.01(a).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on ~~Livent’s~~Arcadium’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of ~~Livent~~Arcadium) purchased by ~~Livent~~Arcadium in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by ~~Livent~~Arcadium from the sale of any related Permitted Warrant Transaction, does not exceed the net cash proceeds received by ~~Livent~~Arcadium or any other Loan Party from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Factoring or Receivables Transaction” means one or more Factoring or Receivables Transactions, but for those Factoring or Receivables Transactions that result in Indebtedness, only to the extent that the aggregate outstanding principal amount of such Indebtedness in relation thereto does not exceed $100 million.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on ~~Livent’s~~Arcadium’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of ~~Livent~~Arcadium) sold by ~~Livent~~Arcadium in connection with and substantially concurrently with any purchase by ~~Livent~~Arcadium of a related Permitted Bond Hedge Transaction.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Principal Financial Center” means, in the case of any Currency, the principal financial center of the country of issue of such Currency, as determined by the Administrative Agent.

“property” or “properties” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Aggregate Commitment Increase” has the meaning specified in Section 2.04(b)(i).

“Proposed Increased Commitment” has the meaning specified in Section 2.04(b)(iv).

“Proposed Existing Lender Incremental Term Loan Commitment” has the meaning specified in Section 2.04(c)(iv).

“Proposed New Commitment” has the meaning specified in Sections 2.04(b)(iii).

“Proposed New Lender Incremental Term Loan Commitment” has the meaning specified in Section 2.04(c)(iii).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exception may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 9.22.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Loan Party that has total assets exceeding $10 million at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Dates” means the first Business Day of each April, July, October and January, commencing on the first such date to occur after the Effective Date.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds and surface rights.

“Receivable” means (a) a right to receive payment arising from the sale or lease of goods or services by a Person to another Person and (b) a right to receive payment arising under a bank acceptance draft or similar payment instrument issued by a bank in connection with the purchase of goods or services by a Person to another Person.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Reference Date” has the meaning specified in the definition of “Available Amount Basket”.

“Register” has the meaning specified in Section 9.07(d).

“Regulation” has the meaning specified in Section 5.23.

“Reimbursement Date” has the meaning specified in Section 3.02(g).

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrowers to any Issuing Bank with respect to amounts drawn under Letters of Credit.

“Related Party” has the meaning specified in Section 9.04(b).

~~“~~Real Property~~” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds and surface rights.~~

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Relevant Governmental Body” means (i) with respect to a Benchmark or Benchmark Replacement in respect of any Benchmark applicable to Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, and (ii) with respect to a Benchmark Replacement for any Benchmark applicable to a currency other than Dollars, (a) the central bank for the applicable currency or any central bank or other supervisor which is responsible for supervising (1) such Benchmark or Benchmark Replacement for such currency or (2) the administrator of such Benchmark or Benchmark Replacement for such currency or (b) any working group or committee officially endorsed or convened by: (1) the central bank for such currency, (2) any central bank or other supervisor that is responsible for supervising either (x) such Benchmark or Benchmark Replacement for such currency or (y) the administrator of such Benchmark or Benchmark Replacement for such currency, or (3) the Financial Stability Board, or a committee officially endorsed or convened by the Financial Stability Board, or any successor thereto.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the

Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Relevant Territory” means:

(a)              a member state of the European Union other than Ireland; or

(b)             a jurisdiction with which Ireland has entered into an Irish Treaty that has the force of law pursuant to Section 826(1) of the Irish Taxes Act; or

(c)              a jurisdiction with which Ireland has entered into an Irish Treaty where that Irish Treaty will (on completion of necessary procedures) have the force of law pursuant to Section 826(1) of the Irish Taxes Act.

“Required Lenders” means Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Lenders holding more than 50% of the sum of (a) the aggregate unpaid principal amount of the Loans, plus e) the aggregate Available LC Amount of all Letters of Credit (computed, in the case of Loans denominated in an Alternate Currency and Letters of Credit denominated in Euros, as the Dollar Equivalent thereof, as determined by the Administrative Agent); provided, that, for purposes hereof, neither any Borrower, nor any of its Affiliates, if a Lender, shall be included in i) the Lenders holding such amount of the Loans or Available LC Amount of Letters of Credit or having such amount of the Commitments or ii) determining the aggregate unpaid principal amount of the Loans or Available LC Amount of Letters of Credit or the total Commitments. For purposes of this definition, (1) the Available LC Amount of each Letter of Credit and the outstanding amount of each Letter of Credit Loan shall be considered to be owed to the Lenders ratably according to the amounts of their respective Revolving Loan Notes and Commitments (less, in the case of any Lender which is a Defaulting Lender as a result of a breach of its obligations under Section 3.02(c), the amount in respect of which such Lender is in default) and (2) the unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time in accordance with the second paragraph of Section 9.01.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Stock in or any of its respective Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Stock in or any of its respective Restricted Subsidiaries or any option, warrant or other right to acquire any such Stock in or any of its respective Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of any of ~~Livent~~Arcadium (including ~~Lithium Opco~~any other Borrower) other than an Unrestricted Subsidiary.

“Restrictive Agreement” has the meaning specified in Section 6.04(o).

“Revolving Loan” means a Dollar Revolving Loan or a Euro Revolving Loan.

“Revolving Loan Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Loans made by such Lender to such Borrower.

“Revolving Loan Outstandings” means, at any time, the then aggregate outstanding principal amount of all Revolving Loans (which shall be, in the case of Revolving Loans denominated in a Currency other than Dollars, the Dollar Equivalent thereof at such time).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global ~~Inc.~~Ratings, or any successor by merger or consolidation to its business.

“Sanctioned Country” means a country or territory that is subject or the target of a sanctions program administered or enforced by OFAC, the European Union, ~~Her~~His Majesty’s Treasury of the United Kingdom, the Commonwealth of Australia or the United Nations Security Council (at the time of this Agreement, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means a Person that is the subject or target of Sanctions, including (a) an entity that is directly or indirectly controlled or owned 50% or more by the government of a Sanctioned Country, (b) a Person located, organized, incorporated or resident in a Sanctioned Country, to the extent the target of Sanctions or (c) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union, ~~Her~~His Majesty’s Treasury of the United Kingdom, the Australian Sanctions Office or the United Nations Security Council. Any Person directly or indirectly controlled or owned 50 percent or more by any Sanctioned Person is also a Sanctioned Person.

“Sanctions” means economic sanctions administered or enforced by OFAC, the U.S. Department of State, the European Union, ~~Her~~His Majesty’s Treasury of the United Kingdom, the Commonwealth of Australia or the United Nations Security Council.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all (a) obligations owing to any Person under any Specified Cash Management Agreement and (b) Hedging Obligations owing to any Person that, in each case under clauses (a) or (b), as applicable, at the time of entering into such arrangement with a Loan Party or any Restricted Subsidiary, was the Administrative Agent, a Lender or an Affiliate thereof; provided, that (i) with respect to such Hedging Obligations, to the extent designated by ~~Livent~~Arcadium in a written statement (including by way of email) to the Administrative Agent as constituting Secured Obligations (provided, that, a single notice with respect to a specified Hedging Contract may designate all transactions thereunder as being Secured Obligations, without the need for separate notices for each individual transaction thereunder) and (ii) the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Hedging Contract of such Guarantor for purposes of determining any obligations of any Guarantor.

“Secured Parties” means the Administrative Agent, the Australian Security Trustee, each Lender, each Issuing Bank, each provider under a Specified Cash Management Agreement, each counterparty to a Hedging Contract and each other provider of Secured Obligations as permitted pursuant to the definition thereof.

“Security Agreement” means that certain Second Amended and Restated Pledge and Security Agreement, substantially in the form attached hereto as Exhibit F, appropriately completed, to be entered into among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and any other pledge agreement or security agreement entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document), each as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SPC” has the meaning specified in Section 9.07(a).

“Special Flood Hazard Area” means an area that FEMA has designated as an area subject to special flood hazards, the current standard for which is at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year, as per the applicable flood maps.

“Specified Cash Management Agreement” means any agreement providing for treasury, depositary, cash management or commercial, credit or debit card services, including in connection with any automated clearing house transactions, controlled disbursements, return items, overdrafts, interstate depository network services or any similar transactions between any Person (or guaranteed by any Person) and any other Person that (a) was a Lender (or any affiliate thereof) at the time such agreement was entered into or (b) with respect to any such agreement in effect as of the Effective Date, is, as of the Effective Date or within ninety (90) days thereafter, a Lender or an affiliate of such a Lender. Such designation shall not create in favor of such Lender or affiliate of a Lender any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party hereunder or under any Collateral Document.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalent” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Redesignation” has the meaning specified in the definition “Unrestricted Subsidiary.”

“Supported QFC” has the meaning specified in Section 9.22.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which ~~TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Administrative Agent to be a suitable replacement)~~T2 is open for the settlement of payments in ~~E~~euro~~s~~.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

~~“Termination Date” means the earlier of (a) the date of termination in whole of the Commitments pursuant to the second sentence of Section   2.04(a), pursuant to Section   2.08(b) or pursuant to Section   7.01, or (b) the Final Maturity Date.~~

“Term SOFR” means,

(a)       for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term

SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)       for any calculation with respect to an Base Rate Loans on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage rate equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earlier of (a) the date of termination in whole of the Commitments pursuant to the second sentence of Section 2.04(a), pursuant to Section 2.08(b) or pursuant to Section 7.01, or (b) the Final Maturity Date.

~~“Total Committed Increase” has the meaning specified in Section 2.04(b)(v).~~

~~“Total Committed Incremental Term Loan” has the meaning specified in Section 2.04(c)(v).~~

“Total Commitments” means $500 million, as such amount may be increased or reduced as provided in Section 2.04 or as otherwise expressly provided in this Agreement.

“Total Committed Increase” has the meaning specified in Section 2.04(b)(v).

“Total Committed Incremental Term Loan” has the meaning specified in Section 2.04(c)(v).

“Total Outstandings” means, at any time, the sum of (a) the Revolving Loan Outstandings and (b) the Letter of Credit Obligations, at such time.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, including, the payment of taxes, fees and expenses incurred in connection therewith and the other transactions contemplated by or related to the foregoing.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993).

“Type” means a Base Rate Loan, a SOFR Loan or a EURIBOR Loan.

“UCC” has the meaning specified in Section 7.02(e)(ii).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiary” means,

(a)       any Subsidiary of ~~Livent~~Arcadium designated by ~~Livent~~Arcadium as an Unrestricted Subsidiary after the Effective Date pursuant to Section 6.03(n), provided, that ~~Livent~~Arcadium shall only be permitted to so designate an Unrestricted Subsidiary so long as:

(i)        no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii)       immediately after giving effect to such designation, ~~Livent~~Arcadium shall be in pro forma compliance with (A) the First Lien Leverage Ratio specified in Section 6.01(a) and (B) the Interest Coverage Ratio specified in Section 6.01(b), in each case, after giving effect to such designation;

(iii)      such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by ~~Livent~~Arcadium or any Restricted Subsidiary) through Investments as permitted by, and in compliance with, Section 6.04(d) (valued at the fair market value of such Investments at the time of such designation);

(iv)      without duplication of preceding clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04(d) (valued at the fair market value of such Investments at the time of such designation);

(v)       ~~Livent~~Arcadium shall have delivered to the Administrative Agent a certificate executed by ~~Livent~~Arcadium, certifying compliance with the requirements of preceding clauses (i) through (iv), and containing the calculations required by the preceding clause (ii);

(b)      any Subsidiary of an Unrestricted Subsidiary.

Additionally, ~~Livent~~Arcadium may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement by written notice to the Administrative Agent (each, a “Subsidiary Redesignation”); provided, that

(a)       no Default or Event of Default has occurred and is continuing or would result therefrom;

(b)       ~~Livent~~Arcadium shall be in pro forma compliance with (A) the First Lien Leverage Ratio specified in Section 6.01(a) and (B) the Interest Coverage Ratio specified in Section 6.01(b), in each case, after giving effect to such designation;

(c)       any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time;

(d)       ~~Livent~~Arcadium shall have delivered to the Administrative Agent a certificate certifying compliance with the requirements of preceding clauses (a) and (b), and containing the calculations required by the preceding clause (b).

In addition to the foregoing, (i) ~~Livent~~Arcadium may not designate any ~~Mine OpCo Group Member to be an Unrestricted Subsidiary, (ii) Livent may not designate Lithium OpCo~~Borrower (or any direct or indirect parent or holding company thereof) to be an Unrestricted Subsidiary and (ii~~i~~) no Restricted Subsidiary may be designed as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary.

“Unused Commitments” means, at any time, the aggregate amount of the Commitments then unused and outstanding after deducting the Total Outstandings.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.10(g)(ii)(B)(3).

“Voting Stock” means capital stock issued by a corporation or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person 100% of the Voting Stock of which (other than directors’ qualifying shares or other shares held to satisfy legal or regulatory requirements) are directly or indirectly owned by such Person, or by one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other withholding agent as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.     ~~Section 1.02.~~ Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including.”

Section 1.03.     ~~Section 1.03.~~ Accounting Terms and Principles.

(a)         Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Section 6.01 shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b)        If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 6.02(a) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by ~~Livent~~Arcadium with the agreement of the ~~Livent’s~~Arcadium’s Accountants and results in a change in any of the calculations required by Article V (Representations and Warranties or Section 6.01 had such accounting change not occurred, for purposes of the calculation of such covenants and the definitions related thereto, such calculation shall be made using GAAP as used by each Borrower in its December 31, 2021 financial statements.

(c)        Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed and all computations of amounts and ratios referred to in Article VI (Covenants of the Company) shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any of its respective Restricted Subsidiaries at “fair value”.

(d)        Notwithstanding anything to the contrary contained in this Section 1.03 or in the definitions of “Capital Lease Obligations” or “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith (provided, that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any such accounting change, the Borrowers shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

Section 1.04.     ~~Section 1.04.~~ Certain Terms.

(a)         The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b)         Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (3) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c)         Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Required Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, amended and restated, supplemented or modified.

(d)         References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e)         The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f)          The terms “Lender,” “Issuing Bank” and “Administrative Agent” include, without limitation, their respective successors.

(g)         When used with respect to any Loan Party organized in Ireland or Jersey, the term “organized” shall be deemed to refer to “incorporated” and the term “organization” shall be deemed to refer to “incorporation”.

(h)         A reference in this Agreement to a person being “unable” or “admitting inability to pay its debts” includes that person being unable to pay its debts within the meaning of Sections 509(3) and 570 of the Companies Act 2014 of Ireland.

(i)          When used with respect to any Loan Party organized in Ireland, the term “GAAP” shall be deemed to refer to “GAAP or IFRS (as applicable)”and the term “IFRS” shall mean international accounting standards within the meaning of the IAS Regulation 1606/2002 of the European Parliament to the extent applicable to the relevant financial statements.

Section 1.05.     ~~Section 1.05.~~ Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City Time (daylight savings or standard, as applicable).

Section 1.06.     ~~Section 1.06.~~ Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided herein (including in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.07.    ~~Section 1.07.~~ Interpretive Provisions Relating to Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any series of a limited liability company, limited partnership or trust and any entity surviving or resulting from the division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each series of a limited liability company or entity surviving or resulting from the division of any limited liability company that is a Subsidiary, Material Subsidiary, Material Domestic Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.08.    Jersey terms. In each Loan Document (where the applicable reference relates to any person incorporated, established, constituted or formed under the laws of Jersey) any reference to: (a) insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954); (b) a compromise or arrangement with any creditor includes, without limitation, any compromise or arrangement with creditors (or any class of creditors) of the type referred to in Article 125 of the Companies (Jersey) Law 1991;(c) a winding-up includes, without limitation, any winding up procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991 and any other provisional winding up, winding up, dissolution, termination, provisional liquidation or liquidation ordered by the Royal Court of Jersey or otherwise effected pursuant to the laws of Jersey; (d) the appointment of a similar officer to a liquidator, receiver, administrative receiver, administrator or compulsory manager includes, without limitation, the Viscount of the Royal Court of Jersey, any autorisé, any provisional liquidator or liquidator appointed pursuant to Part 21 of the Companies (Jersey) Law 1991 and any other provisional liquidator, liquidator or receiver appointed by the Royal Court of Jersey or otherwise appointed pursuant to the laws of Jersey; (e) any step being taken in relation to a winding-up includes, without limitation, the service of a statutory demand pursuant to Part 21 of the Companies (Jersey) Law 1991; (f) any step being taken in relation to the appointment of a similar officer to a liquidator, receiver, administrative receiver, administrator or compulsory manager includes, without limitation, the service of a statutory demand pursuant to Part 21 of the Companies (Jersey) Law 1991; and (g) Lien includes, without limitation, any hypothèque (whether conventional, judicial or arising by operation of law), any lien in respect of any tangible movable property, any security interest created pursuant to the Security Interests (Jersey) Law 1983 and any security interest created pursuant to the Security Interests (Jersey) Law 2012.

Section 1.09.     Jersey Customary law waivers. Without prejudice to any other waiver contained in this Agreement or any other Loan Document, each Loan Party incorporated, established, constituted or formed under the laws of Jersey waives any right: (a) whether by virtue of the droit de division or otherwise, to require that any liability under this Agreement or any other Loan Document be divided or apportioned with any other Loan Party or any other Person or reduced in any way or manner; and (b) whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other Loan Party or any other Person before any claim is enforced against it in respect of the obligations or liabilities assumed by it under this Agreement or any other Loan Document.

Section 1.10.     Australian Banking Code of Practice. The parties agree that the Australian Banking Code of Practice (published by the Australian Banking Association, as amended, revised or amended and restated from time to time) does not apply to the Loan Documents, nor the transactions under them.

Section 1.11.     Australian Terms. In this Agreement or any other Loan Document, where it relates to an Australian Guarantor or a Person or entity incorporated or established under the laws of Australia (or the state or territories thereof), and, in respect of paragraph (b), includes any Person granting a Lien over assets subject to Australian law, a reference to (a) a “Subsidiary” includes a subsidiary within the meaning of Part 1.2 Division 6 of the Australian Corporations Act, and for the avoidance of doubt (i) a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share, (ii) an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation, and (iii) includes an entity that is a Subsidiary of another entity if controlled by that other entity for the purposes of section 50AA of the Australian Corporations Act, (b) “receiver” includes an administrator, administrative receiver and controller within the meaning given in section 9 of the Australian Corporations Act, (c) “bankruptcy” includes administration, (d) “liquidation” includes, other than for the purpose of a solvent reconstruction or amalgamation previously approved by the Lenders, winding up, (e) a Person being unable, or admitting inability, to pay its debts as they become due includes such Person (i) being, or being presumed or deemed under applicable law to be, insolvent (including being insolvent for the purposes of section 95A of the Australian Corporations Act), (ii) becoming, or taking any step that could result in it becoming, an insolvent under administration (as defined in section 9 of the Australian Corporations Act); (iii) suspending making payment on its debts or being subject to a moratorium; (iv) by reason of actual or anticipated insolvency, commencing negotiations with one or more of its creditors with a view to rescheduling its Indebtedness; or (v) has any step taken under the provisions of the Australian Corporations Act to deregister it.

ARTICLE II~~Article II~~
AMOUNTS AND TERMS OF THE LOANS

Section 2.01.     ~~Section 2.01.~~ The Revolving Loans.

(a)           Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans denominated in Dollars (each, a “Dollar Revolving Loan”) or Euros (each a “Euro Revolving Loan”, and collectively with any Dollar Revolving Loans, the “Revolving Loans”) to either Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date of such Lender in an aggregate amount as to all Borrowers not to exceed at any time outstanding the amount of such Lender’s Commitment.

(b)          Anything in this Agreement to the contrary notwithstanding, the Total Outstandings shall (1) not on the date of any extension of credit under this Agreement nor on the last day of an Interest Period for any outstanding Borrowing exceed the Total Commitments or (2) not on the last Business Day of any week exceed 103% of the Total Commitments.

(c)           Each Borrowing shall be in an aggregate amount of not less than the Dollar Equivalent of $1 million and integral multiples of the Dollar Equivalent of $500,000 in excess thereof (or, if less, an aggregate amount equal to the then remaining Unused Commitments of the Lenders participating in such Borrowing, as applicable).

(d)           Each Borrowing shall consist of Revolving Loans of the same Type in the same Currency made on the same day by the Lenders ratably according to their respective Commitments.

(e)           Within the limits set forth above and subject to Section 2.13, each Borrower may from time to time borrow, repay pursuant to Section 2.05 or prepay pursuant to Section 2.08 and reborrow under this Section 2.01.

(f)           Each Lender may, at its option, make any Revolving Loan available to any Borrower by causing any branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Revolving Loan in accordance with the terms of this Agreement. Each reference to any Lender shall be deemed to include any of such Lender’s Affiliates which make Revolving Loans; provided that no such Lender shall be relieved of its obligations hereunder until such Lender’s Affiliates have actually performed such Lender’s obligations. Notwithstanding the foregoing, the Borrowers and the Administrative Agent shall be permitted to deal solely and directly with, and may rely conclusively on, such Lender in connection with such Lender’s rights and obligations under this Agreement.

Section 2.02.    ~~Section 2.02.~~ The Letters of Credit. On the terms and subject to the conditions contained in this Agreement, $50 million of the Facility is available (the “Letter of Credit Sublimit”) for the issuance of letters of credit, in Dollars or Euros, for the account of each Borrower (the “Letter of Credit Sub-Facility”), and each Issuing Bank agrees to Issue at the request of any Borrower one or more Standby Letters of Credit and, at the sole discretion of the relevant Issuing Bank, Documentary Letters of Credit (each a “Letter of Credit”) from time to time on any Business Day during the period commencing on the Effective Date and ending on or before the day that is thirty (30) days prior to the Final Maturity Date in an amount not to exceed at any time outstanding the amount of such Issuing Bank’s Letter of Credit Commitment; provided, however, that each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (a) the date that is one (1) year after the date of the issuance of such Letter of Credit and (b) the date that is five (5) Business Days prior to the Final Maturity Date. Upon any Borrower’s request (a) any Letter of Credit which is issued in the final year prior to the Final Maturity Date may have an expiry date which is one (1) year after the Final Maturity Date if cash collateralized or covered by standby letter(s) of credit five (5) Business Days prior to the Final Maturity Date and (b) any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one (1) calendar year periods, which shall in no event extend beyond the Final Maturity Date (after giving effect to the foregoing clause (a)).

Section 2.03.     ~~Section 2.03.~~ Fees.

(a)           Commitment Fee. Each Borrower agrees on a joint and several basis to pay to the Administrative Agent for the account of each Lender a Commitment Fee on the average daily amount of the Unused Commitment of such Lender from the Effective Date (in the case of each Lender), and from the effective date specified in the Acceptance pursuant to which it became a Lender (in the case of each other Lender), until the Termination Date of such Lender, payable in Dollars in arrears on each Quarterly Date during the term of such Lender’s Commitment, and on the Termination Date of such Lender, at a rate per annum equal to the applicable rate for Commitment Fees in effect from time to time.

(b)          Letter of Credit Compensation.

(i)         Each Borrower agrees on a joint and several basis to pay to the Administrative Agent for the account of each Lender a commission on such Lender’s pro rata share of the average daily aggregate Available LC Amount of (A) all Standby Letters of Credit outstanding from time to time and (a) all Documentary Letters of Credit outstanding from time to time, in each case at the Applicable Margin in effect from time to time for SOFR Loans, payable in Dollars (the amount of which commission shall be determined, in the case of the Available LC Amount of Letters of Credit denominated in Euros on the basis of the Dollar Equivalent of such amount on the date payable) in arrears quarterly on each Quarterly Date and on the Termination Date of such Lender, commencing on the first Quarterly Date after the date hereof.

(ii)        Each Borrower agrees on a joint and several basis to pay to each Issuing Bank, for its own account, (x) a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, payable quarterly in arrears on each Quarterly Date during which such Issuing Bank has acted in such capacity, and on the scheduled Termination Date of such Issuing Bank (if such Issuing Bank acted in such capacity up to such date), in an amount equal to the product of fifteen (15) basis points per annum of the average daily Available LC Amount of such Letter of Credit multiplied by the actual number of days such Letter of Credit was outstanding in such period, divided by 360, as applicable, which amount shall be payable in Dollars and calculated based on the Dollar Equivalent of any amount otherwise calculated in Euros on the date when such amount is payable, and (y) such customary fees and charges in connection with the issuance or administration of each Letter of Credit as may be agreed in writing between any Borrower and such Issuing Bank from time to time.

(c)          Defaulting Lender Fees. Notwithstanding anything in this Agreement to the contrary, if any Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing pursuant to clauses (a) and (b) above, in each case with respect to the entire accrual period with respect to such fees (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees); provided, that (i) to the extent that a ratable portion of the Letter of Credit Obligations of such Defaulting Lender has been reallocated in accordance with Section 2.13(a)(i) to the Non-Defaulting Lenders, the fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (4) to the extent any portion of such Letter of Credit Obligations cannot be so reallocated to such Non-Defaulting Lenders, such fees will instead accrue for the benefit of and be payable to the Issuing Bank as its interests appear (and the pro rata payment provisions of Section 2.09 will automatically be deemed adjusted to reflect the provisions of this Section 2.03(c)).

(d)          Other Fees. Each Borrower agrees on a joint and several basis to pay to the Administrative Agent such fees as from time to time may be separately agreed between any Borrower and the Administrative Agent~~, including as set forth in the Fee Letter~~.

Section 2.04.     ~~Section 2.04.~~ Reductions and Increases of the Commitments and Term Loan Tranches.

(a)          Commitment Reductions, Etc. The Commitment of each Lender shall be automatically reduced to zero on the Termination Date of such Lender. In addition, ~~Livent~~Arcadium shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided, that (A) the Total Commitments shall not be reduced pursuant to this sentence to an amount which is less than the Total Outstandings, (a) each partial reduction shall be in an aggregate amount of at least $10 million or any integral multiple of $1 million in excess thereof and (b) a reduction in the Commitments shall not be allowed if, as a result thereof, the Commitments would be reduced to an amount which is less than the sum of the Letter of Credit Sub-Facility. Each Commitment reduction pursuant to this Section 2.04(a) shall be permanent (subject, however, to the rights of the Borrowers under Sections 2.04(b) and 2.04(c)).

(b)          Optional Increases of Commitments.

(i)        Subsequent to the Effective Date and not more than twice in any calendar year, ~~Livent~~Arcadium may propose to increase the Total Commitments by an aggregate amount of not less than $20 million or an integral multiple of $10 million in excess thereof (a “Proposed Aggregate Commitment Increase”) in the manner set forth below, provided, that:

(A)        no Default or Event of Default shall have occurred and be continuing either as of the date on which ~~Livent~~Arcadium shall notify the Administrative Agent of its request to increase the Total Commitments or as of the related Increase Date (as hereinafter defined);

(B)         the representations and warranties contained in the Loan Documents shall be correct in all material respects (except any representations and warranties that are qualified by materiality, which shall be true and correct in all respects) both as of the date on which ~~Livent~~Arcadium shall notify the Administrative Agent of its request to increase the Total Commitments and as of the related Increase Date, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a different date, which shall be true and correct as of such earlier date; and

(C)         after giving effect to such Proposed Aggregate Commitment Increase, the aggregate amount of all such Proposed Aggregate Commitment Increases and Incremental Term Loan Facilities entered into since the Effective Date shall not exceed $200 million.

(ii)       ~~Livent~~Arcadium may request an increase in the aggregate amount of the Commitments by delivering to the Administrative Agent a notice (an “Increase Notice”, the date of delivery thereof to the Administrative Agent being the “Increase Notice Date”) specifying (1) the Proposed Aggregate Commitment Increase, (2) the proposed date (the “Increase Date”) on which the Commitments would be so increased (which Increase Date may not be fewer than thirty (30) nor more than sixty (60) days after the Increase Notice Date) and (3) the New Lenders, if any, to whom ~~Livent~~Arcadium desires to offer the opportunity to commit to all or a portion of the Proposed Aggregate Commitment Increase. The Administrative Agent shall in turn promptly notify each Lender of ~~Livent’s~~Arcadium’s request by sending each Lender a copy of such notice.

(iii)      Not later than the date that is five (5) days after the Increase Notice Date, the Administrative Agent shall notify each New Lender, if any, identified in the related Increase Notice of the opportunity to commit to all or any portion of the Proposed Aggregate Commitment Increase. Each such New Lender may irrevocably commit to all or a portion of the Proposed Aggregate Commitment Increase, representing Commitments and Incremental Term Loan Commitments, as applicable (such New Lender’s “Proposed New Commitment”) by notifying the Administrative Agent (which shall give prompt notice thereof to ~~Livent~~Arcadium) before 11:00 A.M. on the date that is ten (10) days after the Increase Notice Date; provided, that:

(A)         the Proposed New Commitment of each New Lender shall be in an aggregate amount not less than $10 million; and

(B)         each New Lender that submits a Proposed New Commitment shall execute and deliver to the Administrative Agent (for its acceptance and recording in the Register) a New Commitment Acceptance in accordance with the provisions of Section 9.07 hereof.

(iv)      If the aggregate Proposed New Commitments of all of the New Lenders shall be less than the Proposed Aggregate Commitment Increase, then (unless ~~Livent~~Arcadium otherwise requests) the Administrative Agent shall, on or prior to the date that is fifteen (15) days after the Increase Notice Date, notify each Lender of the opportunity to so commit to all or any portion of the Proposed Aggregate Commitment Increase not committed to by New Lenders pursuant to

Section 2.04(b)(iii). Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to commit to all or a portion of such remainder, representing Commitments (such Lender’s “Proposed Increased Commitment”), by notifying the Administrative Agent (which shall give prompt notice thereof to ~~Livent~~Arcadium) no later than 11:00 A.M. on the date five (5) days before the Increase Date. In no event shall any Lender be obligated to increase its Commitments hereunder.

(v)       If the aggregate amount of Proposed New Commitments and Proposed Increased Commitments (such aggregate amount, the “Total Committed Increase”) equals or exceeds $20 million, then, subject to the conditions set forth in Section 2.04(b)(i):

(A)        effective on and as of the Increase Date, the Total Commitments shall be increased by the Total Committed Increase (provided, that the aggregate amount of the Commitments shall in no event be increased pursuant to this Section 2.04(b) to more than $700 million, less the amount of any reductions of the Total Commitments under Section 2.04(a)) and shall be allocated among the New Lenders and the Lenders as provided in Section 2.04(b)(vi); and

(B)         on the Increase Date, if any Revolving Loans are then outstanding, the Borrowers shall borrow Revolving Loans from all or certain of the Lenders and/or (subject to compliance by the Borrowers with Section 9.04(c)) prepay Revolving Loans of all or certain of the Lenders (other than any Defaulting Lender) such that, after giving effect thereto, the Revolving Loans (including the Types, Currencies and Interest Periods thereof) shall be held by the Lenders (including for such purposes New Lenders) ratably in accordance with their respective Commitments.

If the Total Committed Increase is less than $20 million, then the Total Commitments shall not be changed.

(vi)     The Total Committed Increase shall be allocated among New Lenders having Proposed New Commitments and Lenders having Proposed Increased Commitments as follows:

(A)         If the Total Committed Increase shall be at least $20 million and less than or equal to the Proposed Aggregate Commitment Increase, then (1) the initial Commitment of each New Lender shall be such New Lender’s Proposed New Commitment and (i) the Commitment of each Lender shall be increased by such Lender’s Proposed Increased Commitment.

(B)         If the Total Committed Increase shall be greater than the Proposed Aggregate Commitment Increase, then the Total Committed Increase shall be allocated:

  (1)        first to New Lenders (to the extent of their respective Proposed New Commitments) in such a manner as ~~Livent~~Arcadium and the Administrative Agent shall agree; and

  (2)        then to Lenders (to the extent of their respective Proposed Increased Commitments, if any) in such a manner as ~~Livent~~Arcadium shall determine in its sole discretion upon consultation with the Administrative Agent.

(vii)    No increase in the Commitments contemplated hereby shall become effective until the Administrative Agent shall have received (A) to the extent requested, Revolving Loan Notes payable by each of the Borrowers to each New Lender and each Increasing Lender, (c) evidence satisfactory to the Administrative Agent that such increases in the Commitments, and

Borrowings thereunder, have been duly authorized and (C) a favorable opinion of counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, Lender, if any, and New Lenders, if any, and covering such customary matters relating to the Proposed Increased Commitments as the Administrative Agent may request including as to continuing perfection.

(c)           Incremental Term Loan Tranches.

(i)        Subsequent to the Effective Date and not more than twice, ~~Livent~~Arcadium may request one or more incremental term loan tranches in an aggregate amount of not less than $50 million or an integral multiple of $10 million in excess thereof (a “Incremental Term Loan Facility”; and the commitments ~~with~~ in respect thereof, the “Incremental Term Loan Commitments”) in the manner set forth below, provided, that:

(A)         no Default or Event of Default shall have occurred and be continuing either as of the date on which ~~Livent~~Arcadium shall notify the Administrative Agent of their request for an Incremental Term Loan Facility or as of the related Incremental Term Loan Facility Notice Date (as hereinafter defined);

(B)          the representations and warranties contained in the Loan Documents shall be correct in all material respects (except any representations and warranties that are qualified by materiality, which shall be true and correct in all respects) both as of the date on which ~~Livent~~Arcadium shall notify the Administrative Agent of their request for an Incremental Term Loan Facility and as of the related Incremental Term Loan Facility Notice Date, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a different date, which shall be true and correct as of such earlier date;

(C)         after giving effect to such Incremental Term Loan Facility, the aggregate amount of all such Incremental Term Loan Facilities and Proposed Aggregate Commitment Increases entered into since the Effective Date shall not exceed $200 million; and

(D)         after giving effect to such Incremental Term Loan Facility, ~~Livent~~Arcadium shall be in pro forma compliance with Section 6.01.

(ii)       ~~Livent~~Arcadium may request an incremental term loan facility by delivering to the Administrative Agent a notice (an “Incremental Term Loan Facility Notice”, the date of delivery thereof to the Administrative Agent being the “Incremental Term Loan Facility Notice Date”) specifying (1) the Incremental Term Loan Facility, (2) the proposed date (the “Incremental Term Loan Facility Date”) on which the Incremental Term Loan Facility would become effective (which Incremental Term Loan Facility Date may not be fewer than thirty (30) nor more than sixty (60) days after the Incremental Term Loan Facility Notice Date) and (3) the New Lenders, if any, to whom ~~Livent~~Arcadium desires to offer the opportunity to commit to all or a portion of the Incremental Term Loan Facility. The Administrative Agent shall in turn promptly notify each Lender of ~~Livent’s~~Arcadium’s request by sending each Lender a copy of such notice.

(iii)      Not later than the date that is five (5) days after the Incremental Term Loan Facility Notice Date, the Administrative Agent shall notify each New Lender, if any, identified in the related Incremental Term Loan Facility Notice of the opportunity to commit to all or any portion of the Incremental Term Loan Facility. Each such New Lender may irrevocably commit to all or a portion of the Incremental Term Loan Facility (such New Lender’s “Proposed New Lender Incremental Term Loan Commitment”) by notifying the Administrative Agent (which shall give prompt notice thereof to ~~Livent~~Arcadium) before 11:00 A.M. on the date that is ten (10) days after the Incremental Term Loan Facility Notice Date; provided, that:

(A)         the Proposed New Lender Incremental Term Loan Commitment of each New Lender shall be in an aggregate amount not less than $10 million; and

(B)         each New Lender that submits a Proposed New Lender Incremental Term Loan Commitment shall execute and deliver to the Administrative Agent (for its acceptance and recording in the Register) a New Commitment Acceptance in accordance with the provisions of Section 9.07 hereof.

(iv)      If the aggregate Proposed New Lender Incremental Term Loan Commitments of all of the New Lenders shall be less than the Incremental Term Loan Facility, then (unless ~~Livent~~Arcadium otherwise requests) the Administrative Agent shall, on or prior to the date that is fifteen (15) days after the Incremental Term Loan Notice Date, notify each Lender of the opportunity to so commit to all or any portion of the Incremental Term Loan Facility not committed to by New Lenders pursuant to Section 2.04(c)(iii). Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to commit to all or a portion of such remainder (such Lender’s “Proposed Existing Lender Incremental Term Loan Commitment”), by notifying the Administrative Agent (which shall give prompt notice thereof to ~~Livent~~Arcadium) no later than 11:00 A.M. on the date five (5) days before the Incremental Term Loan Facility Notice Date. In no event shall any Lender be obligated to increase its Commitments hereunder.

(v)       If the aggregate amount of Proposed New Lender Incremental Term Loan Commitments and Proposed Existing Lender Incremental Term Loan Commitments (such aggregate amount, the “Total Committed Incremental Term Loan”) equals or exceeds $50 million, then, subject to the conditions set forth in Section 2.04(c)(i), effective on and as of the Incremental Term Loan Facility Date, the Total Commitments shall be increased by the Total Committed Incremental Term Loan (provided, that the aggregate amount of the Commitments shall in no event be increased pursuant to this Section 2.04(c) to more than $700 million, less the amount of any reductions of the Total Commitments under Section 2.04(a)) and shall be allocated among the New Lenders and the Lenders as provided in Section 2.04(c)(vi).

If the Total Committed Incremental Term Loan is less than $50 million, then the Total Commitments shall not be changed.

(vi)      The Total Committed Incremental Term Loan shall be allocated among New Lenders having Proposed New Lender Incremental Term Loan Commitments and Lenders having Proposed Existing Lender Incremental Term Loan Commitments as follows:

(A)         If the Total Committed Incremental Term Loan shall be at least $20 million and less than or equal to the Incremental Term Loan Facility, then (1) the initial Commitment of each New Lender shall be such New Lender’s Proposed New Lender Incremental Term Loan Commitment and (i) the Commitment of each Lender shall be increased by such Lender’s Proposed Existing Lender Incremental Term Loan Commitment.

(B)         If the Total Committed Incremental Term Loan shall be greater than the Incremental Term Loan Facility, then the Total Committed Incremental Term Loan shall be allocated as determined by ~~Livent~~Arcadium in consultation with the Administrative Agent.

(vii)     No increase in the Commitments contemplated hereby shall become effective until the Administrative Agent shall have received (A) an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Incremental Term Loan Commitments, if any, each New Lender, if any, and the Administrative Agent pursuant to Section 9.07, provided, the Incremental Term Loan Amendment may, without need for the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and ~~Livent~~Arcadium, to effect the provisions of this Section 2.04(c), (d) to the extent requested, term loan notes payable by each of the Borrowers to each Lender or each New Lender, as applicable, (e) evidence satisfactory to the Administrative Agent that such Incremental Term Loan Amendment has been duly authorized by each of the Loan Parties and (f) a favorable opinion of counsel to the Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, Lender, if any, and New Lenders, if any, and covering such customary matters relating to the Incremental Term Loan Amendment as the Administrative Agent may request including as to continuing perfection.

(viii)    Any Incremental Term Loan Facility shall (A) be ratably secured with the Loans, (B) not mature earlier than the Final Maturity Date nor have amortization of greater than 1.00% or less of the original principal amount of such Incremental Term Loan Facility per year, (C) bear interest and other fees as agreed between ~~Livent~~Arcadium and the Lenders, if any, or New Lenders, if any, providing such Incremental Term Loan Facility and (D) otherwise be on terms and pursuant to documentation to be determined by ~~Livent~~Arcadium and the Persons willing to provide such Incremental Term Loan Facility; provided, that to the extent such terms and documentation are not consistent with the then existing Commitments or Incremental Term Loan Commitments (other than with respect to pricing, amortization and maturity) they shall be reasonably satisfactory to the Administrative Agent (it being agreed that Incremental Term Loan Facilities may contain customary mandatory prepayments, voting rights and prepayment premiums).

(ix)       The Borrowers may use the proceeds of the Incremental Term Loan Facility for any purpose not prohibited by this Agreement.

Section 2.05.      ~~Section 2.05.~~ Repayment.

(a)           Revolving Loans. Subject to Section 2.13(a), each Borrower shall repay to the Administrative Agent for the account of each Lender the principal amount of each Revolving Loan made by such Lender to such Borrower, and each Revolving Loan made by such Lender shall mature on the Termination Date of such Lender.

(b)           Letter of Credit Loans. The Letters of Credit shall be repaid as set forth in Section 3.02.

(c)           Certain Prepayments.

(i)         If, as of the last Business Day of any week during the period from the Effective Date until the Final Maturity Date, (A) the sum of (i) the aggregate amount of all Loans (for which purpose the amount of any Loan that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof) plus (ii) the Available LC Amount of all Letters of Credit (for which purpose the Available LC Amount of any Letter of Credit denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination) exceeds (g) 103% of the then Total Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to ~~Livent~~Arcadium, specifying the amount to be prepaid under this clause (i), and the Borrowers shall, within two (2) Business Days of the date of such notice, prepay the Loans in an amount so that after giving effect thereto the aggregate outstanding principal amount of the Loans (determined as aforesaid) plus the Available LC Amount of all Letters of Credit (determined as aforesaid) does not exceed the Total Commitments; provided, that any such payment shall be accompanied by any amounts payable under Section 9.04(c).

(ii)        In addition, if on the last day of any Interest Period the aggregate outstanding principal amount of the Loans (after giving effect to any Loans being made to repay Loans maturing on that date) plus the Available LC Amount of all Letters of Credit would exceed 100% of the aggregate amount of the Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to ~~Livent~~Arcadium, specifying the amount to be prepaid under this clause (ii), and the Borrowers shall, within two (2) Business Days of the date of such notice, prepay the Loans, or cause Loans to be prepaid, or reduce the requested Loans in such amounts that after giving effect to such action the aggregate outstanding principal amount of the Loans (after giving effect to any Loans being made to repay Loans maturing on that date) plus the Available LC Amount of all Letters of Credit does not exceed the aggregate amount of the Commitments; provided, that any such payment shall be accompanied by any amounts payable under Section 9.04(c).

(iii)       The determinations of the Administrative Agent under this Section 2.05(c) shall be conclusive and binding on each Borrower in the absence of manifest error.

(d)           If any Lender is a Defaulting Lender, such Defaulting Lender shall be deemed to have assigned any and all payments in respect of the Obligations due to it from or for the benefit of any Borrower pursuant to this Section 2.05 to the Non-Defaulting Lenders for application to, and reduction of, their ratable portion of all Obligations until such Non-Defaulting Lenders have been repaid in full. Such Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments in accordance with Section 2.13(a)(iii). This Section 2.05 shall (i) apply and be effective regardless of whether an Event of Default has occurred and is continuing and notwithstanding (h) any other provision of this Agreement to the contrary or (i) any instruction of any Borrower as to its desired application of payments and (5) not be deemed to relieve or otherwise release any Borrower from any of its Obligations due or owing to any Lender, including a Defaulting Lender.

Section 2.06.      ~~Section 2.06.~~ Interest.

(a)           Ordinary Interest. Each Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender to such Borrower, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum and in each case subject to Section 2.13(a)(iii):

(i)         Base Rate Loans and Letter of Credit Loans. If such Loan is either a Revolving Loan or a Letter of Credit Loan which, in each case, bears interest at the Base Rate, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin, payable on (A) each Quarterly Date while such Base Rate Loan is outstanding or (a) the last day of each month during which such Letter of Credit Loan is outstanding, and in each case, on the date such Base Rate Loan or Letter of Credit Loan shall be paid in full.

(ii)        SOFR Loans. If such Loan is a SOFR Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of the Adjusted Term SOFR for such Interest Period plus the Applicable Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three (3) months, at three- (3) month intervals following the first day of such Interest Period.

(iii)       EURIBOR Loans. If such Loan is a EURIBOR Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of the applicable EURIBOR for such Interest Period plus the Applicable Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three (3) months, at three- (3) month intervals following the first day of such Interest Period.

(b)           Default Interest. Upon the occurrence and during the continuance of any Event of Default under Section 7.01(a) or Section 7.01(e) that has not been waived, the Administrative Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay to the fullest extent permitted by law interest (“Default Interest”) on all outstanding Obligations at the rate then applicable to Base Rate Loans plus two percentage points (2%) per annum; provided, however, that following the acceleration of the Loans and other Obligations pursuant to Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

Section 2.07.      ~~Section 2.07.~~ Interest Rate Determinations.

(a)           The Administrative Agent shall give prompt notice to ~~Livent~~Arcadium and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a)(i), (ii) and (iii).

(b)           (i) Subject to Section 2.16, if prior to 10:00 A.M. (New York City time) on any date on which an interest rate is to be determined pursuant to the definition of Adjusted Term SOFR, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall promptly notify the Borrowers and each Lender of such circumstances. Upon notice thereof by the Administrative Agent to the Borrowers, any right of the Borrowers to select SOFR Loans for any requested Revolving Loan Borrowing or any subsequent Revolving Loan Borrowing shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 9.04(c). Subject to Section 2.16, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(c)           (ii) If prior to 10:00 A.M. on any date on which an interest rate is to be determined pursuant to the definition of “EURIBOR”, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding on each Borrower) that adequate and reasonable means do not exist for determining EURIBOR for any requested Interest Period with respect to a proposed EURIBOR Loan, or (6) the Administrative Agent shall have received notice from the Required Lenders in respect of the relevant facility that EURIBOR for any requested Interest Period with respect to a proposed EURIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such EURIBOR Loan for such Interest Period, then the Administrative Agent shall promptly notify ~~Livent~~Arcadium and each Lender of such circumstances, whereupon the right of ~~Livent~~Arcadium to select EURIBOR Loans for any requested Borrowing (or for the purposes of Section 2.12, any requested Conversion or Continuance) or any subsequent Borrowing (or for the purposes of Section 2.12, any subsequent Conversion or Continuance) shall be suspended until the first date on which the circumstances causing such suspension cease to exist. If ~~Livent~~Arcadium shall not, in turn, before 11:00 A.M. on such date notify the Administrative Agent that a Notice of Borrowing with respect to such EURIBOR shall be converted to a

Notice of Borrowing for a Base Rate Loan, such Notice of Borrowing shall be deemed to be canceled and of no force or effect, and no Borrower shall be liable to the Administrative Agent or any Lender with respect thereto except as set forth in Section 3.01(c). Any outstanding affected EURIBOR Loans will be deemed to have been converted into Base Rate Loans (in an amount that is then equal to the Dollar Equivalent of such EURIBOR Loans) at the end of the applicable Interest Period. In the event of such a suspension, the Administrative Agent shall review the circumstances giving rise to such suspension at least weekly and shall notify ~~Livent~~Arcadium and the Lenders promptly of the end of such suspension, and thereafter ~~Livent~~Arcadium shall be entitled, on the terms and subject to the conditions set forth herein, to borrow EURIBOR Loans.

Section 2.08.      ~~Section 2.08.~~ Prepayments.

(a)           The Borrowers shall have no right to prepay any principal amount of any Revolving Loan other than as provided in subsection (b) below.

(b)           Each Borrower may without premium or penalty, upon (i) in the case of Base Rate Loans, same day notice, (ii) in the case of EURIBOR Loans, at least two Business Day prior notice and (iii) in the case of SOFR Loans, two U.S. Governmental Securities Business Days’ prior notice with respect to any Revolving Loan of the same Type given to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall, prepay the outstanding principal amounts of the Loans made to such Borrower comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $1 million or an integral multiple of $500,000 in excess thereof (or the Foreign Currency Equivalent of such respective amounts in the case of Loans denominated in an Alternate Currency) and (7) if any prepayment of any SOFR Loans or any EURIBOR Loans shall be made on a date which is not the last day of an Interest Period for such Loans, such Borrower shall also pay any amounts owing to each Lender pursuant to Section 9.04(c) so long as such Lender makes written demand upon such Borrower therefor (with a copy of such demand to the Administrative Agent) within twenty (20) Business Days after such prepayment.

Section 2.09.      ~~Section 2.09.~~ Payments and Computations.

(a)           All payments of principal of and interest on each Loan in a particular Currency shall be made in such Currency.

(b)           (i)         All payments of principal of and interest on the Loans and all other amounts whatsoever payable by a Borrower under this Agreement and the Notes shall be made in immediately available funds, without deduction, setoff or counterclaim, to the Administrative Agent’s Account for the relevant Currency, not later than 11:00 A.M. (in the case of amounts payable in Dollars) or 11:00 A.M. Local Time in the location of the Administrative Agent’s Account (in the case of amounts payable in an Alternate Currency), on the day when due.

(ii)        The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.10 or 3.03 or as contemplated by Section 2.03(c) or 2.13) to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(iii)       Upon its acceptance of an Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Acceptance the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned or assumed thereby to the Lender assignee or New Lender thereunder (as the case may be). The parties to each Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(c)           All computations of interest based on the Base Rate (other than if the Base Rate is computed on the basis of the Federal Funds Rate) and of commitment fees and letter of credit commission shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on Term SOFR, EURIBOR or the Base Rate based on the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment fees or, letter of credit commission, as the case may be; provided, however, if such extension would cause payment of interest on or principal of SOFR Loans or EURIBOR Loans to be made in the next following calendar month, such payment shall be made on the next preceding U.S. Government Securities Business Day or Business Days, as applicable.

(e)           Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each relevant Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f)            Anything in Section 2.05 or 2.06 to the contrary notwithstanding, and without prejudice to Section 2.06(b) or 7.01(a), if any Borrower shall fail to pay any principal or interest denominated in an Alternate Currency within one (1) Business Day after the due date therefor in the case of principal and three (3) Business Days after the due date therefor in the case of interest (without giving effect to any acceleration of maturity under Article VII (Events of Default)), the amount so in default shall automatically be redenominated in Dollars on the day one (1) Business Day after the due date therefor in the case of a principal payment and three (3) Business Days after the due date therefor in the case of an interest payment in an amount equal to the Dollar Equivalent of such principal or interest.

(g)           If any Lender is a Defaulting Lender, such Defaulting Lender shall be deemed to have assigned any and all payments in respect of the Obligations subject to this Section 2.09 due to it from and for the benefit of the Borrowers to the Non-Defaulting Lenders for application to, and reduction of, the Non-Defaulting Lenders’ ratable portion of all Obligations until such Non-Defaulting Lenders have been repaid in full. Each Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments in accordance with Section 2.13(a)(iii). This Section 2.09(g) shall (i) apply at any time such Lender is a Defaulting Lender and be effective regardless of whether an Event of Default has occurred or is continuing and notwithstanding (a) any other provision of this Agreement to the contrary or (b) any instruction of any Borrower as to its desired application of payments and (8) not be deemed to relieve or otherwise release any Borrower from any of its Obligations due or owing to any Lender, including a Defaulting Lender.

(h)           In connection with the use or administration of Term SOFR or EURIBOR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or EURIBOR.

Section 2.10.      ~~Section 2.10.~~ Taxes.

(a)           Defined Terms. For purposes of this Section 2.10, the term “Lender” includes any Issuing Bank and the term “Requirement of Law” includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Requirement of Law. If any Requirement of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with any Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Parties shall be increased as necessary (or, in relation to Australian withholding tax, the Loan Parties shall pay an additional amount) so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by Borrower. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with the applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           Indemnification by Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.10, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)           Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to ~~Livent~~Arcadium and the Administrative Agent, at the time or times reasonably requested by ~~Livent~~Arcadium or the Administrative Agent, such properly completed and executed documentation reasonably requested by ~~Livent~~Arcadium or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by ~~Livent~~Arcadium or the Administrative Agent, shall deliver such other documentation prescribed by the applicable Requirements of Law or reasonably requested by ~~Livent~~Arcadium or the Administrative Agent as will enable ~~Livent~~Arcadium or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (g)(ii)(A), (ii)(B) and (ii)(D) of this Section 2.10) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing,

(A)        any Lender that is a U.S. Person shall deliver to ~~Livent~~Arcadium and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of ~~Livent~~Arcadium or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to ~~Livent~~Arcadium and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of ~~Livent~~Arcadium or the Administrative Agent), whichever of the following is applicable:

   (1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

   (2)            executed copies of IRS Form W-8ECI;

   (3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

   (4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to ~~Livent~~Arcadium and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of ~~Livent~~Arcadium or the Administrative Agent), executed copies of any other form prescribed by the applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by the applicable Requirements of Law to permit ~~Livent~~Arcadium or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to ~~Livent~~Arcadium and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by ~~Livent~~Arcadium or the Administrative Agent such documentation prescribed by the applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by ~~Livent~~Arcadium or the Administrative Agent as may be necessary for ~~Livent~~Arcadium and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify ~~Livent~~Arcadium and the Administrative Agent in writing of its legal inability to do so.

(E)             Each party which becomes a Lender on the day on which this Agreement is entered into confirms that, on such date, it is an Irish Qualifying Lender (other than an Irish Treaty Lender), unless it notifies Arcadium and the Administrative Agent in writing that it is not an Irish Qualifying Lender or is an Irish Treaty Lender. Each party which becomes a Lender after the date of this Agreement shall indicate, in the Assignment and Acceptance which it executes on becoming a Lender and for the benefit of the Administrative Agent and without liability to any Borrower, which of the following categories it falls in: (a) an Irish Qualifying Lender (other than an Irish Treaty Lender); (b) an Irish Treaty Lender or (c) not an Irish Qualifying Lender. If a Lender fails to indicate its status in accordance with this clause, then such Lender shall be treated for the purposes of this Agreement (including by the relevant Borrowers) as if it is not an Irish Qualifying Lender until such time as it notifies Arcadium and the Administrative Agent which category applies. An Assignment and Acceptance shall not be invalidated by any failure of a Lender to comply with this clause. A Lender shall promptly notify Arcadium and the Administrative Agent if it ceases to be an Irish Qualifying Lender.

(F)             Following a request from a Borrower, the relevant Lender shall provide to the relevant Borrower any correct, complete and accurate information available to the Lender necessary for the relevant Borrower to comply with its obligations under sections 891A, 891E, 891F and 891G of the Irish Taxes Act.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.11.     ~~Section 2.11.~~ Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Loans or the Letter of Credit Loans made by it (other than as expressly provided herein) in excess of its ratable share of payments on account of the Revolving Loans or the Letter of Credit Loans obtained by all such Lenders, such Lender shall forthwith purchase from such other Lenders such participations in the Revolving Loans or the Letter of Credit Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (9) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

Section 2.12.      ~~Section 2.12.~~ Conversion or Continuation of Revolving Loans.

(a)           Each Borrower may elect (i) at any time on any Business Day to Convert Base Rate Loans or any portion thereof to SOFR Loans or (10) at the end of any applicable Interest Period, to Convert SOFR Loans or any portion thereof into Base Rate Loans or to Continue SOFR Loans or EURIBOR Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the SOFR Loans Converted or SOFR Loans or EURIBOR Loans Continued for each Interest Period must be in the amount of at least $5 million or an integral multiple of $1 million in excess thereof. Each Conversion or Continuation shall be allocated among the Revolving Loans of each Lender in accordance with such Lender’s pro rata share. Subject to clause (b) below, each such election shall be in substantially the form of Exhibit B-2 (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent (a) in the case of a Continuation or Conversion into SOFR Loans, at least three U.S Government Securities Business Days’ prior written notice, (B) in the case of a Continuation of EURIBOR Loans, at least three (3) Business Days’ prior written notice, and (C) in the case of a Conversion into Base Rate Loans, at least one (1) Business Day’s prior written notice, in each case, specifying (i) the amount and Type of Revolving Loan being Converted or Continued, (ii) in the case of a Conversion to SOFR Loans or a Continuation of SOFR Loans or EURIBOR Loans, the applicable Interest Period and (iii) in the case of a Conversion, the date of Conversion (which date shall be a Business Day and, if a Conversion from SOFR Loans, shall also be the last day of the applicable Interest Period).

(b)           The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no Conversion in whole or in part of Base Rate Loans to SOFR Loans, and no Continuation in whole or in part of SOFR Loans or EURIBOR Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (i) a Default or an Event of Default shall have occurred and be continuing or (11) the Continuation of a SOFR Loan or a EURIBOR Loan, or Conversion into, a SOFR Loan would violate any provision of Section 2.07, 3.03 or 3.04. If, within the time period required under the terms of this Section 2.12, the Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to Continue any SOFR Loans or EURIBOR Loans for an additional Interest Period or to Convert any such Revolving Loans, then, upon the expiration of the applicable Interest Period, such Revolving Loans, if denominated in Dollars, shall be automatically Converted to Base Rate Loans and such Revolving Loans, if denominated in Euros, shall be automatically Continued as EURIBOR Loans with an interest period of one (1) month (or if consented by all Lenders, seven (7) days). Each Notice of Conversion or Continuation shall be irrevocable.

(c)           Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, each SOFR Loan and each EURIBOR Loan shall, upon the expiration of the applicable Interest Period, be automatically Converted to a Base Rate Loan.

Section 2.13.      ~~Section 2.13.~~ Defaulting Lender.

(a)           Reallocation of Defaulting Lender Commitments. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i)         in the case of each Defaulting Lender, the ratable portion of such Defaulting Lender with respect to any such outstanding Obligations will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the date such Lender becomes a Defaulting Lender) among the Lenders that are Non-Defaulting Lenders pro rata in accordance with such Non-Defaulting Lenders’ respective Commitments; provided, that (A) the sum of each Non-Defaulting Lender’s ratable portion of the Total Outstandings may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (a) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Bank or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender; and provided, further, any such reallocation shall only be permitted to the extent that the conditions set forth in Section 4.02(a)(i) and Section 4.02(a)(ii) have been satisfied at the time of such reallocation.

(ii)        in the case of each Defaulting Lender, to the extent that any portion (the “unreallocated portion”) of the ratable portion of such Defaulting Lender with respect to any such outstanding and future Letter of Credit Obligations cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrowers will (on a joint and several basis), not later than five (5) Business Days after demand by the Administrative Agent (at the direction of the Issuing Banks), (A) Cash Collateralize (pursuant to procedures similar to those detailed in Section 7.02 and reasonably acceptable to the Administrative Agent) the Obligations of the Borrowers to the Issuing Banks in respect of such Obligations or (b) make other arrangements reasonably satisfactory to the Administrative Agent and to the Issuing Banks, in their reasonable discretion, to protect them against the risk of non-payment by such Defaulting Lender; and

(iii)       in the case of each Defaulting Lender, any amount paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated, non-interest bearing account until (subject to Section 2.03(c)) the termination of the Commitments and payment in full of all the Obligations and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank (pro rata as to the respective amounts owing to any Issuing Bank) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement as determined in any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder as a result of such Defaulting Lender’s breach of its obligations under this Agreement as determined in any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and Reimbursement Obligations in respect of the Letters of Credit at such time then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders as a result of such Defaulting Lender’s breach of its obligations under this Agreement as determined in any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender, seventh after the termination of the Commitments and payment in full of all the Obligations, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b)             Cash Collateral Call. If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, the Issuing Banks may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.13(a)), by notice to Livent and such Defaulting Lender through the Administrative Agent, require any Borrower (i) to deposit in a cash collateral account maintained by the Administrative Agent an amount at least equal to 105% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender to be applied pro rata in respect thereof, or (12) to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Banks, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(c)           Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, and the applicable Borrower fails to Cash Collateralize (pursuant to procedures similar to those detailed in Section 7.02 and reasonably acceptable to the Administrative Agent) or prepay its obligations in respect of Letter of Credit Obligations within five (5) Business Days after demand by the Administrative Agent pursuant to this Section 2.13, any Issuing Bank is hereby authorized by the Borrowers (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 3.01 in such amounts and in such times as may be required to (i) pay matured Reimbursement Obligations and/or (13) Cash Collateralize (pursuant to procedures similar to those detailed in Section 7.02 and reasonably acceptable to the Administrative Agent) the Obligations of the applicable Borrower in respect of Letters of Credit Obligations in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit.

(d)           Termination of Defaulting Lender Commitments. ~~Livent~~Arcadium may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (who will promptly notify the Lenders thereof), and in such event the provisions of Section 2.09 will apply to all amounts thereafter paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, that such termination will not be deemed to be a waiver or release of any claim any Borrower, the Administrative Agent, the Issuing Banks or any Lender may have against such Defaulting Lender.

(e)           Cure. If ~~Livent~~Arcadium, Administrative Agent and the Issuing Banks, as applicable, agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.13(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans (including the purchase at par of any Revolving Loans and related Commitments that were reallocated pursuant to Section 2.13(a)) of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause such Lender’s ratable portion to be on a pro rata basis in accordance with their respective Commitment, whereupon such Lender will cease to be a Defaulting Lender and will become a Non-Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(f)            Non-Defaulting Lender. Notwithstanding the foregoing, the occurrence of any Lender becoming a Defaulting Lender shall not relieve any other Lender of its obligations to make such Loan or payment on any date required under this Agreement and no other Lender shall be responsible for the failure of any Defaulting Lender to make any Loan or payment required under this Agreement.

Section 2.14.     ~~Section 2.14.~~ Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 2.15.      ~~Section 2.15.~~ Joint and Several Liability of the Borrowers.

(a)           Each of the Borrowers is accepting joint and several liability with respect to the Loans and all other Secured Obligations in consideration of the financial accommodation to be provided by the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them, regardless of which Borrower actually receives the benefit of such Loan or other Secured Obligations or the manner in which the Lenders account for such Loans or other Secured Obligations on their books and records. Each Borrower’s obligations with respect to the Loans made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to the Loans of the other Borrower hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(b)           Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to the Secured Obligations in respect of the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability or subordination of such Secured Obligations of the other Borrower, (14) the absence of any attempt to collect such Secured Obligations from the other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (15) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or the Lenders with respect to such Secured Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Administrative Agent or the Lenders, (16) the failure by the Administrative Agent or the Lenders to take any steps to perfect and maintain their security interest in, or to preserve their rights to, any security or collateral for such Secured Obligations of the other Borrower or (17) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrower (other than the occurrence of the Termination Date and the irrevocable payment in full of the Secured Obligations). With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to the Loans and other Secured Obligations of the other Borrower hereunder, such Borrower waives, until the Termination Date and the irrevocable payment in full of the Secured Obligations, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of such Secured Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of such Secured Obligations or any other liability of the Borrowers to the Administrative Agent or the Lenders.

(c)           Upon the occurrence and during the continuation of any Event of Default, the Lenders may proceed directly and at once, without notice, against either Borrower to collect and recover the full amount, or any portion of, the Secured Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for such Secured Obligations. Each Borrower consents and agrees that the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of such Secured Obligations.

Section 2.16.      ~~Section 2.16.~~ Benchmark Replacement Setting.

(a)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrowers may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrowers so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any notice required to be delivered by the Administrative Agent as set forth in this Section 2.16 may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d)             Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate or EURIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor

(e)           Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans, or a EURIBOR Borrowing of, or continuation of EURIBOR Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (A) in the case of any request for any affected SOFR Loan, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans and (B) in the case of any request for any affected EURIBOR Loan, if applicable, then such request shall be ineffective and shall, at the Borrowers’ election, (I) be converted into Base Rate Loans denominated in Dollars (in an amount that is then equal to the Dollar Equivalent of such EURIBOR Loans) at the end of the applicable Interest Period or (II) be prepaid in full at the end of the applicable Interest Period; provided that, with respect to any EURIBOR Loan, if no election is made by the Borrowers by the earlier of (x) that date this is three Business Days after receipt by the Borrowers of such notice and (y) the last day of the current Interest Period for the applicable EURIBOR Loan, the Borrowers shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 9.04(c). During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. During such Benchmark Unavailability Period, any outstanding SOFR Loans or EURIBOR Loans, as applicable, shall be deemed to have been converted into Base Rate Loans (in the case of such EURIBOR Loans, in an amount that is then equal to the Dollar Equivalent of such EURIBOR Loans) at the end of the applicable Interest Period.

(f)            Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or EURIBOR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, EURIBOR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, EURIBOR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, EURIBOR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE III~~Article III~~
MAKING THE LOANS AND ISSUING THE LETTERS OF CREDIT

Section 3.01.          ~~Section 3.01.~~ Making the Revolving Loans.

(a)           Each Borrowing shall be made on notice, given not later than (i) 11:00 A.M. on the third Business Day prior to the date of a EURIBOR Loan Borrowing, (ii) 11:00 A.M. on the third U.S. Government Securities Business Day prior to the date of a SOFR Loan Borrowing, and (iii) 11:00 A.M. on the day of a Base Rate Loan Borrowing, by ~~Livent~~Arcadium to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each notice of a Borrowing (a “Notice of Borrowing”) shall be made in writing by telecopier or electronic mail in substantially the form of Exhibit B-1 hereto, specifying therein the requested (a) date of such Borrowing (which shall be a Business Day), (b) Currency and Type of Revolving Loan comprising such Borrowing, (c) aggregate amount of such Borrowing, (d) in the case of a Borrowing comprised of SOFR Loans or EURIBOR Loans, the Interest Period for each such Revolving Loan; provided that if no Interest Period is specified with respect to any requested SOFR Loan or EURIBOR Loan, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration, ~~and~~ and (e) the name of the applicable Borrower. Each Lender shall (i) before 11:00 A.M. Local Time on the date of such Borrowing (in the case of a either a SOFR Loan Borrowing or a EURIBOR Loan Borrowing) and (ii) before 1:00 P.M. on the date of such Borrowing (in the case of a Base Rate Loan Borrowing), make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for the relevant Currency in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV (Conditions), the Administrative Agent will make such funds available to the relevant Borrower in such manner as the Administrative Agent and such Borrower may agree; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Loans as to which a Borrower has received timely notice made by the Issuing Banks and by any other Lender and outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the relevant Issuing Banks and such other Lenders for repayment of such Letter of Credit Loans.

(b)          Anything in clause (a) above to the contrary notwithstanding, a Borrower may not select SOFR Loans or EURIBOR Loans for any Borrowing if the aggregate amount of such Borrowing is less than $1 million or the Foreign Currency Equivalent thereof.

(c)          Subject to Sections ~~2.07(b)~~2.07(a) and 3.04, each Notice of Borrowing shall be irrevocable and binding on the Borrowers. In the case of any Borrowing by a Borrower which the related Notice of Borrowing specifies is to be comprised of SOFR Loans or EURIBOR Loans, such Borrower shall indemnify each relevant Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article IV (Conditions), including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Borrowing when such Revolving Loan, as a result of such failure, is not made on such date.

(d)          Unless the Administrative Agent shall have received notice from a Lender prior to the time any Borrowing is required to be made that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with clause (a) of this Section 3.01 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Revolving Loans comprising such Borrowing and (18) in the case of such Lender, the Federal Funds Rate, provided, that such Borrower retains its rights against such Lender with respect to any damages it may incur as a result of such Lender’s failure to fund, and notwithstanding anything herein to the contrary, in no event shall such Borrower be liable to such Lender or any other Person for the interest payable by such Lender to the Administrative Agent pursuant to this sentence. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Loan as part of such Borrowing for purposes of this Agreement.

(e)          The failure of any Lender to make the Revolving Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Borrowing.

Section 3.02.          ~~Section 3.02.~~ Issuance of Letters of Credit.

(a)          No Issuing Bank shall be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following:

(i)           any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date of this Agreement or that would result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Bank as of the date of this Agreement and that such Issuing Bank in good faith deems material to it;

(ii)          such Issuing Bank shall have received any written notice of the type described in clause (c) below;

(iii)         after giving effect to the Issuance of such Letter of Credit, (A) the aggregate Total Outstandings would exceed the aggregate of the Commitments in effect at such time, (a) the Letter of Credit Obligations at such time would exceed the Letter of Credit Sublimit or (b) the aggregate of all liabilities of the Borrowers to such Issuing Bank with respect to Letters of Credit would exceed the Letter of Credit Commitment of such Issuing Bank;

(iv)         any fees due in connection with any Issuance have not been paid;

(v)          such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuing Bank or such issuance would violate any policies of the Issuing Bank applicable to Letters of Credit, including, without limitation, any “know your client” or similar requirements;

(vi)         such Letter of Credit is a Documentary Letter of Credit unless such Issuing Bank has agreed in its sole discretion to provide Documentary Letters of Credit; or

(vii)        such Letter of Credit is requested to be denominated in any currency other than Dollars or Euros.

None of the Lenders (other than the Issuing Banks in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b)          In connection with the Issuance of each Letter of Credit, a Borrower shall give the relevant Issuing Bank and the Administrative Agent at least two (2) Business Days’ prior written notice, in form and substance acceptable to the applicable Issuing Bank, of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuing Bank of such Letter of Credit, the Currency of Issuance (Dollars or Euros) and face amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuing Bank and the Administrative Agent not later than 11:00 A.M. on the second Business Day prior to the date of the requested Issuance of such Letter of Credit.

(c)          Subject to the satisfaction of the conditions set forth in this Section 3.02 and in Section 2.02 (including, for certainty, the completion of any “know your client” or similar requirements), the relevant Issuing Bank shall, on the requested date, Issue a Letter of Credit for the account of the applicable Borrower in accordance with such Issuing Bank’s usual and customary business practices. No Issuing Bank shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 4.02 shall not on such date be satisfied or duly waived and ending when such conditions are satisfied or duly waived. The relevant Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied in connection with the Issuance of any Letter of Credit.

(d)          If requested by the relevant Issuing Bank, prior to the issuance of each Letter of Credit by such Issuing Bank, and as a condition of such Issuance and of the participation of each Lender in the Letter of Credit Obligations arising with respect thereto in accordance with clause (f) below, the applicable Borrower shall have delivered to such Issuing Bank a letter of credit reimbursement agreement, in such form as the Issuing Bank may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by such Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(e)          Each Issuing Bank shall:

(i)           give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or electronic mail) of the Issuance of a Letter of Credit Issued by it, of all drawings under a Letter of Credit Issued by it and the payment (or the failure to pay when due) by the applicable Borrower of any Reimbursement Obligation when due;

(ii)          upon the request of any Lender, furnish to such Lender, copies of any Letter of Credit Reimbursement Agreement to which such Issuing Bank is a party and such other documentation as may reasonably be requested by such Lender; and

(iii)         no later than ten (10) Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and ~~Livent~~Arcadium separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it under the Letter of Credit Sub-Facility, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each month and any information requested by any Borrower or the Administrative Agent relating thereto.

(f)           Immediately upon the issuance by an Issuing Bank of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s pro rata share of the Commitments, in such Letter of Credit and the obligations of the applicable Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(g)          Each Borrower agrees to pay to the Issuing Bank of any Letter of Credit the Dollar Equivalent of the amount of all Reimbursement Obligations owing to such Issuing Bank under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after such Borrower receives written notice from such Issuing Bank that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that such Borrower may have at any time against such Issuing Bank or any other Person.

(h)          In the event that any Issuing Bank makes any payment under any Letter of Credit and the applicable Borrower shall not have repaid the Dollar Equivalent of such amount to such Issuing Bank pursuant to clause (g) or any such payment by such Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (19) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Lender’s pro rata share of such payment in Dollars (based upon the Dollar Equivalent of such amount on the date of such payment) and in immediately available funds. If the Administrative Agent so notifies such Lender prior to 11:00 A.M. on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuing Bank its pro rata share of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 7.01(e) and notwithstanding whether or not the conditions precedent set forth in Section 4.02 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to applicable Borrower in the principal amount of such payment. Whenever any Issuing Bank receives from any Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payment from a Lender pursuant to this clause (h), such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender, in immediately available funds, an amount equal to such Lender’s pro rata share of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i)           If and to the extent such Lender shall not have so made its pro rata share of the amount of the payment required by clause (h) above, as applicable, available to the Administrative Agent for the account of such Issuing Bank, such Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter until such amount is repaid to the Administrative Agent for the account of such Issuing Bank, at the rate per annum applicable to Base Rate Loans under the Facility.

(j)           Each Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuing Banks with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i)           any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii)          any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii)         the existence of any claim, set off, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any other Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv)         any drawing or document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)          payment by the Issuing Bank under a Letter of Credit against presentation of a drawing or document that does not comply with the terms of such Letter of Credit; and

(vi)         any other act or omission to act or delay of any kind of the Issuing Bank, the other Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.02 or Section 2.02, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment, shall not put such Issuing Bank under any resulting liability to the applicable Borrower or any Lender. In determining whether drawings and documents presented under a Letter of Credit comply with the terms thereof, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuing Bank may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any drawing presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such drawing and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence, as determined by a court of competent jurisdiction in a final non-appealable judgment, of the Issuing Bank.

Section 3.03.          ~~Section 3.03.~~ Increased Costs.

(a)              If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof or (20) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which implements any introduction or change specified in clause (i) above, there shall be (x) any increase in the cost to any Lender of agreeing to make or making, funding or maintaining SOFR Loans or EURIBOR Loans or (y) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, or (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves (including pursuant to regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets which are Eurocurrency Liabilities), other liabilities or capital attributable thereto, then the Borrowers (on a joint and several basis) shall from time to time, within ten (10) Business Days after written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost incurred during the six (6) month period prior to the date of such demand. A certificate as to the amount of such increased cost, submitted to ~~Livent~~Arcadium and the Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof, shall be prima facie evidence of such costs.

(b)             If any Lender determines that compliance with (i) the introduction of or any change in or in the interpretation of, any law or regulation, in each case after the date hereof, or (21) any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which implements any introduction or change specified in clause (i) above, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type, then, within ten (10) Business Days after written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers (on a joint and several basis) shall from time to time pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances for such increase in capital or liquidity incurred during the six (6) month period prior to the date of such demand, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder. A certificate as to such amounts submitted to ~~Livent~~Arcadium and the Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof shall be prima facie evidence of such costs.

(c)              Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.03 shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.03 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies ~~Livent~~Arcadium of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

(d)             Without limiting the effect of the foregoing, the Borrowers shall, on a joint and several basis, pay to each Lender on the last day of each Interest Period so long as such Lender is maintaining reserves against Eurocurrency Liabilities (or so long as such Lender is maintaining reserves against any other category of liabilities that includes deposits by reference to which the interest rate on EURIBOR Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender that includes any EURIBOR Loans) an additional amount (determined by such

Lender and notified to ~~Livent~~Arcadium through the Administrative Agent) equal to the product of the following for each EURIBOR Loan for each day during such Interest Period:

(i)           the principal amount of such EURIBOR Loan outstanding on such day; and

(ii)          the remainder of (A) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such EURIBOR Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one minus the EURIBOR Reserve Percentage in effect on such day minus (a) such numerator; and

(iii)         1/360.

(e)          If any Borrower is required to pay any Lender any amounts under this Section 3.03, the applicable Lender shall be an “Affected Person”, and each Borrower shall have the rights set forth in Section 3.06 to replace such Affected Person.

(f)           Notwithstanding anything to the contrary, for purposes of this Section 3.03, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (22) all requests, rules, guidelines or directives concerning capital adequacy or liquidity effective after the date hereof promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign regulatory authorities in each case pursuant to Basel III, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

Section 3.04.          ~~Section 3.04.~~ Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make SOFR Loans or EURIBOR Loans or to fund or maintain SOFR Loans or EURIBOR Loans, then, subject to the provisions of Section 3.06, (i) the obligation of such Lender to make SOFR Loans or EURIBOR Loans hereunder shall be suspended until the first date on which the circumstances causing such suspension cease to exist (and, to the extent required by applicable law, cancelled), (ii) any SOFR Loans or EURIBOR Loans made or to be made by such Lender shall be converted automatically to Base Rate Loans (in the case of such EURIBOR Loans, in an amount that is then equal to the Dollar Equivalent of such EURIBOR Loans) and (23) such Lender shall be an “Affected Person”, and each Borrower shall have the right set forth in Section 3.06 to replace such Affected Person. In the event of such a suspension, such Lender shall review the circumstances giving rise to such suspension at least weekly and shall notify ~~Livent~~Arcadium, the Administrative Agent and the Lenders promptly of the end of such suspension, and thereafter the applicable Borrower shall be entitled to borrow SOFR Loans or EURIBOR Loans from such Lender. During such suspension period, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, (i) convert all affected SOFR Loans to Base Rate Loans or (ii) convert all EURIBOR Loans to Base Rate Loans denominated in Dollars (in an amount that is then equal to the Dollar Equivalent of such EURIBOR Loans) (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), (A) with respect to SOFR Loans, on the Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day or (B) with respect to EURIBOR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such EURIBOR Loans, to such day, or immediately, if any Lender may not lawfully continue to maintain such EURIBOR Loans, as applicable, to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 9.04(c).

Notwithstanding anything to the contrary, for purposes of this Section 3.04, each of (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder and (B) all requests, rules, guidelines or directives concerning capital adequacy or liquidity effective after the date hereof promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign regulatory authorities in each case pursuant to Basel III, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

Section 3.05.        ~~Section 3.05.~~ Reasonable Efforts to Mitigate. Each Lender shall use its commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any amounts payable by the Borrowers under Section 3.03 and to minimize any period of illegality described in Section 3.04. Without limiting the generality of the foregoing, each Lender agrees that, to the extent reasonably possible to such Lender, it will change its Applicable Lending Office if such change would eliminate or reduce amounts payable to it under Section 3.03 or eliminate any illegality of the type described in Section 3.04, as the case may be. Each Lender further agrees to notify ~~Livent~~Arcadium promptly after such Lender learns of the circumstances giving rise to such a right to payment or such illegality have changed such that such right to payment or such illegality, as the case may be, no longer exists.

Section 3.06.        ~~Section 3.06.~~ Right to Replace Affected Person or Lender. In the event (i) the Borrowers are required to pay any Taxes with respect to an Affected Person pursuant to Section 2.10 or any amounts with respect to an Affected Person pursuant to Section 3.03, (ii) any Borrower receives a notice from an Affected Person pursuant to Section 3.04, or (24) any Lender is a Defaulting Lender or Non-Consenting Lender (treating such Lender as an “Affected Person” for purposes of this Section 3.06), ~~Livent~~Arcadium may elect, if such amounts continue to be charged or such notice is still effective, to replace such Affected Person as a party to this Agreement, provided, that, concurrently therewith, (a) another financial institution which is an Eligible Assignee and is reasonably satisfactory to ~~Livent~~Arcadium and the Administrative Agent (or if the Lender then serving as Administrative Agent is the Person to be replaced and the Administrative Agent has resigned its position, the Lender becoming the successor Administrative Agent) and satisfactory to the Issuing Banks, shall agree, as of such date, to purchase for cash and at par the Loans and participation in Letters of Credit of the Affected Person, pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations (including all outstanding Loans) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 9.07 applicable to assignments and (b) the Borrowers shall, on a joint and several basis, pay to such Affected Person in same day funds on the day of such replacement all interest, fees and other amounts then due and owing to such Affected Person by any Borrower hereunder to and including the date of termination, including payments due such Affected Person under Section 2.10, costs incurred under Section 3.03 or 9.15 and payments owing under Section 9.04(c).

Section 3.07.        ~~Section 3.07.~~ Use of Proceeds. The Letters of Credit and the proceeds of the Loans shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes (including capital expenditures and Permitted Acquisitions) of each Borrower and its Subsidiaries; provided, that neither any Lender nor the Administrative Agent shall have any responsibility for the use of any of the Letters of Credit or the proceeds of Loans.

ARTICLE IV~~Article IV~~
CONDITIONS

Section 4.01.        [Reserved.]

~~Section 4.01. Conditions Precedent to Effective Date. Each Lender’s respective Commitments hereunder shall become effective, on the terms and subject to the other conditions set forth herein, on the date (the “Effective Date”) that each of the following conditions is satisfied (or waived in accordance with Section 9.01):~~

~~(a) Each of the following documents, which shall be dated the Effective Date and in form and substance satisfactory to the Administrative Agent:~~

~~(i) Upon request of any Lender, the Revolving Loan Notes payable by any Borrower to the order of each such Lender;~~

~~(ii) This Agreement, duly executed and delivered by each of the Loan Parties, pursuant to which each of the Loan Parties guarantee the Secured Obligations, and the Loan Parties shall duly executed and delivered copies of any other Loan Documents (including any amendments to existing Mortgages on any Material Real Property) as the Administrative Agent shall reasonably request;~~

~~(iii) Certified copies of (A) the charter and by-laws of each Loan Party, (B) the resolutions of the board of directors (or equivalent governing body) of each Loan Party authorizing the execution, delivery and performance of each of the Loan Documents to which it is a party, (C) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents and (D) a long form good standing certificate (or its equivalent) for each such Loan Party from its jurisdiction of organization;~~

~~(iv) A certificate of the secretary or an assistant secretary (or equivalent officer) of each Loan Party certifying the names and true signatures of the officers of each Loan Party authorized to sign this Agreement, the Loan Guaranty and the Notes and the other documents to be delivered hereunder;~~

~~(v) A favorable opinion of (A) Morgan, Lewis & Bockius LLP, counsel to the Loan Parties, and (B) McGuireWoods LLP, local counsel to the Loan Parties, in each case, in form and substance reasonably accepted to the Administrative Agent and Lenders and covering such customary matters relating hereto as any Lender, through the Administrative Agent, may reasonably request;~~

~~(vi) A certificate of an officer or any authorized person of Livent to the effect that (A) the representations and warranties contained in the Loan Documents are correct (other than any such representations or warranties which, by their terms, refer to a prior date) and (B) no event has occurred and is continuing which constitutes a Default; and~~

~~(vii) A completed Perfection Certificate duly executed and delivered by each Loan Party, together with all attachments contemplated thereby;~~

~~(b) The results of recent customary lien searches, which shall reveal no Liens on any of the assets of any Loan Party except for Liens permitted by Section 6.04(b);~~

~~(c) The Administrative Agent shall have received (i) the certificates representing the shares of Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor~~

~~thereof and (ii) to the extent required to be delivered pursuant to the Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;~~

~~(d) Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein (but only to the extent required therein), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.04(b), shall be in proper form for filing, registration or recordation;~~

~~(e) Evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 6.03(e) of this Agreement and Section 4.10 of the Security Agreement;~~

~~(f) Confirmation that the Borrowers have paid all fees (including amounts then payable under the Fee Letter) required to be paid on or before the Effective Date and all expenses of the Administrative Agent and the Lenders (including the fees and expenses of counsel to the Administrative Agent) for which invoices have been presented at least one (1) Business Day prior to the Effective Date;~~

~~(g) The representations and warranties contained in the Loan Documents are correct in all material respects (except any representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Effective Date;~~

~~(h) Such certificates, documents, agreements and information respecting any Borrowers as any Lender through the Administrative Agent may reasonably request at least three (3) Business Days prior to the Effective Date, all documentation and other information relating to the Loan Parties required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and to the extent applicable to any Borrower that constitutes a “legal entity customer” under 31 C.F.R. §1010.230, a certification regarding beneficial ownership as required by 31 C.F.R. §1010.230, in each case, as reasonably requested by any of the Administrative Agent and the Lenders at least ten (10) Business Days prior to the Effective Date, and a properly completed and signed IRS Form W-9 for each Loan Party;~~

~~(i) The Administrative Agent shall have received satisfactory evidence of Livent and its Restricted Subsidiaries compliance with the Flood Insurance Requirements, copies of which have been provided to the Lenders who have requested such evidence; and~~

~~(j) All material governmental and third-party consents or approvals necessary in connection with this Agreement or material to the continuing operations of the Borrowers and their respective Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any governmental authority having appropriate jurisdiction which would restrain or prevent or otherwise impose materially adverse conditions thereon or the financing thereof.~~

Section 4.02.          ~~Section 4.02.~~ Conditions Precedent to Each Borrowing and Letter of Credit Issuance. The obligation of each Lender to make a Loan (other than a Letter of Credit Loan made by a Lender pursuant to Section 3.02(c)) on the occasion of each Borrowing (including the initial Borrowing), and the right of the Borrowers to request the issuance of a Letter of Credit, shall be subject to the further conditions precedent that:

(a)          On the date of such Borrowing or issuance of a Letter of Credit the following statements shall be true (and the acceptance by a Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or issuance such statements are true):

(i)           The representations and warranties contained in the Loan Documents are correct in all material respects (except any representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a date other than the date of such Borrowing or issuance, which are true and correct as of such earlier date;

(ii)          No event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, which constitutes a Default; and

(iii)         delivery of a Notice of Borrowing in accordance with Section 3.01(a) or Letter of Credit Request in accordance with Section 3.02(b).

ARTICLE V~~Article V~~
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders as follows:

Section 5.01.        ~~Section 5.01.~~ Corporate Existence; Compliance with Law; No Default. Each Borrower and each of their respective Restricted Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing (where such concept is legally relevant) under the laws of the jurisdiction of its organization or incorporation, (b) is duly qualified to do business as a foreign corporation and in good standing (where such concept is legally relevant) under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing (where such concept is legally relevant) would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, iii) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, iv) is in compliance with its Constituent Documents, v) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and vi) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02.         ~~Section 5.02.~~ Corporate Power; Authorization; Enforceable Obligations.

(a)          The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i)           are within such Loan Party’s corporate, limited liability company, partnership or other powers;

(ii)          have been or, at the time of delivery thereof pursuant to Article IV (Conditions) will have been, duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii)         do not and will not (A) contravene such Loan Party’s or any other Restricted Subsidiaries’ respective Constituent Documents, (a) violate any other Requirement of Law applicable to such Loan Party or any other Restricted Subsidiary (including the Margin Regulations), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party or any other Restricted Subsidiary, (b) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Loan Party or any other Restricted Subsidiary, or (c) result in the creation or imposition of any Lien upon any property of such Loan Party or any other Restricted Subsidiary;

(iv)         do not require the consent of, authorization by, approval of, notice to, permit from or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 5.02 (Consents) and that have been or will be, prior to the Effective Date, obtained or made, ~~copies of which have been or will be delivered to the Administrative Agent pursuant to Sections 4.01(a)(iii)(C) and Section 4.01(j),~~ and each of which on the Effective Date will be in full force and effect.

(b)          This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms (subject to any Irish law registration or perfection requirements).

Section 5.03.        ~~Section 5.03.~~ Financial Statements. The annual combined financial statements included in the Disclosure Documents fairly present the combined financial condition of Livent and its Subsidiaries as at such dates and the combined results of the operations of Livent and its Subsidiaries for the period ended on such date, all in conformity with GAAP.

Section 5.04.        ~~Section 5.04.~~ Material Adverse Change. Since December 31, 202~~1~~2, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 5.05.        ~~Section 5.05.~~ Litigation. There are no pending or, to the knowledge of each Borrower and its respective Restricted Subsidiaries, threatened actions, investigations or proceedings affecting any Borrower and its respective Restricted Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Borrower and its respective Restricted Subsidiaries required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 5.06.        ~~Section 5.06.~~ Taxes. Each Borrower and its respective Restricted Subsidiaries have filed, have caused to be filed or have been included in all tax returns (federal, state, local and foreign) required to be filed, all such tax returns are true and correct in all material respects and have paid (or have accrued any taxes shown that are not due with the filing of such returns) all taxes shown thereon to be due, together with applicable interest and penalties, except in any case where the failure to file any such return or pay any such tax is not in any respect material to any Borrower or any Borrower and its respective Restricted Subsidiaries taken as a whole.

Section 5.07.        ~~Section 5.07.~~ Full Disclosure. The information prepared or furnished by or on behalf of each Borrower and its respective Restricted Subsidiaries in connection with this Agreement or the consummation of the transactions contemplated hereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein in light of the time and circumstances under which they were made, not misleading.

Section 5.08.       ~~Section 5.08.~~ Margin Regulations and Investment Company Act. None of the Borrowers nor any of their respective Restricted Subsidiary (a) are engaged in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System and (b) is an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No proceeds of any Loan hereunder will be used by the Borrowers or any of their respective Restricted Subsidiaries for any purpose that violates the Margin Regulations.

Section 5.09.        ~~Section 5.09.~~ ERISA.

(a)          No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that, when taken individually or together with all such other ERISA Events, has resulted or would reasonably be expected to result in a Material Adverse Effect.

(b)          None of the Loan Parties or other Restricted Subsidiary nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that it has incurred any Withdrawal Liability, and none of the Loan Parties or other Restricted Subsidiary nor any of their respective ERISA Affiliates, to the best of each Loan Party’s or other Restricted Subsidiary’s knowledge and belief, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, in each case other than any Withdrawal Liability that would not have a Material Adverse Effect.

(c)          None of the Loan Parties or other Restricted Subsidiary nor any of their respective ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or in endangered or critical status within the meaning of Title IV of ERISA, or has been terminated, within the meaning of Title IV of ERISA, except where such event would not reasonably be expected to have a Material Adverse Effect.

(d)          Subject to the accuracy of Sections 8.08(a)(i) through (iii), no Loan Party is or will be using “plan assets” (within the meaning of the Plan Asset Regulations).

Section 5.10.          ~~Section 5.10.~~ Environmental Matters. Except as disclosed in the Disclosure Documents:

(a)          The operations of each Borrower and each of their Restricted Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Permits required under or by Environmental Laws (collectively, “Environmental Permits”), other than non-compliances that, individually or in the aggregate, would not reasonably be expected to result in the Borrowers or their respective Restricted Subsidiaries incurring material Environmental Liabilities and Costs.

(b)          None of the Borrowers nor any of their respective Restricted Subsidiaries or any real property currently or, to the knowledge of each Borrower, previously owned, operated or leased by or for such Borrower or any of its Restricted Subsidiaries is subject to any pending or, to the knowledge of such Borrower, threatened, claim, order, agreement, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws, including any Remedial Action, other than those that, individually or in the aggregate, would not reasonably be expected to result in the Borrowers or their Restricted Subsidiaries incurring material Environmental Liabilities and Costs.

(c)          None of the real property owned or operated by any Borrower or any of its respective Restricted Subsidiaries that is a ~~Domestic~~ Subsidiary is a treatment, storage or disposal facility requiring an Environmental Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and the regulations thereunder or similar law or regulation in Australia or Canada.

(d)          There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of any Borrower or of real property owned, operated or leased by any Borrower or any of its respective Material ~~Domestic~~ Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, individually or in the aggregate, would not reasonably be expected to result in the Borrowers or their respective Restricted Subsidiaries incurring material Environmental Liabilities and Costs.

(e)          As of the date hereof, no Environmental Lien has attached to any property of any Borrower or any of its respective Material ~~Domestic~~ Subsidiaries and, to the knowledge of each Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Environmental Lien attaching to any such property.

Section 5.11.        ~~Section 5.11.~~ Ownership of Properties; Liens.

(a)              Each Borrower and its Restricted Subsidiaries has good title to, a valid leasehold interest in, or other valid legal rights to use, all of the real and personal property used in the ordinary course of its business, and none of such property is subject to any Lien (other than as permitted by Section 6.04(b)), except to the extent that the absence of such title, leasehold interest or legal right, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)             Each Borrower and its respective Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by each Borrower and its respective Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12.        ~~Section 5.12.~~ Insurance. Each Borrower maintains for itself and for each of its Restricted Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts (subject to customary retentions and deductibles) and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Restricted Subsidiary operates.

Section 5.13.        ~~Section 5.13.~~ Corporate Structure. Schedule 5.13 sets forth, as of the date hereof, (a) all equity ownership of ~~Livent~~Arcadium, (b) a correct and complete list of the name and relationship to each Borrower and such Borrower’s Subsidiaries, (c) the type of entity and jurisdiction of organization or incorporation of each Borrower and each of their respective Subsidiaries, and (d) which of each Borrower’s Subsidiaries are Material ~~Domestic~~ Subsidiaries. As of the date hereof, there are no Unrestricted Subsidiaries. All of the issued and outstanding Stock owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non assessable.

Section 5.14.        ~~Section 5.14.~~ Labor Matters. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Borrower or any of its respective Restricted Subsidiaries pending or, to the knowledge of any Borrower or any of its Restricted Subsidiaries, threatened and (b) hours worked by and payment made to employees of any Borrower or any of its respective Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Requirements of Law dealing with such matters.

Section 5.15.        ~~Section 5.15.~~ Solvency. As of the Effective Date, (a) the fair value of the assets of each Borrower and its respective Restricted Subsidiaries, at a fair valuation, exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Borrower and its respective Restricted Subsidiaries is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; vii) each Borrower and its respective Restricted Subsidiaries will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and viii) no Borrower nor any of its respective Restricted Subsidiaries will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

Section 5.16.       ~~Section 5.16.~~ Status of Loan as Senior Indebtedness. The Obligations under this Agreement constitute “senior debt,” “senior indebtedness,” “guarantor senior debt,” “senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for all Indebtedness that is subordinated in right of payment to the Obligations (if applicable).

Section 5.17.        ~~Section 5.17.~~ No Default or Event of Default. No Default or Event of Default has occurred and is continuing under this Agreement or Loan Documents.

Section 5.18.        ~~Section 5.18.~~ Sanctions. Each of the Borrowers and their respective ~~Restricted~~ Subsidiaries are in compliance with applicable Sanctions. None of the Borrowers, their ~~respective~~ Subsidiaries or any of their respective directors, officers, employees, agents, brokers or affiliates, or other Persons acting for or on behalf of a Borrower or any ~~Restricted~~ Subsidiary of a Borrower is a Sanctioned Person. The Letters of Credit or the proceeds of any Loan, directly or indirectly, will not be used and have not been used, (a) to fund any operations in or with, finance any investments or activities in or with, or make any payments to, a Sanctioned Person or a Sanctioned Country or (b) in any other manner that would result in a violation by any Person of any Sanctions.

Section 5.19.        ~~Section 5.19.~~ Anti-Corruption Laws; Anti-Money Laundering Laws; USA PATRIOT Act.

(a)          Each of the Borrowers and its respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees, brokers and agents with Anti-Corruption Laws and Anti-Money Laundering Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers, their and their respective Subsidiaries’ respective directors, brokers and agents, are in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects. No part of any Letter of Credit, Borrowing, the use of proceeds therefrom or any other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Anti-Money Laundering Laws.

(b)          To the extent applicable, each Borrower and its respective Subsidiaries is in compliance, in all material respects, with the Patriot Act~~.~~, and all other relevant anti-money laundering, anti-terrorism financing and/or proceeds of crime statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

Section 5.20.        ~~Section 5.20.~~ Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent or the Australian Security Trustee, as applicable, for the benefit of the ~~Lenders~~Secured Parties, and, upon filing a UCC financing statement or an Australian PPSR financing statement (or equivalent filing) in each of the Loan Parties’ applicable jurisdiction of organization or incorporation such Liens, will constitute perfected and continuing Liens on the Collateral in which a security interest can be perfected by filing a UCC financing statement or an Australian PPSR financing statement (or equivalent), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Customary Permitted Liens or other Liens permitted by Section 6.04(b), to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent or the Australian Security Trustee, as applicable, pursuant to any applicable law or agreement, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent or the Australian Security Trustee, as applicable, has not obtained or does not maintain possession of such Collateral~~.~~, and (c) filings or actions necessary to satisfy any Irish law registration or perfection requirements and (d) in respect of any Liens granted under an Australian Security Document, liens that are mandatorily preferred by Australian law.

Section 5.21.        ~~Section 5.21.~~ Not an Affected Financial Institution. No Loan Party is an Affected Financial Institution.

Section 5.22.        ~~Section 5.22.~~ Material Agreements. Schedule 5.22 sets forth, as of the date hereof, a complete and accurate list of all Material Contracts of the Borrowers and each of their respective Restricted Subsidiaries, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against each Borrower and Restricted Subsidiary party thereto and, to the knowledge of such Borrower or Restricted Subsidiary, all other parties thereto in accordance with its terms, (b) has not been otherwise amended or modified, and ix) both before and after giving effect to the transactions contemplated in the Loan Documents (including any grant of security over such Material Contract to the extent constituting Collateral), is not in default or subject to early termination or cancellation, in each case due to the action of any Borrower or any of its respective Restricted Subsidiaries.

Section 5.23.        Centre of main interests and establishments. For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of each of IntermediateCo and FinCo is situated in Ireland and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Section 5.24.        Australian Representations. In respect of any Australian Guarantor and, in respect of paragraph (c), includes any Person granting a Lien over assets subject to Australian law, (a) it is not entering into the Loan Documents to which it is a party as the trustee of any trust or settlement other than as disclosed to, and accepted in writing by, the Administrative Agent; (b) it has not contravened nor will it contravene Chapter 2E or Part 2J.3 of the Australian Corporations Act by entering into any Loan Document to which it is a party or participating in any transaction in connection with any Loan Document to which it is a party; (c) its details in respect of its name and applicable company number (or other equivalent corporate identifier) set out in any Loan Document governed by the laws of Australia are true and correct in all respects and (d) the entry into and performance by it of its obligations under the Loan Documents to which it is a party are for its commercial benefit and are in its commercial interests.

ARTICLE VI~~Article VI~~
COVENANTS OF THE COMPANY

Section 6.01.        ~~Section 6.01.~~ Financial Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrowers agree with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a)          Maximum First Lien Leverage Ratio. ~~Livent~~Arcadium shall maintain on the last day of each such Fiscal Quarter a First Lien Leverage Ratio of not more than a ratio of 3.50 to 1.00.

(b)          Minimum Interest Coverage Ratio. ~~Livent~~Arcadium shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter, for the four Fiscal Quarters ending on such day, of at least a minimum ratio of 3.50 to 1.00.

Section 6.02.       ~~Section 6.02.~~ Reporting Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each Loan Party agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a)          Financial Statements. ~~Livent~~Arcadium shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(i)           Quarterly Reports. Within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year, other than the fourth Fiscal Quarter of such Fiscal Year, financial information regarding ~~Livent~~Arcadium and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flows for such quarter and that portion of the Fiscal Year ending as of the close of such quarter (provided, that if ~~Livent~~Arcadium has designated one or more of its Subsidiaries as an Unrestricted Subsidiary, ~~Livent~~Arcadium shall include reasonably detailed reconciliation statements with respect to ~~Livent~~Arcadium and its Restricted Subsidiaries), setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a responsible officer of ~~Livent~~Arcadium as fairly presenting the Consolidated financial position of ~~Livent~~Arcadium and its

Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments); provided, however, that for each Fiscal Quarter of each Fiscal Year ended on or prior to December 31, 2023, this Section 6.02(a)(i) shall apply to Livent and its Subsidiaries.

(ii)          Annual Reports. Within ninety (90) days after the end of each Fiscal Year, audited financial information regarding ~~Livent~~Arcadium and its Subsidiaries consisting of Consolidated balance sheets of ~~Livent~~Arcadium and its Subsidiaries as of the end of such year and related statements of income, changes in ~~stock~~shareholders’ equity and cash flows of ~~Livent~~Arcadium and its Subsidiaries for such Fiscal Year (provided, that if ~~Livent~~Arcadium has designated one or more of its Subsidiaries as an Unrestricted Subsidiary, ~~Livent~~Arcadium shall include reasonably detailed reconciliation statements with respect to ~~Livent~~Arcadium and its Restricted Subsidiaries), and, with respect to Arcadium and its Restricted Subsidiaries, all prepared in conformity with GAAP and certified without a “going concern” or like qualification or exception and without any qualification as to the scope of the audit by ~~Livent’s~~Arcadium’s Accountants, together with the report of such accounting firm stating that (A) such financial statements fairly present the Consolidated financial position of ~~Livent~~Arcadium and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which ~~Livent’s~~Arcadium’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (B) the examination by ~~Livent’s~~Arcadium’s Accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards; provided, however, that for each Fiscal Year ended on or prior to December 31, 2023, this Section 6.02(a)(ii) shall apply to Livent and its Subsidiaries.

(iii)         Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (i) or (ii) above, a certificate of a responsible officer of Livent or Arcadium, as applicable, in substantially the form attached hereto as Exhibit G (or such other form approved by the Administrative Agent) (each, a “Compliance Certificate”) (A) showing in reasonable detail the calculations used in determining the First Lien Leverage Ratio, and demonstrating compliance with each of the financial covenants contained in Section 6.01 that is tested on a quarterly basis, and (a) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that ~~Livent~~Arcadium proposes to take with respect thereto.

(iv)         Budget. Within ninety (90) days after the start of each Fiscal Year, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of ~~Livent~~Arcadium and its Subsidiaries for each month of such fiscal year in form reasonably satisfactory to the Administrative Agent.

(b)          Default Notices.

(i)           As soon as practicable, and in any event within five (5) Business Days after a responsible officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, ~~Livent~~Arcadium shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day; and

(ii)          As soon as practicable, and in any event within five (5) Business Days after a responsible officer of any Borrower or any of its respective Restricted Subsidiaries has actual knowledge of the existence of any default under any Indebtedness of any Borrower or any of its respective Restricted Subsidiaries which is outstanding in a principal amount of at least $25 million in the aggregate, the Borrowers shall give the Administrative Agent notice specifying the nature of such default, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

(c)          Litigation. Promptly after the commencement thereof, the Borrowers shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting any Borrower or any of such Borrower’s Restricted Subsidiaries that (i) seeks injunctive or similar relief that, if granted, would reasonably be expected to have a Material Adverse Effect or (2) in the reasonable judgment of such Borrower or such Restricted Subsidiary, exposes such Borrower or such Restricted Subsidiary to liability that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(d)          SEC Filings; Press Releases. Promptly after the sending or filing thereof, each Borrower shall send the Administrative Agent copies, electronic or otherwise, of (i) all reports that such Borrower sends to its security holders generally, (3) all reports and registration statements that such Borrower or any of its Restricted Subsidiaries files with the SEC or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (4) all financial (including any updates to the annual combined financial statements contained in the Disclosure Documents as in effect on the Effective Date) and other material press releases and (5) all other statements concerning material changes or developments in the business of any Borrower or any of its Restricted Subsidiaries made available by any Borrower or any of its Restricted Subsidiaries to the public or any other creditor.

(e)          ERISA Matters. Each Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(i)           promptly and in any event within thirty (30) days after such Borrower or any ERISA Affiliate knows or should reasonably know that any ERISA Event with respect to such Borrower has occurred, a statement of a principal financial officer of such Borrower describing such ERISA Event and the action, if any, which such Borrower or such ERISA Affiliate proposes to take with respect thereto;

(ii)          promptly and in any event within ten (10) Business Days after receipt thereof by such Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan where such action would have a Material Adverse Effect;

(iii)         promptly and in any event within twenty (20) Business Days after receipt thereof by such Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or any ERISA Affiliate (A) that it has incurred a Withdrawal Liability to a Multiemployer Plan, (a) of being insolvent or in endangered or critical status or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (b) the amount of liability incurred, or which may be incurred, by such Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B) above.

(f)           Perfection Certificate. Concurrently with the delivery of a Compliance Certificate, a Perfection Certificate Supplement (or a certificate confirming that there has been no change in information since the date of the Perfection Certificate or latest Perfection Certificate Supplement), signed by each Borrower and in a form reasonably satisfactory to the Administrative Agent.

(g)          Other Information. Each Borrower shall provide the Administrative Agent and each requesting Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of such Borrower or any of its Restricted Subsidiaries (including any additional requests relating to “know your client” or similar requirements) as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

(h)          Deemed Delivery. Information required to be delivered pursuant to Section 6.02(a) or (d) above shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on DebtDomain or a similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on ~~Livent’s~~Arcadium’s publicly available website ~~at www.livent.com~~that is notified by Arcadium to the Administrative Agent and the Lenders.

Section 6.03.       ~~Section 6.03.~~ Affirmative Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, each Loan Party agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a)          Preservation of Corporate Existence, Etc. Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory), franchises and Permits, except as permitted by Section 6.04(c).

(b)          Compliance with Laws, Etc. Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, including ERISA, except where the failure so to comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)          Conduct of Business. Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice and (6) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with such Borrower or any of its Restricted Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (i) and (ii) above would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)          Payment of Taxes, Etc. Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge before the same shall become delinquent, all U.S. federal taxes and all other material and lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the such Borrower or the appropriate Restricted Subsidiary in conformity with GAAP or locally applicable accounting principles.

(e)          Maintenance of Insurance.

(i)           Each Borrower shall maintain for itself, and cause to be maintained for each of its Restricted Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts (subject to customary retentions and deductibles) and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Restricted Subsidiary operates.

(ii)          Each Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

(iii)         Each such policy of insurance maintained by any Loan Party (other than Allkem) shall (A) name the Administrative Agent on behalf of the Lenders as an additional insured thereunder as its interests may appear and (B) in the case of each casualty insurance policy (including any business interruption insurance policy), contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders as the loss payee thereunder and provides for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

(iv)         Each Borrower shall, if at any time the area in which any Material Real Property is located is designated (A) a Special Flood Hazard Area, obtain Flood Insurance in an amount required by any applicable Requirement of Law, or (a) a “Zone 1” area, obtain earthquake insurance in such total amount as customary for similarly situated Persons engaged in the same or similar businesses as ~~Livent~~Arcadium and its Restricted Subsidiaries.

(f)           Access. Each Borrower shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two (2) Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (i) examine and make copies of and abstracts from the records and books of account of each Borrower and each of its Restricted Subsidiaries, (7) visit the properties of each Borrower and each of their Restricted Subsidiaries, (8) discuss the affairs, finances and accounts of each Borrower and each of their Restricted Subsidiaries with any of their respective officers or directors and (9) communicate directly with any of its certified public accountants (including ~~Livent’s~~Arcadium’s Accountants). Each Borrower shall authorize its certified public accountants (including ~~Livent’s~~Arcadium’s Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from each Borrower and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of each Borrower or any of its Restricted Subsidiaries; provided, that any such disclosures shall be considered Confidential Information governed by Section 9.11 hereof.

(g)          Keeping of Books. Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of such Borrower and such Restricted Subsidiary.

(h)          Maintenance of Properties, Etc. Each Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain and preserve (i) in good working order and condition all of its properties necessary in the conduct of its business, (10) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (11) all intellectual property rights used in or otherwise related to the business of the Borrowers and their respective Restricted Subsidiaries, except where failure to so maintain and preserve the items set forth in clauses (i), (ii) and (iii) above would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)           Application of Proceeds. The entire amount of the Letters of Credit or the proceeds of the Loans shall be used by each Borrower for general corporate purposes (including capital expenditures and Permitted Acquisitions).

(j)           Environmental. Each Borrower shall, and shall cause all of its Restricted Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, each Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event (including noncompliance with Environmental Law) that has any reasonable likelihood of any Borrower and any Restricted Subsidiary incurring material Environmental Liabilities and Costs, (i) conduct or pay for consultants to conduct, such tests or assessments of environmental conditions at such operations or properties as the applicable Borrower deems appropriate under the circumstances and (12) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws and (13) promptly notify the Administrative Agent of such Release or other event. Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Borrower or any of its respective Restricted Subsidiaries or that there exist any material Environmental Liabilities and Costs, then each Borrower shall, and shall cause all of its Restricted Subsidiaries to, promptly upon receipt of request from the Administrative Agent, cause the performance of, and allow the Administrative Agent, each Lender and its Related Parties access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent and the Lenders may from time to time reasonably request, the cost of which shall be the sole responsibility of the Borrowers (on a joint and several basis). Such audits, assessments and reports, to the extent not conducted by the Administrative Agent, the Lenders or any of their respective Related Parties, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent.

(k)          Designation as Senior Debt. Each Borrower shall, and shall cause all of its Restricted Subsidiaries to ensure that the Obligations under this Agreement are and at all times remain “senior debt,” “senior indebtedness,” “guarantor senior debt,” “senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for all Indebtedness that is subordinated in right of payment to the Obligations (if applicable).

(l)           Sanctions, etc. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its respective ~~Restricted~~ Subsidiaries and its and their respective directors, officers, employees, brokers, agents and any other Persons acting for or on behalf of a Borrower or any ~~Restricted~~ Subsidiary thereof with Anti-Corruption Laws, Anti-Money Laundering Laws, applicable Sanctions.

(m)         Additional Collateral; Further Assurances.

(i)           Subject to applicable law, except as set forth in Section 6.03(m)(v), each Borrower shall cause each of its wholly-owned Material Domestic Subsidiaries, formed or acquired on or after the date of this Agreement in accordance with the terms of this Agreement to become a Guarantor (provided, that any Subsidiary Redesignation resulting in an Unrestricted Subsidiary that is a wholly-owned Material Domestic Subsidiary becoming a Restricted Subsidiary shall be deemed to be an acquisition for the purposes of this Agreement), within thirty (30) days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition, by executing the joinder agreement set forth as Exhibit E hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

(ii)          Subject to applicable law, except as set forth in Section 6.03(m)(v), each Borrower and other Loan Party shall cause each of its wholly-owned Material Domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement (provided, that any Subsidiary Redesignation resulting in an Unrestricted Subsidiary that is a wholly-owned Material ~~Domestic~~ Subsidiary becoming a Restricted Subsidiary shall be deemed to be an acquisition for the purposes of this Agreement) and each Subsidiary who hereafter becomes a Material ~~Domestic~~ Subsidiary, in each case, (A) within thirty (30) days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary becomes a Material ~~Domestic~~ Subsidiary, as applicable) to execute a joinder to the Security Agreement, pursuant to which such Material ~~Domestic~~ Subsidiary shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral, and (a) solely with respect to a Material Domestic Subsidiary, within sixty (60) days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary becomes a Material Domestic Subsidiary, as applicable) to execute a Mortgage, pursuant to which such Material Domestic Subsidiary shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Material Real Property and satisfy all Mortgage Requirements in connection therewith.

(iii)         Subject to the foregoing clauses (i) and (ii), except as set forth in Section 6.03(m)(v), each Loan Party (other than Allkem) will cause (A) 100% of the issued and outstanding Stock of each of its Domestic Subsidiaries and (b) 65% of the issued and outstanding Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the

issued and outstanding Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Excluded Subsidiary (including any Subsidiary who becomes an Excluded Subsidiary after the Effective Date) directly owned by any such Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.

(iv)         Without limiting the foregoing, except as set forth in Section 6.03(m)(v), each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section ~~4.01~~7 of the First Amendment, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and, to the extent required by the Security Agreement, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(v)          The covenant contained in this Section 6.03(m) shall not apply to a Material Subsidiary to the extent that complying with its terms would conflict with or would not be permitted by any Restrictive Agreement applicable to Subsidiaries of Allkem.

(n)          Designation of Subsidiaries. ~~Livent~~Arcadium may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that each such designation satisfies the applicable requirements set forth in the definition of “Unrestricted Subsidiary”.

(o)          Post-Closing Deliverables. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 6.03(o) (or such later date as the Administrative Agent reasonably agrees to in writing), ~~Livent~~Arcadium shall deliver, or cause to be delivered, the documents or take the actions specified on Schedule 6.03(o).

(p)          Australian Affirmative Covenants.

(i)           Each Borrower shall cause each Australian Guarantor and each of its Restricted Subsidiaries incorporated in Australia to comply in all respects with Chapter 2E and Part 2J.3 of the Australian Corporations Act to the extent applicable to it.

(ii)          For so long as an Australian Guarantor or any Restricted Subsidiary incorporated in Australia is part of an Australian Tax Consolidated Group or Australian GST Group, each Borrower shall cause each such Australian Guarantor or Restricted Subsidiary to be a party to a valid Australian Tax Agreement (as applicable). To the extent that an Australian Guarantor or any Restricted Subsidiary incorporated in Australia is party to an Australian Tax Agreement, each Borrower shall cause each such Australian Guarantor or Restricted Subsidiary to comply with the relevant Australian Tax Agreements and ensure that the Australian Tax Agreements are maintained in full force and effect.

(q)          Centre of Main Interests and Establishments. IntermediateCo and FinCo shall each ensure that its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in Ireland and it has no "establishment" (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Section 6.04.         ~~Section 6.04.~~ Negative Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Loan Parties agree with the Administrative Agent to each of the following unless the Required Lenders shall otherwise consent in writing:

(a)          Indebtedness. No Borrower shall, nor shall it permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except for the following:

(i)           the Secured Obligations including additional Indebtedness incurred hereunder in accordance with the provision of Section 2.04;

(ii)          Indebtedness existing on the date hereof and set forth in Schedule 6.04(a)(ii);

(iii)         Indebtedness of any Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary; provided, that (A) Indebtedness of any Restricted Subsidiary of Livent that is not a Loan Party to any Borrower or to any Restricted Subsidiary that is a Loan Party shall be subject to Section 6.04(d) and (c) Indebtedness of any Borrower to any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that is a Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(iv)        Guarantees by any Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of any Borrower or any other Restricted Subsidiary; provided, that (A) the Indebtedness so Guaranteed is permitted by this Section  6.04(a), (d) Guarantees by any Borrower or any of its respective Restricted Subsidiaries that is a Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04(d) and (e) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(v)         Indebtedness of any Borrower or any of its respective Restricted Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including equipment and whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition (including by way of any Permitted Acquisition) of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (vi) hereof; provided, that, (A) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (f) after giving effect to Indebtedness permitted by this clause (v) (including any refinancing thereof permitted by clause (vi)), ~~Livent~~Arcadium shall be in pro forma compliance with Section 6.01(b).

(vi)         Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (ii) and (v) hereof; provided, that, (A) the aggregate principal amount of such Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any interest, premiums or penalties required to be paid, plus fees and expenses associated therewith, (g) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (h) no Loan Party that is not originally obligated (or required to become obligated) with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (i) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (j) the terms of any such extension, refinancing, or renewal are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, taken as a whole, and (k) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(vii)        Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(viii)       Indebtedness of any Borrower or any of its respective Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(ix)          Indebtedness or Guarantees of any Borrower or any of its respective Restricted Subsidiaries in connection with any Hedging Contract, in each case entered into in the ordinary course of business;

(x)           Indebtedness arising from customary agreements providing for indemnification, adjustment of purchase price, earnout, deferred purchase price or similar obligations in connection with acquisitions or dispositions of any business or assets by or of any Borrower or any of its respective Restricted Subsidiaries permitted hereunder;

(xi)          Judgments entered against any Borrower or any of its respective Restricted Subsidiaries to the extent not constituting an Event of Default;

(xii)         Indebtedness or Guarantees incurred in the ordinary course of business in connection with Cash Pooling Arrangements and other netting and cash management arrangements consisting of overdrafts or similar arrangements;

(xiii)        Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary ~~(other than any Mine OpCo Group Member)~~  or Indebtedness attaching to assets that are acquired by any Borrower or any of its respective Restricted Subsidiaries ~~(other than any Mine OpCo Group Member)~~, in each case as the result of a Permitted Acquisition; provided, that (A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (B) immediately after giving effect thereto, ~~Livent~~Arcadium shall be in pro forma compliance with Section 6.01(b);

(xiv)        Indebtedness of any Borrower or any of its respective Restricted Subsidiaries in connection with a Permitted Factoring or Receivables Transaction;

(xv)         Indebtedness incurred under any credit card facility in an aggregate amount not exceeding $5 million at any time outstanding plus any accrued and unpaid interest thereon;

(xvi)       Indebtedness of Restricted Subsidiaries ~~(other than any Mine OpCo Group Member)~~ that are not Domestic Subsidiaries provided that the aggregate principal amount of such Indebtedness shall not exceed $25 million outstanding at any time;

(xvii)       Indebtedness of any Borrower or any of its respective Restricted Subsidiaries incurred in the ordinary course of business under guarantees of Indebtedness of suppliers,

licensees, franchisees or customers provided that the aggregate principal amount of such Indebtedness shall not exceed $10 million outstanding at any time; and

(xviii)      other Indebtedness of ~~Livent~~Arcadium or its Restricted Subsidiaries ~~(other than any Mine OpCo Group Member)~~ in an aggregate principal amount not to exceed $50 million at any time outstanding; and

(xix)        other unsecured Indebtedness of ~~Livent~~Arcadium and its Restricted Subsidiaries ~~(other than any Mine OpCo Group Member)~~ in an aggregate principal amount not exceeding $600 million at any time outstanding; provided, however, (i) any such Indebtedness shall not be incurred by any Person other than a Loan Party, (ii) if such Indebtedness is Guaranteed, it shall not be Guaranteed by any Person other than a Loan Party, (iii) any such Indebtedness shall not mature or require any scheduled amortization or scheduled payments of principal and shall not be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation (other than customary offers to repurchase in connection with any change of control, Disposition or casualty event), in each case, prior to the date that is 91 days after the Final Maturity Date, and (iv) to the extent any such Indebtedness is convertible into any Stock, such Indebtedness shall constitute Convertible Indebtedness.

(b)         Liens, Etc. No Borrower shall, nor shall it permit any Restricted Subsidiary to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, except for the following:

(i)            Liens created pursuant to any Loan Document (including, for the avoidance of doubt, any Cash Collateral granted with respect thereto);

(ii)           Customary Permitted Liens;

(iii)          any Lien on any property or asset of the Borrowers or any of their respective Restricted Subsidiaries existing on the date hereof and set forth in Schedule 6.04(b)(iii); provided, that (A) such Lien shall not apply to any other property or asset of the Borrowers or their respective Restricted Subsidiaries except any other additional property or asset of such Borrower or Restricted Subsidiary to the extent such Borrower or Restricted Subsidiary is already an obligor in respect of the Indebtedness and has granted a Lien to secure such Indebtedness and (l) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except for any increase in such obligations that is permitted by Section 6.04(a);

(iv)          any Lien existing on any property or asset prior to the acquisition thereof (including by way of any Permitted Acquisition) by the Borrowers or any of their respective Restricted Subsidiaries or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided, that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (m) such Lien shall not apply to any other property or assets of ~~Livent~~Arcadium or any Restricted Subsidiary thereof and (n) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(v)           Liens on fixed or capital assets acquired, constructed or improved by a Borrower or any Restricted Subsidiary; provided, that (A) such security interests secure Indebtedness permitted by clause (v) of Section 6.04(a), (o) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (p) the Indebtedness secured thereby does not exceed 110% of the cost of acquiring, constructing or improving such fixed or capital assets and (q) such security interests shall not apply to any other property or assets of the Borrowers or their respective Restricted Subsidiaries;

(vi)         Liens on property or assets of Restricted Subsidiaries ~~(other than any Mine OpCo Group Member)~~ that are not Domestic Subsidiaries securing Indebtedness of such Foreign Subsidiary permitted by clause (xvi) of Section 6.04(a);

(vii)        Liens not otherwise permitted hereunder which relate to obligations not exceeding $50 million at any time outstanding; ~~provided, that such Liens shall not extend or apply to any assets or property of any Mine OpCo Group Member;~~ and

(viii)       Liens securing Indebtedness permitted by clause (xiv) of Section 6.04(a); provided, that such Liens shall only relate to the underlying assets that are the subject of the Permitted Factoring or Receivables Transaction.

(c)          Restriction on Fundamental Changes.

(i)            No Borrower will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, and no Borrower will sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets on a consolidated basis (in each case, whether now owned or hereafter acquired), except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing,

(A)            any Restricted Subsidiary of any Borrower may merge into any Borrower in a transaction in which such Borrower is the surviving corporation;

(B)            any Restricted Subsidiary may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party;

(C)            any Person may merge with or into any Loan Party or any of its Restricted Subsidiaries in connection with a Permitted Acquisition so long as, in the case of a merger involving any Loan Party, such Loan Party is the surviving entity;

(D)            any Restricted Subsidiary may (x) sell, transfer, lease or otherwise dispose of its assets to any Borrower or to another Restricted Subsidiary, (y) be dissolved or liquidated into another Loan Party; provided, that the surviving Person is a Loan Party and (z) otherwise have their existence terminated to the extent that the assets of such Restricted Subsidiary are distributed, upon such termination, to one or more Borrowers or Restricted Subsidiaries; provided, that to the extent that any assets that are distributed by a Loan Party shall be distributed to another Loan Party (or another Person who concurrently becomes a Loan Party); and

(E)            any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Loan Party which owns such Restricted Subsidiary determines in good faith that such liquidation or dissolution is in the best interests of such Loan Party and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04(d).

(ii)          Notwithstanding anything to the contrary in the foregoing, each Borrower and each of its Restricted Subsidiaries shall be permitted to enter into an agreement to effect any transaction of merger or consolidation that is not otherwise permitted under this Section 6.04(c) at a future time; provided, that such agreement shall be conditioned on (1) obtaining requisite approvals permitting the respective transaction (and any related financing or other transactions) in accordance with the requirements of Section 9.01 or (i) the satisfaction and discharge of all outstanding Obligations under this Agreement and the other Loan Documents; provided, further that such agreement shall (x) not contain any provision imposing fees or damages on any Borrower or any of its respective Restricted Subsidiaries for failure to meet the conditions set forth above and (y) contain termination provisions which will provide for the termination of the agreement within a reasonable time if the conditions described in the preceding proviso have not been satisfied by such time.

(iii)         ~~(ii)~~ No Borrower will, nor will it permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by ~~Livent~~Arcadium and its Restricted Subsidiaries on the date of execution of this Agreement and businesses which are, in the good faith judgment of the Board of Directors, similar, complimentary or substantially related thereto or are reasonable extensions thereof.

(iv)         ~~(iii) Livent~~Arcadium and each of its Restricted Subsidiaries will not change their respective Fiscal Year, except that Allkem and its Subsidiaries may change their respective Fiscal Year from a fiscal year ending on June 30 to a fiscal year ending on December 31, which is the end of the Fiscal Year for Arcadium.

(d)          Investments, Loans, Advances, Guarantees and Acquisitions. No Borrower shall, nor shall it permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Borrower and a Wholly-Owned Subsidiary that is a Restricted Subsidiary prior to such merger) any Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except for the following:

(i)           Investments in cash and Cash Equivalents;

(ii)          Investments in existence on the date of this Agreement or committed to be made pursuant to an agreement existing on the date of this Agreement, in each case described in Schedule 6.04(d)(ii);

(iii)         Investments by any Borrower or any Restricted Subsidiary in any other Borrower or any other Loan Party;

(iv)         Guarantees constituting Indebtedness permitted by Section 6.04(a);

(v)          Permitted Acquisitions;

(vi)         loans and advances to directors, officers and employees of any Borrower or any of its respective Restricted Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses and analogous ordinary business purposes and to finance the purchase of Stock of ~~Livent~~Arcadium) in an aggregate amount for any Borrower and any Restricted Subsidiaries not to exceed $10 million at any time outstanding;

(vii)        investments received in connection with the bankruptcy or reorganization of any Person or in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business;

(viii)       Hedging Contracts permitted by Section 6.04(k);

(ix)          (A) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business or (B) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(x)           to the extent constituting Investments, performance guarantees of obligations of any Borrower or any of its respective Restricted Subsidiaries in the ordinary course of business;

(xi)          Investments made in respect of joint ventures (“JV Investment”) or other similar agreements or partnership not to exceed $150 million in any fiscal year (the “JV Investment Basket”);

(xii)         any Investment so long as, after giving effect thereto on a pro forma basis, (A) no Event of Default shall have occurred and be continuing or would result therefrom and (r) the First Lien Leverage Ratio, as of the last day of the most recently ended Fiscal Quarter, does not exceed 2.50:1.00;

(xiii)       Investments made by any Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed the portion, if any, of the Available Amount Basket on such date that such Borrower or such Restricted Subsidiary elects to apply to this clause (xiii), provided, that no Event of Default shall have occurred and be continuing or would result therefrom;

(xiv)       Investments made in Restricted Subsidiaries, which are not also Loan Parties, or in Nemaska Lithium Inc., a corporation amalgamated and existing under the federal laws of Canada, in an aggregate amount (valued at cost) not to exceed $200 million (net of any return or repayment) during the term of this Agreement; provided, however, that any Investment in Restricted Subsidiaries which are not also Loan Parties made in order to make an ultimate JV Investment shall not be included within this clause (xiv) to the extent such Investment is included within the JV Investment Basket;

(xv)        in addition to Investments otherwise expressly permitted by this Section 6.04(d), Investments by any Borrower or any of its respective Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed $50 million (net of any return or repayment) during the term of this Agreement;

(xvi)        Investments to the extent that payment for such investments is made solely with newly issued Stock of ~~Livent~~Arcadium;

(xvii)      Investments in or by a qualified receivables or factoring entity in connection with a Permitted Factoring or Receivables Transaction;

(xviii)     Investments made by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party; and

(xix)        Investments in connection with Cash Pooling Arrangements ~~incurred~~made in the ordinary course of business ~~and consistent with past practice~~.

(e)           Asset Dispositions; Sale and Leaseback Transactions. No Borrower shall, nor shall it permit any Restricted Subsidiary to, make any Disposition, except for the following:

(i)           Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)          Dispositions (including non-exclusive licenses) of inventory in the ordinary course of business;

(iii)         Dispositions of property by any Borrower to any other Borrower or any Restricted Subsidiary and by any Restricted Subsidiary to any Borrower or any other Restricted Subsidiary; provided, that if such property is subject to any Lien under any Collateral Document prior to any such Disposition, such property shall remain subject to valid and perfected Liens under the Collateral Documents after such Disposition;

(iv)         Dispositions permitted by Sections 6.04(c), 6.04(d), 6.04(f) and 6.04(n);

(v)          Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;

(vi)         Dispositions pursuant to operating leases (not in connection with any sale and leaseback transactions or other Capital Lease Obligations) entered into in the ordinary course of business;

(vii)        Dispositions of property and assets subject to condemnation and casualty events;

(viii)       Dispositions of cash and Cash Equivalents in the ordinary course of business;

(ix)         Dispositions consisting of the licensing or sublicensing of intellectual property and licenses, leases or subleases of other property, in each case in the ordinary course of business;

(x)          Dispositions to a receivables or factoring entity of accounts receivable and related assets in connection with a Permitted Factoring or Receivables Transaction;

(xi)          Dispositions of Investments (including Stock) in ~~joint ventures~~a JV Investment to the extent required by, or made pursuant to customary buy/sell, drag-along or similar arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xii)        Dispositions by any Borrower and any Restricted Subsidiary not otherwise permitted under this Section 6.04(e); provided, that (A) at the time of such Disposition, no Default shall exist or would result from such Disposition, and (s) at least 75% of the consideration for such Disposition shall consist of cash or Cash Equivalents, provided, however, that for the purposes of this clause (xii), the following shall be deemed to be cash: (i) any securities received by any Borrower or any of its respective Restricted Subsidiaries from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within one hundred eighty (180)

days following the closing of the applicable Disposition and (ii) any Designated Non-Cash Consideration in respect of such Disposition having an aggregate fair market value, taken together with the Designated Non-Cash Consideration in respect of all other Dispositions, not in excess of $5 million (with the fair market value of each item of Designated Non-Cash Consideration being measured as of the time received); and

(xiii)        Dispositions in connection with any Cash Pooling Arrangement in the ordinary course of business ~~and consistent with past practice~~.

provided, however, that any Disposition pursuant to Section 6.04(e)(i), Section 6.04(e)(ii) and Section 6.04(e)(iv) (except insofar as it relates to any transaction solely between ~~Livent~~Arcadium and any Restricted Subsidiary or Section 6.04(f)), Section 6.04(e)(v) (except to the extent determined by the applicable Person making such Disposition in good faith to be appropriate in accordance with its usual practice), Section 6.04(e)(vi) and Section 6.04(e)(xii) shall be for fair market value (or, in respect of Section 6.04(e)(xii), where the fair market value cannot reasonably be determined, such disposition shall otherwise be in accordance with the terms of Section 6.04(e)(xii)).

(f)          Restricted Payments. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except for the following:

(i)           (A) any Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, and (t) Subsidiaries may declare and pay dividends ratably with respect to their Stock;

(ii)          Restricted Payments paid in cash to shareholders of ~~Livent~~Arcadium, so long as (A) no Event of Default has occurred and is continuing, and (u) the First Lien Leverage Ratio, as of the last day of the most recently ended Fiscal Quarter, calculated on pro forma basis, shall not exceed 2.50 to 1.00;

(iii)         Restricted Payment paid in cash to shareholders of ~~Livent~~Arcadium, so long as the aggregate amount of such Restricted Payments does not exceed $25 million in any Fiscal Year;

(iv)         issuances of Stock to sellers of Permitted Acquisitions in satisfaction of obligations of the type described in Section 6.04(a)(x);

(v)          ~~Livent~~Arcadium may repurchase, redeem, retire or otherwise acquire for value its Stock (including any stock appreciation rights in respect thereof) from current or former employees or directors; provided, that the aggregate annual cash payments in respect of such repurchases, redemptions, retirements and acquisitions shall not exceed $10 million;

(vi)         ~~Livent~~Arcadium may purchase, redeem or otherwise acquire shares of its Stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its Stock or other common equity interests;

(vii)        Repurchases of Stock deemed to occur upon the exercise of options to purchase Stock if such shares of Stock represent a portion of the exercise price of such options;

(viii)       [reserved];

(ix)          ~~Livent~~Arcadium may make Restricted Payments in an amount not to exceed the portion, if any, of the Available Amount Basket on such date that ~~Livent~~Arcadium elects to apply to this clause (ix), so long as (A) no Event of Default shall have occurred and be continuing or would result therefrom, and (B) after giving effect to any such Restricted Payment, ~~Livent~~Arcadium shall be in pro forma compliance with Section 6.01.

(g)          Change in Nature of Business. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, make any material change in the nature or conduct of ~~Livent’s~~Arcadium’s Business, whether in connection with a transaction permitted by Section 6.04(c) or otherwise; provided, however, that nothing in this Section 6.04(g) shall prohibit any Borrower or any of its respective Restricted Subsidiaries from consummating the Transactions.

(h)         Modification of Constituent Documents. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, amend its Constituent Documents, except for changes and amendments that would not reasonably be expected to be materially adverse to the interest of the Lenders.

(i)           Accounting Changes. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, change its accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP.

(j)           Margin Regulations. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

(k)           No Speculative Transactions. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any Hedging Contract solely for speculative purposes or other than for the purpose of hedging risks associated with the businesses of any Borrower and any of its Restricted Subsidiaries, as done in the ordinary course of such businesses; provided, however, this that this Section 6.04(k) shall not restrict, and ~~Livent~~Arcadium shall be permitted to enter into, Permitted Bond Hedge Transactions and Permitted Warrant Hedge Transactions.

(l)            Compliance with ERISA. No Borrower shall cause or permit to occur, nor shall it permit any of its ERISA Affiliates to cause or permit to occur, (i) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (14) ERISA Events that would have a Material Adverse Effect in the aggregate.

(m)         Sanctions, etc. No Borrower shall request or obtain any Loan or Letter of Credit, and no Borrower shall use (and such Borrower shall ensure that its ~~Restricted~~ Subsidiaries and its or their respective directors, officers, employees, brokers, agents and other Persons acting for or on behalf of a Borrower or any Subsidiary of a Borrower shall not use) the proceeds of any Loan or Letter of Credit, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (15) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions or (16) with any other effect or in any other manner that would result in the violation by any Person of any Sanctions.

(n)          Transactions with Affiliates. No Borrower shall, nor shall it permit any of its Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that (a) are in the ordinary course of business and (b) are at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (17) transactions between or among any Borrower and any Restricted Subsidiary not involving any other Affiliate, (18) any Restricted Payment permitted by Section 6.04(f) and (19) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements.

(o)          Restrictive Agreements. No Borrower will, nor will it permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of such Borrower or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (20) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary (each such agreement or arrangement, a “Restrictive Agreement”); except for:

(A)                such encumbrances or restrictions existing under or by reason of Requirements of Law or any Loan Document;

(B)                customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or other property pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or other property that is to be sold and such sale is permitted hereunder;

(C)                restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(D)                customary provisions in leases and other contracts restricting the assignment thereof;

(E)                restrictions or conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to exist or be incurred hereunder;

(F)                restrictions and conditions imposed on any Restricted Subsidiary by the terms of any Indebtedness of such Subsidiary existing at the time it became a Restricted Subsidiary, if such restriction or condition was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary of the Borrower;

(G)                restrictions and conditions relating to property of any Borrower or any Restricted Subsidiary existing at the time such property was acquired, so long as the restriction relates solely to the property so acquired and was not created in connection with or in anticipation of the acquisition;

(H)               customary restrictions and conditions contained in agreements relating to a Permitted Factoring or Receivables Transaction;

(I)                 restrictions imposed by any holder of a Lien permitted by Section 6.04(b) restricting the transfer of the property subject thereto; ~~and~~

(J)                restrictions and conditions contained in any agreement with a customer that require a Borrower or a Restricted Subsidiary (i) to build and maintain a safety stock of goods or product to satisfy future deliveries under such agreement and (ii) not to sell, transfer, encumber, use or create a Lien upon such safety stock for any purpose other than to meet the obligations under such agreement~~.~~; and

(K)                restrictions and conditions contained in the agreements set forth on Schedule 6.04(o) to this Agreement.

(p)          Sale Leaseback Transactions. No Borrower will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any owned property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by any Borrower or any of its respective Restricted Subsidiaries that is made for cash consideration in an amount not less than the fair market value of such fixed or capital asset and is consummated within ninety (90) days after such Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.

(q)          Disclosure Documents and Material Contracts. No Borrower shall, nor shall it permit any of its Restricted Subsidiaries to, amend, supplement or otherwise directly or indirectly modify any Disclosure Documents or Material Contracts, in each case, as in effect on the Effective Date, or any Separation Agreements and corresponding amendments, supplements or modifications delivered pursuant to Section 6.03(p), except for changes and amendments, supplements or modifications that would not reasonably be expected to be materially adverse to the interest of the Lenders.

(r)           Australian Negative Covenant. No Borrower will permit any Australian Guarantor to become a trustee of any trust or settlement without the prior written consent of the Administrative Agent.

ARTICLE VII~~Article VII~~
EVENTS OF DEFAULT

Section 7.01.         ~~Section 7.01.~~ Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when the same becomes due and payable; or (21) any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other payment under any Loan Document, for a period of three (3) Business Days after the same becomes due and payable; or

(b)          Any representation or warranty made or deemed made by any Loan Party herein or by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c)           Any ~~Borrower~~Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 6.01, Section 6.02(a), Section 6.02(b), Section 6.03(a), Section 6.03(i), Section 6.03(m)(i), Section 6.03(m)(ii), Section 6.03(o) or Section 6.04 or section 8 of the First Amendment, or (22) any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty (30) days after written notice thereof shall have been given to ~~Livent~~Arcadium by the Administrative Agent or the Required Lenders; or

(d)          (i) Any Borrower or any of its respective Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness which is outstanding in a principal amount of at least $50 million in the aggregate (but excluding Indebtedness evidenced by the Notes) of such Borrower or such Restricted Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, (23) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof and such Borrower or such Restricted Subsidiary shall have failed to make such payment or effect such repurchase, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (24) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, provided, that any required notice of such event or condition shall have been given or any applicable grace period shall have expired; provided, however, that if there is acceleration of any Indebtedness which is included under this clause (d) solely because of a Guarantee by any Borrower or any of its respective Restricted Subsidiaries, an Event of Default will not exist under this clause (d) so long as such Borrower or such Restricted Subsidiary, as the case may be, fully performs its obligations in a timely manner under such Guarantee upon demand therefor by the beneficiary thereof; or

(e)           Any Borrower or any of its respective Restricted Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any of its respective Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, examinership, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days  (provided that no such remedy period shall apply in the event of the actual appointment of a receiver or administrator to any Restricted Subsidiary incorporated in Australia), or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Borrower or any of its respective Restricted Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)           One or more judgments or orders for the payment of money in excess of $50 million in the aggregate and not covered by insurance shall be rendered against any Borrower or any of its respective Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (25) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)          Any ERISA Event with respect to any Borrower shall have occurred and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, could reasonably be expected to exceed $50 million in the aggregate;

(h)          Any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect;

(i)           Any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or in endangered or critical status or is being terminated, within the meaning of Title IV of ERISA, and such reorganization or termination would reasonably be expected to have a Material Adverse Effect;

(j)            The Loan Guaranty set forth in Article X hereof shall cease to be valid and binding on, or enforceable against, any Loan Party or any Loan Party shall so state in writing;

(k)           there shall occur any Change of Control;

(l)            (i) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except (a) as permitted by the terms of any Collateral Document or other Loan Document or (b) as a result of the Administrative Agent’s failure to (i) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents, or (ii) file UCC continuation statements, (26) any material provision of any Collateral Document shall fail to remain in full force or effect or (27) any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(m)          any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the express consent, of the Required Lenders, by notice to ~~Livent~~Arcadium, declare the obligation of each Lender to make Loans and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the express consent, of the Required Lenders, by notice to ~~Livent~~Arcadium, declare the Loans and other Obligations to be forthwith due and payable, whereupon the Loans and other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that upon the occurrence of any Event of Default specified in Section 7.01(e), (A) the obligation of each Lender to make Loans and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Loans and other Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

The Australian Security Trustee shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default unless the Australian Security Trustee has received notice from a Lender or any Borrower which has specified the same.

Section 7.02.         ~~Section 7.02.~~ Actions in Respect of the Letters of Credit Upon Event of Default; L/C Cash Collateral Account; Investing of Amounts in the L/C Cash Collateral Account; Release.

(a)           Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 7.01, the Administrative Agent may, and at the request of the Required Lenders shall, irrespective of whether it is taking any of the actions described in Section 7.01 or otherwise, make demand upon any Borrower to, and forthwith upon such demand such Borrower will, pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available LC Amount of all Letters of Credit then outstanding in the Currency of such Letters of Credit; provided, however, that upon the occurrence of any Event of Default specified in Section 7.01(e), such payments by any Borrower pursuant to this Section 7.02(a) shall automatically be required to be made. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any equal or prior right or claim of any Person other than the Administrative Agent and the Lenders pursuant to this Agreement or that the total amount of such funds is less than the aggregate Available LC Amount of all Letters of Credit, any Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available LC Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such equal or prior right and claim.

(b)         The Borrowers hereby authorize the Administrative Agent to open at any time upon the occurrence and during the continuance of an Event of Default a non-interest bearing account with the Administrative Agent at its address designated in Section 9.02 in the name of the any Borrower but in connection with which the Administrative Agent shall be the sole entitlement holder or customer (the “L/C Cash Collateral Account”), and hereby pledges and assigns and grants to the Administrative Agent on behalf of the Lenders a security interest in the following collateral (the “L/C Cash Collateral Account Collateral”):

(i)           the L/C Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the investment of funds held therein,

(ii)          all L/C Cash Collateral Account Investments from time to time, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account Investments,

(iii)         all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of any Borrower in substitution for or in addition to any or all of the then existing L/C Cash Collateral Account Collateral,

(iv)         all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Cash Collateral Account Collateral, and

(v)          all proceeds of any and all of the foregoing L/C Cash Collateral Account Collateral.

(c)          If requested by any Borrower, the Administrative Agent will, subject to the provisions of clause (e) below, from time to time (i) invest amounts on deposit in the L/C Cash Collateral Account in such notes, certificates of deposit and other debt instruments as such Borrower may select and the Administrative Agent may approve and (28) invest interest paid on the notes, certificates of deposit and other instruments referred to in clause (i) above, and reinvest other proceeds of any such notes, certificates of deposit and other instruments which may mature or be sold, in each case in such notes, certificates of deposit and other debt instruments any Borrower may select and the Administrative Agent may approve (the notes, certificates of deposit and other instruments referred to in clauses (i) and (ii) above being collectively “L/C Cash Collateral Account Investments”). Interest and proceeds that are not invested or reinvested in L/C Cash Collateral Account Investments as provided above shall be deposited and held in the L/C Cash Collateral Account.

(d)         Upon such time as (i) the aggregate Available LC Amount of all Letters of Credit is reduced to zero and such Letters of Credit are expired with no pending drawings or terminated by their terms and all amounts payable in respect thereof, including but not limited to principal, interest, commissions, fees and expenses, have been paid in full in cash, and (29) no Event of Default has occurred and is continuing under this Agreement, the Administrative Agent will pay and release to the applicable Borrower or at its order (a) accrued interest due and payable on the L/C Cash Collateral Account Investments and in the L/C Cash Collateral Account, and (b) the balance remaining in the L/C Cash Collateral Account after the application, if any, by the Administrative Agent of funds in the L/C Cash Collateral Account to the payment of amounts described in clause (i) of this subsection (d).

(e)          (i)          The Administrative Agent may, without notice to any Borrower or any other Person except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the L/C Cash Collateral Account against the obligations of the Borrowers in respect of Letters of Credit (collectively, the “L/C Cash Collateral Account Obligations”) or any part thereof. The Administrative Agent agrees to notify ~~Livent~~Arcadium promptly after any such set-off and application, provided, that the failure of the Administrative Agent to give such notice shall not affect the validity of such set-off and application.

(ii)         The Administrative Agent may also exercise in respect of the L/C Cash Collateral Account Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time (the “UCC”) (whether or not the UCC applies to the affected L/C Cash Collateral Account Collateral), and may also, without notice except as specified below, sell the L/C Cash Collateral Account Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to ~~Livent~~Arcadium of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of L/C Cash Collateral Account Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(iii)         Any cash held by the Administrative Agent as L/C Cash Collateral Account Collateral and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the L/C Cash Collateral Account Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter be applied in whole or in part by the Administrative Agent against, all or any part of the L/C Cash Collateral Account Obligations in such order as the Administrative Agent shall elect. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the L/C Cash Collateral Account Obligations shall be paid over to the applicable Borrower or to whomsoever may be lawfully entitled to receive such surplus.

(f)           Upon the permanent reduction from time to time of the aggregate Available LC Amount of all Letters of Credit in accordance with the terms thereof, the Administrative Agent shall release to the applicable Borrower amounts from the L/C Cash Collateral Account in an amount equal to each such permanent reduction; provided, that the Administrative Agent shall not be obligated to reduce the funds or other L/C Cash Collateral Account Collateral then held in the L/C Cash Collateral Account below that level that the Administrative Agent reasonably determines is required to be maintained after taking into consideration any rights or claims of any Persons other than the Administrative Agent and the Lenders.

(g)          In furtherance of the grant of the pledge and security interest pursuant to this Section 7.02, each Borrower hereby agrees with each Lender and the Administrative Agent that each Borrower shall give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such pledge and security interests.

ARTICLE VIII~~Article VIII~~
THE ADMINISTRATIVE AGENT

Section 8.01.         ~~Section 8.01.~~ Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law; provided, further, that the Australian Security Trustee may refrain without liability from taking any action that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the State of New York and Hong Kong, the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

Section 8.02.         ~~Section 8.02.~~ Reliance, Etc.

(a)           None of the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (30) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (31) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (32) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (33) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (34) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

(b)          The Arrangers each referred to on the cover page hereto, shall have no duties or obligations whatsoever to the Lenders under or with respect to this Agreement, the Notes or any other document or any matter related thereto.

Section 8.03.         ~~Section 8.03.~~ The Administrative Agent and their Affiliates as Lenders. With respect to its respective Commitment as a Lender, the Loans made by it as a Lender, the Letters of Credit issued by it as an Issuing Bank and the Notes issued to it as a Lender, the Administrative Agent as Lender and/or Issuing Bank shall have the same rights and powers under this Agreement as any other Lender in its capacity as a Lender and/or any other Issuing Bank in its capacity as Issuing Bank and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity as a Lender and/or an Issuing Bank. The Administrative Agent, in its individual capacity as a Lender and/or an Issuing Bank, and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of its Restricted Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Restricted Subsidiary, all as if the Administrative Agent was not the Administrative Agent under this Agreement and without any duty to account therefor to the Lenders.

Section 8.04.        ~~Section 8.04.~~ Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 5.03 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 8.05.        ~~Section 8.05.~~ Indemnification. The Lenders severally agree to indemnify the Administrative Agent and each Issuing Bank (in each case to the extent any Borrower fails to pay the same pursuant to Section 9.04(b) or otherwise), ratably according to their respective pro rata share, from and against any and all claims, damages, losses, liabilities and expenses of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Person in any way relating to or arising out of this Agreement or any action taken or omitted by such Person under this Agreement in its respective capacity as an agent hereunder, provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment, of the Administrative Agent or such Issuing Bank. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees but excluding normal administrative expenses expressly excluded under Section 9.04(a)) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by any Borrower as required under Section 9.04(a).

Section 8.06.         ~~Section 8.06.~~ Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and ~~Livent~~Arcadium and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of each Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent, which shall be an Eligible Assignee and a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50 million. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII (The Administrative Agent) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.07.         ~~Section 8.07.~~ No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

Section 8.08.         ~~Section 8.08.~~ Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or the other Loan Parties, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (a) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (b) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (c) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (d) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that: none of the Administrative Agent or any of its respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.09.         ~~Section 8.09.~~ Incorrect Payment.

(a)            If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.09 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)             it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.09(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.09(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.09(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)            (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(i)              ~~(ii)~~ Subject to Section 9.07 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrowers or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x)

shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that any Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party; provided that this Section 8.09(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of any Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 8.09 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8.10.         Australian Security Trustee

(a)            This Section 8.10 (including any non-contractual arrangements arising out of or in connection with it) shall be governed by the laws of New South Wales, Australia and applies in relation to any Australian Security Document as set out in this Section 8.10. This Section 8.10 is executed as a deed poll in favor of the Australian Security Trustee and the Secured Parties from time to time.

(b)            In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent under any Loan Document shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of the Australian Security Trustee to the extent that the rights, remedies, deliveries, indemnities or other obligations relate to, the Australian Security Documents, any Loan Party thereto or the Lien thereby created. Any obligations of the Administrative Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Australian Security Trustee or the Lien thereby created to the extent that such obligations relate to the Australian Security Documents or the Lien thereby created. Additionally, the Australian Security Trustee (or any other Person acting in such capacity) shall have: (a) all the rights, remedies and benefits in favor of the Administrative Agent or any other capacity contained in the provisions of this Agreement to the extent that such rights, remedies and benefits relate to the Australian Security Documents, any Loan Party thereto or the Lien thereby created; (b) all the powers of an absolute owner of the security constituted by the Australian Security Documents; and (c) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owned by it under the Australian Security Documents.

(c)            Each Secured Party appoints the Australian Security Trustee under the terms of the Australian Security Trust Deed to act as its trustee under and in relation to the Australian Security Documents and to hold the assets subject to the Lien thereby created as trustee for the Secured Parties on trust and on the terms contained in the Australian Security Documents and each Secured Party authorizes the Australian Security Trustee to: (a) enter into the Australian Security Documents in its capacity as Australian Security Trustee (including to execute any amendment, consent or waiver under the Australian Security Documents on behalf of any Secured Party that has consented in writing to such amendment, consent or waiver in accordance with the terms of this Agreement); (b) exercise such rights, remedies, powers and discretions as are specifically delegated to the Australian Security Trustee by the terms of the Australian Security Documents together with all such rights, remedies, powers and discretions as are reasonably incidental thereto and the Australian Security Trustee accepts that appointment; and (c) manage, supervise and otherwise deal with the collateral subject to a Lien under the Australian Security Documents.

(d)            On and from the date the Australian Security Trust Deed is entered into or (if later) upon such Person becoming a Secured Party, each Secured Party hereby: (a) acknowledges that they are aware of, and consent to, the terms of the Australian Security Trust Deed; (b) agrees to comply with and be bound by the Australian Security Trust Deed as a Beneficiary (as that term is defined in the Australian Security Trust Deed); (c) acknowledges that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement; and (d) without limiting the general application of paragraph (a) above, for consideration received, irrevocably appoints as its attorney each person who under the terms of the Australian Security Trust Deed is appointed an attorney of a Beneficiary (as defined in the Australian Security Trust Deed) on the same terms and for the same purposes as contained in the Australian Security Trust Deed.

(e)            On and from the date the Australian Security Trust Deed is entered into or (if later) upon such Person becoming a security provider under an Australian Security Document, each Loan Party that has entered into an Australian Security Document hereby: (a) acknowledges that they are aware of, and consent to, the terms of the Australian Security Trust Deed and (b) acknowledges that it has received a copy of the Australian Security Trust Deed together with the other information which it has required in connection with the Australian Security Trust Deed and this Agreement.

(f)            The Secured Parties agree that at any time that if any Person becomes the Australian Security Trustee, such other Person shall have the same rights, remedies, benefits and powers granted to the Australian Security Trustee in this Agreement.

ARTICLE IX~~Article IX~~
MISCELLANEOUS

Section 9.01.         ~~Section 9.01.~~ Amendments, Etc. Except as otherwise expressly set forth in this Agreement (including Section 2.16), no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower or other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:

(a)            waive any of the conditions specified in Section ~~4.01 or Section~~ 4.02;

(b)            reduce or forgive any interest, fees, principal amount or other amounts payable hereunder;

(c)            postpone any date fixed for any payment of any interest, fees, principal amount or other amounts payable hereunder;

(d)            change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, or the definition of Required Lenders, which shall be required for the Lenders or any of them to take any action hereunder;

(e)            release the Loan Guaranty set forth in Article X (Loan Guaranty);

(f)            amend this Section 9.01 or any other Section of this Agreement or any other Loan Document, the effect of which amendment is to alter the pro rata sharing of payments or pro rata funding required thereby;

(g)            except as provided for in this Agreement or in any other Loan Document, release all or substantially all of the Collateral; or

(h)            (i) subordinate any Obligations hereunder to any other Indebtedness, (ii) subordinate the Liens granted hereunder or under the other Loan Documents to any other Lien or (iii) amend Section 5.4 of the Security Agreement;

provided, further, that

(i)             no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent, and any Issuing Bank, under this Agreement or any Note, unless such amendment, waiver or consent is in writing and signed by the Administrative Agent or such Issuing Bank, as applicable, in addition to the Lenders required above to take such action;

(ii)            subject to the provisions of Section 2.04, no amendment, waiver or consent shall reduce the principal of, or interest on, the Revolving Loans or Notes or postpone any date fixed for any payment of principal of, or interest on, the Revolving Loans or Notes, unless in each case signed by all of the Lenders;

(iii)            no amendment, waiver or consent shall reduce the principal of, or interest on, the Letter of Credit Loans or postpone any date fixed for any payment of principal of, or interest on, the Letter of Credit Loans, unless in each case signed by each affected Lender;

(iv)            subject to the provisions of Section 2.04, no amendment, waiver or consent shall extend the Termination Date of the Commitment or increase the Commitment of any Lender or subject any Lender to any additional obligations, unless signed by such Lender; and

(v)            no amendment, waiver or consent shall be made to Section 2.02, unless signed by each Lender affected by such amendment, waiver or consent; provided, however, that, notwithstanding anything herein to the contrary, in connection with any Incremental Term Loan Amendment, the Administrative Agent, the Loan Parties and the other parties thereto may (A) introduce the concept of class voting with respect to matters that only apply to the relevant Incremental Term Loan Facility and (B) amend the definition of “Required Lenders” hereunder to incorporate the commitments and term loans held by the relevant Lenders under the Incremental Term Loan Amendment.

Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Defaulting Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of ~~the Livent~~Arcadium only, amend, modify or supplement this Agreement or any of the other Loan Documents to (i) cure any ambiguity, omission, mistake, defect or inconsistency or (ii) effectuate guarantee, collateral and security arrangements for the benefit of the Lenders.

Section 9.02.         ~~Section 9.02.~~ Notices, Etc.

(a)           All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, emailed, telecopied or delivered as follows:

(i)	if to the Borrowers:

Arcadium Lithium plc
Suite 12, Gateway Hub

Shannon Airport House

Shannon, Co. Clare V14 E370

Ireland
Attention: Gilberto Antoniazzi
                   Chief Financial Officer

Fax Number: (215) 299-6557
E-Mail Address: Gilberto.Antoniazzi@livent.com

with a copy to:

Arcadium Lithium plc

~~Livent Corporation~~
1818 Market Street~~, Suite 2550~~
Philadelphia, ~~PA~~Pennsylvania 19103~~,~~
Attention: Gilberto Antoniazzi
                   Chief Financial Officer

Fax Number: (215) 299-6557
E-Mail Address: Gilberto.Antoniazzi@livent.com

with a copy to:

Morgan, Lewis & Bockius LLP
~~1701~~2222 Market Street
Philadelphia, Pennsylvania 19103
Attention: Andrew T. Budreika
Fax Number: (215) 963-5001
E-Mail Address: andrew.budreika@morganlewis.com

(ii)	if to the Administrative Agent:

Citibank, N.A.
One Penns Way, OPS II, Floor 2
New Castle, DE 19720
Attention: Bank Loan Syndications Department
Fax Number: (646) 274-5080
E-Mail Address: AgencyABTFSupport@citi.com (with a copy to GLAgentOfficeOps@citi.com)
E-Mail Address: oploanswebadmin@citi.com (for materials required to be delivered pursuant to Section 6.02(a))

with a copy to:

388 Greenwich Street
New York, NY 10013
Attention: David Jaffe
Telephone: (212) 816-4880
Email: david.jaffe@citi.com

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Danek Freeman, Esq.
Facsimile: (212) 310-8007
Email: Danek.Freeman@weil.com

(iii)         if to a Lender, to it at its address (or email or telecopy number) set forth in the applicable administrative questionnaire or in the applicable Acceptance.

Any party may subsequently change its notice address by a written notice to the other parties as herein provided. All such notices and communications shall, (A) when mailed, be effective three (3) Business Days after the same is deposited in the mails, (e) when mailed for next day delivery by a reputable freight company or reputable overnight courier service, be effective one (1) Business Day thereafter, and (f) when sent by telegraph, telecopy, telex or cable, be effective when the same is telegraphed, telecopied and receipt thereof is confirmed by telephone or return telecopy, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II (Amounts and

Terms of Loans), III (Making the Loans and Issuing the Letters of Credit) or VIII (The Administrative Agent) shall not be effective until received by the Administrative Agent.

(b)	Electronic Communications.

(i)             Delivery of Communications by the Borrowers. Each Borrower agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a Conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (g) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (h) provides notice of any Default or Event of Default under this Agreement, (i) is required to be delivered to satisfy any condition precedent in Article IV (Conditions of Lending) relating to the effectiveness of this Agreement and/or any Borrowing or (j) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium (provided, that such Communications contain any required signatures) in a format acceptable to the Administrative Agent to the email address specified in Section 9.02(a) above or such other e-mail address designated by the Administrative Agent from time to time.

(ii)            Use of Web Platforms. Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on DebtDomain, IntraLinks, SyndTrak or another similar website, if any, to which each Lender and the Administrative Agent have access (the “Platform”). Nothing in this Section 9.02 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.

(iii)           E-mail Notification to Lenders. Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission, and (k) that the foregoing notice may be sent to such e-mail address.

(iv)           Presumption as to Delivery of E-Mail. Each party agrees that any electronic communication referred to in this Section 9.02 shall be deemed delivered upon the posting of a record of such communication as “received” in the e-mail system of the recipient; provided, that if such communication is not so received during normal business hours, such communication shall be deemed delivered at the opening of business on the next Business Day.

(v)            Waiver of Responsibility. Each party acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (l) the Communications and the Platform are provided “as is” and “as available,” (m) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (n) no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.

(vi)           Limitation on use of Platform. Notwithstanding the foregoing, if any Borrower has any reason to believe that either the confidentiality of the Platform, the confidentiality of electronic transmissions to the Administrative Agent, or the integrity of Communications posted on the Platform has, may have or may in the future be compromised, then ~~Livent~~Arcadium may upon notice to the Administrative Agent delivered in any manner permitted under this Agreement, either (A) suspend their obligation hereunder to transmit Communications to the Administrative Agent by electronic/soft medium, (o) instruct the Administrative Agent not to transmit to the Platform any as yet un-posted Communications, and/or (p) instruct the Administrative Agent to take commercially reasonable steps to remove any currently posted Communications from the Platform.  In the event that the use of the Platform should be suspended due to any of the circumstances described in this clause (vi), each Borrower agrees to deliver the Communications to each Lender via e-mail. The Lenders agree that the delivery of the Communications via e-mail shall be deemed effective upon the posting of a record of such electronic transmission as “sent” in the e-mail system of any Borrower.  The Administrative Agent agrees to immediately inform ~~Livent~~Arcadium of any security issue or Communications integrity issue that comes to its attention and relates to the Platform or the Administrative Agent’s receipt of electronic Communications.

Section 9.03.         ~~Section 9.03.~~ No Waiver; Remedies. No failure on the part of any Lender the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04.         ~~Section 9.04.~~ Costs and Expenses.

(a)            Each Borrower agrees to pay, whether or not any of the transactions contemplated hereby are consummated, on demand (i) all reasonable costs and expenses in connection with the preparation (excluding normal travel and related expenses incurred by the personnel of the Administrative Agent), execution, delivery, syndication, administration (excluding those which are customarily borne by the Administrative Agent), modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, and (35) the reasonable fees and expenses of one outside counsel and one local counsel in each relevant jurisdiction to the Administrative Agent (and any other counsel retained with each Borrower’s consent, such consent not to be unreasonably withheld or delayed) and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. Each Borrower further agrees to pay on demand all reasonable expenses of the Administrative Agent and the Lenders (including, reasonable counsel (including, without duplication, internal counsel) fees and expenses) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a).

(b)            Each Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors or any receiver or attorney appointed under a Loan Document (each, an “Indemnified Party”) from and against any and all claims, damages, penalties, losses, liabilities and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in its agent or lending capacity under, or otherwise in connection with, the Loan Documents, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents, the proposed or actual use of the proceeds therefrom or any of the other transactions contemplated thereby, whether or not such investigation, litigation or proceeding is brought by a Borrower, its shareholders or creditors or an

Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment, of such Indemnified Party or any of its Related Parties, (36) a material breach of such Indemnified Party’s or any of its Related Parties’ obligations hereunder or under any other Loan Document or (37) any dispute solely among Indemnified Parties that does not involve any act or omission by any Loan Party or any of their respective Subsidiaries; provided, that, with respect to clause (ii), such clause shall only apply to the Australian Security Trustee to the extent such material breach is as a result of its own gross negligence or willful misconduct; provided, that, with respect to clause (iii), each of the Administrative Agent, the Australian Security Trustee and the Issuing Banks shall remain indemnified in their capacities as such. Each Borrower also agrees not to assert any claim against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents or any receiver or attorney appointed under a Loan Document, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans; provided, that such waiver of consequential, indirect, special or punitive damages shall not limit the indemnification obligations of the Borrowers under this Section 9.04(b). Each of the Lenders and the Administrative Agent agrees not to assert any claim against any Borrower, their Affiliates or any of their respective directors, officers, employees, attorneys and agents or any receiver or attorney appointed under a Loan Document, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans or the Letters of Credit. For purposes of this Section 9.04(b), a “Related Party” of an Indemnified Party means (a) any controlling Person, controlled Affiliate or Subsidiary of such Indemnified Party and (b) the respective directors, officers or employees of such Indemnified Party or any of its Subsidiaries, controlled Affiliates or controlling Persons; provided, that each reference to a controlling Person, controlled Affiliate, director, officer or employee in this sentence pertains to a controlling Person, controlled Affiliate, director, officer or employee involved in the preparation of the Loan Documents or the other transactions contemplated thereby. Notwithstanding any other term or provision of this Agreement to the contrary, the Australian Security Trustee shall not be liable under any circumstances for special, punitive, indirect or consequential loss or damage of any kind whatsoever, whether or not foreseeable, or for any loss of business, goodwill, opportunity or profit, whether arising directly or indirectly and whether or not foreseeable, even if the Australian Security Trustee is actually aware of or has been advised of the likelihood of such loss or damage and regardless of whether the claim for such loss or damage is made in negligence, for breach of contract, breach of trust, breach of fiduciary obligation or otherwise. The provisions of this Clause shall survive the termination or expiry of this Agreement or the resignation or removal of the Australian Security Trustee.

(c)              If (i) any payment of principal of any SOFR Loan or EURIBOR Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment pursuant to Section 3.03 or acceleration of the maturity of the Loans pursuant to Section 7.01 or for any other reason (including as a result of an Event of Default), (38) any Borrower gives notice of a Loan conversion pursuant to Section ~~2.07(b)~~2.07(a), or (39) a SOFR Loan or EURIBOR Loan is assigned other than on the last day of the Interest Period for such Loan as a result of a request of ~~Livent~~Arcadium pursuant to Section 3.06, then the Borrowers shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired (or from any fees payable) by any Lender to fund or maintain such Loan.

(d)             Without prejudice to the survival of any other agreement of any Borrowers or the Lenders hereunder, the agreements and obligations of any Borrower contained in Sections 2.10, 3.03 and 9.04, and the agreements and obligations of each Lender under Section 9.11, shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

Section 9.05.         ~~Section 9.05.~~ Rights of Set-off; Payments Set Aside.

(a)            Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Borrower or another Loan Party against any and all of its obligations under the Loan Documents now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13(a)(iii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (40) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify ~~Livent~~Arcadium after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.05 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

(b)            To the extent that any Borrower makes a payment or payments to the Administrative Agent or the Lenders or any such Person exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 9.06.         ~~Section 9.06.~~ Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and the other Loan Parties, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Loan Party shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of each Lender.

Section 9.07.         ~~Section 9.07.~~ Assignments and Participations.

(a)            Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided, however, that:

(i)             each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii)            the amount of the Commitments and/or Loans of the assigning Lender being assigned pursuant to each such assignment other than an assignment to another Lender (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5 million and shall be an integral multiple of $1 million in excess thereof, unless, in each case, each Borrower and the Administrative Agent otherwise consent,

(iii)           each such assignment shall be to an Eligible Assignee, and ~~Livent~~Arcadium, the Administrative Agent (in each case, unless such assignment shall be to a Lender, an Affiliate of such Lender, a Subsidiary of the assigning Lender, to the bank holding company or a Subsidiary of the bank holding company of which the assigning Lender is a Subsidiary or an Approved Fund) and the Issuing Banks (solely to the extent such assignment relates to Revolving Loans or Letter of Credit Loans) shall have consented to such assignment (which consents shall not be unreasonably withheld or delayed); provided, that no consent of ~~Livent~~Arcadium shall be required if any Event of Default has occurred and is continuing; provided, further, that ~~Livent~~Arcadium shall be deemed to have consented to such assignment unless ~~Livent~~Arcadium objects thereto by written notice to the Administrative Agent within ten (10) Business Days after receiving notice thereof, and

(iv)           the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 paid by either the assigning Lender or the assignee; provided, that the Administrative Agent may, in its sole discretion, elect to waive such recordation fee in the case of any such assignment.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (a) the Lender assignor thereunder shall relinquish its rights and be released from its obligations under this Agreement, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance.

Notwithstanding anything to the contrary contained herein except for the conditions set for in clause (iv) of this Section 9.07(a), any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and ~~Livent~~Arcadium, the option to provide to either Borrower all or any part of a Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided, that (1) nothing herein shall constitute a commitment by any SPC to make any Loan, (i) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.07 except for the conditions set forth in clause (iii) of this Section 9.07(a), any SPC may (i) with notice to, but without the prior written consent of, ~~Livent~~Arcadium and the

Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any Eligible Assignee (consented to by each Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This paragraph may not be amended without the written consent of the SPC.

(b)            By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (41) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (42) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.03, the most recent financial statements delivered pursuant to Section 6.02(a) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (43) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (44) such assignee confirms that it is an Eligible Assignee; (45) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (46) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)            Each New Lender shall submit a New Commitment Acceptance in accordance with the provisions of Sections 2.04(b) or 2.04(c), as applicable. Upon the execution, delivery, acceptance and recording of a New Commitment Acceptance, from and after the Increase Date or Incremental Term Loan Facility Date, as applicable, related thereto such New Lender shall be a party hereto and have the rights and obligations of a Lender hereunder having the Commitment specified therein (or such lesser Commitment as shall be allocated to such New Lender in accordance with Section 2.04(b)(vi) or Section 2.04(c)(vi)). By executing and delivering a New Commitment Acceptance, the New Lender thereunder confirms to and agrees with the other parties hereto as follows: (i)such New Lender hereby agrees that no Lender has made any representation or warranty, or assumes any responsibility with respect to, (a) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or (b) the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (47) such New Lender confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.03, the most recent financial statements delivered pursuant to Section 6.02(a) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such New Commitment Acceptance; (48) such New Lender will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (49) such New Lender confirms that it is an Eligible Assignee; (50) such New Lender appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (51) such New Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a copy of each Assignment and Acceptance and each New Commitment Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide any Borrower with a copy of the Register upon reasonable request.

(e)            (i)            Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Loan Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C-1 hereto, (a) accept such Assignment and Acceptance, (b) record the information contained therein in the Register and (c) give prompt notice thereof to ~~Livent~~Arcadium. Within five (5) Business Days after its receipt of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Revolving Loan Note or Notes a new Revolving Loan Note to the order of such Eligible Assignee in an amount equal to the Commitments and/or Loans assumed by it pursuant to such Assignment and Acceptance and a new Revolving Loan Note to the order of the assigning Lender in an amount equal to the Commitments and/or Loans retained by it hereunder. Such new Revolving Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Loan Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto. Such surrendered Revolving Loan Note or Notes shall be marked “canceled” and shall be returned promptly to ~~Livent~~Arcadium.

(ii)            Upon its receipt of a New Commitment Acceptance executed by a New Lender representing that it is an Eligible Assignee, the Administrative Agent shall, if such New Commitment Acceptance has been completed and is in substantially the form of Exhibit C-3 hereto, (A) accept such New Commitment Acceptance, (d) record the information contained therein in the Register and (e) give prompt notice thereof to ~~Livent~~Arcadium. Within five (5) Business Days after its receipt of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent a new Revolving Loan Note to the order of such New Lender in an amount equal to the Commitments assumed by it pursuant to such New Commitment Acceptance. Such new Revolving Loan Note shall be dated the relevant Increase Date and shall otherwise be in substantially the form of Exhibit A hereto.

(f)            Each Lender may sell participations to one or more banks or other entities (other than (x) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (y) any Borrower or any Affiliates of such Borrower or (z) any Defaulting Lender) (a “Participant”) in or to a portion of its rights and obligations under this Agreement (including a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitments hereunder) shall remain unchanged, (52) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (53) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (54) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (55) except in the case of a participation involving a Lender and one of its Affiliates (and this exception shall apply only so long as the participant remains an Affiliate of such

Lender), the parties to each such participation shall execute a participation agreement in substantially the form of the Participation Agreement, and (56) no participant under any such participation shall have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would alter the principal of, or interest on, the Loan or Loans in which such participant is participating or any fees or other amounts payable to the Lenders hereunder, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder. The Borrowers agree that each Participant shall be entitled to the benefits of Section 2.10 and Section 3.03 (subject to the requirements and limitations therein, including the requirements under Section 2.10, it being understood that the documentation required under Section 2.10 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.07(a); provided that such Participant (A) agrees to be subject to the provisions of Section 3.05 as if it were an assignee under this Section 9.07(f); and (B) shall not be entitled to receive any greater payment under Section 2.10 or Section 3.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal and interest amounts of each participant’s interest in the Loans or other obligations hereunder (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loan or other obligation hereunder) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103−1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)            Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information, including Confidential Information, relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, that, prior to any such disclosure of Confidential Information, the assignee or participant or proposed assignee or participant shall be informed of the confidential nature of such Confidential Information and shall agree to (i) preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender and (57) be bound by the provisions of Section 9.11.

(h)            Notwithstanding any other provision in this Agreement, an Eligible Assignee shall not be entitled to receive any greater payment under Section 2.10 or Section 3.03 than the assigning Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the effective date of such assignment.

(i)            Notwithstanding any other provision set forth in this Agreement, any Lender may at any time and without the consent of the Administrative Agent or any Borrower create a security interest in all or any portion of its rights under this Agreement (including the Loans owing to it and the Notes held by it), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other central banking authority.

Section 9.08.         ~~Section 9.08.~~ No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of their respective officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; x) payment by any Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or xi) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that each Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that were caused by (1) such Issuing Bank’s willful misconduct or gross negligence, as determined by a court of competent jurisdiction in a final non-appealable judgment, in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (2) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank acting in good faith may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.09.         ~~Section 9.09.~~ Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT, THE EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 9.10.         ~~Section 9.10.~~ Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 9.11.         ~~Section 9.11.~~ Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors ~~and~~, other representatives and third party administration, settlement and similar service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (except this paragraph does not permit the disclosure of any information under section 275(4) of the Australian PPSA unless section 275(7) of the Australian PPSA applies), xii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (except this paragraph does not permit the disclosure of any information under section 275(4) of the Australian PPSA unless section 275(7) of the Australian PPSA applies), xiii) to any other party hereto, xiv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (except this paragraph does not permit the disclosure of any information under section 275(4) of the Australian PPSA unless section 275(7)

of the Australian PPSA applies), xv) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to any Borrower and its obligations, this Agreement or payments hereunder, (3) any rating agency, or (4) the CUSIP Service Bureau or any similar organization, xvi) with the consent of the each Borrower, xvii) any credit insurance provider or xviii) to the extent such Confidential Information (a) becomes publicly available other than as a result of a breach of this Section 9.11 or (b) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower.

For purposes of this Section 9.11, “Confidential Information” means all information received from any Borrower or any of its respective Subsidiaries or any of their respective certified public accountants (including ~~Livent’s~~Arcadium’s Accountants) relating to any Borrower or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any of its respective Subsidiaries, provided, that, in the case of information received from any Borrower or any of its respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Section 9.12.         ~~Section 9.12.~~ Submission to Jurisdiction; Service of Process.

(a)            Any legal action or proceeding brought by any Borrower or any of its respective Affiliates with respect to this Agreement or any other Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, borough of Manhattan, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each Loan Party hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)            Each Loan Party hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Loan Parties at its address specified in Section 9.02. Each Loan Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)            Nothing contained in this Section 9.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Loan Parties in any other jurisdiction.

(d)            Each Loan Party that is a Foreign Subsidiary (including Arcadium, IntermediateCo and Finco) hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court described in clause (a) of this Section 9.12 may be made upon Arcadium at its U.S. address set forth in Section 9.02 of this Agreement and each such Loan Party hereby irrevocably appoints Arcadium, and Arcadium hereby accepts such appointment, as its authorized agent to accept such service of process, and agrees that the failure of Arcadium to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

Section 9.13.         ~~Section 9.13.~~ WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH OF THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.14.         ~~Section 9.14.~~ Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternate Currency, as the case may be (the “Specified Currency”), any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers or any other Loan Party under this Agreement and the Notes shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Borrower or any other Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Borrower and other Loan Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand in the Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

Section 9.15.         ~~Section 9.15.~~ European Monetary Union.

(a)            Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in Euro, the Administrative Agent shall not be liable to any of the Borrowers or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euro) to the account of any Borrower or any Lender in the Principal Financial Center in the Participating Member State which such Borrower or such Lender, as the case may be, shall have specified for such purpose. For the purposes of this clause (a), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in Euro.

(b)            Other Consequential Changes. Without prejudice to the respective liabilities of the Borrowers to the Lenders and the Lenders to the Borrowers under or pursuant to this Agreement, except as expressly provided in this Section 9.15, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in Participating Member States.

Section 9.16.         ~~Section 9.16.~~ USA PATRIOT Act. Each Lender subject to the Patriot Act hereby notifies each Borrower that, pursuant to Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, including the name and address of such Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

Section 9.17.         ~~Section 9.17.~~ Appointment of ~~Livent~~Arcadium as Representative. Each Borrower hereby designates ~~Livent~~Arcadium to act as its representative hereunder. ~~Livent~~Arcadium will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans or Letters of Credit or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans and the Letters of Credit, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions on behalf of any Borrower or the Borrowers under the Loan Documents. ~~Livent~~Arcadium hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by ~~Livent~~Arcadium shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 9.18.         ~~Section 9.18.~~ Entire Agreement. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.19.         ~~Section 9.19.~~ No Fiduciary Duty. The Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this Section 9.19, the “Lenders”), may have economic interests that conflict with those of any Borrowers, its ~~stock~~shareholders and/or its Affiliates. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Borrower, its ~~stock~~shareholders or its Affiliates, on the other. Each Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrowers and its Affiliates, on the other, and (b) in connection therewith and with the process leading thereto, (2) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower, its ~~stock~~shareholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Borrower, its ~~stock~~shareholders or its Affiliates on other matters) or any other obligation to any Borrower and its Affiliates except the obligations expressly set forth in the Loan Documents and (3) each Lender is acting solely as principal and not as the agent or fiduciary of any Borrower or any of its Affiliates, their management, ~~stock~~shareholders, creditors or any other Person. Each Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower and its Affiliates, in connection with such transaction or the process leading thereto.

Section 9.20.      ~~Section 9.20.~~ Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Requirement of Law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.21.      ~~Section 9.21.~~ MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgages at such time, any increase, extension or renewal of any of the Commitments hereunder (including the provision of any increase pursuant to Section 2.04), but excluding (a) any continuation or conversion of borrowings, (b) the making of any Revolving Loans or (c) the issuance, renewal or extension of Letters of Credit shall, to the extent such increased, extended or renewed Commitments are secured by such Mortgages (having regard to the final sentence of this Section 9.21), be subject to (and conditioned upon): (i) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Material Real Property as required by Flood Insurance Laws and (ii) the Administrative Agent shall have received written confirmation from each Lender that flood insurance due diligence and flood insurance compliance has been completed by such Lender (such written confirmation not to be unreasonably withheld, conditioned or delayed). Notwithstanding any provision herein or in any other Loan Document to the contrary, no increase, extension or renewal of any of the Commitments hereunder (including the provision of any increase pursuant to Section 2.04) shall be secured by any such Mortgage unless and until the requirements of clauses (i) and (ii) of the immediately preceding sentence have been satisfied.

Section 9.22.      ~~Section 9.22.~~ Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)         In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.

(b)         In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting

Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.23.      ~~Section 9.23.~~ Amendment and Restatement. This Agreement is an amendment and restatement of the Existing Credit Agreement, it being acknowledged and agreed that as of the Effective Date all obligations outstanding under or in connection with the Existing Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Agreement. This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Obligations. With respect to (i) any date or time period occurring and ending prior to the Effective Date, the Existing Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents. From and after the Effective Date, any reference to the Existing Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Credit Agreement.

Section 9.24.      Jersey Regulation. Notwithstanding any other provision of this Agreement, Arcadium shall not issue Revolving Loan Notes to more than ten Lenders at any one time (and no Lender shall request any Revolving Loan Note or assign all or a portion the Note or Notes held by it if it would result in there being more than ten holders of Revolving Loan Notes at any one time) unless Arcadium has obtained from the Jersey Financial Services Commission a consent (which has not been withdrawn) under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of such Revolving Loan Notes.

Section 9.25.      Force Majeure. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Australian Security Trustee shall not in any event be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder or thereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Australian Security Trustee, including, but not limited to, by any existing or future law or regulation, any existing or future act of governmental authority, Act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system or any event where, in the reasonable opinion of the Australian Security Trustee, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Agent being in breach of any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation to which the Australian Security Trustee is subject.

ARTICLE X~~Article X~~
LOAN GUARANTY

Section 10.01.     ~~Section 10.01.~~ Loan Guaranty.

(a)         Each Guarantor (other than those that have delivered a separate Guarantee) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the

Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrowers, any Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guarantied Obligations”), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, and whether enforceable or unenforceable as against any Borrower, now or hereafter existing, or due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, whether or not such interest is an allowed claim in such proceeding), provided, however, that the definition of “Guarantied Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Hedging Contract of such Guarantor for purposes of determining any obligations of any Guarantor). This guaranty constitutes a guaranty of payment and not of collection.

(b)         Each Guarantor further agrees that, (i) if any payment made by any of the Borrowers or any other person and applied to the Guarantied Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (4) if any payment is made by any Lender or any other holder of Guarantied Obligations (the “Guarantied Parties”) to any Borrower, its estate, trustee, receiver or any other party, including the Guarantors, under any bankruptcy law, state or federal law, common law or equitable cause, then, in each case, to the extent of such payment or repayment, each Guarantor’s liability under this Section 10.01 shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto this guaranty set forth in this Section 10.01 shall have been cancelled or surrendered, the guaranty set forth in this Section 10.01 shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of each Guarantor in respect of the amount of such payment.

(c)         Each Guarantor irrevocably and unconditionally jointly and severally undertakes to the Secured Parties that if an Ipso Facto Event is continuing, then immediately on demand by a Secured Party that each Guarantor shall pay all principal, accrued interest and other amounts referred to in the last paragraph of Section 7.01 as if it was the principal obligor.

Section 10.02.    ~~Section 10.02.~~ Authorization; Other Agreements. The Guarantied Parties are hereby authorized, without notice to or demand upon the Guarantors, which notice or demand is expressly waived hereby, and without discharging or otherwise affecting the obligations of the Guarantors hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to:

(a)         supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including this Agreement and the other Loan Documents) now or hereafter executed by any Borrower and delivered to the Guarantied Parties or any of them, including any increase or decrease of principal or the rate of interest thereon;

(b)         waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Guarantied Obligations, or any part thereof, or any other instrument or agreement in respect of the Guarantied Obligations (including this Agreement and the other Loan Documents) now or hereafter executed by any Borrower and delivered to the Guarantied Parties or any of them;

(c)         accept partial payments on the Guarantied Obligations;

(d)         receive, take and hold additional security or collateral for the payment of the Guarantied Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;

(e)         settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Guarantied Obligations or any part of them or any other guaranty therefor, in any manner;

(f)          add, release or substitute any one or more other guarantors, makers or endorsers of the Guarantied Obligations or any part of them and otherwise deal with any Borrower or any other guarantor, maker or endorser;

(g)         apply to the Guarantied Obligations any and all payments or recoveries from any Borrower, from any other guarantor, maker or endorser of the Guarantied Obligations or any part of them to the Guarantied Obligations in such order as provided herein whether such Guarantied Obligations are secured or unsecured or guaranteed or not guaranteed by others; and

(h)         refund at any time any payment received by any Guarantied Party in respect of any of the Guarantied Obligations, and payment to such Person of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Loan Guaranty shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any Guarantor hereunder in respect of the amount so refunded; even if any right of reimbursement or subrogation or other right or remedy of any Guarantor is extinguished, affected or impaired by any of the foregoing (including any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Guarantied Obligations which impairs any subrogation, reimbursement or other right of any Guarantor).

Section 10.03.    ~~Section 10.03.~~ Loan Guaranty Absolute and Unconditional. Each Guarantor hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Article X (Loan Guaranty) are absolute and unconditional and shall not be discharged or otherwise affected as a result of:

(a)         the invalidity or unenforceability of any of any Borrower’s obligations under this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Guarantied Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Guarantied Obligations or any part of them;

(b)         the absence of any attempt to collect the Guarantied Obligations or any part of them from any Borrower or other action to enforce the same;

(c)         any Guarantied Parties’ election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(d)         any borrowing or grant of a Lien by any Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code;

(e)         the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Administrative Agent’s, any Issuing Bank’s or Lender’s claim (or claims) for repayment of the Guarantied Obligations;

(f)          any use of cash collateral under Section 363 of the Bankruptcy Code;

(g)         any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h)         the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(i)          any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation, examinership or dissolution proceeding commenced by or against any Borrower or any of its Restricted Subsidiaries, including any discharge of, or bar or stay against collecting, all or any of the Guarantied Obligations (or any part of them or interest thereon) in or as a result of any such proceeding;

(j)          failure by any Guarantied Party to file or enforce a claim against any Borrower or its estate in any bankruptcy or insolvency case or proceeding;

(k)         any action taken by any Guarantied Party that is authorized hereby; or

(l)          any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Guarantied Obligations.

Section 10.04.     ~~Section 10.04.~~ Waivers. Each Guarantor hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Guarantied Obligations or any part of them, and any defense arising by reason of any disability or other defense of any Borrower. No Guarantor shall, until the Guarantied Obligations are irrevocably paid in full and the Commitments have been terminated, assert any claim or counterclaim it may have against any Borrower or set off any of its obligations to any Borrower against any obligations of any Borrower to it. In connection with the foregoing, each Guarantor covenants that its obligations hereunder shall not be discharged, except by complete performance.

Section 10.05.    ~~Section 10.05.~~ Reliance. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrowers and any and all endorsers and/or other guarantors of all or any part of the Guarantied Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that no Guarantied Party shall have any duty to advise it of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Guarantied Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information which such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or xix) to make any other or future disclosures of such information or any other information to any Guarantied Party.

Section 10.06.    ~~Section 10.06.~~ Waiver of Subrogation and Contribution Rights. Until the Guarantied Obligations have been irrevocably paid in full and the Commitments have been terminated, no Guarantor shall enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against any Borrower or any right of reimbursement or contribution or similar right against any Borrower by reason of this Agreement or by any payment made by any Guarantor in respect of the obligations under this Agreement or the Notes.

Section 10.07.    ~~Section 10.07.~~ Subordination. Each Guarantor hereby agrees that upon the occurrence of any Event of Default described in Section 7.01(e), any Indebtedness of any Borrower now or hereafter owing to it, whether heretofore, now or hereafter created (the “Loan Guaranty Subordinated Debt”), is hereby subordinated to all of the obligations under this Agreement and the Notes, and that, except as expressly permitted by this agreement, the Loan Guaranty Subordinated Debt shall not be paid in whole or in part until such obligations have been paid in full and this Loan Guaranty is terminated and of no further force or effect. No Guarantor shall accept any payment of or on account of any Loan Guaranty Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default described in Section 7.01(e), each Borrower shall pay to the Administrative Agent any payment of all or any part of the Loan Guaranty Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the obligations under this Agreement and the Notes as provided herein. Each payment on the Loan Guaranty Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by the Guarantors as trustee for the Administrative Agent and the Lenders and shall be paid over to the Administrative Agent immediately on account of the Guarantied Obligations, but without otherwise affecting in any manner the Guarantors’ liability under this Article X (Loan Guaranty). Each Guarantor agrees to file all claims against the Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Loan Guaranty Subordinated Debt, and the Administrative Agent shall be entitled to all of such Guarantor’s rights thereunder. If for any reason any Guarantor fails to file such claim at least ten (10) Business Days prior to the last date on which such claim should be filed, such Guarantor hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in such Guarantor’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Guarantor hereby assigns to the Administrative Agent all of such Guarantor’s rights to any payments or distributions to which such Guarantor otherwise would be entitled. If the amount so paid is greater than such Guarantor’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

Section 10.08.     ~~Section 10.08.~~ Default; Remedies. The obligations of each Guarantor hereunder are independent of and separate from the Guarantied Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Guarantied Obligations then due, without first proceeding against the defaulting Borrower or Borrowers or any other guarantor of the Guarantied Obligations, or joining the defaulting Borrower or Borrowers or any other guarantor in any proceeding against any Guarantor. At any time after maturity of the Guarantied Obligations, the Administrative Agent may (unless the Guarantied Obligations have been irrevocably paid in full), without notice to any Guarantor, appropriate and apply toward the payment of the Guarantied Obligations (a) any indebtedness due or to become due from any Guarantied Party to any Guarantor and (b) any moneys, credits or other property belonging to any Guarantor at any time held by or coming into the possession of any Guarantied Party or any of its respective Affiliates.

Section 10.09.     ~~Section 10.09.~~ Irrevocability. This Loan Guaranty set forth in this Article X (Loan Guaranty) shall be irrevocable as to any and all of the Guarantied Obligations until the Commitments have been terminated and all monetary Guarantied Obligations then outstanding have been irrevocably repaid in cash.

Section 10.10.    ~~Section 10.10.~~ Setoff. Upon the occurrence and during the continuance of an Event of Default, each Guarantied Party and each Affiliate thereof may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guarantied Obligations then due and payable (a) any indebtedness due or to become due from such Guarantied Party or Affiliate thereof to any Guarantor or any Borrower, and (b) any moneys, credits or other property belonging to any Guarantor or any Borrower, at any time held by or coming into the possession of such Guarantied Party or Affiliate thereof (other than trust accounts).

Section 10.11.       ~~Section 10.11.~~ No Marshaling. Each Guarantor consents and agrees that no Guarantied Party or Person acting for or on behalf thereof shall be under any obligation to marshal any assets in favor of any Guarantor or against or in payment of any or all of the Guarantied Obligations.

Section 10.12.       ~~Section 10.12.~~ Enforcement; Amendments; Waivers. No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Agreement, any of the other Loan Documents or otherwise with respect to all or any part of the Guarantied Obligations or any other guaranty of or security for all or any part of the Guarantied Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. Failure by any Guarantied Party at any time or times hereafter to require strict performance by any Guarantor, any other guarantor of all or any part of the Guarantied Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in any of the Loan Documents now or at any time or times hereafter executed by such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of such person at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guarantied Party, or its Affiliates, unless such waiver is contained in an instrument in writing, directed and delivered to such Borrower or Guarantor, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under this Agreement. No waiver of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any its rights and remedies or the obligations of any Guarantor under this Article X (Loan Guaranty). Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by any Borrower to any Guarantied Party shall be conclusive and binding on the Guarantors irrespective of whether any or all of the Guarantors were a party to the suit or action in which such determination was made.

Section 10.13.       ~~Section 10.13.~~ Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Loan Guaranty in respect of a Hedging Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under any Requirement of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Hedging Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 10.14.       Irish Guarantee Limitation. The guarantee in this Section 10 does not apply to any liability of the IntermediateCo and/or FinCo to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland.

Section 10.15.       Jersey Customary law waivers. Without prejudice to any other waiver contained in this Agreement or any other Loan Document, each Guarantor incorporated, established, constituted or formed under the laws of Jersey waives any right: (a) whether by virtue of the droit de division or otherwise, to require that the Guaranteed Obligations or any part of them be divided or apportioned with any other Guarantor or any other Person or reduced in any way or manner; and (b) whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other Guarantor or any other Person before any claim is enforced against it in respect of the Guaranteed Obligations or any part of them.

[SIGNATURE PAGES ~~FOLLOW~~INTENTIONALLY OMITTED]

ANNEX B

[See Attached]

Annex B

Final Version

EXHIBIT A
TO
CREDIT AGREEMENT

FORM OF REVOLVING LOAN NOTE

Lender: [NAME OF LENDER]	New York, New York

Principal Amount: [$●]

FOR VALUE RECEIVED, Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland, Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland, Livent Corporation, a Delaware corporation, and Livent USA Corp., a Delaware corporation (the “Borrowers” and, each, a “Borrower”), hereby jointly and severally promise to pay to the Lender set forth above (the “Lender”) or its registered assigns the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrowers, payable at such times, and in such amounts, as are specified in the Credit Agreement (as defined below).

Each Borrower also jointly and severally promises to pay to the Lender interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in Dollars (as defined in the Credit Agreement referred to below) to Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), at One Penns Way, OPS II, Floor 2 New Castle, DE 19720, in immediately available funds.

This Note (as defined in the Credit Agreement referred to below) is one of the Revolving Loan Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and the Administrative Agent. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrowers in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrowers resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Note is entitled to the benefits of the Loan Guaranty.

Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrowers. This Note, and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate in any way to this Note, the execution or performance of this Note or the transaction contemplated hereby, shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to any principle of conflicts of law that could require the application of any other law.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Borrowers have caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

LIVENT CORPORATION

By:
Name:
Title:

LIVENT USA CORP.

By:
Name:
Title:

ARCADIUM LITHIUM PLC

By:
Name:
Title:

ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED

By:
Name:
Title:

ARCADIUM LITHIUM FINANCING IRL LIMITED

By:
Name:
Title:

EXHIBIT B-1
TO
CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

CITIBANK, N.A., as administrative agent

(in such capacity, the “Administrative Agent”)

under the Credit Agreement referred to below

One Penns Way, OPS II, Floor 2

New Castle, DE 19720	[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“Arcadium”), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland (“IntermediateCo”), Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland (“Finco”), Livent Corporation, a Delaware corporation (“Livent”), and Livent USA Corp., a Delaware corporation (“Lithium Opco”), as borrowers, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and the Administrative Agent for the Lenders thereunder. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

Arcadium [, as representative of [IntermediateCo][Finco][Livent][Lithium Opco],], hereby gives you notice, irrevocably (subject to the terms of Section 2.07(b) and Section 3.04 of the Credit Agreement), pursuant to Section 3.01 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 3.01(a) of the Credit Agreement:

(i)	The Business Day of the Proposed Borrowing is [ ], 20[ ] (the “Funding Date”).

(ii)	The Type of Revolving Loans comprising the Proposed Borrowing is [Base Rate Loans] [SOFR Loans] [euribor Loans].

(iii)	The [Currency of the Proposed Borrowing is [ ] and the][1] aggregate amount of the Proposed Borrowing is [ ].

1 Insert in case of EURIBOR Borrowing only.

(iv)	[The Interest Period for each Revolving Loan made as part of the Proposed Borrowing is [one] [three] [six] month[s].] [2]

(v)	The Borrower is [Arcadium][IntermediateCo][Finco][Livent][Lithium Opco].

The undersigned hereby certifies that the following statements are true on the date hereof and shall be true on the Funding Date both before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom:

A.         the representations and warranties set forth in the Loan Documents are true and correct in all material respects (except any representations and warranties that are qualified by materiality, which shall be true and correct in all respects) on and as of the Funding Date, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent such representations and warranties that, by their terms, refer to a date other than the date of the Proposed Borrowing, in which case such representations and warranties shall have been true and correct as of such earlier date; and

B.         no event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default.

[Signature Page Follows]

2 To be used in the case of a Borrowing comprised of SOFR Loans or EURIBOR Loans. If no Interest Period is specified with respect to any requested SOFR Loan or EURIBOR Loan, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

ARCADIUM LITHIUM PLC [as representative of [LIVENT CORPORATION][LIVENT USA CORP.][ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED][ARCADIUM LITHIUM FINANCING IRL LIMITED]][3]

By:
Name:
Title:

3 If applicable.

EXHIBIT B-2
TO
CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

CITIBANK, N.A., as administrative agent

(in such capacity, the “Administrative Agent”)

under the Credit Agreement referred to below

One Penns Way, OPS II, Floor 2
New Castle, DE 19720

Attention: Bank Loan Syndications Department

Reference is made to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“Arcadium”), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland (“IntermediateCo”), Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland (“Finco”), Livent Corporation, a Delaware corporation (“Livent”), and Livent USA Corp., a Delaware corporation (“Lithium Opco”), as borrowers, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and the Administrative Agent for the Lenders thereunder. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

Arcadium [, as representative of [IntermediateCo][Finco][Livent][Lithium Opco],] hereby gives you notice, irrevocably, pursuant to Section 2.12 of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] on [   ], of $[   ] in principal amount of presently outstanding Revolving Loans that are [Base Rate Loans] [SOFR Loans] [EURIBOR Loans] having an Interest Period ending on [    ] , [to] [as] [Base Rate Loans][SOFR Loans] [EURIBOR Loans]. [The Interest Period for such amount requested to be converted to or continued as [SOFR Loans] [EURIBOR Loans] is [one] [three] [six] month[s]].]

[SIGNATURE PAGE FOLLOWS]

In connection herewith, the undersigned hereby certifies that no Default or Event of Default has occurred and is continuing on the date hereof.

ARCADIUM LITHIUM PLC [as representative of [LIVENT CORPORATION][LIVENT USA CORP.][ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED][ARCADIUM LITHIUM FINANCING IRL LIMITED]]

By:
Name:
Title:

EXHIBIT C-1
TO
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE, dated as of [    ], (this “Assignment and Acceptance”) (between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

Reference is made to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“Arcadium”), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland, Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland, Livent Corporation, a Delaware corporation and Livent USA Corp., a Delaware corporation (the “Borrowers” and, each, a “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders thereunder. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

The Assignor and the Assignee hereby agree as follows:

1.	As of the Effective Date (as defined below), the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, all of the Assignor’s rights and obligations under the Credit Agreement to the extent related to the amounts and percentages specified in Section 1 of Schedule I hereto.

2.	The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral thereunder, (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto and (iv) attaches the Note(s), if any, held by the Assignor and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes in accordance with Section 9.07(e) of the Credit Agreement.

3.	The Assignee (a) agrees that it will, independently and without reliance upon the Administrative Agent, any Arranger, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) agrees that it will perform in accordance with their terms all of the obligations that, by the terms of the Credit Agreement, are required to be performed by it as a Lender, (d) represents and warrants that it (i) is an Eligible Assignee, (ii) has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iii) is sophisticated with respect to decisions to acquire assets of the type represented by the assigned interest and either it or the Person exercising discretion in making the decision to acquire the assigned interest is experienced in acquiring assets of such type, (e) confirms it has received or has been given the opportunity to receive such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the assigned interest independently and without reliance upon the Administrative Agent, any Arranger, the Assignor or any Lender, (f) specifies as its Domestic Lending Office (and address for notices) and EURIBOR Lending Office the offices set forth beneath its name on the signature pages hereof and (g) if applicable, attaches two properly completed Forms W-8BEN, W-8BEN- E, W-8ECI or successor or form prescribed by the Internal Revenue Service of the United States, certifying that such Assignee is entitled to receive all payments under the Credit Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes.

4.	Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent (together with an assignment fee in the amount of $3,500 payable by the Assignee to the Administrative Agent if required pursuant to Section 9.07(a)(iv) of the Credit Agreement) for acceptance by the Administrative Agent and Arcadium and recording by the Administrative Agent. The effective date of this Assignment and Acceptance shall be the effective date specified in Section 2 of Schedule I hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Administrative Agent, then, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations under the Credit Agreement of a Lender and, if such Lender were an Issuing Bank, of such Issuing Bank and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (except those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those relating to events or circumstances occurring prior to the Effective Date.

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (a) to the Assignee, in the case of amounts accrued with respect to any period on or after the Effective Date, and (b) to the Assignor, in the case of amounts accrued with respect to any period prior to the Effective Date.

7.	This Assignment and Acceptance and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate in any way to this Assignment and Acceptance, the execution or performance of this Assignment and Acceptance or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to any principle of conflicts of law that could require the application of any other law.

8.	This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNOR], as assignee

By:
Name:
Title:

Domestic Lending Office (and address for notices):

[Insert Address (including contact name, fax number and e-mail address)]

EURIBOR Lending Office:

[Insert Address (including contact name, fax number and e-mail address)]

ACCEPTED AND AGREED
as of the first date written above

CITIBANK, N.A. as Administrative Agent

By:
Name:
Title:

[ISSUING BANK]

By:
Name:
Title:

ARCADIUM LITHIUM PLC
[in its own capacity and in its capacity as representative for [LIVENT CORPORATION][LIVENT USA CORP.][ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED][ARCADIUM LITHIUM FINANCING IRL LIMITED]][4]

By:
Name:
Title:

4 If required pursuant to Section 9.07 of the Credit Agreement.

SCHEDULE I
TO
ASSIGNMENT AND ACCEPTANCE

SECTION 1.

Ratable portion assigned to Assignee:
Revolving Credit Facility
Revolving Credit CUSIP	%
Commitment assigned to Assignee:	$
Aggregate outstanding principal amount of Revolving Loans assigned to Assignee:	$

SECTION 2.

Effective Date

EXHIBIT A to EXHIBIT C-1

CONFIDENTIALITY AGREEMENT

Arcadium Lithium plc

1818 Market Street, Suite 2550

Philadelphia, PA 19103,

Attention: Gilberto Antoniazzi

   Chief Financial Officer

Ladies and Gentlemen:

We refer to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland, Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland, Livent Corporation, a Delaware corporation and Livent USA Corp., a Delaware corporation, as borrowers, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Citibank, N.A., as administrative agent. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

We are considering entering into an Assignment and Acceptance and, intending to be legally bound, we hereby agree to abide by the terms of Section 9.11 of the Credit Agreement as if we were a party thereto.

This letter, and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate in any way to this letter, the execution or performance of this letter or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to any principle of conflicts of law that could require the application of any other law.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNOR], as Assignee

By:
Name:
Title:

Domestic Lending Office (and address for notices):

[Insert Address (including contact name, fax number and e-mail address)]

EURIBOR Lending Office:

[Insert Address (including contact name, fax number and e-mail address)]

EXHIBIT C-2
TO
CREDIT AGREEMENT

FORM OF PARTICIPATION AGREEMENT

,

[Name of Participant]
[Address of Participant]

Ladies and Gentlemen:

We refer to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland, Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland, Livent Corporation, a Delaware corporation and Livent USA Corp., a Delaware corporation (the “Borrowers” and, each, a “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders thereunder, a copy of which has been furnished to you, pursuant to which we will, subject to the terms and conditions thereof, make Loans from time to time in an aggregate amount not to exceed at any time outstanding $     (or the equivalent in an Alternate Currency). Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement, except that as used herein, the term “Loans” shall refer to Loans* made from time to time by us to the Borrowers pursuant to the Credit Agreement. The Revolving Loans made and to be made by us under the Credit Agreement are evidenced by [a promissory note dated           , 2024 (the “Note”)] [promissory notes dated           , 2024 (the “Notes”)].

We hereby confirm that we are to sell and transfer to you, and that you are to buy and receive from us, an undivided interest and participation (your “Participation”) to the extent of $       (the “Participation Amount”) of (a) the Revolving Loans made by us which are outstanding on the date hereof and, in the case of Revolving Loans, a corresponding amount of the Note[s] and (b) each Loan made by us after the date hereof, on the following terms and conditions:

1.       Purchase of Participation. (a) You will, on or before             A.M. (New York City time) on [specify date], pay to us, at our office at                       ,                       , (the “Payment Office”), as the purchase price for your Participation in the Loan(s) outstanding on the date hereof, an amount equal to the Purchased Interest (as defined in Section 1(b) below) of the aggregate principal amount of such Loans in [Currency] and in same day funds [plus accrued interest and fees to the Effective Date]. We will, promptly upon our receipt of this purchase price from you, send you a participation certificate, in substantially the form of Exhibit A, confirming and evidencing your Participation in the Loan(s) outstanding on the date hereof.

* Exclude the Loans which are not to be covered by the Participation Agreement.

(b)       For purposes of this Agreement, “Purchased Interest” means at any time a fraction, expressed as a percentage, obtained by dividing (i) the Participation Amount (reduced by payments of principal to which you are entitled pursuant to this Participation Agreement and by the amount of such Participation Amount repurchased pursuant to the final sentence of this Section 1(b)) by (ii) the aggregate principal amount of the Loans which are or may in the future be held by us at such time. As of the date hereof, the Purchased Interest is        %. You acknowledge that as a result of assignments made by or to us pursuant to Section 9.07 of the Credit Agreement, your Purchased Interest is subject to change from time to time. Furthermore, you agree that we have the right, but not the obligation, in our sole discretion and at any time (upon two Business Days’ notice to you), to repurchase at par all or any portion of your Participation Amount then outstanding.

(c)       We will, promptly upon receipt of notice of a proposed Loan under the Credit Agreement, notify you of the date and amount and Borrower of such Loan and the amount of your Participation therein, as well as the Currency and Type of Loans and Interest Period selected by such Borrower and the interest rate basis and rate applicable to your Participation in such Loan under this Agreement. You will, on or before [       ] A.M. (New York City time) on the date of such Loan, pay to us, at the Payment Office, as the purchase price for your Participation in such Loan, an amount equal to your Purchased Interest of such Loan in Dollars and in same day funds.

(d)       If, for any reason, you fail to make timely payment to us of your Purchased Interest of any Loan, in addition to other rights and remedies which we may have, we shall be entitled (i) to collect interest from you on your Purchased Interest thereof for the period from the date when payment was due until payment is made at the Federal Funds Rate for each day during that period, (ii) to withhold or set off, and to apply to the payment of your Purchased Interest thereof and any related interest, any amounts that we receive in respect of Loans in which you have a Participation, (iii) to withhold from you any right of consent provided to you by Section 6 of this Agreement and (iv) to bring an action or suit against you in a court of competent jurisdiction to recover your Purchased Interest thereof and any related interest.

2.       Payments. (a) Whenever we receive a payment of principal, interest, commitment fee or other payment, or whenever we make an application of funds, in connection with the Loans or the Note[s] (including, without limitation, any payment or application from any property or deposit held or taken in connection with the Loans or the Note[s], whether as collateral or otherwise), we will promptly pay over to you, in Dollars (or, if another Currency was received or applied by us in such other Currency) and in the kind of funds so received or applied by us, an amount equal to your Purchased Interest of such payment or application (net of any sharing thereof with other lenders required under the Credit Agreement), determined as follows:

(i)	in the case of interest on the Base Rate Loans, we will pay over to you your Purchased Interest thereof, calculated for each Base Rate Loan by applying a rate per annum equal to the sum of the Base Rate for that Base Rate Loan plus %;

(ii)	in the case of interest on the [SOFR][EURIBOR] Loans, we will pay over to you your Purchased Interest thereof, calculated for each [SOFR][EURIBOR] Loan by applying the rate of [ ] [a rate per annum equal to the sum of the [Adjusted Term SOFR][EURIBOR] for that [SOFR][EURIBOR] Loan plus %], whether or not that rate is the same as the rate applicable to [the [SOFR][EURIBOR] Loans] [that [SOFR][EURIBOR] Loan under the Credit Agreement], accruing for each [SOFR][EURIBOR] Loan while a Participation in that Loan is held by you;

(iii)	in the case of fees paid to us pursuant to Sections 2.03(a) and (b)(i) of the Credit Agreement, we will pay over to you your Purchased Interest thereof, calculated at , accruing from ; and]

(iv)	in the case of principal, we will pay over to you your Purchased Interest thereof.

Unless specifically referred to in clause (i) through (iv) of this Section 2(a), you shall not be entitled to receive a share of any other amounts to which we may be entitled under the Credit Agreement or any related document.

(b)       All computations of interest based on the Base Rate (other than if the Base Rate is computed on the basis of the Federal Funds Rate) and of commitment fees and letter of credit commission shall be made on the basis of a 365/366-day year, and all other computations of interest based on the Term SOFR, EURIBOR or the Base Rate based on the Federal Funds Rate shall be made on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring the period for which such interest or fees are payable. All interest under the Credit Agreement on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Any determination made by us as to the allocation of payments received or amounts applied to your Participation in the Loan(s) shall be conclusive and binding for all purposes, absent manifest error.

(c)       If, for any reason, we make any payment to you before we have received the corresponding payment or made the corresponding application (it being understood that we are under no obligation to do so), and we do not receive the corresponding payment or make the corresponding application within five Business Days of our payment to you, you will, at our request, promptly return that payment to us (together with interest on that payment at the Federal Funds Rate for each day from the making of that payment to you until its return to us).

(d)       If, after we have paid to you your Purchased Interest of any such payment received by us or any such application made by us, such payment or application is rescinded or must otherwise be returned or must be paid over by us to any other person or entity, whether pursuant to any bankruptcy or insolvency law, Section 2.11 of the Credit Agreement or otherwise, you will, at our request, promptly pay back to us your Purchased Interest of the payment or application so returned or paid over, together with your Purchased Interest of any interest or other amount required to be paid by us with respect to such payment or application.

3.       Responsibilities of Seller. We will administer the Loans and the Note[s] with the same degree of care as is customary generally for the administration of corporate loans in the New York financial market, provided, that we will not be liable for any error of judgment, or for any action taken or omitted to be taken by us, except for our own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, we (a) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by us and shall not be liable for any action taken or omitted to be taken in good faith by us in accordance with the advice of such counsel, accountants or experts; (b) make no warranty or representation and shall not be responsible for any statements, warranties or representations (whether written or oral) made in or in connection with the Credit Agreement or any document relating thereto or for the financial condition of any Borrower; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Credit Agreement or any document relating thereto on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (d) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Note[s] or any document relating thereto; and (e) shall incur no liability under or in respect of the Credit Agreement, the Note[s] or any such document by acting upon any notice, certificate or other instrument or writing (which may be by email or telecopier) believed by us to be genuine and signed or sent by the proper party or parties.

4.         Agreements of Purchaser. You acknowledge that you have, independently and without reliance upon us and based on the financial statements referred to in the Credit Agreement and such other documents and information as you have deemed appropriate, made your own credit analysis and decision to enter into this Agreement. You also acknowledge that you will, independently and without reliance upon us and based on such documents and information as you shall deem appropriate at the time, continue to make your own credit decisions in taking or not taking action under this Participation Agreement.

5.         Agreements of Seller; Confidentiality. (a) As of the date of your purchase of a Participation in each Loan and the Note[s] hereunder and before giving effect thereto, (i) we will be the legal owner of such Loan and the Note[s] and, to the extent of your Participation, the beneficial owner of such Loan and the Note[s], free and clear of any adverse claim, and (ii) we will not have actual knowledge of the existence of any Event of Default.

(b)       We have furnished you with copies of the Credit Agreement and the financial statements and other documents delivered to us in connection with the Credit Agreement and requested by you. Upon your request, we will furnish to you copies of the publicly available financial statements and other publicly available documents, and (subject to any duty of confidentiality to which we are subject) such other documents as we shall receive pursuant to the Credit Agreement, but we assume no responsibility with respect to the authenticity, validity, accuracy or completeness thereof. You agree to maintain the confidentiality of any confidential information included in this documentation and have executed and delivered to us a confidentiality agreement substantially in the form of Exhibit B hereto.

(c)       We will give you prompt notice of the occurrence of any Event of Default under the Credit Agreement of which we shall have actual knowledge; but no failure to give you any such notice shall result in any liability on our part to you.

6.         Administration by Seller. (a) We will carry out our administrative duties to you under this Agreement in accordance with the terms of this Agreement and as otherwise required by applicable law.

(b)      We reserve the right, in our sole discretion, in each instance, without prior notice to you, to agree to the amendment, modification or waiver of any of the terms of the Credit Agreement, the Note[s], or any agreement or document relating thereto, to consent to any action or failure to act by any Borrower or any other party, and to exercise or refrain from exercising any powers or rights which we may have under or in respect of the Credit Agreement, the Note[s], or any agreement or document relating thereto or any collateral therefor, including, without limitation, the right to enforce the obligations of any Borrower or any other party.

7.         Reimbursement of Expenses. You will on demand reimburse us to the extent of your Purchased Interest of the Loans and the Note[s] for any and all reasonable costs, expenses and disbursements which may be incurred or made by us in connection with the Loans or the Note[s], and any action which may be taken by us to collect or enforce any obligation of any Borrower in respect of the Loans or the Note[s], for which we are not reimbursed at any time by or on behalf of any Borrower. We shall be entitled to deduct from any payments to be made to you under this Participation Agreement, and to retain, your Purchased Interest of any and all reasonable costs, expenses and disbursements which may be incurred or made by us in connection with the Loans or the enforcement of any obligation of any Borrower or any other Loan Party in respect of the Loans or the Note[s].

8.       Sharing of Payments. If you shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans and the Note[s] in excess of your Purchased Interest in payments on account of the Loans and the Note[s] obtained by us, you shall forthwith purchase from us such additional Participations in the Loans and the Note[s] as shall be necessary to cause you to share such excess payment ratably with us, provided, however, that if all or any portion of such excess payment is thereafter recovered from you, such purchase from us shall be rescinded and we shall repay to you the purchase price to the extent of such recovery (together with interest on that amount at the Federal Funds Rate for each day from the date of payment of such purchase price to us until the return of such purchase price to you).

9.       Other Property, Deposits and Indebtedness. If any property is taken by us as collateral for any other loans or extensions of credit made by us to or for any Borrower or any other party, or any property is in our possession or control, or any deposit is held or other Indebtedness is owing by us, and that property, deposit or Indebtedness, or the proceeds thereof, may be or become collateral for or otherwise available for payment in connection with any Loan by reason of the general description of secured obligations contained in any security agreement or other agreement or instrument held by us or by reason of the right of set-off, counterclaim or otherwise, you shall have no interest in that property, deposit or indebtedness, or the proceeds thereof, except that if that property, deposit or indebtedness, or the proceeds thereof, shall be applied in reduction of amounts outstanding in connection with any Loan or the Note[s], then you shall be entitled to your Purchased Interest therein (determined in accordance with Section 2).

10.       Taxes. (a) With respect to any payment made to or by you hereunder, you agree to pay (or, alternatively, to permit us to pay on your behalf) any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)       In addition, you agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c)       You will indemnify us for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10) paid by us and any liability (including penalties, interest or expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date we make written demand therefor.

(d)       You agree to provide to us, from time to time, completed and signed copies of any forms that may be required in order to certify your exemption from United States withholding taxes (including backup withholding) with respect to payments to be made to you under this Participation Agreement.

11.       Silent Participation; Subparticipation. (a) You shall not, without our prior written consent, notify or contact any Borrower with respect to any Participation except with respect to delivery to any Borrower of the confidentiality letter agreement pursuant to Section 5(b). Notwithstanding the foregoing, you shall have the right to disclose Participations, and the name of the Borrower with respect thereto, in any filing, prospectus or other document made available publicly or to your customers or otherwise as required by law.

(b) You shall not subparticipate, assign or transfer your Participation in the Loans and the Note[s] without our prior written consent and until the subparticipant or assignee has signed a confidentiality agreement except as provided in this Section 11. You may, upon prior written notice to us, but without our consent, subparticipate all or any part of your Participation in any Loan to, or for the benefit of, any of your Subsidiaries or Affiliates, provided, that (i) your obligations under this Participation Agreement shall remain unchanged and you shall remain solely responsible for the performance of your obligations under this Participation Agreement, (ii) we shall continue to deal solely and directly with you in connection with your rights and obligations under this Participation Agreement, (iii) the subparticipant or assignee shall sign a confidentiality agreement and (iv) you will maintain a register with respect to subparticipants and assignees that includes the same information, and has the same conclusive and binding effect, as the Participant Register.

12.       Termination. This Participation Agreement is a continuing agreement and shall remain in full force and effect until           ,      , but you shall not at any time be released from any obligations hereunder in respect of any Loans made on or prior to the Termination Date.

13.       Notices and Payments. All notices and other communications provided for under this Agreement shall be in writing (including email or telecopier), unless otherwise specified, and shall be sent to you at the address set forth above or to us at the address set forth below (or such other address as you or we may designate in writing).

14.       Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate in any way to this Agreement, the execution or performance of this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to any principle of conflicts of law that could require the application of any other law .

[Signature Page Follows]

Please confirm your agreement with the foregoing by executing the enclosed copy hereof and returning the same to us.

Very truly yours, [NAME OF SELLER]
By:
Name:
Title:

Accepted this    day of          ,

[NAME OF PARTICIPANT]
By:
Name:
Title:

ARCADIUM LITHIUM PLC [[in its own capacity and] on behalf of [LIVENT CORPORATION][LIVENT USA CORP.][ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED][ARCADIUM LITHIUM FINANCING IRL LIMITED]][5]
By:
Name:
Title:

5 If required by Section 9.07(f) of the Credit Agreement.

EXHIBIT A to EXHIBIT C-2

PARTICIPATION CERTIFICATE

[Date of Participation]

[Name and Address of Participant]

Ladies and Gentlemen:

We hereby confirm that we have sold and transferred to you for your account and risk, upon the terms and conditions of our Participation Agreement with you, dated  [    ], 20[   ], an undivided interest and participation (your “Participation”) to the extent of             % (your “Purchased Interest”) in and to a Loan of $         made by us on            ,          to [Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc)][Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland][Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland][Livent Corporation, a Delaware corporation][Livent USA Corp., a Delaware corporation] (the “Borrower”) pursuant to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower and the other Loan Parties thereto from time to time, the Lenders party thereto from time to time and Citibank, N.A., as administrative agent for the Lenders thereunder. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

We acknowledge receipt from you of the sum of $[    ] in payment of your Participation in such Loan.

Very truly yours, [NAME OF SELLING LENDER]
By:
Title:

EXHIBIT B TO EXHIBIT C-2

CONFIDENTIALITY AGREEMENT

[Date of Participation]

Arcadium Lithium plc

1818 Market Street, Suite 2550

Philadelphia, PA 19103,

Attention: Gilberto Antoniazzi

   Chief Financial Officer

Ladies and Gentlemen:

We refer to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland, Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland, Livent Corporation, a Delaware corporation, and Livent USA Corp., a Delaware corporation, as borrowers, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Citibank, N.A., as administrative agent. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

We are considering the purchase of an undivided interest and participation in and to a Loan or Loans pursuant to a Participation Agreement. Intending to be legally bound, we hereby agree to abide by the terms of Section 9.11 of the Credit Agreement as if we were a party thereto.

This letter, and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate in any way to this letter, the execution or performance of this letter or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to any principle of conflicts of law that could require the application of any other law.

Very truly yours, [NAME OF PARTICIPANT]
By:
Name:
Title:

EXHIBIT C-3
TO
CREDIT AGREEMENT

FORM OF NEW COMMITMENT ACCEPTANCE

Dated     , 20

ARCADIUM LITHIUM PLC (a “Borrower”)

CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders referred to in the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland, Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland, Livent Corporation, a Delaware corporation and Livent USA Corp., a Delaware corporation, as borrowers, the Guarantors party thereto from time to time, the Lenders from time to time party thereto and the Administrative Agent for the Lenders thereunder. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

Ladies and Gentlemen:

Unless otherwise indicated in this New Commitment Acceptance (the “Acceptance”), the capitalized terms used in this Acceptance shall have the meanings given to such terms in the Credit Agreement.

1.       [INSERT NAME OF ACCEPTED LENDER] (the “Accepted Lender”) agrees to become a party to the Credit Agreement and to have the rights and perform the obligations of a Lender under the Credit Agreement, and to be bound in all respects by the terms of the Credit Agreement.

2.       The Accepted Lender hereby agrees to a [Commitment][Incremental Term Loan Facility] of [INSERT AMOUNT OF PROPOSED NEW COMMITMENT/INCREMENTAL TERM LOAN FACILITY] (the “Proposed New Commitment”).

3.       The Accepted Lender (i) agrees that no Lender has made any representation or warranty, or assumes any responsibility with respect to, (x) any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto or (y) the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 5.03 thereof, the most recent financial statements delivered pursuant to Section 6.02(a) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Acceptance; (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under the Credit Agreement; (iv) confirms that it is an Eligible Assignee; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vii) specifies as its Domestic Lending Office (and address for notices) and EURIBOR Lending Office the offices set forth beneath its name on the signature page(s) hereof; and (viii) attaches the declarations, certifications and other documents required under Section 2.10(g) of the Credit Agreement as to the Accepted Lender’s status for purposes of determining exemption from withholding taxes with respect to all payments to be made to the Accepted Lender under the Credit Agreement or to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.       The effective date for this Acceptance shall be the [Increase Date][Incremental Term Loan Facility Date] related to this Acceptance (the “Effective Date”); provided, that this Acceptance has been fully executed and delivered to the Administrative Agent for acceptance and recording by the Administrative Agent on or prior to such [Increase Date][Incremental Term Loan Facility Date].

5.       Upon such execution, delivery, acceptance and recording and as of the Effective Date, the Accepted Lender shall be a party to the Credit Agreement with a [Commitment][ Incremental Term Loan Facility] equal to the Proposed New Commitment and, to the extent provided in this Acceptance, have the rights and obligations of a Lender thereunder.

6.       Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the Proposed New Commitment provided for in this Acceptance (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Accepted Lender.

7.       This Acceptance, and all claims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate in any way to this letter, the execution or performance of this letter or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the state of New York, without regard to any principle of conflicts of law that could require the application of any other law.

8.       This Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Acceptance. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

[SIGNATURES ON FOLLOWING PAGE]

ACCEPTED LENDER [NAME OF ACCEPTED LENDER]
By:
Name:
Title:

Domestic Lending Office (and address for notices): [Address] EURIBOR Lending Office: [Address]

This Acceptance is hereby acknowledged and agreed on as of the date set forth above.

ARCADIUM LITHIUM PLC in its own capacity and as representative of LIVENT CORPORATION, LIVENT USA CORP., ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED and ARCADIUM LITHIUM FINANCING IRL LIMITED

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[ISSUING BANK]

By:
Name:
Title:

EXHIBIT D-1
TO
CREDIT AGREEMENT

FORM OF PERFECTION CERTIFICATE

See attached.

PERFECTION CERTIFICATE

Dated: [DATE]

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of January 4, 2024 (the “Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“Arcadium”), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland (“IntermediateCo”), Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland (“Finco”), Livent Corporation, a Delaware corporation (“Livent”), Livent USA Corp., a Delaware corporation (“Lithium Opco”, and collectively with Arcadium, IntermediateCo, Finco and Livent, the “Borrowers” and each a “Borrower”), the guarantors party thereto from time to time (the “Guarantors”), the lenders party thereto from time to time and Citibank, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Agreement.

As used herein, the term “Companies” means the Borrowers and the Guarantors.

The undersigned hereby certify to the Administrative Agent, as of the date hereof, as follows:

1.               Names. (a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, in each case as amended as of the date hereof, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of organization or formation, as applicable, of each Company.

(b)         Set forth in Schedule 1(b) is a list of all names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Also set forth in Schedule 1(b) is the information required by Section 1(a) of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years. Except as set forth in Schedule 1(b), no Company has changed its jurisdiction of organization at any time during the past four months.

2.               Current Locations. (a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b)         Set forth in Schedule 2(b) is the principal mailing address of the Company, if different from the chief executive office.

(c)         Set forth in Schedule 2(c) are all locations in the United States where each Company maintains any books or records relating to any Collateral (as defined in the Security Agreement).

(d)         Set forth in Schedule 2(d) hereto are all locations in the United States where each Company maintains any of the Collateral (other than Collateral in transit) and consisting of inventory or equipment not identified above with a fair market value in excess of $50,000.

(e)         Set forth in Schedule 2(e) hereto are the names and addresses of all persons or entities located in the United States other than each Company or any of its Subsidiaries, such as lessees, consignees, warehousemen, shipping yard providers (at a marine port of entry) or purchasers of chattel paper, which have possession or are intended to have possession of Collateral (including Collateral in transit) consisting of instruments, chattel paper, inventory or equipment, in any such case, with a fair market value in excess of $50,000.

(f)         Set forth on Schedule 2(f) hereto are all other places of business of the Company in the United States of America.

(g)        Set forth on Schedule 2(g) hereto is an estimate of the aggregate fair market value of all lithium and any other minerals, including any rights to such lithium and minerals, and the locations in the United States where which lithium and other minerals are held.

3.               Prior Locations. (a) Set forth in Schedule 3(a) is the information required by Schedule 2(a) or Schedule 2(b) with respect to each location or place of business previously maintained by each Company at any time during the past four months.

(b)         Set forth in Schedule 3(b) is the information required by Schedule 2(c) or Schedule 2(d) with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment has been previously held at any time during the past four months.

4.               Extraordinary Transactions. Within the last five years, except for those purchases and acquisitions and other transactions, in each case, described on Schedule 4 attached hereto, all of the Collateral has been acquired by each Company in the ordinary course of business.

5.               Real Property. Attached hereto (a) as Schedule 5(a) is a list of all real property owned or leased by each Company noting any owned real property that is subject to a mortgage and (b) as Schedule 5(b) is a list of all leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements to which any Company is party as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 5(a).

6.               Stock Ownership and Other Equity Interests. Attached hereto as Schedule 6(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest issued by each Company (other than Arcadium) and its Foreign Subsidiaries that are direct Subsidiaries of a Company and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 6(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made; provided, however, that entities beneficially owned 100% by Arcadium shall be excluded from Schedule 6(b).

7.               Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness, in each case, with a face value in excess of $50,000, held by each Company, including all intercompany notes between or among any two or more Companies.

53

8.               Intellectual Property. (a) Attached hereto as Schedule 8(a) is a schedule setting forth (i) all of each Company’s Patents and Trademarks (each as defined in the Security Agreement), in each case, owned by such Company and issued, registered or applied for issuance or registration whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any political subdivision thereof, (ii) all of each Company’s Patent licenses and Trademark licenses in respect of U.S. Patents or U.S. Trademarks and (iii) all of each Company’s material foreign Patents and material foreign Trademarks, in each case, owned by such Company and issued, registered or applied for issuance or registration with an applicable office or agency of any foreign country or political subdivision thereof including in each case the name of the registered owner and the registration or application number of each such Patent and Trademark, and in respect of Patent licenses or Trademark licenses, the name of the agreement, date, parties and registration or application numbers applicable to the Patents or Trademarks that are the subject of each such exclusive Patent license or exclusive Trademark license.

(b)        Attached hereto as Schedule 8(b) is a schedule setting forth (i) all of each Company’s Copyrights (as defined in the Security Agreement) owned by such Company and registered or applied for registration whether in the United States Copyright Office or in any similar office or agency of the United States or any political subdivision thereof, (ii) all of each Company’s Copyright licenses in respect of United States Copyrights, and (iii) all of each Company’s material foreign Copyrights owned by such Company and registered or applied for registration with an applicable office or agency of any foreign country or political subdivision thereof, including in each case, in respect of Copyrights, the name of the registered owner and the registration or application number of each such Copyright, and in respect of Copyright licenses, the name of the agreement, date, parties and registration or application numbers applicable to the Copyrights that are the subject of each such exclusive Copyright license.

9.               Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof.

10.              Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 10 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

11.              Letter-of-Credit Rights. Attached hereto as Schedule 11 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

12.              Motor Vehicles & Marine Vessels. Attached hereto as Schedule 12 is a true and correct list of all motor vehicles covered by certificates of title or ownership that are material to the Companies. The Companies do not own any marine vessels.

13.              Material Contracts and Licenses. Attached hereto as Schedule 13 is a true and correct list of all (i) contracts to which any Company is party and (ii) licenses or permits granted to, held by or in favor of any Company, in each case, that are material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Company.

14.              Accounts Receivables. Attached hereto as Schedule 14 is a true and correct list of all accounts receivables and other Accounts (as defined in the UCC) of each Company each with a value of over $500,000 and approximate values of such accounts receivables and Accounts and an approximate aggregate value of all remaining accounts receivable and Accounts each with a value of less than $500,000.

[The remainder of this page has been intentionally left blank]

54

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

BORROWERS:

LIVENT CORPORATION

By:
Name:
Title:

LIVENT USA CORP.

By:
Name:
Title:

ARCADIUM LITHIUM PLC

By:
Name:
Title:

ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED

By:
Name:
Title:

ARCADIUM LITHIUM FINANCING IRL LIMITED

By:
Name:
Title:

GUARANTORS:

LIVENT ASIA-PACIFIC, INC.

By:
Name:
Title:

LIVENT OVERSEAS LTD.

By:
Name:
Title:

LIVENT QUEBEC HOLDINGS LLC

By:
Name:
Title:

LIVENT LITHIUM LLC

By:
Name:
Title:

Signed by allkem limited, as a Guarantor, in accordance with section 127 of the Corporations Act 2001 (Cth) by:

Signature of director	Signature of director/secretary

Name of director (print)	Name of director/secretary (print)

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Organization / Formation

57

Schedule 1(b)

Changes in Corporate Identity; Other Names

Corporate Name of Entity	Action	Date of Action	Jurisdiction of Organization / Formation	List of All Other Names Used During Past Five Years

Information for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction or otherwise during past five years:

58

Schedule 2(a)

Chief Executive Offices

Company	Address	County	State

59

Schedule 2(b)

Principal Mailing Addresses

Schedule 2(c)

Location of Books

Company	Address	County	State

61

Schedule 2(d)

Additional Locations of Equipment and Inventory

Company	Address	County	State

Schedule 2(e)

Locations of Collateral in Possession of Persons Other Than Company

Company	Name of Entity in Possession of Collateral/Capacity of such Entity	Address/Location of Collateral	County	State

63

Schedule 2(f)

All Other Locations

64

Schedule 2(g)

Locations and Value of Lithium/Minerals

Schedule 3(a)

Prior Locations Maintained by Company

Schedule 3(b)

Prior Locations/Other Entities

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Schedule 5(a)

Real Property

Entity of Record	Location Address	Owned or Leased /Mortgaged Property	Landlord/Owner if Leased	Description of Lease Documents

68

Schedule 5(b)

Entity of Record	Location Address	Owned or Leased /Mortgaged Property	Lessee/Sublessee/Franchisee	Description of Lease Documents

69

Schedule 6(a)

Stock Ownership and Other Equity Interests

Record Owner	Issuer	Jurisdiction of Issuer	Type of Equity Interest	Number of Shares/Interest	Percentage Ownership of Record Owner

Schedule 6(b)

Joint Venture Equity Interests

71

Schedule 7

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

2.	Chattel Paper:

Schedule 8(a)

Intellectual Property Filings

Patents and Trademarks

PATENTS

TRADEMARKS

Schedule 8(b)

Copyrights

COPYRIGHT REGISTRATIONS

Schedule 9

Commercial Tort Claims

Schedule 10

Deposit Accounts, Securities Accounts and Commodity Accounts

Grantor	Name of Institution	Account Number	Type of Account

Schedule 11

Letter of Credit Rights

.

Schedule 12

Motor Vehicles & Marine Vessels

Schedule 13

Material Contracts & Licenses

Schedule 14

Accounts Receivables

EXHIBIT D-2
TO
CREDIT AGREEMENT

FORM OF PERFECTION CERTIFICATE SUPPLEMENT

See attached.

SUPPLEMENTAL PERFECTION CERTIFICATE

Dated: [DATE]

Reference is hereby made to that certain Amended and Restated Credit Agreement, dated as of January 4, 2024 (the “Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“Arcadium”), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland (“IntermediateCo”), Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland (“Finco”), Livent Corporation, a Delaware corporation (“Livent”), Livent USA Corp., a Delaware corporation (“Lithium Opco”, and collectively with Arcadium, IntermediateCo, Finco and Livent, the “Borrowers” and each a “Borrower”), the guarantors party thereto from time to time (the “Guarantors”), the lenders party thereto from time to time and Citibank, N.A., as administrative agent (the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Agreement.

This Supplemental Perfection Certificate is delivered pursuant to Section 6.02(f) of the Credit Agreement (this certificate and each other Supplemental Perfection Certificate heretofore delivered pursuant to Section 6.02(f) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Effective Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after the Effective Date and prior to the date hereof, the “Prior Perfection Certificate”).

As used herein, the term “Companies” means the Borrowers and the Guarantors.

The undersigned, solely in his or her capacity as an officer, and not individually, hereby certifies to the Administrative Agent as to the following information supplemental to the Prior Perfection Certificate as of the date hereof:

1.           Names. (a) Except as set forth in Schedule 1(a) hereto, there has been no change to the legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, in each case as amended as of the date hereof, as set forth in Schedule 1(a) to the Prior Perfection Certificate. Except as set forth in Schedule 1(a) hereto, each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate. Except as set forth in Schedule 1(a) hereto, there has been no change to the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of organization or formation, as applicable, of each Company as set forth in Schedule 1(a) to the Prior Perfection Certificate.

(b) Except as set forth in Schedule 1(b) hereto, there has been no change to the names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time in the past five years, as set forth in Schedule 1(b) to the Prior Perfection Certificate. Set forth in Schedule 1(b) hereto is the information required by Section 1(a) of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise since the Prior Perfection Certificate. Except as set forth in Schedule 1(b) hereto, the Company has not changed its jurisdiction of organization since the Prior Perfection Certificate.

2.           Current Locations. (a) Except as set forth in Schedule 2(a) hereto, there has been no change to the address of the chief executive office of each Company set forth in Schedule 2(a) to the Prior Perfection Certificate.

(b)        Except as set forth in Schedule 2(b) hereto, there has been no change to the principal mailing address of the Company, if different from the chief executive office, set forth in Schedule 2(b) to the Prior Perfection Certificate.

(c)        Except as set forth in Schedule 2(c) hereto, there has been no change to the locations in the United States where each Company maintains any books or records relating to any Collateral (as defined in the Security Agreement) set forth in Schedule 2(c) to the Prior Perfection Certificate.

(d)        Except as set forth in Schedule 2(d) hereto, there has been no change to the locations in the United States where each Company maintains any of the Collateral (other than Collateral in transit) and consisting of inventory or equipment not identified above with a fair market value in excess of $50,000 as set forth in Schedule 2(d) to the Prior Perfection Certificate.

(e)        Except as set forth in Schedule 2(e) hereto, there has been no change to the names and addresses of all persons or entities located in the United States other than each Company or any of its Subsidiaries, such as lessees, consignees, warehousemen, shipping yard providers (at a marine port of entry) or purchasers of chattel paper, which have possession or are intended to have possession of Collateral (including Collateral in transit) consisting of instruments, chattel paper, inventory or equipment, in any such case, with a fair market value in excess of $50,000 as set forth in Schedule 2(e) to the Prior Perfection Certificate.

(f)        Except as set forth in Schedule 2(f) hereto, there has been no change to all other places of business of the Company in the United States of America since the Prior Perfection Certificate.

(g)        Except as set forth in Schedule 2(g) hereto, there has been no change to the estimated aggregate fair market value of all lithium and any other minerals, including any rights to such lithium and minerals, and the locations in the United States where which lithium and other minerals are held as set forth in Schedule 2(g) to the Prior Perfection Certificate.

3.           Prior Locations. (a) Except as set forth in Schedule 3(a) hereto, the Company has not maintained any other location or place of business other than as set forth in Schedule 2(a) or Schedule 2(b) of this Supplemental Perfection Certificate or Schedule 2(a), Schedule 2(b) or Schedule 3(a) of the Prior Perfection Certificate.

(b)        Except as set forth in Schedule 3(b) hereto, the Company has not maintained any other location at which, and there have been no other persons or entities with which, any of the Collateral consisting of inventory or equipment has been held other than as set forth in Schedule 2(c) or Schedule 2(d) of this Supplemental Perfection Certificate or Schedule 2(c), Schedule 2(d) or Schedule 3(b) of the Prior Perfection Certificate.

4.           Extraordinary Transactions. Except as described in Schedule 4 hereto, all of the Collateral has been acquired by each Company in the ordinary course of business since the Prior Perfection Certificate.

5.           Real Property. (a) Except as set forth in Schedule 5(a) hereto, there has been no change to the real property owned or leased by each Company as set forth in Schedule 5(a) to the Prior Perfection Certificate and (b) except as set forth in Schedule 5(b) hereto, there has been no change to the leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements to which any Company is party as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property as set forth in Schedule 5(b) of the Prior Perfection Certificate.

6.           Stock Ownership and Other Equity Interests. Except as set forth in Schedule 6(a) hereto, there has been no change to the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest issued by each Company (other than Arcadium) and its Foreign Subsidiaries that are direct Subsidiaries of a Company and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests set forth in Schedule 6(a) of the Prior Perfection Certificate. Except as set forth in Schedule 6(b) hereto, there has been no change to the equity investments of each Company that represents 50% or less of the equity of the entity in which such investment was made set forth in Schedule 6(b) of the Prior Perfection Certificate.

7.           Instruments and Tangible Chattel Paper. Except as set forth in Schedule 7 hereto, there has been no change to the notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness, in each case, with a face value in excess of $50,000, held by each Company, including all intercompany notes between or among any two or more Companies, set forth in Schedule 7 of the Prior Perfection Certificate.

8.           Intellectual Property. (a) Except as set forth in Schedule 8(a) hereto, there has been no change to (i) the Company’s Patents and Trademarks (each as defined in the Security Agreement), in each case, owned by such Company and issued, registered or applied for issuance or registration whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any political subdivision thereof, (ii) the Company’s Patent licenses and Trademark licenses in respect of U.S. Patents or U.S. Trademarks and (iii) the Company’s material foreign Patents and material foreign Trademarks, in each case, owned by such Company and issued, registered or applied for issuance or registration with an applicable office or agency of any foreign country or political subdivision thereof including in each case the name of the registered owner and the registration or application number of each such Patent and Trademark, and in respect of Patent licenses or Trademark licenses, the name of the agreement, date, parties and registration or application numbers applicable to the Patents or Trademarks that are the subject of each such exclusive Patent license or exclusive Trademark license, in each case as set forth in Schedule 8(a) of the Prior Perfection Certificate.

(b)        Except as set forth in Schedule 8(b) hereto, there has been no change to (i) the Company’s Copyrights (as defined in the Security Agreement) owned by such Company and registered or applied for registration whether in the United States Copyright Office or in any similar office or agency of the United States or any political subdivision thereof, (ii) the Company’s Copyright licenses in respect of United States Copyrights, and (iii) the Company’s material foreign Copyrights owned by such Company and registered or applied for registration with an applicable office or agency of any foreign country or political subdivision thereof, including in each case, in respect of Copyrights, the name of the registered owner and the registration or application number of each such Copyright, and in respect of Copyright licenses, the name of the agreement, date, parties and registration or application numbers applicable to the Copyrights that are the subject of each such exclusive Copyright license, in each case as set forth in Schedule 8(b) of the Prior Perfection Certificate.

9.           Commercial Tort Claims. Except as set forth in Schedule 9 hereto, there has been no change to the Commercial Tort Claims (as defined in the Security Agreement) held by each Company since the Prior Perfection Certificate.

10.          Deposit Accounts, Securities Accounts and Commodity Accounts. Except as set forth in Schedule 10 hereto, there has been no change to the Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account as set forth in Schedule 10 of the Prior Perfection Certificate.

11.          Letter-of-Credit Rights. Except as set forth in Schedule 11 hereto, there has been no change to the Letters of Credit issued in favor of each Company, as beneficiary thereunder, as set forth in Schedule 11 of the Prior Perfection Certificate.

12.          Motor Vehicles & Marine Vessels. Except as set forth in Schedule 12 hereto, there has been no change to the motor vehicles covered by certificates of title or ownership that are material to the Companies as set forth in Schedule 12 of the Prior Perfection Certificate. The Companies do not own any marine vessels.

13.          Material Contracts and Licenses. Except as set forth in Schedule 13 hereto, there has been no change to the (i) contracts to which any Company is party and (ii) licenses or permits granted to, held by or in favor of any Company, in each case, that are material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Company since the Prior Perfection Certificate.

14.          Accounts Receivables. Except as set forth in Schedule 14 hereto, there has been no change to the accounts receivables and other Accounts (as defined in the UCC) of each Company each with a value of over $500,000 and approximate values of such accounts receivables and Accounts and the approximate aggregate value of all remaining accounts receivable and Accounts each with a value of less than $500,000 set forth in Schedule 14 to the Prior Perfection Certificate.

[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Supplemental Perfection Certificate as of the date first written above.

BORROWERS:

LIVENT CORPORATION

By:
Name:
Title:

LIVENT USA CORP.

By:
Name:
Title:

ARCADIUM LITHIUM PLC

By:
Name:
Title:

ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED

By:
Name:
Title:

ARCADIUM LITHIUM FINANCING IRL LIMITED

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Organization / Formation

Schedule 1(b)

Changes in Corporate Identity; Other Names

Corporate Name of Entity	Action	Date of Action	Jurisdiction of Organization / Formation	List of All Other Names Used During Past Five Years

Information for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction or otherwise during past five years:

Schedule 2(a)

Chief Executive Offices

Company	Address	County	State

Schedule 2(b)

Principal Mailing Addresses

Schedule 2(c)

Location of Books

Company	Address	County	State

Schedule 2(d)

Additional Locations of Equipment and Inventory

Company	Address	County	State

Schedule 2(e)

Locations of Collateral in Possession of Persons Other Than Company

Company	Name of Entity in Possession of Collateral/Capacity of such Entity	Address/Location of Collateral	County	State

Schedule 2(f)

All Other Locations

Schedule 2(g)

Locations and Value of Lithium/Minerals

Schedule 3(a)

Prior Locations Maintained by Company

Schedule 3(b)

Prior Locations/Other Entities

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Schedule 5(a)

Real Property

Entity of Record	Location Address	Owned or Leased /Mortgaged Property	Landlord/Owner if Leased	Description of Lease Documents

Schedule 5(b)

Entity of Record	Location Address	Owned or Leased /Mortgaged Property	Lessee/Sublessee/Franchisee	Description of Lease Documents

Schedule 6(a)

Stock Ownership and Other Equity Interests

Record Owner	Issuer	Jurisdiction of Issuer	Type of Equity Interest	Number of Shares/Interest	Percentage Ownership of Record Owner

Schedule 6(b)

Joint Venture Equity Interests

Schedule 7

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

2.	Chattel Paper:

Schedule 8(a)

Intellectual Property Filings

Patents and Trademarks

PATENTS

TRADEMARKS

Schedule 8(b)

Copyrights

COPYRIGHT REGISTRATIONS

Schedule 9

Commercial Tort Claims

Schedule 10

Deposit Accounts, Securities Accounts and Commodity Accounts

Grantor	Name of Institution	Account Number	Type of Account

Schedule 11

Letter of Credit Rights

.

Schedule 12

Motor Vehicles & Marine Vessels

Schedule 13

Material Contracts & Licenses

Schedule 14

Accounts Receivables

EXHIBIT E
TO
CREDIT AGREEMENT

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [●] is entered into between [●], a [●] (the “New Subsidiary”) and Citibank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland, Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland, Livent Corporation, a Delaware corporation, and Livent USA Corp., a Delaware corporation, as borrowers, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and the Administrative Agent for the Lenders thereunder. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.            The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article V of the Credit Agreement, (b) all of the covenants set forth in Articles VI of the Credit Agreement and (c) all of the guarantee obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby guarantees, jointly and severally with the other Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the Guarantied Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guarantied Obligations are not paid or performed in full when due (whether at stated maturity, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guarantied Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.            If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3.            The address of the New Subsidiary for purposes of Section 9.02 of the Credit Agreement is as follows:

[●]

4.            The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the Loan Guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.            This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

6.            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT, THE EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT F
TO
CREDIT AGREEMENT

FORM OF SECURITY AGREEMENT

See attached.

PLEDGE AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”) is entered into as of [●], 20[●] by and among ARCADIUM LITHIUM PLC, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“Arcadium”), ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED, a private limited company organized in Ireland (“IntermediateCo”), ARCADIUM LITHIUM FINANCING IRL LIMITED, a private limited company organized in Ireland (“Finco”), LIVENT CORPORATION, a Delaware corporation (“Livent”), LIVENT USA CORP., a Delaware corporation (“Lithium Opco”, together with Arcadium, IntermediateCo, Finco and Livent, collectively, the “Borrowers” and, each, a “Borrower”), each of the other grantors listed on the signature pages hereof under the heading “Grantors” from time to time party hereto (together with the Borrowers, the “Grantors” and each, a “Grantor”), and Citibank, N.A., in its capacity as administrative agent and collateral agent (the “Administrative Agent”) for the Secured Parties.

PRELIMINARY STATEMENTS

The Grantors, the Administrative Agent, the Lenders and the Issuing Banks are entering into an Amended and Restated Credit Agreement dated as of the date hereof (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Grantors executed and delivered to the Administrative Agent that certain Amended and Restated Pledge and Security Agreement, dated as of September 1, 2022 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Security Agreement”). The Grantors have agreed to amend and restate the Existing Security Agreement in its entirety and are entering into this Security Agreement in order to induce (a) the Lenders and Issuing Banks to enter into and extend credit to the Borrowers under the Credit Agreement and (b) certain other Secured Parties to provide financial accommodations which may from time to time constitute Secured Obligations under the Credit Agreement.

ACCORDINGLY, the Grantors and the Administrative Agent, on behalf of the Secured Parties, hereby agree as follows:

Article I
DEFINITIONS

1.1.         Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined (including in the Preliminary Statements above) shall have the meanings assigned to such terms in the Credit Agreement.

1.2.         Terms Defined in UCC. The following terms shall have the respective meanings assigned to such terms in the UCC: “Account Debtor”, “Accounts”; “Chattel Paper”; “Deposit Accounts”; “Documents”; “Equipment”; “Fixtures”; “General Intangibles”; “Goods”; “Instruments”; “Inventory”; “Investment Property”; “Letter-of-Credit Rights”; “Security”; and “Supporting Obligations”.

1.3.         Definitions of Certain Terms Used Herein. As used in this Security Agreement, the following terms shall have the following meanings:

“Account Control Agreement” means, with respect to any Deposit Account, Securities Account or Commodities Account of any Grantor, an agreement among the Administrative Agent, such Grantor and such depository bank, securities intermediary or commodity intermediary, as applicable, sufficient to grant “control” to the Administrative Agent (a) under 9-104 of the UCC with respect to any Deposit Account, (b) under 9-106 of the UCC with respect to any Commodities Contract or Commodities Account or (c) under 8-106 of the UCC with respect to any Securities Account.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Collateral” shall have the meaning set forth in Article II of this Security Agreement.

“Commercial Tort Claims” means all existing commercial tort claims of the Grantors, as specified on Schedule 5 hereto.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104 or 9-106 of Article 9 of the UCC.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals, reversions or extensions of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements, misappropriation, dilution or other violation of any of the foregoing; (d) all right to sue for past, present, and future infringements, misappropriation, dilution or other violation of any of the foregoing, including all right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Effective Grant Date” means (a) with respect to any Grantor party hereto as of the date hereof, the Effective Date and (b) with respect to any Grantor party hereto as of any other date, the date on which the joinder to the Security Agreement executed by such Grantor pursuant to Section 6.03(m) of the Credit Agreement becomes effective in accordance with its terms.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Excluded Account” means with respect to any Grantor, (a) any Deposit Account which is funded by, or on behalf or for the benefit of, employees of such Grantor and is to be maintained exclusively for the benefit, directly or indirectly, of such employees (including any Deposit Account which is an employer funded pension account for employees and any account established to pay taxes for and on behalf of employee tax liabilities), (b) any payroll, trust, fiduciary and tax withholding account which is funded in the ordinary course of business or required by applicable law, (c) any trust account to hold customer deposits, (d) any Deposit Account which is located outside the United States, (e) petty cash accounts, amounts on deposit in which do not exceed $200,000 in the aggregate at any one time and (f) other deposit accounts provided, that the aggregate average monthly balance therein does not exceed $200,000.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Existing Security Agreement” has the meaning set forth in the Preliminary Statement.

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“Foreign Subsidiary” has the meaning given to such term in the definition of “Investment Property.”

“Investment Property” shall have the meaning set forth in Article 9 of the UCC; provided, that with respect to Equity Interests held by a Grantor in any Subsidiary organized under the laws of a jurisdiction outside of the United States of America (a “Foreign Subsidiary”), Investment Property shall not include more than sixty-five percent (65%) of the outstanding Voting Stock in each such Foreign Subsidiary, unless the pledge of a greater percentage of Voting Stock will no longer trigger material adverse tax consequences pursuant to Section 956 of the Code or otherwise; provided, further, that, for purposes of this definition only, in no event shall (i) any Borrower who is a Subsidiary of a Grantor or (ii) Allkem have less than one hundred (100%) of its outstanding Voting Stock constitute Investment Property.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to all intellectual property, whether arising under the laws of the United States or any other jurisdiction, including all (a) Copyrights, (b) Trademarks, (c) Patents, (d) trade secrets, (e) Internet domain names, (f) software and technology, (g) income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements, misappropriation, dilution or other violation of any of the foregoing and all right to sue for past, present, and future infringements, misappropriation, dilution or other violation of any of the foregoing, (h) rights corresponding to any of the foregoing throughout the world, and (i) Licenses.

“Intellectual Property Security Agreements” means, collectively, (a) the short-form copyright security agreement in the form attached hereto as Exhibit B, (b) the short-form trademark security agreement in the form attached hereto as Exhibit C and (c) the short-form patent security agreement in the form attached hereto as Exhibit D.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to any of its Intellectual Property, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all right to sue for past, present, and future breaches thereof.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof and amendments thereto; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements, misappropriation, dilution or other violation thereof; (e) all right to sue for past, present, and future infringements, misappropriation, dilution or other violation thereof, including all right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“Permitted Liens” means Liens permitted pursuant to Section 6.04(b) of the Credit Agreement.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantor to the extent constituting Collateral hereunder, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement; provided, that Pledged Collateral shall not include more than sixty-five percent (65%) of the outstanding Voting Stock in each such Foreign Subsidiary, unless the pledge of a greater percentage of Voting Stock will no longer trigger material adverse tax consequences pursuant to Section 956 of the Code or otherwise; otherwise; provided, further, that, for purposes of this definition only, in no event shall (i) any Borrower who is a Subsidiary of a Grantor or (ii) Allkem have less than one hundred (100%) of its outstanding Voting Stock as Pledged Collateral.

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“Real Property” means land, buildings, and other kinds of fixed or immovable property, whether owned or leased.

“Receivables” means, to the extent constituting Collateral hereunder, the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Schedule” refers to a specific schedule to this Security Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantor now has or hereafter acquires any right, issued by an issuer of such Equity Interest.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles, all registrations and applications for registration thereof and any goodwill symbolized by any of the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all extensions or renewals of any of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, misappropriation, dilution or other violation thereof; (e) all right to sue for past, present, and future infringements, misappropriation, dilution or other violation of the foregoing, including all right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or any Secured Party’s Lien on any Collateral.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Sections 1.03, 1.04, 1.05 and 1.06 of the Credit Agreement are hereby incorporated by reference.

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Article II
GRANT OF SECURITY INTEREST

Each Grantor hereby pledges and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all personal property and assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Deposit Accounts, Securities Accounts, and Commodities Accounts (in each case, other than Excluded Accounts);

(iv)	all Documents;

(v)	all Equipment;

(vi)	all Fixtures;

(vii)	all General Intangibles;

(viii)	all Goods;

(ix)	all Instruments;

(x)	all Intellectual Property;

(xi)	all Inventory;

(xii)	all Investment Property;

(xiii)	all cash and Cash Equivalents;

(xiv)	all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(xv)	all Commercial Tort Claims;

(xvi)	and all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Secured Obligations; provided, however, that notwithstanding any of the other provisions set forth in this Article II, this Security Agreement shall not constitute a grant of a security interest in (and the Collateral shall not include) (a) any property to the extent that such grant of a security interest is prohibited by any rule of law, statute or regulation, requires a consent not obtained of any government, governmental body or official or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such rule of law, statute or regulation or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, including any applicable anti-assignment provisions; (b) any Trademark applications filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent-to-use” such trademark (unless and until acceptable evidence of use of the Trademark has been filed with the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), whereupon such Trademark application will be deemed automatically included in the Collateral), solely to the extent that, and solely during the period during which granting a Security Interest in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application (“Excluded Trademark Applications”); (c) any Excluded Account; (d) any property of such Grantor, which is subject to a Permitted Lien of the type described in Section 6.04(a)(v) of the Credit Agreement, pursuant to documents which prohibit such Grantor from granting any other Liens in such property; (e) any Real Property other than Material Real Property; (f) that portion of Equity Interests exceeding sixty-five percent (65%) of the outstanding Voting Stock entitled to vote in each such Foreign Subsidiary, unless the pledge of a greater percentage of Voting Stock will no longer trigger material adverse tax consequences pursuant to Section 956 of the Code or otherwise; provided, that, for purposes of this clause (f) only, in no event shall (i) any Borrower who is a Subsidiary of a Grantor or (ii) Allkem have less than one hundred (100%) of its outstanding Voting Stock pledged as Collateral; (g) cars, trucks, trailers, construction and earth moving equipment or other vehicles or assets covered by a certificate of title law of any state; and (h) any property of such Grantor consisting of safety stock of goods or products built and maintained to satisfy future deliveries pursuant to any agreement with a customer.

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Article III
REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the Secured Parties that:

3.1.         Title, Perfection and Priority. Such Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens (other than Permitted Liens), and has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Schedule 7, the Administrative Agent will have a fully perfected first priority security interest (subject to Permitted Liens) in that Collateral in which a security interest may be perfected by such filing.

3.2.         Type and Jurisdiction of Organization, Organizational and Identification Numbers. As of the Effective Date, the type of entity of such Grantor, its state of organization, the organizational number issued to it by its state of organization, if applicable, and its federal employer identification number are set forth on Schedule 1.

3.3.         Principal Location. As of the Effective Grant Date, such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), are disclosed in Schedule 1.

3.4.         Collateral Locations. As of the Effective Grant Date, all of such Grantor’s locations where Collateral having a book value or fair market value greater than $50,000 is located are listed on Schedule 1 (other than in-transit Inventory or Equipment). As of the Effective Grant Date, all of said locations are owned by such Grantor except for locations (i) which are leased by such Grantor as lessee and designated in Part VII(b) of Schedule 1 and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part VII(c) of Schedule 1.

3.5.         Deposit Accounts. As of the Effective Grant Date, all of such Grantor’s Deposit Accounts (other than Excluded Accounts) are listed on Schedule 2.

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3.6.         Exact Names. As of the Effective Grant Date, such Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization. As of the Effective Grant Date, such Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition except as otherwise noted on Schedule 1.

3.7.         Letter-of-Credit Rights and Chattel Paper. As of the Effective Grant Date, Schedule 3 lists all Letter-of-Credit Rights and Chattel Paper of such Grantor.

3.8.         Intellectual Property.

(a)          As of the Effective Date, Schedule 4 lists all Patents and pending Patent applications, registered Trademarks and pending Trademark applications, registered Copyrights and pending Copyright applications and material unregistered Trademarks, in each case, owned or purported to be owned by such Grantor. All Intellectual Property owned or purported to be owned by such Grantor is valid, subsisting and enforceable. Such Grantor exclusively owns (free and clear of any Liens, except for Permitted Liens) or has a valid right to use all material Intellectual Property used in the conduct of such Grantor’s business or operations. To the knowledge of each Grantor, neither the conduct of such Grantor’s business or operations nor any Intellectual Property owned or purported to be owned by such Grantor infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any other Person. There are no outstanding holdings, decisions, consents, settlements, decrees, orders, injunctions, rulings or judgments that would (i) materially limit, (ii) cancel or (iii) question the validity or enforceability of any Intellectual Property included in the Collateral or such Grantor’s rights therein or use thereof. No action or proceeding is pending or, to such Grantor’s knowledge, threatened (i) challenging the use by such Grantor of any Intellectual Property or seeking to limit or cancel or question the validity or enforceability of any Intellectual Property included in the Collateral or such Grantor’s ownership interest or rights therein, (ii) which, if adversely determined, could have a Material Adverse Effect on the value of any Intellectual Property included in the Collateral or (iii) alleging that any Intellectual Property included in the Collateral, or such Grantor’s conduct of its business or operations, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person. To the knowledge of such Grantor, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property included in the Collateral. Such Grantor has taken commercially reasonable measures to maintain the confidentiality and value of all trade secrets used or held for use in the conduct of the business or operations of such Grantor. Such Grantor, and, to the knowledge of such Grantor, each other party thereto, is not in breach or default of any material License included in the Collateral.

(b)          This Security Agreement is effective to create a valid and continuing Lien and, upon filing of (i) appropriate financing statements in the offices listed on Schedule 7, (ii) the grant of copyright security interest set forth on Exhibit B with the United States Copyright Office and (iii) the notices of grant of security interest in trademarks and patents set forth on Exhibits C and D, respectively, with the United States Patent and Trademark Office, fully perfected first priority security interests in favor of the Administrative Agent on such Grantor’s U.S. Patents and Patent applications, U.S. Trademark registrations and applications (excluding any Excluded Trademark Applications) and U.S. Copyright registrations and applications, such perfected security interests shall be enforceable as such as against any and all creditors of and purchasers from such Grantor; and all action necessary or desirable to protect and perfect the Administrative Agent’s Lien on such Grantor’s U.S. Patents and Patent applications, U.S. Trademark registrations and applications (excluding any Excluded Trademark Applications) and U.S. Copyright registrations and applications shall have been duly taken.

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3.9.         Pledged Collateral.

(a)          Schedule 6 sets forth, as of the date hereof, a complete and accurate list of all of the Pledged Collateral constituting Indebtedness owing to a Grantor of, or Equity Interests held by a Grantor in, any Grantor’s Subsidiaries. As of the Effective Grant Date, such Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Schedule 6 as being owned by it, free and clear of any Liens, except for Permitted Liens. Such Grantor further represents and warrants that (i) all Pledged Collateral constituting an Equity Interest of a Subsidiary has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Administrative Agent representing an Equity Interest, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise and (iii) all Pledged Collateral which represents Indebtedness of a Subsidiary owed to such Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, and is the legal, valid and binding obligation of such issuer.

(b)          In addition, with respect to the Pledged Collateral constituting an Equity Interest of a Subsidiary (i) none has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Collateral or which obligate the issuer of any Equity Interest included in such Pledged Collateral to issue additional Equity Interests and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by such Grantor of such Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by such Grantor, or for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement or for the remedies in respect of such Pledged Collateral pursuant to this Security Agreement, except as may be required by applicable law.

(c)          Except as set forth in Schedule 6, such Grantor owns 100% of the issued and outstanding Equity Interests of a Subsidiary which constitute Pledged Collateral and none of the Pledged Collateral which represents Indebtedness of a Subsidiary owed to such Grantor is subordinated in right of payment to other Indebtedness (other than Indebtedness under the Credit Agreement or as otherwise expressly permitted under the Credit Agreement) or subject to the terms of an indenture.

Article IV
COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, each Grantor agrees that:

4.1.         General.

(a)          Authorization to File Financing Statements; Ratification. Such Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Administrative Agent in order to maintain a perfected security interest in and, if applicable, Control of, the Collateral located within the United States of America (subject in priority only to Permitted Liens). Any financing statement filed by the Administrative Agent may be filed in any filing office in any UCC jurisdiction and may (i) indicate the Collateral as all assets of such Grantor or words of similar effect or any subset thereof, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor also agrees to furnish any such information to the Administrative Agent promptly upon request.

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(b)          Account Control Agreements. Such Grantor will, at any time and from time to time, upon the written request of the Administrative Agent, execute and deliver to the Administrative Agent any Account Control Agreements with respect to Deposit Accounts, Securities Accounts and Commodities Accounts, other than Excluded Accounts. In furtherance of the foregoing, each Grantor will provide prompt notice to the Administrative Agent upon such Grantor’s opening or otherwise establishing any Deposit Account, Securities Account or Commodities Account.

(c)          Further Assurances. Such Grantor will, if so requested by the Administrative Agent, furnish to the Administrative Agent, as often as the Administrative Agent reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports and information in connection with the Collateral as the Administrative Agent may reasonably request, all in such detail as the Administrative Agent may reasonably specify. Such Grantor also agrees to take any and all actions reasonably necessary to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in the Collateral and the priority thereof against any Lien except for Permitted Liens.

4.2.         Delivery of Instruments, Securities and Documents. Such Grantor will (a) except for Dispositions and other actions with respect thereto which are expressly permitted hereunder or under the Credit Agreement, hold in trust for the Administrative Agent upon receipt any Securities and Instruments included in the Collateral, (b) within five (5) Business Days after the Administrative Agent’s request therefor (or such later date as agreed to by the Administrative Agent), deliver to the Administrative Agent all Securities and Instruments, if any, constituting Equity Interests or Indebtedness of Subsidiaries or which are otherwise material to such Grantor, in each case to the extent constituting Collateral (if any then exist), and (c) within five (5) Business Days after the Administrative Agent’s request therefor (or such later date as agreed to by the Administrative Agent), deliver to the Administrative Agent (and prior to such delivery hold in trust for the Administrative Agent) any Document evidencing or constituting Collateral.

4.3.         Uncertificated Pledged Collateral. Following the occurrence and during the continuance of an Event of Default, the Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Pledged Collateral not represented by certificates to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement.

4.4.         Pledged Collateral.

(a)          Changes in Capital Structure of Issuers. Such Grantor will not (i) permit or suffer any issuer of an Equity Interest constituting Pledged Collateral which is a Subsidiary to dissolve, merge, liquidate, retire any of its Equity Interests or other Instruments or Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets or merge or consolidate with any other entity (in each case except as permitted under the Credit Agreement), or (ii) vote any Pledged Collateral in favor of any of the foregoing (except as permitted under the Credit Agreement).

(b)          Registration of Pledged Collateral. Such Grantor will permit any registerable Pledged Collateral to be registered in the name of the Administrative Agent or its nominee at any time following the occurrence and during the continuation of an Event of Default at the option of the Required Lenders.

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(c)          Exercise of Rights in Pledged Collateral.

(i)           Without in any way limiting the foregoing and subject to clause (ii) below, such Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not inconsistent with this Security Agreement, the Credit Agreement or any other Loan Document; provided, however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Administrative Agent hereunder in respect of the Pledged Collateral (except for actions (and votes in respect thereof) that are expressly permitted by the Credit Agreement).

(ii)          Such Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and during the continuation of an Event of Default, without notice, to exercise all voting rights or other rights relating to Pledged Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting Pledged Collateral as if it were the absolute owner thereof.

(iii)         To the extent not in violation of the Credit Agreement, such Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral; and

(iv)         All distributions in respect of any of the Pledged Collateral which are not permitted under the Credit Agreement, whenever paid or made, shall be delivered to the Administrative Agent to hold as Pledged Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of such Grantor, and be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

4.5.         Intellectual Property.

(a)          Such Grantor will use commercially reasonable efforts to secure, at its own expense, all consents and approvals necessary or appropriate for the collateral assignment to or benefit of the Administrative Agent of any material License to which such Grantor is a party and to enforce the security interests granted hereunder.

(b)          Such Grantor shall notify the Administrative Agent promptly if it knows, or has reason to know, that any application, issuance or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) included in the Collateral may or has become abandoned or dedicated to the public domain, or of any adverse determination or development (including the institution of, or any such determination or development in, any adversarial proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same, in each case, except to the extent such Grantor determines, in its reasonable business judgment, that such Patent, Trademark or Copyright application, issuance or registration is not material to the conduct of such Grantor’s business or operations.

(c)          In the event that any Grantor, either directly or through any agent, employee, licensee or designee, files an application for the registration or issuance of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office, such Grantor shall give the Administrative Agent written notice thereof no later than thirty (30) days following the date of such filing and, upon request of the Administrative Agent, such Grantor shall execute and deliver any and all security agreements or other instruments as the Administrative Agent may reasonably request to evidence the Administrative Agent’s first priority security interest on such Patent, Trademark or Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

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(d)          Such Grantor shall (unless such Grantor determines, in its reasonable business judgment, that such Patent, Trademark, Copyright or trade secret is not material to the conduct of its business or operations) take all actions necessary or reasonably requested by the Administrative Agent to (i) maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing) included in the Collateral, including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition, interference and cancellation proceedings against third parties and (ii) maintain the confidentiality and value of all trade secrets included in the Collateral.

(e)          Such Grantor shall promptly notify the Administrative Agent of any infringement, misappropriation, dilution or other violation of such Grantor’s Intellectual Property of which such Grantor becomes aware and (unless such Grantor determines, in its reasonable business judgment, that such Intellectual Property is not material to the conduct of its business or operations) take all actions necessary or reasonably requested by the Administrative Agent in respect of such infringement, misappropriation, dilution or other violation to protect such Intellectual Property and to recover any and all damages for such infringement, misappropriation, dilution or other violation. In the event that such Grantor institutes suit because any Intellectual Property constituting Collateral is infringed upon or misappropriated, diluted or otherwise violated by a third party, such Grantor shall comply with Section 4.6.

(f)           Such Grantor will, at any time and from time to time, execute or otherwise authenticate the Intellectual Property Security Agreements for recording the security interest granted hereunder to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, in such Intellectual Property Collateral with the United States Patent and Trademark Office, the United States Copyright Office or any similar office necessary to perfect the security interest granted hereunder in any registered or applied-for United States Intellectual Property, as applicable.

4.6.         Commercial Tort Claims. Such Grantor shall promptly, and in any event within five (5) Business Days (or such later date as agreed to by the Administrative Agent) after the same is acquired by it, notify the Administrative Agent of any commercial tort claim in excess of $500,000 individually or $1 million in the aggregate (as defined in the UCC) acquired by it and, unless the Administrative Agent otherwise consents, such Grantor shall enter into an amendment to this Security Agreement, in the form of Schedule A hereto, granting to Administrative Agent a first priority security interest in such commercial tort claim.

4.7.         Letter-of-Credit Rights. If such Grantor is or becomes the beneficiary of a letter of credit in excess of $500,000 individually or $1 million in the aggregate, such Grantor shall promptly, and in any event within two (2) Business Days (or such later date as agreed to by the Administrative Agent) after becoming a beneficiary, notify the Administrative Agent thereof and, following the occurrence and during the continuation of an Event of Default upon the Administrative Agent’s request, cause the issuer and/or confirmation bank to (i) consent to the assignment of any Letter-of-Credit Rights to the Administrative Agent and (ii) agree to direct all payments thereunder to a Deposit Account at the Administrative Agent for application to the Secured Obligations, in accordance with Section 2.09 of the Credit Agreement, all in form and substance reasonably satisfactory to the Administrative Agent.

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4.8.         Federal, State or Municipal Claims. Such Grantor will, within five (5) Business Days (or such later date as agreed to by the Administrative Agent) after the acquisition thereof, notify the Administrative Agent of any Collateral with a value in excess of $500,000 individually or $1 million in the aggregate, which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.9.         No Interference. Such Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies when and to the extent permitted hereunder.

4.10.       Insurance. (a) All insurance policies issued under U.S. law required hereunder and under Section 6.03(e) of the Credit Agreement shall name the Administrative Agent (for the benefit of the Secured Parties) as an additional insured or as loss payee (as its interests may appear), as applicable, and shall contain customary loss payable clauses, where applicable, through endorsements in form and substance reasonably satisfactory to the Administrative Agent.

(b)          All premiums on such insurance shall be paid when due by such Grantor, and, if so requested by the Administrative Agent, copies of the policies delivered to the Administrative Agent. If such Grantor fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Borrowers’ expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from such Grantor’s failure to maintain such insurance or pay any premiums therefor.

4.11.       Change of Name or Location. Such Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office or principal place of business, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case, unless the Administrative Agent shall have received at least ten days (or such shorter period as the Administrative Agent may agree) prior written notice of such change, provided, that any new chief executive office or principal place of business shall be in the continental U.S.

Article V
REMEDIES

5.1.         Remedies.

(a)          Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, exercise any or all of the following rights and remedies:

(i)           those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided, that this Section 5.1(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Secured Parties prior to an Event of Default;

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(ii)          those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii)         without notice (except as specifically provided in Section 8.1 or elsewhere herein or otherwise required by applicable law), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as are commercially reasonable;

(iv)         concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, for application or other treatment in accordance with the express terms of the Credit Agreement, and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof; and

(v)          deliver the appropriate notices as provided in, and pursuant to, each respective Account Control Agreement, as applicable, and apply the balance from any Deposit Account, Securities Account or Commodities Account, as applicable, or instruct the appropriate depository bank or other financial institution at which any such Deposit Account, Securities Account or Commodities Account is maintained to pay the balance of such Deposit Account, Securities Account or Commodities Account, as applicable, to or for the benefit of the Administrative Agent to be applied against the Obligations then due and owing.

(b)          The Administrative Agent, on behalf of the Secured Parties, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c)          Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.

(d)          Upon the occurrence and during the continuation of an Event of Default, until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and the Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.

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(e)          Notwithstanding the foregoing, neither the Administrative Agent nor the Secured Parties shall be required to, after the occurrence and during the continuation of an Event of Default (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, such Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(f)           Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral after the occurrence and during the continuation of an Event of Default and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. Each Grantor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit such Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.2.         Grantor’s Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence and during the continuation of an Event of Default, each Grantor will:

(a)          assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent, whether at a Grantor’s premises or elsewhere; and

(b)          permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay such Grantor for such use and occupancy.

5.3.         Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article V, upon the occurrence and during the continuation of an Event of Default, at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sublicense any intellectual property rights now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, subject, in the case of Trademarks, to quality controls sufficient to maintain the validity of such Trademarks and such Grantor’s rights therein and (b) irrevocably agrees that the Administrative Agent may sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright or Patent owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

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5.4.         Allocation of Proceeds. Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by any Borrower), or (ii) after an Event of Default has occurred and is continuing, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from any Borrower (other than in connection with Hedging Obligations and obligations owing under any Specified Cash Management Agreement), second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower (other than in connection with Hedging Obligations or obligations owing under any Specified Cash Management Agreement), third, to pay interest then due and payable on the Loans or Incremental Term Loan Facility, if any, ratably, fourth, to the payment of principal on the Loans or Incremental Term Loan Facility, if any, the payment of any amounts owing with respect to Hedging Obligations (to the extent such Hedging Obligations are designated as constituting Secured Obligations as set forth in the definition of “Secured Obligations” in the Credit Agreement) or obligations owing under any Specified Cash Management Agreement and to pay an amount (in the case of such Hedging Obligations and such obligations owing under any Specified Cash Management Agreement, to the extent not previously cash collateralized) to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, and fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by any Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any obligation under an Excluded Hedging Contract of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by any Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any SOFR or EURIBOR Loan, except (a) on the expiration date of the Interest Period applicable to any such SOFR or EURIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in any such event, any Borrower shall pay the break funding payment required in accordance with Section 9.04(c) of the Credit Agreement. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Notwithstanding the foregoing, Hedging Obligations or obligations owing under any Specified Cash Management Agreement shall be excluded from the application described above and paid in clause fourth if the Administrative Agent has not received such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Hedging Contracts or such Specified Cash Management Agreements; provided, however, that no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to any Excluded Hedging Contract of such Guarantor.

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Article VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1.         Authorization for Secured Party to Take Certain Action.

(a)          Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) following the occurrence and during the continuation of an Event of Default, to endorse and collect any cash proceeds of the Collateral, (iii) to file any financing statement or any intellectual property filing with respect to the Collateral (whether now owned or hereafter acquired by any Grantor) and to file any other financing statement, amendment of a financing statement (which does not add new collateral or add a debtor) or intellectual property filing in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral (whether now owned or hereafter acquired by any Grantor), (iv) following the occurrence and during the continuation of an Event of Default, to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral, (v) following the occurrence and during the continuation of an Event of Default, to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for Permitted Liens) after written notice to Grantors, (vi) following the occurrence and during the continuation of an Event of Default, to contact Account Debtors for any reason, (vii) following the occurrence and during the continuation of an Event of Default, to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or such Grantor, to direct any obligor in respect of any Receivable to deliver payment thereon directly to the Administrative Agent and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (viii) following the occurrence and during the continuation of an Event of Default, to sign such Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (ix) following the occurrence and during the continuation of an Event of Default, to exercise all of such Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (x) following the occurrence and during the continuation of an Event of Default, to settle, adjust, compromise, extend or renew the Receivables, (xi) following the occurrence and during the continuation of an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xii) following the occurrence and during the continuation of an Event of Default, to prepare, file and sign such Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (xiii) following the occurrence and during the continuation of an Event of Default, to prepare, file and sign such Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, and (xiv) following the occurrence and during the continuation of an Event of Default, to do all other acts and things reasonably necessary to carry out this Security Agreement; and such Grantor agrees to reimburse the Administrative Agent on demand for all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent in connection with any of the foregoing; provided, that this authorization shall not relieve such Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b)          All acts of said attorney or designee are hereby ratified and approved to the extent such acts are permitted hereunder. The powers conferred on the Administrative Agent, for the benefit of the Secured Parties, under this Section 6.1 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Secured Party to exercise any such powers.

6.2.         Proxy. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS THE PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.1 ABOVE) OF SUCH GRANTOR WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS), IN EACH CASE AFTER THE OCCURRENCE OF AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT. SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT.

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6.3.         Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

Article VII
GENERAL PROVISIONS

7.1.         Waivers. Each Grantor hereby agrees that notice will be given of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. Any notice made shall be deemed reasonable if sent to such Grantor, addressed as set forth in Article VIII, at least ten days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, such Grantor waives all claims, damages, and demands against the Administrative Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, such Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, such Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

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7.2.       Limitation on Administrative Agent’s and Secured Parties’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Nothing contained in this Section 7.2 shall be construed to grant any rights to such Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.2.

7.3.       Compromises and Collection of Collateral. The Grantors and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

7.4.       Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement but has failed to do so following notice to such Grantor and the Grantors shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 7.4. The Grantors’ obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

7.5.       Dispositions Not Authorized. Except as permitted under the Credit Agreement, no Grantor is authorized to sell or otherwise dispose of the Collateral and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral shall be binding upon the Administrative Agent or the Secured Parties unless such authorization is contained in the Credit Agreement or in another writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

7.6.       No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Lenders required under Sections 9.01 and 9.03 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Secured Parties until the Secured Obligations have been paid in full.

7.7.       Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in any this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

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7.8.       Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

7.9.       Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Secured Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, hereunder.

7.10.     Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

7.11.     Taxes and Expenses. Any stamp or similar taxes payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. Each Grantor shall reimburse the Administrative Agent for any and all reasonable and documented out-of-pocket expenses (including reasonable attorneys’, auditors’ and accountants’ fees but excluding time charges of attorneys, paralegals, auditors and accountants who may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral), in each case, to the extent required by the Credit Agreement. Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.

7.12.     Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

19

7.13.       Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until payment in full of the Secured Obligations (other than that portion of the Secured Obligations comprised of Hedging Obligations that have been collateralized or in respect of which other arrangements have been made to the satisfaction of the relevant Secured Party), following which (a) the security interests granted hereby shall automatically terminate and all rights to the Collateral (other than cash collateral deposited in accordance with the Credit Agreement with respect to any Letters of Credit outstanding) shall revert to the applicable Grantor or to such other Person as may be entitled thereto pursuant to any applicable Requirement of Law, and (b) the Administrative Agent shall promptly, and at the sole cost and expense of the Grantors, file any applicable UCC-3 termination statements in respect thereof, deliver to the Grantors all physical Collateral held by the Administrative Agent and take all actions it deems appropriate or as reasonably requested by the Grantors in order to effect the foregoing.

7.14.       Release of Collateral.

(a)          At the request of a Grantor, such Grantor shall be released from its obligations hereunder in the event that all of the Equity Interests of such Grantor shall be sold to any Person that is not a Grantor or a Subsidiary of a Grantor in a transaction permitted by the Loan Documents and such released Grantor would not be required to guarantee any Obligations after giving effect to such sale.

(b)          To the extent any Collateral is sold or otherwise Disposed as permitted by the provisions of the Credit Agreement, such Collateral (unless sold to (i) a Loan Party or (ii) an Affiliate of any Loan Party (other than a Loan Party) for less than fair market value) shall be sold free and clear of the Liens created by the Credit Agreement and the Collateral Documents (provided, that such Liens shall continue in any Proceeds generated from such sale or other Disposition), and the Administrative Agent shall take all actions it deems appropriate or as reasonably requested by the Grantors in order to effect the foregoing.

7.15.       Entire Agreement. This Security Agreement embodies the entire agreement and understanding between such Grantor and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between such Grantor and the Administrative Agent relating to the Collateral.

7.16.       CHOICE OF LAW. THIS SECURITY AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS AGREEMENT, THE EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

7.17.       CONSENT TO JURISDICTION. Section 9.12 of the Credit Agreement is hereby incorporated by reference and shall apply mutatis mutandis.

7.18.       WAIVER OF JURY TRIAL. Section 9.13 of the Credit Agreement is hereby incorporated by reference and shall apply mutatis mutandis.

7.19.       Indemnity. Each Grantor hereby agrees to indemnify the Administrative Agent and the Secured Parties, and each other Indemnitee to the extent set forth in Section 9.04(b) of the Credit Agreement, which is expressly incorporated herein by reference.

20

7.20.       Counterparts. This Security Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Security Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Security Agreement. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Security Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

7.21.       Amendment and Restatement. This Security Agreement amends and restates the Existing Security Agreement but does not extinguish or otherwise discharge or release any Liens created thereby. All Liens granted pursuant to the Existing Security Agreement shall continue in full force and effect. From and after the date hereof, the Existing Security Agreement shall be amended and restated in its entirety by this Security Agreement and (a) all references to the Existing Security Agreement in any Loan Document other than this Security Agreement (including in any amendment, waiver or consent) shall be deemed to refer to the Existing Security Agreement as amended and restated hereby, (b) all references to any section (or subsection) of the Existing Security Agreement in any Loan Document (but not herein) shall be deemed to refer to references to the corresponding provisions of this Security Agreement and (c) the Grantors hereby reaffirm the Liens granted pursuant to the Existing Security Agreement and all Liens granted under the Existing Security Agreement shall continue under this Security Agreement in full force and effect. This Security Agreement is not intended to constitute, and does not constitute, a novation of any obligations or liabilities under or in connection with the Liens granted pursuant to the Existing Security Agreement or under or in connection with the Existing Security Agreement in general.

Article VIII
NOTICES

8.1.         Sending Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, in each case addressed to the Grantors at the address set forth on Schedule 1 as its principal place of business, and to the Administrative Agent and the Lenders at the addresses set forth in accordance with Section 9.02 of the Credit Agreement.

(b)          All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by fax shall be deemed to have been given when sent, provided, that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(c)          Notices and other communications to the Secured Parties hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrowers (on behalf of the Grantors) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (c)(i) of notification that such notice or communication is available and identifying the website address therefor.

(d)          Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

21

8.2.         Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

Article IX
THE ADMINISTRATIVE AGENT

Citibank, N.A. has been appointed Administrative Agent for the Secured Parties hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII of the Credit Agreement. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Page Follows]

22

IN WITNESS WHEREOF, each Grantor and the Administrative Agent have executed this Security Agreement as of the date first above written.

GRANTORS:	LIVENT CORPORATION

By:
Name:
Title:

LIVENT USA CORP.

By:
Name:
Title:

ARCADIUM LITHIUM PLC

By:
Name:
Title:

ARCADIUM LITHIUM INTERMEDIATE IRL LIMITED

By:
Name:
Title:

ARCADIUM LITHIUM FINANCING IRL LIMITED

By:
Name:
Title:

LIVENT ASIA-PACIFIC, INC.

By:
Name:
Title:

[Signature Page to Arcadium Pledge and Security Agreement]

LIVENT OVERSEAS LTD.

By:
Name:
Title:

LIVENT LITHIUM LLC

By:
Name:
Title:

LIVENT QUEBEC HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Arcadium Pledge and Security Agreement]

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Page to Arcadium Pledge and Security Agreement]

SCHEDULE 1

GRANTOR’S INFORMATION AND COLLATERAL LOCATIONS

I.             Name of Grantor:

II.           State of Incorporation or Organization:

III.          Type of Entity:

IV.          Organizational Number assigned by State of Incorporation or Organization, if applicable:

V.           Federal Identification Number:

VI.          Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:

VII.        Locations of Collateral:

(a)          Properties Owned by the Grantors:

(b)          Properties Leased by the Grantors (Include Landlord’s Name):

(c)         Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

VIII.       Previous Name or Identity:

SCHEDULE 2

DEPOSIT ACCOUNTS; SECURITIES ACCOUNTS; COMMODITIES ACCOUNTS
(OTHER THAN EXCLUDED ACCOUNTS)

Grantor	Name and Address of Institution	Account Number	Type of Account

SCHEDULE 3

LETTER OF CREDIT RIGHTS

SCHEDULE 4

INTELLECTUAL PROPERTY RIGHTS

PATENTS

Country	Patent Description	Patent Number	Issue Date

PATENT APPLICATIONS

Country	Patent Application	Application Filing Date	Application Serial Number

TRADEMARKS

Country	Trademark	Registration Date	Registration Number

TRADEMARK APPLICATIONS

Country	Trademark Application	Application Filing Date	Application Serial Number

COPYRIGHTS

Country	Copyright	Registration Date	Registration Number

COPYRIGHT APPLICATIONS

Country	Copyright Application	Application Filing Date	Application Serial Number

SCHEDULE 5

COMMERCIAL TORT CLAIMS

SCHEDULE 6

LIST OF PLEDGED COLLATERAL, SECURITIES AND OTHER INVESTMENT PROPERTY

STOCKS

Grantor:

Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

SCHEDULE 7

OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED

Entity	Jurisdiction

EXHIBIT A

AMENDMENT

This Amendment, dated ________________, ___, is delivered pursuant to Section 4.2 of the Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Security Agreement. The undersigned hereby certifies that the representations and warranties in Article III of the Security Agreement are and continue to be true and correct in all material respects. The undersigned further agrees that this Amendment may be attached to that certain [●] Amended and Restated Pledge and Security Agreement, dated [●], 20[●], between the undersigned, as such Grantor, and Citibank, N.A., as the Administrative Agent, (the “Security Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the Collateral referred to in said Security Agreement and shall secure all Secured Obligations referred to in said Security Agreement. Each Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral of such Grantor listed on Schedule I to this Amendment.

By:
Name:
Title:

SCHEDULE I TO AMENDMENT

STOCKS

Issuer	Certificate Number(s)	Number of Shares	Class of Stock	Percentage of Outstanding Shares

BONDS

Issuer	Number	Face Amount	Coupon Rate	Maturity

GOVERNMENT SECURITIES

Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED)

Issuer	Description of Collateral	Percentage Ownership Interest

[Add description of custody accounts or arrangements with securities intermediary, if applicable]

COMMERCIAL TORT CLAIMS

Description of Claim	Parties	Case Number; Name of Court where Case was Filed

EXHIBIT B

FORM OF GRANT OF COPYRIGHT SECURITY INTEREST

THIS GRANT OF COPYRIGHT SECURITY INTEREST (this “Security Grant”), dated as of [__________], is made by [__________], a [__________], and [__________], a [__________] (together with [__________], the “Grantors” and, each, a “Grantor”), and Citibank, N.A., in its capacity as administrative agent and collateral agent (the “Administrative Agent”) for the Secured Parties under and as defined in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Grantors, the other Loan Parties (as defined in the Credit Agreement) party thereto, the financial institutions party thereto as Lenders and the Administrative Agent, Lenders agreed to make extensions of credit to the Borrowers (as defined in the Credit Agreement) upon the terms and subject to the conditions set forth therein; and

WHEREAS, each Grantor is a party to an Amended and Restated Pledge and Security Agreement, dated as of [●], 20[●] (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), between the Grantors, the other grantors party thereto and the Administrative Agent pursuant to which each Grantor granted a security interest to the Administrative Agent in the Copyright Collateral (as defined below) and is required to execute and deliver this Security Grant.

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Administrative Agent to enter into the Credit Agreement, each Grantor hereby agrees with the Administrative Agent as follows:

Section 1.              Defined Terms. Capitalized terms used herein without definition are used as defined in the Security Agreement.

Section 2.             Grant of Security Interest in Copyright Collateral. Each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Copyright Collateral”):

(a)          all of its Copyrights, including, without limitation, those referred to on Schedule 1 hereto;

(b)          all renewals, reversions or extensions of any of the foregoing;

(c)          all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements, misappropriation, dilution or other violation of any of the foregoing; and

(d)          all right to sue for past, present, and future infringements, misappropriation, dilution or other violation of any of the foregoing, including all right to settle suits involving claims and demands for royalties owing.

Section 3.             Security Agreement. The security interest granted pursuant in connection with this Security Grant is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and agrees that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

Section 4.              Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their Copyrights.

Section 5.              Recordation. Each Grantor authorizes and requests that the Register of Copyrights and any other applicable government officer record this Notice.

Section 6.             Counterparts. This Security Grant may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Security Grant by telecopier shall be effective as delivery of a manually executed counterpart of this Security Grant. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Security Grant shall be deemed to include electronic signatures or the keeping of records in electronic form each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 7.             Governing Law. THIS SECURITY GRANT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS SECURITY GRANT, THE EXECUTION OR PERFORMANCE OF THIS SECURITY GRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor has caused this Security Grant to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[ ],
as Grantor

By:
Name:
Title:

ACCEPTED AND AGREED
as of the date first above written:

CITIBank, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I
TO
GRANT OF COPYRIGHT SECURITY INTEREST

U.S. Copyright Registrations

1.            U.S. REGISTERED COPYRIGHTS

Title	Registration No.	Registration Date	Owner/Assignee of Record

2.            U.S. COPYRIGHT APPLICATIONS

Title	Application No.	Application Date	Applicant

EXHIBIT C

FORM OF NOTICE OF GRANT OF SECURITY INTEREST IN TRADEMARKS

THIS NOTICE OF GRANT OF SECURITY INTEREST IN TRADEMARKS (this “Notice”), dated as of [__________], is made by [__________], a [__________], and [__________], a [__________] (together with [__________], the “Grantors” and, each, a “Grantor”), and Citibank, N.A., in its capacity as administrative agent and collateral agent (the “Administrative Agent”) for the Secured Parties under and as defined in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Grantors, the other Loan Parties (as defined in the Credit Agreement) party thereto, the financial institutions party thereto as Lenders and the Administrative Agent, Lenders agreed to make extensions of credit to the Borrowers (as defined in the Credit Agreement) upon the terms and subject to the conditions set forth therein; and

WHEREAS, each Grantor is a party to an Amended and Restated Pledge and Security Agreement, dated as of [●], 20[●] (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), between the Grantors, the other grantors party thereto and the Administrative Agent pursuant to which each Grantor granted a security interest to the Administrative Agent in the Trademark Collateral (as defined below) and is required to execute and deliver this Notice.

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Administrative Agent to enter into the Credit Agreement, each Grantor hereby agrees with the Administrative Agent as follows:

Section 1.              Defined Terms. Capitalized terms used herein without definition are used as defined in the Security Agreement.

Section 2.             Grant of Security Interest in Trademark Collateral. Each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Trademark Collateral”):

(a)          all of its Trademarks (excluding any Excluded Trademark Application), including, without limitation, those referred to on Schedule 1 hereto;

(b)          all extensions or renewals of any of the foregoing;

(c)          all goodwill symbolized by any of the foregoing;

(d)          all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements, misappropriation, dilution or other violation thereof; and

(e)          all right to sue for past, present, and future infringements, misappropriation, dilution or other violation of the foregoing, including all right to settle suits involving claims and demands for royalties owing.

Section 3.             Security Agreement. The security interest granted in connection with this Notice is granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and agrees that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral made and granted hereby are fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

Section 4.             Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their Trademarks.

Section 5.              Recordation. Each Grantor authorizes and requests that the Commissioner of Trademarks and any other applicable government officer record this Notice.

Section 6.             Counterparts. This Notice may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Notice by telecopier shall be effective as delivery of a manually executed counterpart of this Notice. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Notice shall be deemed to include electronic signatures or the keeping of records in electronic form each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 7.             Governing Law. THIS NOTICE, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS NOTICE, THE EXECUTION OR PERFORMANCE OF THIS NOTICE OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor has caused this Notice to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[ ],
as Grantor

By:
Name:
Title:

ACCEPTED AND AGREED
as of the date first above written:

CITIBank, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I
TO
NOTICE OF GRANT OF SECURITY INTEREST IN TRADEMARKS

U.S. Trademark Registrations

1.            U.S. REGISTERED TRADEMARKS

Mark (Jurisdiction)	Serial No. Registration No.	Date Filed Date Issued	Owner/Assignee of Record

2.            U.S. TRADEMARK APPLICATIONS

Mark (Jurisdiction)	Serial No. Registration No.	Date Filed Date Issued	Owner/Assignee of Record

EXHIBIT D

FORM OF NOTICE OF GRANT OF SECURITY INTEREST IN PATENTS

THIS NOTICE OF GRANT OF SECURITY INTEREST IN PATENTS (this “Notice”), dated as of [__________], is made by [__________], a [__________], and [__________], a [__________] (together with [__________], the “Grantors” and, each, a “Grantor”), and Citibank, N.A., in its capacity as administrative agent and collateral agent (the “Administrative Agent”) for the Secured Parties under and as defined in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of January 4, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Grantors, the other Loan Parties (as defined in the Credit Agreement) party thereto, the financial institutions party thereto as Lenders and the Administrative Agent, Lenders agreed to make extensions of credit to the Borrowers (as defined in the Credit Agreement) upon the terms and subject to the conditions set forth therein; and

WHEREAS, each Grantor is a party to an Amended and Restated Pledge and Security Agreement, dated as of [●], 20[●] (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), between the Grantors, the other grantors party thereto and the Administrative Agent pursuant to which each Grantor granted a security interest to the Administrative Agent in the Patent Collateral (as defined below) and is required to execute and deliver this Notice.

NOW, THEREFORE, in consideration of the foregoing premises and to induce the Administrative Agent to enter into the Credit Agreement, each Grantor hereby agrees with the Administrative Agent as follows:

Section 1.              Defined Terms. Capitalized terms used herein without definition are used as defined in the Security Agreement.

Section 2.              Grant of Security Interest in Patent Collateral. Each Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under the following Collateral of such Grantor (the “Patent Collateral”):

(a)           all of its Patents, including, without limitation, those referred to on Schedule 1 hereto;

(b)           all inventions and improvements described and claimed in any of the foregoing;

(c)           all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof and amendments of any of the foregoing;

(d)           all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements, misappropriation, dilution or other violation thereof; and

(e)           all right to sue for past, present, and future infringements, misappropriation, dilution or other violation thereof, including all right to settle suits involving claims and demands for royalties owing.

Section 3.              Security Agreement. The security interest granted in connection with this Notice is granted to the Administrative Agent pursuant to the Security Agreement and each Grantor hereby acknowledges and agrees that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral made and granted hereby are fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

Section 4.              Grantor Remains Liable. Each Grantor hereby agrees that, anything herein to the contrary notwithstanding, such Grantor shall assume full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their Patents.

Section 5.              Recordation. Each Grantor authorizes and requests that the Commissioner of Patents and any other applicable government officer record this Notice.

Section 6.             Counterparts. This Notice may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Notice by telecopier shall be effective as delivery of a manually executed counterpart of this Notice. The words “execution,” “executed,” “signed,” “signature,” and words of like import in this Notice shall be deemed to include electronic signatures or the keeping of records in electronic form each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 7.              Governing Law. THIS NOTICE, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS NOTICE, THE EXECUTION OR PERFORMANCE OF THIS NOTICE OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor has caused this Notice to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[ ],
as Grantor

By:
Name:
Title:

ACCEPTED AND AGREED
as of the date first above written:

CITIBank, N.A.,
as Administrative Agent

By:
Name:
Title:

SCHEDULE I
TO
NOTICE OF GRANT OF SECURITY INTEREST IN PATENTS

U.S. Patent Registrations

1.            U.S. REGISTERED PATENTS

Patent (Jurisdiction)	Application No. Registration No.	Date Filed Date Issued	Owner/Assignee of Record

2.            U.S. PATENT APPLICATIONS

Patent (Jurisdiction)	Application No. Registration No.	Date Filed Date Issued	Owner/Assignee of Record

EXHIBIT G
TO
CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below

Date: [●]

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of January 4, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Arcadium Lithium plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (originally incorporated as Lightning-A Limited, a private limited company incorporated under the laws of the Bailiwick of Jersey and f/k/a Allkem Livent plc) (“Arcadium”), Arcadium Lithium Intermediate IRL Limited, a private limited company organized in Ireland, Arcadium Lithium Financing IRL Limited, a private limited company organized in Ireland, Livent Corporation, a Delaware corporation, and Livent USA Corp., a Delaware corporation, the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders thereunder. Capitalized terms used herein and not defined herein are used herein as defined in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.            I am the duly elected [●] of the Arcadium;

2.            I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Arcadium and its Subsidiaries during the accounting period covered by the attached financial statements in Exhibit A [for quarterly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of Arcadium and its Subsidiaries on a Consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes] [for annual financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of Arcadium and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied (except for changes with which Arcadium’s Accountants have concurred and have been disclosed in the notes to the financial statements)].

3.            The examinations described in paragraph 2 did not disclose and I have no knowledge of the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate [, except as disclosed in Annex A hereto]6.

6 If unable to provide the foregoing certification attach an Annex A specifying the details of each Default or Event of Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.

4.            [Attached as Schedule [I] hereto is a list of each Subsidiary of Arcadium that identifies each as a Restricted Subsidiary, an Unrestricted Subsidiary and/or Material Domestic Subsidiary as of the last day of the Fiscal Quarter covered hereby.]7 [There is no change in the list of Restricted Subsidiaries, Unrestricted Subsidiaries and/or Material Domestic Subsidiary since the later of the Effective Date and the date of the last Compliance Certificate.]

5.            [Attached as Schedule [II] hereto are reconciliation statements of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries designated by Arcadium from the attached financial statements in Exhibit A.]8

6.            Schedule [III] attached hereto sets forth financial data and calculations used in determining the First Lien Leverage Ratio and demonstrating compliance with each of the financial covenants contained in Section 6.01 of the Credit Agreement, all of which financial data and calculations are true, complete and correct.

7.            [Attached as Schedule [IV] is a Perfection Certificate Supplement which is true, complete and correct in all respects][I hereby certify that there has been no change in information contained in the [Perfection Certificate][latest Perfection Certificate Supplement] since the date of such [Perfection Certificate][Perfection Certificate Supplement]].9

[Signature Page Follows]

7 Only required if a Subsidiary has been designated as an Unrestricted Subsidiary since delivery of the last Compliance Certificate.

8 Only required if one or more of Arcadium’s Subsidiaries is or has been designated as an Unrestricted Subsidiary at the time of delivery of the applicable Compliance Certificate.

9 If unable to provide the foregoing certification, deliver a Perfection Certificate Supplement pursuant to Section 6.02(f) of the Credit Agreement.

The foregoing certifications, together with the information and computations set forth in the Schedules [I] through [IV] [and Annex A] and the financial statements delivered with this Compliance Certificate contained in Exhibit A in support hereof, are made and delivered as of the first date written above.

ARCADIUM LITHIUM PLC

By:
Name:
Title:

EXHIBIT A

FINANCIAL STATEMENTS

SCHEDULE [I]

LIST OF RESTRICTED SUBSIDIARIES, UNRESTRICTED SUBSIDIARIES AND MATERIAL DOMESTIC SUBSIDIARIES10

10 If applicable.

SCHEDULE [II]

RECONCILIATION STATEMENTS FOR DESIGNATION OF UNRESTRICTED SUBSIDIARIES11

11 If applicable.

SCHEDULE [III]

FIRST LIEN LEVERAGE RATIO AND COMPLIANCE WITH FINANCIAL COVENANTS

SCHEDULE [IV]

PERFECTION CERTIFICATE SUPPLEMENT12

12 If applicable.

ANNEX C

[See Attached]

Annex C

Final Form

Schedule I
Commitments

Lender	Revolving Loan Commitment	Letters of Credit Commitment
Citibank, N.A.	$75,000,000	$12,500,000
Bank of America, N.A.	$75,000,000	$12,500,000
Credit Suisse AG, New York Branch	$75,000,000	$12,500,000
Sumitomo Mitsui Banking Corporation	$75,000,000	$12,500,000
Citizens Bank, N.A.	$60,000,000	N/A
Goldman Sachs Bank USA	$60,000,000	N/A
ING Capital LLC	$40,000,000	N/A
Santander Bank, N.A.	$40,000,000	N/A
TOTAL	$500,000,000	$50,000,000

Schedule 5.02

Consents

None.

Schedule 5.13

Subsidiaries

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
Livent Corporation	100	Common stock	N/A	100% owned by Arcadium Lithium Intermediate IRL Limited	Corporation	Delaware	N/A
Livent USA Corp.	100	Common stock	N/A	100% owned by Livent Corporation	Corporation	Delaware	N/A
Livent Asia-Pacific, Inc.	100	Common stock	N/A	100% owned by Livent Corporation	Corporation	Delaware	Material Domestic Subsidiary
Livent Overseas Ltd.	100	Common stock	N/A	100% owned by Livent Corporation	Corporation	Delaware	Material Domestic Subsidiary
Livent Lithium LLC	Sole Member	LLC interests	N/A	100% owned by Livent Singapore Pte. Ltd.	Limited liability company	Delaware	Material Domestic Subsidiary
Livent Quebec Holdings LLC	Sole Member	LLC interests	N/A	100% owned by Livent USA Corp.	Limited liability company	Delaware	Material Domestic Subsidiary

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
Livent Lithium UK Limited	4,005,429	Ordinary shares of £0.10 each	No. 3	35.66% owned by Livent Switzerland GmbH	Private company limited by shares	United Kingdom	Restricted Subsidiary
Livent Lithium UK Limited	7,226,833	Ordinary shares of £0.10 each	No. 4	64.34% owned by Livent Corporation	Private company limited by shares	United Kingdom	Restricted Subsidiary
Buli Chemicals India Private Limited	1	Equity shares	N/A	0.01% owned by Livent Corporation	Private company limited by shares	India	Restricted Subsidiary
Buli Chemicals India Private Limited	46,925,999	Equity shares	N/A	99.99% owned by Livent USA Corp.	Private company limited by shares	India	Restricted Subsidiary
Livent Foreign HoldCo B.V.	100	Equity shares, nominal amount €1 per share	N/A	100% owned by Livent Corporation	Private limited liability company	Netherlands	Restricted Subsidiary
Livent Switzerland GmbH	210	Quotas	N/A	100% owned by Livent Foreign HoldCo B.V.	Gesellschaft mit beschränkter Haftung	Switzerland	Restricted Subsidiary

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
Livent Singapore Pte. Ltd.	61,150,100	Ordinary	N/A	100% owned by Livent Lithium UK Holdings Limited	Company limited by shares	Singapore	Restricted Subsidiary
Livent Japan G.K.	427,960	Equity interest	N/A	100% owned by Livent USA Corp.	Godo Kaisha	Japan	Restricted Subsidiary
MDA Lithium Holdings LLC	100	Membership units	N/A	100% owned by Livent Switzerland GmbH	Limited liability company	Delaware	Restricted Subsidiary
Livent Lithium (Zhangjiagang) Co., Ltd.	N/A	Equity interest	N/A	100% owned by Livent Singapore Pte. Ltd.	Wholly foreign- owned enterprise	China	Restricted Subsidiary
Minera del Altiplano SA	5,224,987,814	Class B shares	N/A	95.00% owned by MDA Lithium Holdings LLC	Private company	Argentina	Restricted Subsidiary
Minera del Altiplano SA	275,255,912	Class B shares	N/A	5.00% owned by Livent Switzerland GmbH	Private company	Argentina	Restricted Subsidiary
Lithium Corporation of Europe Limited	1	Ordinary shares of £1 each	N/A	100% owned by Livent Lithium UK Limited	Private limited Company	United Kingdom	Restricted Subsidiary

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
Livent Lithium (GY) Limited	17,500,000	Common Stock par value .0010 Canadian Dollar	N/A	100% owned by Livent Quebec Holdings LLC	Non Cellular Company	Guernsey	Restricted Subsidiary
Quebec Lithium Partners (UK) Limited	15,000,000	Ordinary shares	N/A	55.44% owned by Livent USA Corp.	Private limited company	United Kingdom	Restricted Subsidiary
Quebec Lithium Partners (UK) Limited	15,000,000	Ordinary shares	N/A	45.56% owned by Livent Lithium (GY) Limited	Private limited company	United Kingdom	Restricted Subsidiary
Lithium USA Holding LLC	Sole Member	LLC interests	N/A	100% owned by Livent Foreign Holdco B.V.	Limited liability company	Delaware	Restricted Subsidiary
Lithium Cayman LLP	Limited Partner	Capital Contributions	N/A	99.99% owned by Livent Foreign HoldCo B.V.	Limited liability partnership	Cayman Islands	Restricted Subsidiary
Lithium Cayman LLP	General Partner	Capital Contributions	N/A	0.01% owned by Lithium USA Holding LLC	Limited liability partnership	Cayman Islands	Restricted Subsidiary
Livent Lithium UK Holdings Limited	2,104,000,001	Ordinary Shares	N/A	100% owned by Lithium Cayman LLP	Private limited company	United Kingdom	Restricted Subsidiary

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
Livent UK Pension Plan Limited	100	Ordinary Shares	N/A	100% owned by Livent Lithium UK Limited	Private limited company	United Kingdom	Restricted Subsidiary
Livent Korea LLC	100,000,000 Won	Capital Contribution	N/A	100% owned by Livent Lithium UK Limited	Limited liability company	Republic of Korea	Restricted Subsidiary
Arcadium Lithium Intermediate IRL Limited	100	Ordinary Shares	2	100% owned by Arcadium Lithium plc	Private limited company	Ireland	Restricted Subsidiary
Allkem Limited (ACN 112 589 910)	639,321,293	Ordinary shares	Pending re-issue.	100% owned by Arcadium Lithium plc	Corporation	Australia	Restricted Subsidiary
Arcadium Lithium Financing IRL Limited	100	Ordinary Shares	Pending re-issue.	100% owned by Livent Corporation.	Private limited company	Ireland	Restricted Subsidiary
ACN 646 148 754 Pty Ltd (ACN 646 148 754)	162,806,792	Ordinary shares	Pending re-issue	100% owned by Allkem Limited (ACN 112 589 910)	Corporation	Australia	Restricted Subsidiary
South American Salar Minerals Pty Ltd (ACN 132 337 583)	2,666,687	Ordinary shares	Pending re-issue	100% owned by Allkem Limited (ACN 112 589 910)	Corporation	Australia	Restricted Subsidiary

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
Allkem Corporate Services Pty Ltd (ACN 664 094 946)	1	Ordinary shares	1	100% owned by Allkem Limited (ACN 112 589 910)	Corporation	Australia	Restricted Subsidiary
Galaxy Resources Pty Ltd (ACN 071 976 442)	514,230,929	Ordinary shares	Uncertificated	100% owned by Allkem Limited (ACN 112 589 910)	Corporation	Australia	Restricted Subsidiary
Galaxy Lithium Australia Pty Ltd (ACN 130 182 099)	24,483,401	Ordinary shares	1 to 3	100% owned by Galaxy Resources Pty Ltd (ACN 071 976 442)	Corporation	Australia	Restricted Subsidiary
Allkem Financial Services Pty Ltd (ACN 125 721 075)	318,397,526	Ordinary shares	1 to 45	100% owned by Galaxy Resources Pty Ltd (ACN 071 976 442)	Corporation	Australia	Restricted Subsidiary
Galaxy Lithium One Inc	134,216,331	Class A Shares	A-1 100 A-2 127,032,369 A-3 7,183,862	100% owned by Galaxy Resources Limited	Corporation	Canada	Restricted Subsidiary
Galaxy Lithium (Ontario) Inc	70,359,243	Common Shares	2012-1 70,359,243	100% owned by Galaxy Lithium One Inc.	Corporation	Canada	Restricted Subsidiary
Galaxy Lithium (Canada) Inc	4,500,100	Class A Shares	A-1 100 A-2 3,000,000 A-3 500,000 A-4 500,000 A-5 400,000 A-6 100,000	100% owned by Galaxy Lithium Holding B.V.	Corporation	Canada	Restricted Subsidiary

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
Olaroz Lithium SA	551,528,801[1]	Common, registered, non-endorsable shares with par value of $1 (one Argentine Peso) per share	1	99.999% owned by Allkem Limited	Corporation	Argentina	Restricted Subsidiary
La Frontera Minerals SA	1,720,475	Common, registered, non-endorsable shares with par value of $300 (one hundred Argentine Peso) per share	1 to 2	100% owned by Allkem Limited	Corporation	Argentina	Restricted Subsidiary
El Trigal SAU	662941	Common, registered, non-endorsable shares with par value of $100 (one hundred Argentine Peso) per share	1 and 2	100% owned by Allkem Limited	Corporation	Argentina	Restricted Subsidiary

1 The number of shares represents the number of shares currently issued. The number of shares issued will change as new or pending capitalizations occur. Any new or pending capitalization will be made to shareholders in proportion to their current shareholdings.

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
South American Salars SA	7,427,711	Common, registered, non-endorsable shares with par value of $100 (one hundred Argentine Peso) per share	1 to 5	77.74% owned by ACN 646 148 754 Pty Ltd 1.38% owned by South American Salar Pty Ltd. 20.88% owned by La Frontera Minerals SA	Corporation	Argentina	Restricted Subsidiary
Advantage Lithium Argentina SAU	10,000	Common, registered, non-endorsable shares with par value of $100 (one hundred Argentine Peso) per share	1	100% owned by ACN 646 148 754 Pty Ltd	Corporation	Argentina	Restricted Subsidiary
Sales De Jujuy SA	48,544,824	Common, registered, non-endorsable, Class A shares with par value of $100 (one hundred Argentine Peso) per share	1	91.5% owned by Sales De Jujuy Pte Ltd	Corporation	Argentina	Restricted Subsidiary

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
Los Andes Compania Minera SA	57,863	Common, registered, non-endorsable shares with par value of $200 (two hundred Argentine Peso) per share	1 and 2	95% owned by Sales De Jujuy S.A. and 5% owned by Sales De Jujuy Pte Ltd	Corporation	Argentina	Restricted Subsidiary
Galaxy Lithium (Sal De Vida) SA	7,785,503[2]	Common, registered, non-endorsable shares with par value of $1 (one Argentine Peso) per share	1 to 3	98.14% owned by Galaxy Lithium (Ontario), Inc. 0.04% owned by Galaxy Lithium One, Inc.	Corporation	Argentina	Restricted Subsidiary
Toyotsu Lithium Corporation	4,803,920 10,196,080	Class A Shares Class B Shares	Uncertificated	75% economic interest (and 49% ownership interest) by Allkem Limited	Corporation	Japan	Restricted Subsidiary

2 The number of shares represents the number of shares currently issued. The number of shares issued will change as new or pending capitalizations occur. Any new or pending capitalization will be made to shareholders in proportion to their current shareholdings.

Borrower/Subsidiary	Number of Shares	Class of Stock	Certificate Numbers(s)	Relationship to Borrowers/Borrowers Subsidiaries	Type of Entity	Jurisdiction of Issuer	Type of Subsidiary
Sales De Jujuy Pte Ltd	231159634	Ordinary Shares	29	72.68% owned by Allkem Limited	Corporation	Singapore	Restricted Subsidiary
Galaxy Resources International Ltd	1	Ordinary Share	1	100% owned by Galaxy Lithium Australia Pty Ltd	Corporation	Hong Kong	Restricted Subsidiary
Galaxy Lithium Holdings BV	4,509,303 of CAD 1.- each	Ordinary Shares	1 to 4,590,303	100% owned by Galaxy Resources International Limited	Corporation	Netherlands	Restricted Subsidiary

Schedule 5.22

Material Contracts

1.	Agreement, dated as of February 21, 1991, as amended, by and among the Province of Catamarca, Argentina, FMC Corporation and Minera del Altiplano S.A., as such agreement may be further amended, restated, amended and restated or otherwise modified from time to time, as assigned (regulating the relationship between the parties and authorizing FMC Corporation to conduct the exploration and development of the mining claims situated in the mineral deposit known as the Salar del Hombre Muerto located in the Province of Catamarca, Argentina).

Schedule 6.03(o)

Post-Closing Deliverables

[Reserved]

Schedule 6.04(a)(ii)
Existing Debt

Livent Corporation

1. 4.125% Convertible Senior Note due 2025, by Livent Corporation, in the initial principal amount of $225,000,000.

2. 4.125% Convertible Senior Note due 2025, by Livent Corporation, in the initial principal amount of $20,750,000.

Quebec Lithium Partners (UK) Limited

1. Deferred Payment Note, dated November 26, 2020, by Nemaska Lithium Shawinigan Transformation Inc. in favor of OMF (Cayman) Co-VII Ltd., in the initial principal amount of $12,500,000, assigned to Quebec Lithium Partners (UK) Limited on December 1, 2020.

2. Promissory Note, dated as of November 26, 2020, by Nemaska Lithium Shawinigan Transformation Inc. in favor of OMF (Cayman) Co-VII Ltd., in the initial principal amount of $28,443,950, guaranteed 50% by Quebec Lithium Partners (UK) Limited pursuant to that certain Limited Recourse Guarantee, dated as of November 26, 2020.

Allkem Limited and Its Subsidiaries

1.	Loan Agreement, dated as of July 24, 2023, by and among Galaxy Lithium (Sale De Vida) S.A. (as borrower) and International Finance Corporation, in the aggregate principal amount of $180,000,000 (the “IFC Loan”).
2.	Guarantee of the IFC Loan by Galaxy Lithium Australia Pty Ltd and Allkem Limited.
3.	Additional Indebtedness of Galaxy Lithium (Sale De Vida) S.A. in an aggregate principal amount not to exceed $50,000,000, together with any accrued interest thereon, incurred as an increase to Indebtedness outstanding under that certain Loan Agreement, dated as of July 24, 2023, by and among Galaxy Lithium (Sale De Vida) S.A. and International Finance Corporation, in the aggregate principal amount of $130,000,000.
4.	Olaroz project loan facility, dated as of August 22, 2019, by and among Sales De Jujuy S.A., and Mizuho Bank, Ltd., in the aggregate principal amount of $171,230,500.
5.	Completion Guarantee Agreement, dated as of August 22, 2019, by and among Sales de Jujuy S.A., Orocobre Limited (now known as Allkem Limited), Toyota Tsusho Corporation, Japan Oil, Gas and Metals National Corporation and Mizuho Bank, Ltd.
6.	Letter of Guarantee (Stage 1), dated as of August 22, 2019, by Orocobre Limited (now known as Allkem Limited) and Toyota Tsusho Corporation, in favor of Mizuho Bank, Ltd. and Mizuho Capital Markets LLC.
7.	Letter of Guarantee (Stage 2), dated as of August 22, 2019, by Orocobre Limited (now known as Allkem Limited) and Toyota Tsusho Corporation, in favor of Mizuho Bank, Ltd. and Mizuho Capital Markets LLC.

8.	Term Loan Agreement, dated as of December 5, 2012, by and between Sales de Jujuy S.A. and Mizuho Bank Limited, in the aggregate principal amount of $371,900,000 (as amended, the “SDJ Term Loan Agreement”).
9.	Intercreditor Agreement, dated as of December 5, 2012, by and among Sales de Jujuy S.A., Japan Oil, Gas and Metals National Corporation, Orocobre Limited (now known as Allkem Limited), Toyota Tsusho Corporation, Jujuy Energía y Minería Sociedad del Estado, Toyotsu Lithium Pte. Ltd., Sales de Jujuy Pte. Ltd., Mizuho Capital Markets LLC and Mizuho Corporate Bank, Ltd. (as amended, the “Intercreditor Agreement”).
10.	Working Capital Facility, dated as of October 25, 2022, by and among Allkem Limited and HSBC Bank Australia Limited, in the aggregate principal amount of A$5,000,000.
11.	TTC and affiliate loans. SDJ has entered into the following loans with TTC and Allkem relating to the Olaroz joint venture:
a.	TTC subordinated loan 1 that provides for a total of $6.25 million. The loan has an outstanding balance of $6.25 million.
b.	TTC subordinated loan 2 that provides for a total of $6.25 million. The loan has an outstanding balance of $5.17 million.
c.	TTC Subordinated Shareholder Loan Agreement, dated as of October 30, 2018, that provides for a total of $2 million. The loan has an outstanding balance of $2 million.
d.	TTC Subordinated Shareholder Loan Agreement, dated as of November 22, 2018, that provides for a total of $31 million. The loan has an outstanding balance of $31 million.
e.	TTC Subordinated Shareholder Loan Agreement, dated as of December 5, 2019, that provides for a total of $6.67 million. The loan has an outstanding balance of $6.67 million.
f.	TTC Subordinated Shareholder Loan Agreement, dated as of February 25, 2020, that provides for a total of $1 million. The loan has an outstanding balance of $1 million.
g.	TTC Subordinated Shareholder Loan Agreement, dated as of March 16, 2020, that provides for a total of $3 million. The loan has an outstanding balance of $3 million.
h.	TTC Subordinated Shareholder Loan Agreement, dated as of May 22, 2020, that provides for a total of $2.5 million. The loan has an outstanding balance of $2.5 million.
i.	TTC Subordinated Shareholder Loan Agreement, dated as of August 6, 2020, that provides for a total of $10.93 million. The loan has an outstanding balance of $10.72 million.
j.	TTC subordinated loan 10 that provides for a total of $21 million. The loan has an outstanding balance of $10.8 million.
k.	TTC Subordinated Loan Agreement, dated as of July 27, 2020, that provides for a total of $3.43 million. The loan has an outstanding balance of $3.43 million.

l.	ORE Subordinated Shareholder Loan Agreement, dated as of June 17, 2015, as amended, that provides for a total of $18,750,000. The loan has an outstanding balance of $18,750,000.
m.	ORE Subordinated Shareholder Loan Agreement, dated as of September 29, 2015, as amended, that provides for a total of $15,500,000. The loan has an outstanding balance of $15,500,000.
n.	ORE Subordinated Shareholder Loan Agreement, dated as of October 30, 2018, that provides for a total of $6,000,000. The loan has an outstanding balance of $6,000,000.
o.	ORE Subordinated Shareholder Loan Agreement, dated as of November 22, 2018, that provides for a total of $93,000,000. The loan has an outstanding balance of $93,000,000.
p.	ORE Subordinated Shareholder Loan Agreement, dated as of November 7, 2019, that provides for a total of $20,000,000. The loan has an outstanding balance of $20,000,000.
q.	ORE Subordinated Shareholder Loan Agreement, dated as of February 24, 2020, that provides for a total of $3,000,000. The loan has an outstanding balance of $3,000,000.
r.	ORE Subordinated Shareholder Loan Agreement, dated as of March 16, 2020, that provides for a total of $9,000,000. The loan has an outstanding balance of $9,000,000.
s.	ORE Subordinated Shareholder Loan Agreement, dated as of May 21, 2020, that provides for a total of $7,500,000. The loan has an outstanding balance of $7,500,000.
t.	ORE Subordinated Shareholder Loan Agreement, dated as of August 6, 2020, that provides for a total of $29,072,000. The loan has an outstanding balance of $28,859,160.
u.	ORE Subordinated Shareholder Loan Agreement, dated as of October 8, 2021, that provides for a total of $63,000,000. The loan has an outstanding balance of $32,400,000.
v.	TLP subordinated loan agreement that provides for a total of $2.25 million. The loan has an outstanding balance of $2.25 million (together with items l through u, the “ORE SDJ Shareholder Loans”).

TLC has entered into the following loans with TTC and Allkem relating to the Naraha joint venture:

a.	TTC Shareholder Loan Agreement, dated as of September 17, 2021, that provides for a total of JPY846,472,500. The loan has an outstanding balance of JPY846,472,500.

b.	TTC Shareholder Loan Agreement, dated as of November 29, 2021, that provides for a total of JPY1,110,062,500. The loan has an outstanding balance of JPY1,110,062,500.
c.	A TTC shareholder loan that provides for a total of JPY147,500,000. The loan has an outstanding balance of JPY147,500,000.
d.	TTC shareholder loan that provides for a total of JPY1,500,000,000. The loan has an outstanding balance of JPY1,267,500,000.
e.	ORE Shareholder Loan Agreement, dated as of September 17, 2021, that provides for a total of JPY813,277,500. The loan has an outstanding balance of JPY813,277,500.
f.	ORE Shareholder Loan Agreement, dated as of November 29, 2021, that provides for a total of JPY3,330,187,500. The loan has an outstanding balance of JPY 3,330,187,500 (together with item e, the “ORE Naraha Shareholder Loans”).

12.	Customer Guarantees as listed below.
a.	Performance Bond issued on 12 January 2023 by Allkem Limited on behalf of Galaxy Lithium Australia Pty Ltd to Commissioner of Main Roads for AUD75,000.00 (USD48,000.00).
b.	Performance Bond issued on 12 January 2023 by Allkem Limited on behalf of Galaxy Lithium Australia Pty Ltd to Commissioner of Main Roads for AUD250,000.00 (USD160,000.00).
c.	Guarantee issued on 20 June 2023 by Galaxy Resources Pty Ltd to Kintail Developments Pty Ltd for AUD113,032.00 (USD72,340.48).
d.	Guarantee issued on 26 April 2019 by Allkem Limited to Riverside Development Pty Ltd for AUD244,975.00 (USD156,784.00).
e.	Payment Guarantee issued on 14 April 2023 by Allkem Limited on behalf of Galaxy Lithium Sal de Vida S.A. to DRM Dr. Mueller AG for USD365,593.92.
f.	Payment Guarantee issued on 21 April 2023 by Allkem Limited on behalf of Galaxy Lithium Sal de Vida S.A. to SPX Flow for USD280,726.80.
g.	Standby letter of credit issued on 28 October 2022 by Allkem Limited on behalf of Galaxy Lithium (Canada) Inc to Hydro Quebec for CAD5,592,384.00 (USD4,052,452.17).
h.	Standby letter of credit issued on 06 October 2022 by Allkem Limited on behalf of Galaxy Lithium (Canada) Inc to Ministre Des Finances for CAD29,800.00 (USD21,594.20).
i.	Standby letter of credit issued on 31 August 2022 by Allkem Limited on behalf of Galaxy Lithium (Canada) Inc to Ministre Des Finances for CAD46,700.00 (USD33,840.58).

j.	Guarantee issued on 27 November 2023 by Allkem Limited on behalf of Galaxy Lithium (Canada) Inc to Ministre Des Finances for CAD55,840,075.75 (USD40,463,823.01).
k.	Additional Indebtedness of Allkem in an aggregate amount not to exceed CAD55,840,075.75 incurred as an increase to Indebtedness outstanding under that certain rehabilitation Guarantee, dated November 27, 2023, of Allkem on behalf of Galaxy Lithium (Canada) Inc in respect of the James Bay lithium spodumene project in Québec, Canada, issued to the Ministry of Finance of Québec for Canadian dollars $55,840,075.75 (together with items a through j, the “Allkem Customer Guarantees”).
13.	Corporate Credit Card Facility of USD1,000,000.00 between Galaxy Resources Pty Ltd and Citibank N.A.
14.	Corporate Credit Card Facility of AUD200,000.00 between Allkem Limited and HSBC Bank Australia Limited.

Arcadium Lithium plc

1.	Guarantee of the IFC Loan by Galaxy Lithium Australia Pty Ltd and Arcadium pursuant to that certain Assignment, Assumption and Confirmation Agreement, by and among Allkem Limited, Arcadium, Galaxy Lithium Australia Pty Ltd and International Finance Corporation.
2.	Guarantee Agreement, dated December 11, 2023, by and between Allkem Limited and Galaxy Lithium Australia Pty Ltd.

Schedule 6.04(b)(iii)

Existing Liens

1.	The IFC Loan.

2.	The SDJ Term Loan Agreement.

3.	Ulexite agreements: Galaxy Lithium (Sal de Vida) S.A.: (i) Leandro Adolfo Rafaelli, subject to a 20-year usufruct right, as of December 17th, 2012, over “Don Pepe”, “La Redonda IV”, “La Redonda V” and “Agostina” mining properties and (ii) Ricardo Carlos Mendieta, subject to a 20-year usufruct right, as of April 26th, 2011 over “Chachita” and “Centenario” mining properties.

4.	Arqueros Lis Pendens Notices.[3]

5.	Judicial lien on Mining property Argentina.

6.	Stock Pledge Agreement, dated as of June 8, 2021, by and between Sales de Jujuy Ptd. Ltd., Jujuy Energía y Míneria Sociedad del Estado and Sales de Jujuy S.A. (the “Stock Pledge Agreement”).

7.	The Allkem Customer Guarantees.

3 As provided in the IFC Loan, “Arqueros Lis Pendens Notices” means the lis pendens notices (“anotación de litis”) recorded by the Mining Court of the Province of Catamarca on the following Mining Properties’ files: (i) Truco (File No. 1197/2006); (ii) Quiero Re Truco (File No. 1198/2006); (iii) Meme (File No. 1430/2006); (iv) Maria Lucia (File No. 788/2005); (v) Juan Luis (File No. 787/2005); (vi) Maria Clara I (File No. 914/2005); (vii) Maria Clara (File No 913/2005); and (viii) Maktub 23 (File No. 27/2000), in connection with the Arqueros Claim.

Schedule 6.04(d)(ii)
Existing Investments

1.	Promissory Note from FMC Switzerland IV GmbH to Livent Corporation in the aggregate principal amount of $6,499,028 (USD), amended 6/30/2020.

2.	Intercompany Loan Agreement from Livent Corporation to FMC Chemicals Limited in the aggregate principal amount of £6,625,914 (GBP).

3.	Intercompany Loan Agreement from FMC Lithium USA Corp to FMC Lithium Singapore Pte. Ltd. in the aggregate principal amount of $50,000,000 (USD).

4.	Intercompany Loan Agreement from FMC Lithium USA Corp to FMC Switzerland IV GmbH in the aggregate principal amount of $2,000,000 (USD).

5.	Intercompany Loan Agreement from FMC Lithium USA Corp to FMC Lithium Foreign HoldCo B.V. in the aggregate principal amount of $6,000,000 (USD), amended on 03/01/2019.

6.	Intercompany Loan Agreement from FMC Lithium USA Corp to Minera del Altiplano S.A. in the aggregate principal amount of $75,000,000 (USD), executed on 02/03/2020, amended 6/30/2021.

7.	Offer Framework Agreement for Deferred Payment Agreement from FMC Lithium USA Corp to Minera del Altiplano SA in the aggregate principal amount of $130,000,000 (USD), executed on 08/21/2020

8.	Revolving Credit Facility from Livent Lithium LLC to Livent Singapore Pte. Ltd. up to $180,000,000 (USD), executed on 6/15/2022.

9.	Intercompany Loan Agreement from FMC Lithium Singapore Pte. Ltd. to Minera del Altiplano S.A. in the aggregate principal amount of $70,000,000 (USD).

10.	Intercompany Loan Agreement from FMC Lithium Singapore Pte. Ltd. to Minera del Altiplano S.A. in the aggregate principal amount of $30,000,000 (USD).

11.	Intercompany Loan Agreement from FMC Lithium Singapore Pte. Ltd. to FMC Specialty Chemicals (Zhangjiagang) Co. Ltd. in the aggregate principal amount of $70,000,000 (USD).

12.	Intercompany Loan Agreement from FMC Lithium Singapore Pte. Ltd. to Minera del Altiplano S.A. in the aggregate principal amount of $75,000,000 (USD).

13.	Intercompany Loan Agreement from Lithium Cayman LLP to Lithium USA Holding LLC in the aggregate principal amount of $201,400 (USD).

14.	Intercompany Loan Agreement from Livent Singapore Pte. Ltd. to Minera del Altiplano S.A. in the aggregate principal amount of $5,000,000 (USD).

15.	Letter of Guarantee (Stage 1), dated as of August 22, 2019, by Orocobre Limited (now known as Allkem Limited) and Toyota Tsusho Corporation, in favor of Mizuho Bank Ltd. and Mizuho Capital Markets LLC.

16.	Letter of Guarantee (Stage 2), dated as of August 22, 2019, by Orocobre Limited (now known as Allkem Limited) and Toyota Tsusho Corporation, in favor of Mizuho Bank Ltd. and Mizuho Capital Markets LLC.

17.	Naraha Guarantee Letter, dated as of April 11, 2019, by and between Toyota Tsusho Corporation and Orocobre Limited (now known as Allkem Limited), in favor of Mizuho Bank Ltd. and Toho Bank Ltd.

18.	Amended and Restated Shareholders Agreement, dated as of December 12, 2018, by and among Orocobre Limited (now known as Allkem Limited), Toyotsu Lithium Pte. Ltd. and Sales de Jujuy Pte. Ltd. (the “SDJ Shareholder Agreement”).

19.	Shareholders Agreement, dated as of April 11, 2019, by and between Toyota Tsusho Corporation and Orocobre Limited (now known as Allkem Limited) (the “TLC Shareholder Agreement”).

20.	Sales de Jujuy S.A. is a joint venture between Allkem, Toyota Tsusho Corporation and Jujuy Energia y Mineria Sociedad Del Estado. Sales de Jujuy S.A. is the entity through which Allkem’s Olaroz Lithium Facility is managed.

21.	The Intercreditor Agreement.

22.	The ORE SDJ Shareholder Loans.

23.	The ORE Naraha Shareholder Loans.

Schedule 6.04(d)(vi)
Loans to Directors, Officers and Employees

None.

Schedule 6.04(o)
Restrictive Agreements

1.	The SDJ Term Loan Agreement.

2.	The IFC Loan.

3.	Item 11 on Schedule 6.04(a)(ii) is incorporated by reference herein.

4.	The Intercreditor Agreement.

5.	The SDJ Shareholder Agreement.

6.	Stock Pledge Agreement

7.	Syndicate Loan Agreement

8.	The TLC Shareholder Agreement.

9.	Call right of Province of Jujuy: 5% of annual production.